UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MAXYGEN, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAXYGEN, INC.

515 Galveston Drive

Redwood City, California 94063

August 10, 2009

To Our Stockholders:

I am pleased to invite you to attend the Maxygen, Inc. 2009 Annual Meeting of Stockholders. The meeting will be held at the offices of Maxygen, 301 Galveston Drive, Redwood City, California 94063, on September 17, 2009, at 8:30 a.m. local time.

We have entered into a Master Joint Venture Agreement and agreed to form a new venture with Astellas Pharma Inc. and Astellas Bio Inc. (along with their affiliates, “Astellas”) primarily related to the clinical development of our MAXY-4 program (the “MAXY-4 Program”) and certain novel protein therapeutic programs. Pursuant to the Master Joint Venture Agreement, subject to the approval of our stockholders, we will engage in certain transactions (the “Transactions”) and enter into various agreements (all documents effecting the Transactions, collectively, the “Transaction Documents”). The full text of certain key Transaction Documents, including the Master Joint Venture Agreement, the Asset Contribution Agreement, the Other Products Collaboration Agreement, the Technology License Agreement and the Investors’ Rights Agreement, is included as Annex A through Annex E to the proxy statement.

The Transactions cannot be consummated until such time as we receive a majority of votes which approve the Transactions (which include an option that, if exercised by Astellas and consummated, may constitute the sale of substantially all of our assets under Delaware law) and all other closing conditions contained in the Transaction Documents are satisfied or waived. We have scheduled this vote to take place at our Annual Meeting of Stockholders on September 17, 2009. This matter and the other matters that we expect to act upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement. We will also transact ordinary annual meeting business at the Annual Meeting of Stockholders.

YOUR VOTE IS VERY IMPORTANT. Approval of the Transactions, as well as the ability to adjourn the annual meeting, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting. Therefore, failure to vote will have the same effect as a vote “AGAINST” the approval of the Transactions, and a vote “AGAINST” adjournment of the Annual Meeting, if necessary, to solicit additional proxies.

After careful consideration, Maxygen’s Board of Directors (the “Board”) has determined that the Transactions; the election of seven directors of Maxygen; the ratification of Ernst & Young LLP as Maxygen’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and the authority to adjourn the Annual Meeting, are in the best interests of Maxygen and its stockholders and recommends a vote “FOR” each of these proposals.

The Board of Directors appreciates and encourages stockholder participation in Maxygen’s affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the Annual Meeting in any event and for that reason we ask that whether or not you expect to attend the meeting, you take a moment to complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope. You may also vote via the telephone or over the Internet, as described on the enclosed proxy and in the enclosed Proxy Statement. Returning the proxy or voting over the telephone or Internet does not deprive you of your right to attend the meeting and to vote your shares in person.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

/s/ Isaac Stein
Isaac Stein
Executive Chairman of the Board of Directors

i

ii

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MAXYGEN, INC.

515 Galveston Drive

Redwood City, CA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON September 17, 2009

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Maxygen, Inc., a Delaware corporation (the “Company” or “Maxygen”), will be held on September 17, 2009, at 8:30 a.m. local time at the offices of Maxygen, Inc., 301 Galveston Drive, Redwood City, California 94063 for the following purposes:

1.	To approve: (i) the formation by Maxygen of a joint venture with Astellas Pharma Inc. and Astellas Bio Inc. to be known as Perseid Therapeutics LLC (“Perseid”) involving the contribution of substantially all of our protein pharmaceutical assets, including our MAXY-4 Program to Perseid, (ii) the grant to Astellas of a three-year option (the “Buy-Out Option”) to acquire all of the equity securities of Perseid held by Maxygen at specified prices over time, and (iii) the sale of all of our equity securities of Perseid in the event that Astellas exercises the Buy-Out Option, which may constitute the sale of substantially all of our assets under Delaware law (the “Transactions”).

2.	To elect seven directors of Maxygen, including one new director, Kenneth B. Lee, Jr., each to serve until the 2010 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier death, resignation or removal. Maxygen’s Board of Directors intends to present the following nominees for election as directors:

Russell J. Howard	Gordon Ringold

Louis G. Lange	Isaac Stein

Kenneth B. Lee, Jr.	James R. Sulat

Ernest Mario

3.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Maxygen for the fiscal year ending December 31, 2009.

4.	To adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of these proposals.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These business items are more fully described in the Proxy Statement accompanying this Notice.

After careful consideration, the Board of Directors has determined that the Transactions; the election of seven directors of Maxygen; the ratification of Ernst & Young LLP as Maxygen’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and the authority to adjourn the Annual Meeting are in the best interests of Maxygen and Maxygen stockholders. The Board of Directors has approved the Transactions and recommends that Maxygen stockholders vote “FOR” entry into the Transactions, “FOR” the election of the seven nominated directors of Maxygen, “FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of Maxygen for the fiscal year ending December 31, 2009 and “FOR” any proposal by the Board of Directors to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of these proposals.

The Board of Directors has fixed the close of business on July 29, 2009 as the record date for identifying those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. In accordance with Delaware law, for ten days prior to the Annual Meeting, a list of stockholders will be available for inspection in the office of the Corporate Secretary, Maxygen, Inc., 301 Galveston Drive, Redwood City, California. Such list also will be available at the Annual Meeting.

By Order of the Board of Directors

/s/ John M. Borkholder
John M. Borkholder
Secretary

Redwood City, California

August 10, 2009

The proxy statement, the accompanying form of proxy and the Annual Report are being mailed to stockholders and posted on our website on or about August 10, 2009 in connection with the solicitation of proxies on behalf of the Board of Directors of Maxygen. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to vote your shares as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions on the proxy card. Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. For specific instructions on voting, please refer to the instructions on the proxy card.

SUMMARY

This Summary section highlights selected information from this proxy statement and may not contain all the information that is important to you. In addition, this Summary section describes only those matters to be approved pursuant to Proposal 1, and does not address those additional matters to be approved pursuant to Proposals 2 through 4. You should carefully read this entire proxy statement and the other documents to which we have referred you. See “Where You Can Find Additional Information” on page 116. Each item in this Summary section refers to the page of this document on which the applicable subject is discussed in more detail.

Parties to the Transactions

Maxygen, Inc.

Maxygen is a biotechnology company engaged in the discovery and development of improved next-generation protein pharmaceuticals for the treatment of disease and serious medical conditions. For more information please visit our website at www.maxygen.com. Our Common stock is listed on The Nasdaq Global Market under the symbol “MAXY.”

Maxygen is a Delaware corporation. Our principal executive office is located at 515 Galveston Drive, Redwood City, California 94063. The telephone number there is (650) 298-5300.

Astellas Pharma Inc. and Affiliates

Astellas Pharma Inc. is a pharmaceutical company dedicated to improving the health of people around the world through the provision of innovative and reliable pharmaceutical products. For more information please visit its website at www.astellas.com/en.

Astellas Pharma Inc. is a Japanese corporation. Its principal executive office is located at 2-3-11, Nihonbashi-Honcho, Chuo-Ku, Tokyo 103-8411, Japan. The telephone number there is +81-3-3244-3000.

Astellas Bio Inc. is a wholly-owned subsidiary of Astellas Pharma Inc. It was formed for the purpose of engaging in the Transactions, including serving as Maxygen’s partner in the joint venture company, and has carried on no business other than in connection with the Transactions.

Astellas Bio Inc. is a Delaware corporation. Its principal executive office is located at Three Parkway North, Deerfield, IL 60015. The telephone number there is (847) 317-8800.

Joint Venture to be formed—Perseid Therapeutics LLC

Perseid will be the newly-formed joint venture company that will develop the assets contributed by Maxygen after the closing of the Transactions.

Perseid will be a limited liability company formed in Delaware. Its principal executive office will be located at 515 Galveston Drive, Redwood City, California 94063. The telephone number there will be (650) 298-5300.

The Transactions

The Transactions

On June 29, 2009, our Board of Directors, at a meeting duly called and held, approved the Transactions pursuant to the Master Joint Venture Agreement, the Asset Contribution Agreement, the Series A and Series B Unit Purchase Agreement, the Investors’ Rights Agreement, Co-Sale Agreement and Voting Agreement (the “Financing

Documents”) and the agreements contemplated thereby (all documents effecting the Transactions are referred to as the “Transaction Documents”). Please read them carefully. Pursuant to the terms of the Transaction Documents:

•

we agreed to contribute our MAXY-4 Program and certain other novel protein therapeutic programs (the “Business”) and our assets underlying the Business (the “Contributed Assets”) to Perseid. In connection with the contribution of the Business, we agree to assign our rights and obligations under the Co-Development and Commercialization Agreement, dated as of September 18, 2008, between Maxygen and Astellas to Perseid (the “Co-Development Agreement”);

•	in exchange for these assets, we will receive 40,000,000 Perseid Series A Preferred Units, which will be valued at $40 million;

•

immediately following this asset contribution, we will contribute $10 million in cash to Perseid in exchange for 10,000,000 additional Series A Preferred Units, Astellas will contribute $10 million in cash to Perseid in exchange for 10,000,000 Series B Preferred Units, and 15,000,000 of Perseid’s common units (“Profits Interest Units”) will be reserved for an employee equity pool. Upon the issuance of all of the Profits Interest Units and assuming no additional units are issued, the holders of Profits Interest Units will own 20% of Perseid, Maxygen will own 66.7% of Perseid and Astellas will own 13.3% of Perseid, in each case on a fully-diluted basis;

•

the asset contribution and contribution of cash in exchange for Perseid Series A Preferred Units is intended to qualify as a tax-free contribution under Section 721 of the Internal Revenue Code of 1986, as amended;

•

Maxygen will grant to Astellas a three-year option (the “Buy-Out Option”) to acquire all of the equity securities of Perseid held by Maxygen (the “Buy-Out Option Period”) at specified prices over time;

•

if the Buy-Out Option is exercised, Astellas has agreed to, concurrently with the closing of the Buy-Out Option, purchase for cash all vested Profits Interest Units held by Perseid’s then-current and former employees, consultants, directors and other service providers; and

•

if the Buy-Out Option expires unexercised and the Product Option expires unexercised, then subject to certain terms and conditions, Astellas will be required to provide Perseid with an 18-month, unsecured line of credit up to an amount equal to the difference between (x) $20 million and (y) the cash and cash equivalents, less debt, then held by Perseid.

In addition, as part of the Transactions, we will enter into a Technology License Agreement which grants an exclusive license to Perseid under our proprietary platform technologies of genomic shuffling (also known as our MolecularBreeding™ directed evolution technology platform) and protein modification for therapeutic proteins, subject to certain existing licenses and other limitations. Astellas and Perseid will also enter into an Other Products Collaboration Agreement, which sets forth the terms on which the parties will collaborate in discovery, research and preclinical development and provides for the funding of other novel protein therapeutic programs other than the MAXY-4 Program. The MAXY-4 Program will continue pursuant to the Co-Development Agreement assigned to Perseid, with associated funding and cost sharing provisions. The Other Products Collaboration Agreement will also provide Astellas with exclusive options, if the Buy-Out Option is not exercised, to obtain an exclusive license to commercialize one of the other novel protein therapeutic programs of the Business (the “Product Option”) and other protein therapeutic programs to which Astellas contributes its own proprietary technology or intellectual property that Perseid and Astellas have agreed to develop under the Other Products Collaboration Agreement.

If all necessary approvals have been obtained or waived, including stockholder approval, we hope to form the joint venture shortly after this Annual Meeting.

For the material terms of the Transaction Documents, see “The Transaction—The Transaction Documents” beginning on page 33.

Reasons for the Transactions (Page 21)

In evaluating the Transactions, our Board of Directors consulted with our management and various financial and legal advisors and considered various factors, including the potential risks of the Transactions. For the material factors considered by our Board of Directors in reaching its decision to approve the Transactions, see “The Transaction—Reasons for the Transactions,” beginning on page 21.

Recommendation of Our Board of Directors

After careful consideration, our Board of Directors has:

•	approved the Transactions; and

•	determined the Transactions to be in the best interests of Maxygen and our stockholders, and recommended to our stockholders that the Transactions be approved by our stockholders.

Opinion of Our Financial Advisor (Page 24 and Annex F)

In connection with the Transactions, on June 29, 2009, our investment banker, Lazard Frères & Co. LLC, which we refer to as “Lazard”, rendered its oral opinion to our Board of Directors, subsequently confirmed in writing, that, as of such date, the consideration to be received by Maxygen in the Transactions (which is subject to the Buy-Out Option) in exchange for the contributions to be made by Maxygen in the Transactions was fair, from a financial point of view, to Maxygen. For purposes of Lazard’s opinion, the 50,000,000 Series A Preferred Units of to be received by Maxygen in the Transactions is referred to as the “Consideration” and the Business and the $10 million to be contributed to Perseid by Maxygen are referred as the “Contributions.”

The full text of Lazard’s written opinion, dated June 29, 2009, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this proxy statement as Annex F and is incorporated into this proxy statement by reference. We encourage you to read Lazard’s opinion, and the section “Opinion of our Financial Advisor” beginning on page 24, carefully and in their entirety. Lazard’s opinion was directed to our Board of Directors for the information and assistance of our Board of Directors in connection with its evaluation of the Transactions and only addressed the fairness, from a financial point of view, to Maxygen of the Consideration to be received by Maxygen in the Transactions in exchange for the Contributions to be made by Maxygen in the Transactions as of the date of Lazard’s opinion. Lazard expressed no view or opinion as to any terms or other aspects of the Transaction Documents (other than the Consideration to the extent expressly specified in Lazard’s opinion), including, without limitation, the fairness of the Buy-Out Option price at the time the Buy-Out Option is exercised, if it is exercised. Lazard’s opinion was not intended to and does not constitute a recommendation to any holder of our common stock as to how such holder should vote or act with respect to the Transactions or any matter relating thereto.

Purpose of the Transactions (Page 28)

The purpose of the Transactions is to maximize the value of the Business for Maxygen and its stockholders while retaining a controlling interest in the growth and development of the Business going forward, subject to the Buy-Out Option.

Effects of the Transactions (Page 28)

If the Transactions are approved by our stockholders and the other conditions to closing of the Transactions are satisfied or waived, Maxygen will contribute the Business to Perseid in exchange for equity in Perseid. Additionally, the future exercise of the Buy-Out Option by Astellas and the consummation of the sale of our equity in Perseid pursuant thereto may constitute the sale of substantially all of our assets under Delaware law. If approved, we expect to focus our efforts on management of Perseid and development of the Business, in addition to maximizing the value of Maxygen’s other assets. If the Transactions are not approved by the holders of a majority of our outstanding shares, then either we or Astellas may terminate the Transactions and our Board of Directors, along with our management, will reassess our options in light of our strategic goals.

Proceeds from the Transactions; Potential Future Cash Distributions to Stockholders (Page 28)

The cash contributions to Perseid that are part of the Transactions will be used by Perseid for the working capital and general corporate purposes of Perseid. Given our recent transaction with Bayer and our license arrangement with Cangene Corporation described below, when combined with our previously announced decision not to further the clinical development of our MAXY-G34 program for chemotherapy-induced neutropenia without a partner, we will have few remaining operating assets other than those within the Perseid joint venture. Maxygen’s corporate structure (other than as a result of the formation of Perseid that will be majority owned by us), our public reporting obligations and the listing of our Common stock on the Nasdaq Global Market, will not be affected as a result of completing the Transactions. However, given that Maxygen will have large cash reserves and a reduced ongoing financial commitment to the Business if the proposed Transactions are consummated, our Board of Directors expects to consider and evaluate one or more distributions to our stockholders of a portion of our cash resources in excess of our current and longer term operational requirements. Such distributions may be accomplished through cash dividends, share repurchases or other mechanisms and may be fully or partially taxable depending on the circumstances of such distribution. Currently, our Board of Directors has not determined the timing, amount or forms of such distributions and will be addressing such matters if and after the proposed Transactions are consummated.

Transaction Documents Effecting the Transactions (Page 33)

We have entered the Master Joint Venture Agreement. We also intend to enter into the following agreements to effect the Transactions:

•	Asset Contribution Agreement;

•	Other Products Collaboration Agreement;

•	Technology License Agreement;

•	LLC Agreement;

•	Unit Purchase Agreement;

•	Investors’ Rights Agreement;

•	Co-Sale Agreement;

•	Voting Agreement;

•	Transition Services Agreement;

•	Space Sharing Agreements; and

•	in the event that Astellas does not exercise its Buy-Out Option and other conditions are met, the Loan Agreement.

Interests of Our Directors and Executive Officers in the Transactions (Page 29)

In considering the recommendation of our Board of Directors to vote for the proposal to approve the Transactions, you should be aware that some of our directors and executive officers have personal interests in the Transactions that are, or may be, different from, or in addition to, your interests. We currently have severance agreements in place with each of our executive officers which are described in more detail in “The Transactions—Interests of Our Directors and Executive Officers in the Transactions” beginning on page 29. All of our directors and executive officers own shares of our Common stock and/or equity awards underlying our common stock, and to that extent, their interests in the Transactions are the same as that of other holders of our common stock. See “Security Ownership of Certain Beneficial Owners, Directors and Management,” beginning on page 86.

Dissenter Rights

You will not experience any change in your rights as a stockholder as a result of the Transactions. None of Delaware law, our Certificate of Incorporation or our bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with the Transactions, and we do not intend to independently provide stockholders with any such right. Accordingly, you will have no right to dissent and obtain payment for your shares in connection with the Transactions.

Material U.S. Federal Income Tax Consequences (Page 33)

The Transactions will not result in any material U.S. federal income tax consequences to our stockholders. The Transactions are expected to be treated as tax-free contributions by Maxygen to Perseid, while the exercise of the Buy-Out Option, if it occurs, will be a taxable event to us for U.S. federal income tax purposes. For a complete description of the material tax consequences of the Transactions to Maxygen, please see “Material U.S. Federal Income Tax Consequences,” beginning on page 33.

Regulatory Matters (Page 33)

The Transactions are not subject to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or the reporting and waiting requirements of any other United States antitrust law. The exercise of the Buy-Out Option, if it occurs, may be subject to the requirements of the antitrust laws, including the HSR Act.

Transaction Documents (Page 33 and Annex A through Annex E)

No Negotiation (Page 37)

The Transaction Documents restrict our ability to solicit or engage in discussions or negotiations with third parties regarding competing transactions involving the Business or Maxygen as a whole prior to the closing of the Transactions. In addition, our Board of Directors may change its recommendation with respect to the Transactions or terminate the Master Joint Venture Agreement to accept a superior proposal under the criteria and pursuant to the procedures set forth in the Transaction Documents and after paying Astellas a termination fee of $1.5 million.

Conditions to Completion of the Transactions (Page 38)

Before we can complete the Transactions, a number of conditions must be satisfied. These include, among other things:

•	the receipt of our stockholder approval;

•	the absence of any order, injunction or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the closing of the Transactions;

•

the absence of any statute, rule, regulation, order, injunction or decree that has been enacted, entered, promulgated or enforced by any governmental authority that prohibits, or makes illegal closing of the Transactions;

•	the accuracy of the parties’ representations and warranties, such that any inaccuracies will not, when considered together, constitute a material adverse effect;

•	the performance by each party of its obligations under the Transaction Documents in all material respects; and

•	the absence of any occurrence or event causing a material adverse effect with respect to the Business.

Termination (Page 39)

The Transaction Documents may be terminated and the Transactions may be abandoned at any time prior to closing of the Transactions by:

•	the mutual written consent of both parties;

•

either Astellas or us, if consummation of the Transactions is enjoined, restrained or otherwise prohibited by the final nonappealable decision of a governmental body or court provided that the terminating party must have used its reasonable best efforts to have such decision lifted;

•	either Astellas or us, if a counterparty has not satisfied its conditions to closing on or before November 30, 2009;

•	either Astellas or us, if our stockholders do not approve the Transactions at the Annual Meeting;

•	us, to enter into a superior proposal;

•	Astellas, if we have breached our agreement not to solicit a competing transaction; or

•	Astellas, if we have withdrawn our recommendation that our stockholders approve the Transactions.

Termination Fee (Page 40)

In the event of (i) our termination of the Transactions in favor of a superior proposal, (ii) termination by either party if our stockholders do not approve the Transactions, or (iii) termination by either party if our Board of Directors changes its recommendation to stockholders regarding approval of the Transactions, we have agreed to pay to Astellas a termination fee of $1.5 million. In the event of termination if our stockholders do not approve the Transactions, we must pay the termination fee to Astellas only if an alternative proposal is publicly made prior to the Annual Meeting and not withdrawn, we enter into a definitive agreement for an alternative transaction with a party other than Astellas within 12 months following termination, and such alternative transaction is consummated.

Indemnification (Page 40)

Each party has agreed to indemnify its counterpart for breaches of representations, warranties and covenants present in the Transaction Documents. We have also agreed to indemnify Perseid for excluded liabilities and Perseid will agree to indemnify us for assumed liabilities upon Perseid’s signing of the agreement making it a party to the Master Joint Venture Agreement (the “Joinder Agreement”). Generally, monetary recovery for all of these claims is limited to $20 million, other than claims for breaches of covenants, claims involving fraud and certain other specific types of claims. Indemnity obligations for breaches of representations, warranties and covenants generally last until the earlier of three years from the date of the closing of this Transaction or the exercise of the Buy-Out Option. Only indemnity claims which relate to third party claims and are asserted prior to the exercise of the Buy-Out Option will survive the exercise of the Buy-Out Option.

Security Ownership of Certain Beneficial Owners, Directors and Management (Page 86)

As of June 30, 2009, our directors and executive officers collectively beneficially owned in the aggregate 6,360,220 shares, representing approximately 14.7% of the shares of our common stock entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The enclosed proxy is solicited on behalf of the Board of Directors of Maxygen, for use at the Annual Meeting of Stockholders of Maxygen to be held on September 17, 2009 at 8:30 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Maxygen’s offices at 301 Galveston Drive, Redwood City, California 94063. Maxygen’s telephone number is (650) 298-5300.

The proxy materials, including this proxy statement, proxy card and our 2008 Annual Report on Form 10-K are first being distributed to stockholders of record as of July 29, 2009 (the “Record Date”) and made available on our website at www.maxygen.com under the headings “Investors/SEC Filings” on or about August 10, 2009. These materials are also available at proxy.maxygen.com in a manner that does not infringe on the anonymity of the person accessing such website.

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving a proxy statement and proxy card because you owned shares of our common stock as of the Record Date. This proxy statement and proxy card relate to our Annual Meeting (and any adjournment thereof) and describes the matters on which we would like you, as a stockholder, to vote.

Q:	When and where is the Annual Meeting?

A:	The Annual Meeting will be held at the offices of Maxygen, Inc. 301 Galveston Drive, Redwood City, California 94063, on September 17, 2009 at 8:30 a.m. local time.

Q:	When is Maxygen’s Record Date?

A:	The Record Date is July 29, 2009. Stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 38,247,185 shares of Maxygen’s common stock were issued and outstanding and entitled to vote.

Q:	What proposals will be voted on at the Annual Meeting?

A:	You will be asked to consider and vote on the following proposals:

1.	To approve: (i) the formation by Maxygen of a joint venture with Astellas Pharma Inc. and Astellas Bio Inc., involving the contribution of substantially all of our protein pharmaceutical assets, including our MAXY-4 Program to Perseid, (ii) the grant to Astellas of the Buy-Out Option to acquire all of the equity securities of Perseid held by Maxygen at specified prices over time, and (iii) the sale of all of our equity securities of Perseid in the event that Astellas exercises the Buy-Out Option, which may constitute the sale of substantially all of our assets under Delaware law.

2.	To elect seven directors of Maxygen, each to serve until the 2010 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier death, resignation or removal. Maxygen’s Board of Directors intends to present the following nominees for election as directors:

Russell J. Howard	Gordon Ringold
Louis G. Lange	Isaac Stein
Kenneth B. Lee, Jr.	James R. Sulat
Ernest Mario

3.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of Maxygen for the fiscal year ending December 31, 2009.

4.	To adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of these proposals.

Q:	How does our Board of Directors recommend that I vote?

A:	Our Board of Directors recommends that you vote:

1.	FOR (i) the formation by Maxygen of a joint venture with Astellas Pharma Inc. and Astellas Bio Inc., involving the contribution of substantially all of our protein pharmaceutical assets, including our MAXY-4 Program to Perseid, (ii) the grant to Astellas of the Buy-Out Option to acquire all of the equity securities of Perseid held by Maxygen at specified prices over time, and (iii) the sale of all of our equity securities of Perseid in the event that Astellas exercises the Buy-Out Option, which may constitute the sale of substantially all of our assets under Delaware law

2.	FOR the election to the Board of the seven nominees named in this Proxy Statement.

3.	FOR the ratification of Ernst & Young LLP as Maxygen’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

4.	FOR the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of these proposals.

Q:	What vote of our stockholders is required to approve the Transactions?

A:	For us to complete the Transactions, stockholders holding at least a majority of the shares of our outstanding common stock at the close of business on the Record Date must vote “FOR” the resolution approving the Transactions.

Q:	What vote of our stockholders is required to elect the seven nominees to the Board?

A:	The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

Q:	What vote of our stockholders is required to ratify Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009?

A:	If a quorum is present and voting, the affirmative vote of a majority of the votes cast on the proposal will be required to ratify the appointment of Ernst & Young LLP as Maxygen’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Our Bylaws do not require that the stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if the Audit Committee determines that such a change would be in the best interests of Maxygen and its stockholders.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the Annual Meeting, if necessary, to solicit additional proxies?

A:	For us to adjourn the Annual Meeting, if necessary, to solicit additional proxies, the affirmative vote of a majority of the outstanding shares of our common stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter.

Q:	Am I entitled to appraisal or dissenters’ rights in connection with the Transactions?

A:	No. Holders of shares of our outstanding common stock will not have appraisal or dissenters’ rights in connection with the Transactions.

Q:	What does it mean if I get more than one proxy card?

A:	If you have shares of common stock that are registered differently or are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	How do I vote without attending the Annual Meeting?

A:	Holders of Maxygen’s common stock are entitled to one vote for each share held as of the Record Date. Holders of common stock do not have cumulative voting rights. Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the Annual Meeting. If shares are not voted in person, you may vote by granting a proxy. For shares held through a broker, bank or other nominee, such nominee may vote your shares for routine proposals but, on non-routine proposals your shares will only be voted if you submit voting instructions to that nominee. Subject to the limitations described below, you may vote by proxy:

1.	by completing, signing and dating the enclosed proxy card and mailing it promptly in the enclosed envelope;

2.	by telephone; or

3.	electronically through the Internet.

Q:	How do I vote by telephone or through the internet?

A:	If you are a registered stockholder (that is, if you own common stock in your own name and not through a broker, bank or other nominee that holds common stock for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by 1:00 a.m., Central time, on September 17, 2009. Please see the proxy card provided to you for instructions on how to access the telephone and Internet voting systems. If your shares of common stock are held in “street name” for your account, your broker, bank or other nominee will advise you whether you may vote by telephone or through the Internet. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Q:	How do I vote in person at the Annual Meeting?

A:	If you are a stockholder of record of Maxygen as of the Record Date, you may attend the Annual Meeting and vote your shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above. Your vote will be counted even if you later decide not to attend.

If you hold your shares in “street name,” you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your broker, bank or nominee.

Q:	Can I change my vote after I have mailed in my signed proxy card?

A:	Yes. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Maxygen a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked, or by attending the Annual Meeting and voting in person. Attending the Annual Meeting will not, by itself, revoke the proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker or other nominee will vote your shares only if you provide instructions on how to vote to such broker or other nominee. Following the directions provided by your broker or other nominee, you should instruct your broker or other nominee to vote your shares. Without your instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the Transactions and “AGAINST” the adjournment of the Annual Meeting, if necessary, to solicit additional proxies.

Q:	What is the procedure for soliciting proxies?

A:	Maxygen will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials. Maxygen will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock, beneficially owned by others to forward these materials to the beneficial owners of common stock. Maxygen may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials. Proxies may also be solicited by certain of Maxygen’s directors, officers and employees, without additional compensation, personally or by telephone, facsimile or letter. Maxygen has also retained a proxy solicitor, D.F. King & Co. Inc., and estimates that fees for such solicitor will be approximately $7,500 plus expenses.

Q:	What happens if I return a proxy card without giving specific voting instructions?

A:	If you hold shares in your name and sign and return the proxy card without giving specific voting instructions, your shares will be voted as recommended by Maxygen’s Board of Directors as follows:

1.	FOR (i) the formation by Maxygen of a joint venture with Astellas Pharma Inc. and Astellas Bio Inc., involving the contribution of substantially all of our protein pharmaceutical assets, including our MAXY-4 Program to Perseid, (ii) the grant to Astellas of the Buy-Out Option to acquire all of the equity securities of Perseid held by Maxygen at specified prices over time, and (iii) the sale of all of our equity securities of Perseid in the event that Astellas exercises the Buy-Out Option, which may constitute the sale of substantially all of our assets under Delaware law.

2.	FOR the election to the Board of the seven nominees named in this Proxy Statement.

3.	FOR the ratification of Ernst & Young LLP as Maxygen’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

4.	FOR the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of these proposals.

Q:	What happens if I do not return a proxy card or otherwise do not vote?

A:	Your failure to return a proxy card or otherwise vote will mean that your shares will not be counted toward determining whether a quorum is present at the Annual Meeting and will have the legal effect of a vote “AGAINST” the proposal to approve the Transactions and “AGAINST” the adjournment of the Annual Meeting, if necessary, to solicit additional proxies.

Q:	How are Abstentions and Broker Non-Votes counted, and what is the required quorum for the transaction of business at the Annual Meeting?

A:	The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of common stock outstanding on the Record Date. Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors. If shares are held in “street name” through a bank, broker or other nominee, the nominee may not be permitted to exercise voting discretion with respect to Proposal 1 and Proposal 4. If the nominee is not given specific instructions, shares held in the name of such nominee may not be voted on Proposal 1 or Proposal 4 and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Q:	What will happen if the Transactions are not approved?

A:	If the Transactions are not approved, we may not complete the Transactions. Alternatively, we may adjourn the meeting to solicit additional approvals, if Proposal 4 is approved.

Q:	What will happen if the Transactions are approved?

A:	If the Transactions are approved, we will complete the Transactions promptly thereafter, subject to the other closing conditions to the Transactions being met. We expect that our primary operational focus will be on the continued development of the MAXY-4 Program and certain other early stage programs as part of the joint venture with Astellas, with a view toward maximizing the value of our investment in the joint venture and the likelihood that Astellas will exercise its Buy-Out Option in the future. Given our transaction with Bayer and our license arrangement with Cangene Corporation described below, when combined with our previously announced decision not to further the clinical development of our MAXY-G34 program for chemotherapy-induced neutropenia without a partner, we will have few remaining operating assets other than those within the Perseid joint venture. Maxygen, our corporate structure (other than by way of establishment of Perseid as our majority owned subsidiary), our public reporting obligations and the listing of our common stock on the Nasdaq Global Market, will not be affected as a result of completing the Transactions. However, given that Maxygen will have large cash reserves and a reduced ongoing financial commitment to the Business if the proposed Transactions are consummated, our Board of Directors expects to consider and evaluate one or more distributions to our stockholders of a portion of our cash resources in excess of our current and longer term operational requirements. Such distributions may be accomplished through cash dividends, share repurchases or other mechanisms and may be fully or partially taxable depending on the circumstances of such distribution. Our Board of Directors has not determined the timing, amount or form of such distributions and will be addressing such matters if the proposed Transactions are consummated.

In addition, if the Transactions are completed, it is expected that our executive officers other than Mr. Yonehiro, will terminate employment with Maxygen after a transition period following the establishment of the Perseid joint venture and will receive termination payments pursuant to amended and restated change in control agreements that we have entered into with them. Mr. Yonehiro will assume the position of Chief Executive Officer and President of Perseid and will receive certain transaction bonus payments and retention payments for his continuing services to Maxygen and Perseid. See “Interests of our Directors and Executive Officers in the Transactions” beginning on page 29 for a description of the compensatory agreements entered into with our executive officers in connection with the Transactions.

Q:	Where can I find Electronic Access to the Proxy Materials and Annual Report?

A:	This proxy statement and our 2008 Annual Report are available on our website at www.maxygen.com. Instead of receiving copies of our future annual reports and proxy materials by mail, stockholders can elect to receive an email that will provide electronic links to these documents. Opting to receive your future proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site. Please visit www.maxygen.com to enroll for electronic delivery.

Q:	Who can help answer further questions?

A:	If you have more questions about the Transactions, the Annual Meeting or this proxy statement, you should contact us as follows:

Maxygen, Inc.

Attn: Secretary

515 Galveston Drive

Redwood City, CA 94063

Telephone: (650) 298-5300

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of Maxygen (as a whole) and the Business, the expected completion and timing of the Transactions and other information relating to the Transactions, including related to the likelihood of Astellas exercising the Buy-Out Option at some future date if the Transactions are completed, and the implied salvage value of Perseid to Maxygen if the Buy-Out Option is not exercised. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Purpose of the Transactions,” “Proceeds from the Transactions; Potential Future Cash Distributions to Stockholders” and “Effects of the Transactions,” and in statements containing the words “believes,” “expects,” “estimates,” “forecasts,” “seeks,” “may,” “will,” and “continues” or other similar words or expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the inability to complete the Transactions due to the failure to satisfy the conditions to closing of the Transaction Documents, including the failure to obtain stockholder approval;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Transactions;

•	the failure of the Transactions to close for any other reason;

•	the ability to recognize the benefits of the Transactions;

•	the outcome of legal proceedings that may be instituted against us and others in connection with the Transactions and the Transaction Documents;

•	the amount of the costs, fees, expenses and charges related to the Transactions;

•	the effect of the announcement of the Transactions on our client relationships, operating results and businesses generally, including the ability to retain key employees;

•	the ability of Perseid to successfully develop our MAXY-4 Program;

•	the risk that Astellas may choose not to exercise the Buy-Out Option;

•

the risk that our equity interest in Perseid may ultimately be worth more than the exercise prices of the Buy-Out Option but we will not be able to realize that value as a result of Astellas’ exercise of such option; and

•	the size and rate of growth of the pharmaceuticals market generally and the target indications for the MAXY-4 Program in particular.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. All forward-looking statements contained in the proxy statement speak only as of the date of this proxy statement or as of such earlier date that those statements were made and are based on current expectations or expectations as of such earlier date and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Except as required by law, we undertake no obligation to update or publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date of this proxy statement.

PROPOSAL NO. 1

APPROVAL OF THE TRANSACTIONS

The following is a description of the material aspects of the Transactions, including background information relating to the proposed terms of the Transaction Documents. While we believe that the following description covers the material terms of the Transactions, the Transaction Documents and other arrangements among Perseid, Astellas and Maxygen, the description may not contain all of the information that is important to you. In particular, the following summary of the Transaction Documents is not complete and is qualified in its entirety by reference to the copies of the Transaction Documents attached to this proxy statement as Annex A through Annex E, which includes the Master Joint Venture Agreement, the Asset Contribution Agreement, the Other Products Collaboration Agreement, the Technology License Agreement and the Investors’ Rights Agreement. You should carefully read this proxy statement and the other documents to which we refer, including the Transaction Documents, for a complete understanding of the terms of the Transactions.

Background of the Transactions

Our Board of Directors has periodically reviewed and assessed our long-term strategies, objectives and developments in the markets in which we operate, including, among other things, strategies to increase stockholder value through partnering, strategic alliances and other strategic opportunities. In addition, from time to time, our senior management has met with financial and legal advisors, as well as representatives from other companies, to discuss industry trends and explore such opportunities.

We believe that operation as a profitable stand-alone biotechnology company generally requires substantial financial capital and significant economies of scale and, given inherent risks in drug discovery and development, sufficient breadth and depth of product portfolio. Even with significant cash reserves, the achievement of scale-based efficiencies and portfolio breadth and depth has proven increasingly challenging.

In October 2006, we retained Lazard to assist us in exploring a broad range of strategic alternatives, focused primarily on a sale of Maxygen or a merger. For the remainder of 2006 and during 2007, Lazard and our senior management contacted approximately 50 parties regarding a potential transaction, but received limited interest in a merger transaction or a sale of Maxygen it its entirety.

Based upon communications with these potential acquirors and strategic partners by Lazard and our management, and consultations with Lazard in the course of this strategic alternatives evaluation process, our Board of Directors concluded that no potential acquirors were interested in purchasing Maxygen in its entirety on favorable terms to our stockholders. Communications with these counterparties indicated that because we possess diverse types of assets (including an operating business in protein drugs and significant equity holdings in a private spin-out company, Codexis, a potential $30 million contingent payment from Bayer described below, a technology platform and a fully funded early stage vaccines program), many of these companies believed that they would be unable to successfully realize value from acquiring all of our assets. In addition, we believe that the sale of all of Maxygen to a company lacking an interest in some of our assets would be unlikely to maximize the potential long term value of our business for our stockholders.

As a result, we refocused our efforts to realize greater stockholder value through asset sales, licenses and strategic partnerships or joint ventures. We believed this was more likely to maximize the potential return to stockholders in the absence of a sale of Maxygen as a whole. In 2008 and the first six months of 2009, we entered into a number of strategic partnering arrangements, asset sales and license arrangements designed to increase stockholder value.

For example, on July 1, 2008, we entered into a technology transfer agreement with Bayer HealthCare LLC (“Bayer”), pursuant to which Bayer acquired our hematology assets, including MAXY- VII, our factor VIIa program, and our assets related to factor VIII and factor IX. We also entered into an intellectual property cross license agreement to provide a license to Bayer of certain intellectual property rights retained by us that relate to the hematology assets acquired by Bayer and to provide for a license from Bayer back to us to certain intellectual property rights acquired by Bayer under the technology transfer agreement for use by us outside of the hematology field. Finally, we entered into a license agreement with Bayer that provided Bayer with an exclusive license to use our technology platform and ancillary protein expression technologies for certain protein targets and a nonexclusive, non-sublicensable license to use our platform and ancillary technologies, including use in biopharmaceuticals. We received a $90 million up-front payment and are eligible to receive a potential milestone payment of up to $30 million based on the achievement of certain events related to the initiation of a phase II clinical trial of MAXY-VII and the satisfaction of certain patent-related conditions associated with the MAXY-VII program.

In addition, on September 18, 2008, we entered into a co-development and commercialization agreement with Astellas (the “Co-Development Agreement”) relating to the development and commercialization of the MAXY-4 Program. Under the Co-Development Agreement, we agreed to co-develop MAXY-4 product candidates with Astellas for autoimmune indications in North America and European countries. We granted exclusive rights to Astellas to develop MAXY-4 product candidates for autoimmune indications outside of North America and Europe, and for the prophylaxis or treatment of transplant rejection worldwide. We also granted to Astellas exclusive worldwide rights to commercialize the MAXY-4 product candidates for all indications subject to the Agreement, while we retained an option to co-promote products developed under the Agreement for autoimmune disease indications in North America on a product-by-product and country-by-country basis. We received an up-front payment of $10 million and are eligible to receive potential additional fees upon achievement of certain milestones under the terms of the Co-Development Agreement. Astellas also agreed to fund the first $10 million of certain preclinical costs.

On May 6, 2009, we entered into an option and license agreement with Cangene Corporation (“Cangene”), pursuant to which we granted to Cangene exclusive options for exclusive worldwide licenses to use, develop, manufacture and sell our MAXY-G34 product candidate for the treatment of acute radiation syndrome to fulfill government contracts, including the right to transfer the technology for development and manufacturing of this product to its own personnel and facilities. Under this agreement, Cangene paid us an up-front option fee and, if Cangene exercises an option, we are eligible to receive an additional option exercise fee and continuing licensing fees from Cangene. Cangene also has the right to acquire a fully paid automatic grant of the license rights for a one-time payment to us of $30 million.

In October 2008, while we were still pursuing a number of strategic partnering and similar arrangements such as those described above, we once again retained Lazard to assist us in further exploring our strategic options, including a sale or disposition of one or more of our assets, as well as the sale of Maxygen in its entirety.

As a result of these developments, on October 14, 2008, Mr. Grant Yonehiro, our chief business officer, met with Mr. Naoki Okamura, a Senior Director of Business Development at Astellas, at Astellas’ offices in Tokyo, Japan to discuss certain matters related to Maxygen’s ongoing strategic initiatives and the parties’ collaboration under the Co-Development Agreement. During this discussion, Mr. Yonehiro inquired whether Astellas would be interested in exploring a broader strategic transaction with Maxygen, but Mr. Okamura did not indicate any interest in pursuing such a transaction at that time.

Mr. Yonehiro and other representatives of Maxygen had previously held discussions with Mr. Okamura and other representatives of Astellas beginning in February 2008 in connection with the negotiation of the Co-Development Agreement. A representative of Maxygen had initially met with a representative of Astellas in November 2007 at an industry conference in Europe to introduce the possibility of such transaction and Mr. Yonehiro and other representatives of Maxygen exchanged telephone and email correspondence with Mr. Okamura and other representatives of Astellas between November 2007 and the commencement of negotiations in February 2008 regarding such potential transaction. In addition, Mr. Yonehiro and other representatives of Maxygen engaged in regular telephone conferences, in-person meetings and other correspondence with representatives of Astellas in the ordinary course of business regarding the status of collaborative activities under the Co-Development Agreement.

On October 22, 2008, we issued a press release announcing the retention of Lazard to assist us in evaluating our strategic options. At this time we also announced a significant reduction in development efforts on our MAXY-G34 program and a resulting significant reduction in our headcount and related spending, with our forward development focus being on the MAXY-4 Program.

Between October 2008 and December 2008, as part of the process to evaluate our potential strategic opportunities, Lazard met frequently with our senior management, including Dr. Russell Howard, our chief executive officer, Dr. Elliot Goldstein, our chief operating officer, Mr. Lawrence Briscoe, our chief financial officer, and Mr. Yonehiro, as well as with Mr. Isaac Stein, the executive chairman of our Board, and Mr. James Sulat, a non-employee member of our Board, to identify parties for Lazard to contact to determine their interest in acquiring Maxygen or one or more of its assets.

Beginning in late October 2008 and continuing through early January 2009, Lazard and our management approached a total of approximately 90 parties, including several large pharmaceutical and biotechnology companies, regarding a potential strategic transaction with us. As during our previous evaluation process, these parties expressed limited interest in acquiring our entire business and only nine parties expressed preliminary interest in acquiring or licensing individual operational assets or groups of assets owned by us.

As part of our strategic evaluation process, we also considered the potential sale of the MAXY-4 Program, including our rights and obligations under the Co-Development Agreement. Lazard and our senior management contacted a number of potentially interested parties regarding this asset. Of the parties contacted by us and Lazard, four parties (referred to herein as Party A, Party B, Party C and Party D) expressed preliminary interest regarding a potential acquisition of the MAXY-4 Program and possibly some other assets.

During this second evaluation period (October 2008 – January 2009), we entered into confidentiality agreements with Party A, Party B, Party C and Party D and our senior management, including Dr. Howard, Mr. Briscoe, Dr. Goldstein and Mr. Yonehiro and Lazard conducted preliminary discussions with each party. Representatives of our outside legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation (“Wilson Sonsini”), also participated in our initial discussions with Party D. We also provided each party with access to an electronic data room to conduct documentary due diligence review.

On November 18, 2008, our Board of Directors held a regularly scheduled meeting at which, among other things, Mr. Yonehiro and Mr. Stein provided an update regarding our strategic evaluation process and our discussions with potential acquirors. The meeting also included a general review of our business, operations and financial condition. Given the early stage of our process at the time of the meeting, our Board of Directors did not conclude that any particular course of action was preferable to any other course of action.

From December 2008 through the beginning of January 2009, Lazard, our senior management, Mr. Stein, and Mr. Sulat, held regular meetings to review the status of our discussions with potential acquirers, including Party A, Party B, Party C and Party D, and to discuss strategies to encourage these parties to confirm their interest in a potential transaction with Maxygen. Based on these discussions, we and Lazard developed a formal process letter requesting that each interested party submit a formal non-binding proposal (a “Proposal”) regarding a potential transaction by January 26, 2009.

On December 19, 2008, Mr. Yonehiro met in Japan with Mr. Okamura of Astellas to further update Astellas on our strategic process and to encourage Astellas to participate in Maxygen’s formal bidding process. Mr. Yonehiro and Mr. Okamura also discussed whether various alternative business structures might be of greater interest to Astellas.

On December 23, 2008, Mr. Yonehiro sent an email to Mr. Okamura of Astellas outlining a preliminary proposal regarding the Transactions and Mr. Okamura responded on December 24, 2008, indicating that the proposal would be considered by Astellas.

On January 8, 2009, while still pursuing negotiations with Party A, Party B, Party C and Party D regarding a potential acquisition of the MAXY-4 Program and possibly some other assets, Lazard delivered the formal process letter to each of these parties. Lazard also submitted process letters to five other parties that had expressed preliminary interest regarding a potential transaction relating to Maxygen’s other assets. One of these five parties submitted a Proposal that resulted in the licensing arrangement described above with Cangene with respect to our MAXY-G34 program.

From January 8, 2009 through January 26, 2009, our senior management and representatives of Wilson Sonsini and Lazard continued negotiations with Party A, Party B, Party C and Party D regarding a potential strategic transaction and representatives of these parties continued their due diligence review of various aspects of our business and assets in preparation for submitting a Proposal.

On January 9, 2009, Mr. Yonehiro sent a copy of the formal process letter to Mr. Okamura of Astellas.

On January 26, 2009, each of Party A, Party B and Party D submitted a Proposal to Lazard. Party C submitted a Proposal to Lazard on February 2, 2009.

Party A’s Proposal provided for the acquisition of the MAXY-4 Program in exchange for $8 - $13 million in cash (including an up-front payment of $3 - $5 million and an additional payment of $5 - $8 million upon the achievement of certain milestones). Party B’s Proposal provided for the acquisition of the MAXY-4 Program, our technology platform and $25 million of our cash, in exchange for 35.5% of its then outstanding equity, payable in preferred stock of Party B (a private company). Party C’s Proposal provided for the acquisition of the MAXY-4 Program and $10 million of our cash in exchange for $30 million, payable in common stock of Party C (a private company), and an additional $10 million upon the achievement of certain milestones, payable in common stock or cash at Party C’s discretion. Party D’s Proposal provided for the acquisition of the MAXY-4 Program and $20 million of our cash in exchange for $46.5 million, payable in common stock of Party D (a public company).

Between January 26, 2009 and the beginning of February 2009, our senior management and representatives of Wilson Sonsini and Lazard continued negotiating with Party A, Party B, Party C and Party D regarding the terms and conditions of their Proposals.

On February 2, 2009, Lazard informed representatives of Party B by telephone conference that Maxygen was not interested in proceeding with discussions regarding its Proposal or a potential transaction.

On February 3, 2009, Party A communicated with Mr. Yonehiro and Lazard via telephone and indicated that it was not willing to increase its offer or move forward with discussions regarding a potential transaction. In addition, Party A informed Lazard by email that it was not interested in proceeding with further discussions regarding a potential transaction.

Between February 2, 2009 and February 15, 2009, Mr. Stein, our senior management and representatives of Lazard reviewed and discussed potential transaction alternatives with Party C, including transactions in which we would receive debt and/or preferred stock of Party C in exchange for the MAXY-4 Program and various amounts of our cash.

On February 13, 2009, Mr. Yonehiro, Mr. Stein and Mr. Sulat and representatives of Lazard met with representatives of Party D at Party D’s facilities to discuss the terms and conditions of its Proposal, as well as various due diligence and other transaction planning matters.

On February 15, 2009, based on the previous discussions with Mr. Yonehiro, Mr. Stein and Mr. Sulat and representatives of Lazard, representatives of Party D submitted a revised Proposal reflecting an increased purchase price of $50 million, payable in common stock, plus the payment to Maxygen, in common stock or cash at Party D’s discretion, of a portion of certain milestones, if any, received under the Co-Development Agreement.

Between February 15, 2009 and March 19, 2009, our senior management and representatives of Wilson Sonsini and Lazard continued negotiating with representatives of Party D and its legal advisors regarding the terms and conditions of its revised Proposal. During this period, representatives of Party D and its legal advisors continued their due diligence review of various aspects of the MAXY-4 Program.

On February 17, 2009, Mr. Yonehiro had a telephone conversation with Mr. Okamura of Astellas to further update Astellas on our strategic process and to continue discussions regarding the proposed Transaction. Mr. Yonehiro also sent an email to Mr. Okamura after this discussion with additional details regarding the proposed deal structure for the Transactions.

On February 19, 2009, a representative of Lazard met with Dr. Masaki Doi, a Corporate Executive, Vice President, Business Development at Astellas, in Japan to discuss various matters regarding Maxygen’s ongoing strategic process and the proposed Transactions.

On February 20, 2009, representatives of Party C submitted a revised Proposal reflecting a revised purchase price of $18 million, payable in a new series of preferred stock. Shortly thereafter, representatives of Party C and Lazard reviewed the revised proposal via teleconference and mutually agreed not to proceed further with discussions regarding the potential transaction.

On February 24, 2009, Mr. Yonehiro and Mr. Okamura had a telephone conversation and exchanged email correspondence regarding the proposed terms and structure of the Transactions. During this time, Mr. Yonehiro also presented Maxygen’s preliminary analysis of potential buy-out valuations regarding the proposed Transactions.

On February 25, 2009, Mr. Yonehiro delivered an initial draft of a non-binding proposal regarding the Transactions (the “Transaction Proposal”) to Mr. Okamura of Astellas.

From February 25, 2009 through April 9, 2009, Mr. Yonehiro negotiated with Mr. Okamura and other representatives of Astellas regarding the Transaction Proposal. During this period, Mr. Yonehiro and other representatives of Maxygen also held telephone conferences with representatives of Astellas to discuss various preliminary due diligence and other transaction planning matters.

On March 4, 2009, Mr. Yonehiro emailed a confidential presentation to Mr. Okamura regarding Maxygen’s technology platform and early stage products.

On March 8, 2009, Mr. Yonehiro had a telephone conversation with Mr. Okamura of Astellas regarding the status of Astellas’ review of the Transaction Proposal.

On March 9, 2009, our Board of Directors held a regular meeting. During the meeting, Mr. Yonehiro and Mr. Stein updated our Board of Directors on the status of negotiations with Party D regarding their revised proposal and the status of initial discussions with Astellas regarding the Transaction Proposal. Our Board of Directors discussed the terms of Company D’s Proposal and the preliminary Transaction Proposal, and the key advantages, disadvantages and risks of the two proposals. After a lengthy discussion, our Board of Directors concluded that we should continue to negotiate the proposed transaction with Party D, as well as continue discussions with Astellas regarding the Transaction Proposal and the Board could evaluate the proposed terms of both such proposed transactions.

On March 11 and 12, 2009, Mr. Yonehiro and other representatives of Maxygen met with Mr. Okamura and other representatives of Astellas at Astellas’ facilities in Tokyo, Japan to participate in a previously scheduled meeting of the joint steering committee pursuant to the Co-Development Agreement. During this period, Mr. Yonehiro and Mr. Okamura also met to discuss the proposed terms of the Transaction Proposal. Mr. Yonehiro also provided additional supporting financial analyses via email to Astellas regarding the proposed transaction.

From March 12, 2009 through April 9, 2009, Mr. Yonehiro and Mr. Okamura had telephone conversations and exchanged email correspondence regarding the Transaction Proposal and related valuation models.

On March 16, 2009, Mr. Stein had a telephone conversation with Dr. Doi of Astellas to discuss various matters regarding the Transaction Proposal.

On March 20, 2009, Mr. Yonehiro delivered an initial draft of an asset purchase agreement to Party D with respect to Party D’s proposal.

From March 22, 2009 through March 31, 2009, our senior management and representatives of Wilson Sonsini and Lazard negotiated with Party D regarding the terms and conditions of the asset purchase agreement.

On March 25, 2009, Mr. Okamura of Astellas delivered its revised non-binding draft of the Transaction Proposal to Mr. Yonehiro.

From March 25, 2009 through April 9, 2009, Mr. Yonehiro and Mr. Okamura had numerous telephone conversations to discuss and negotiate the terms of the Transaction Proposal and exchanged email correspondence and revised iterations of the Transaction Proposal to reflect such discussions.

On March 26, 2009, Party D’s legal advisors delivered a revised draft of the asset purchase agreement to Maxygen and Wilson Sonsini to reflect the parties’ recent negotiations and their proposed changes.

From March 26, 2009 through April 6, 2009, our senior management and representatives of Wilson Sonsini and Lazard continued negotiating with Party D regarding the terms and conditions of the proposed asset purchase agreement.

On March 30 and 31, 2009, representatives of Party D visited our facilities in Redwood City, California to continue negotiation of the terms and conditions of the asset purchase agreement and to conduct further due diligence.

On April 3, 2009, Party D’s legal advisors delivered a revised draft of the asset purchase agreement to Maxygen and Wilson Sonsini to reflect the parties’ recent negotiations and their proposed changes.

On April 6, 2009, our Board of Directors held a special meeting. During the meeting, Mr. Yonehiro and Mr. Stein updated our Board of Directors on the status of our strategic evaluation process, and the evaluation of the offers received to date and the status of negotiations with Party D and Astellas. Our Board of Directors discussed the terms being offered by Party D and Astellas and the key advantages, disadvantages and risks of the two proposals. After a lengthy discussion, our Board of Directors authorized management to execute the non-binding Transaction Proposal and to begin negotiations with Astellas regarding the Transaction Documents. Because Party D informed Maxygen that it expected the parties to execute the asset purchase agreement within the next several days, our Board also directed our management to notify Party D of its decision to further engage in negotiations with another party, but to continue discussions with Party D so that the Board might further evaluate both Proposals with its outside legal and financial advisors.

On April 7, 2009, Mr. Yonehiro informed a representative of Party D that our Board of Directors had authorized management to begin negotiations with another party regarding the MAXY-4 Program and that Maxygen would need to suspend discussions with Party D until the Board could further evaluate both Proposals.

Representatives of Lazard continued to engage representatives of Party D in an effort to have Party D improve upon the terms of its revised Proposal, including, without limitation, the purchase price proposed by Party D in its revised Proposal. However, representatives of Party D informed Lazard that it was unable to significantly improve the purchase price or improve the other terms set forth in the revised Proposal.

Later on April 7, 2009, Astellas delivered an executed copy of the Transaction Proposal to Mr. Yonehiro, which was countersigned by Mr. Yonehiro on April 9, 2009.

On April 8, 2009, representatives of Wilson Sonsini and Morrison & Foerster LLP, counsel to Astellas, held a telephone conference to discuss various due diligence and other transaction planning matters.

From April 9, 2009 through April 16, 2009, representatives of Maxygen and Astellas, as well as representatives of Wilson Sonsini and Morrison & Foerster, held telephone conferences to discuss various due diligence and other transaction planning matters.

On April 17, 2009, Wilson Sonsini delivered initial drafts of various Transaction Documents to representatives of Astellas and Morrison & Foerster.

On April 20, 2009, Mr. Yonehiro and other representatives of Maxygen, together with representatives of Wilson Sonsini, held a telephone conference with Mr. Okamura and other representatives of Astellas and Morrison & Foerster for an initial due diligence discussion. On this date, representatives of Astellas and Morrison & Foerster were also provided access to our electronic data room to conduct documentary due diligence review.

Also on April 20, 2009, our Board of Directors held a special meeting at which Drs. Howard and Goldstein, Mr. Briscoe and Mr. Yonehiro and representatives of Wilson Sonsini and Lazard were present. During the meeting, Mr. Yonehiro and Mr. Stein updated our Board of Directors on the status of negotiations with Astellas regarding the Transactions. Lazard presented a preliminary financial analysis of the Transactions and Party D’s Proposal. Wilson Sonsini advised our Board of Directors of its fiduciary duties in the present context and our Board reviewed the proposed terms of the Transactions and Party D’s Proposal. Our Board of Directors once again discussed, in consultation with the representatives of Wilson Sonsini and Lazard, the terms being offered by Party D and Astellas and the key advantages, disadvantages and risks of the two Proposals. With respect to the Transaction Proposal, our Board considered a number of factors, including those discussed below under the heading “—Reasons for the Transactions.” Our Board also considered a number of factors with respect to Party D’s Proposal, including its concerns regarding Party D’s current stock price and liquidity and the significant dilution to Party’s D capitalization that would result from the proposed transaction. As a result of these discussions, our Board authorized our management to continue negotiations with Astellas and to discontinue further discussions with Party D.

On April 27 and 28, 2009, Morrison & Foerster delivered revised drafts of various Transaction Documents to Maxygen and Wilson Sonsini.

Between May 7, 2009 and May 18, 2009, Wilson Sonsini delivered revised drafts of various Transaction Documents to representatives of Astellas and Morrison & Foerster.

On May 12, 2009, our Board of Directors held a special meeting at which Drs. Howard and Goldstein, Mr. Briscoe and Mr. Yonehiro, and representatives of Wilson Sonsini and Lazard were present. Lazard presented an updated preliminary financial analysis of the Transactions. Wilson Sonsini advised our Board of Directors of its fiduciary duties in the present context and reviewed the open issues on the Transaction Documents.

On May 25, 2009, Mr. Yonehiro and other representatives of Maxygen held a web conference with Mr. Okamura and other representatives of Astellas to discuss various scientific due diligence matters related to Maxygen’s technology platform and programs.

On May 25 and 26, 2009, Mr. Yonehiro and other representatives of Maxygen held telephone conferences with Mr. Okamura and other representatives of Astellas, as well as Wilson Sonsini and Morrison & Foerster.

On May 27, 2009, representatives of Wilson Sonsini and Morrison & Foerster held a telephone conference to continue negotiations regarding the various Transaction Documents.

Also on May 27, 2009, Wilson Sonsini delivered an initial draft of the technology license agreement to representatives of Astellas and Morrison & Foerster.

On May 28, 2009, representatives of Wilson Sonsini and Morrison & Foerster held a telephone conference to discuss the terms and conditions of the joint venture agreement and other Transaction Documents.

On June 3, 2009, Mr. Yonehiro and other representatives of Maxygen held a telephone conference with Mr. Okamura and other representatives of Astellas, as well as representatives of Wilson Sonsini and Morrison & Foerster to continue negotiations regarding various Transaction Documents.

From June 4, to June 14, 2009, representatives of Wilson Sonsini and Morrison & Foerster continued to hold telephone conference calls to discuss the terms and conditions of the Transaction Documents.

From June 15, 2009 through June 17, 2009, Mr. Yonehiro and other representatives of Maxygen met with Mr. Okamura and other representatives of Astellas, as well as representatives of Wilson Sonsini and Morrison & Foerster at Morrison & Foerster’s offices in San Francisco, California to continue negotiations regarding the Transaction Documents and to resolve certain outstanding due diligence matters.

On June 16, 2009, Mr. Stein and Mr. Yonehiro had dinner with Mr. Okamura and other representatives of Astellas to discuss outstanding business issues regarding the Transactions.

From June 18, 2009 through June 29, 2009, Wilson Sonsini and Morrison & Foerster continued negotiations regarding the terms of the Transaction Documents and other ancillary agreements and documentation. Mr. Yonehiro also held conference calls with Mr. Okamura and other representatives of Astellas, and Wilson Sonsini and Morrison & Foerster and provided documentation required to resolve certain outstanding due diligence matters.

On June 24, 2009, our Board of Directors held a special meeting at which Drs. Howard and Goldstein, Mr. Briscoe and Mr. Yonehiro and representatives of Wilson Sonsini and Lazard were present. Mr. Yonehiro and the representatives of Wilson Sonsini updated our Board of Directors on the status of the Transactions, including the proposed final terms and conditions of the Transaction Documents. Wilson Sonsini reviewed the directors’ fiduciary duties in connection with transactions of this nature. Lazard then reviewed with our Board of Directors its updated overview of the Transactions that had previously been provided to our Board of Directors at its May 12, 2009 meeting. Lazard described key terms and conditions, the process that it had undertaken to market Maxygen and the value of the Transactions. Our Board of Directors was given the opportunity to ask questions and express their views throughout this review. Each director then had the opportunity to state his or her views regarding the proposed Transactions and a discussion ensued.

On June 29, 2009, our Board of Directors held a special meeting at which Drs. Howard and Goldstein, Mr. Briscoe and Mr. Yonehiro and representatives of Wilson Sonsini and Lazard were present. Mr. Yonehiro and the representatives of Wilson Sonsini updated our Board of Directors on the status of the Transactions, including the proposed final terms and conditions of the Transaction Documents. Wilson Sonsini once again reviewed the directors’ fiduciary duties in connection with transactions of this nature. Lazard then reviewed with our Board of Directors its updated overview of the Transactions that had previously been provided to our Board of Directors at its meetings on May 12, 2009 and June 24, 2009. Lazard described key terms and conditions, the process that it had undertaken to market Maxygen and the value of the Transactions in light of the estimates and judgments of our management as to the future prospects of the MAXY-4 Program, as well as industry performance, general business, economic, market, and financial conditions, and precedent transactions. Our Board of Directors was given the opportunity to ask questions and express their views throughout this review. Our Board of Directors discussed a number of relevant topics, including material business points, the fiduciary duties of the Board in this context and other matters related to the Transactions. Each director then had the opportunity to state his or her views regarding the proposed Transactions and a discussion ensued. Lazard then delivered its oral opinion, subsequently confirmed in writing, that, as of June 29, 2009 and based upon and subject the assumptions, procedures, factors, qualifications and limitations set forth in its written opinion, the Consideration to be received by Maxygen in the Transactions (which is subject to the Buy-Out Option) in exchange for the Contributions to be made by Maxygen in the Transactions was fair, from a financial point of view, to Maxygen. The terms Consideration and Contributions for purposes of Lazard’s opinion, are as defined in their opinion. Following these discussions, our Board of Directors determined that it was fair to, advisable and in the best interests of Maxygen and its stockholders to approve the Transactions and enter into the Transaction Documents. Our Board of Directors then, among other things, approved the Transaction Documents and the Transactions, and resolved to recommend that our stockholders vote in favor of the Transaction Documents. Dr. Mario was absent but subsequently confirmed his support for the Transactions.

On June 29 and 30, 2009, Wilson Sonsini and Morrison & Foerster finalized the Transaction Documents, and the parties executed the Master Joint Venture Agreement dated as of June 30, 2009.

On June 30, 2009, each of Maxygen and Astellas issued a press release publicly announcing the entry into the Transaction Documents.

Reasons for the Transactions

In evaluating the proposed Transactions and recommending that our stockholders approve the Transactions in accordance with the applicable provisions of Delaware law, our Board of Directors consulted with our senior management, outside legal counsel and our financial advisor, Lazard. Our Board of Directors also consulted with outside legal counsel regarding our Board of Directors’ fiduciary duties, legal due diligence matters, and the terms of the Transaction Documents as well as those of alternative proposals. Based on these consultations, and the factors and the opinion of Lazard discussed below, our Board of Directors concluded that the Transactions were in the best interests of our stockholders and recommended that our stockholders approve the Transactions.

The following discussion includes the material reasons and factors considered by our Board of Directors in making its recommendation.

•

Retained Ownership and Operational Control. Our Board of Directors considered the value and the consideration to be initially received by us in the Transactions, including the fact that Astellas would be purchasing 16.67% of the outstanding units of Perseid for $10 million in cash, with us retaining 83.33% of the outstanding units of Perseid resulting in our remaining the controlling owner in Perseid and retaining significant operational control over the Business.

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Buy-Out Option. Our Board of Directors considered that the Transaction Documents provide an option to Astellas to purchase all of the equity interests in Perseid held by Maxygen at any time between the Closing and the three-year anniversary thereof at a pre-determined price which starts at $53 million in quarter one and increases to $123 million in quarter twelve, and our Board of Directors believes this provides an opportunity to realize a cash return on our investment in the Business. Our Board of Directors also considered the fact that additional data on the programs and the increasing price to exercise the Buy-Out Option provides significant incentives for Astellas to exercise the option early.

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R&D Reimbursement. Our Board of Directors considered that Astellas will be required to make cash payments to Perseid for all expenses associated with the development of our currently active novel protein therapeutic programs other than the MAXY-4 Program (“Other Programs”), subject to certain limitations. This is expected to provide Perseid with the financial resources to pursue and possibly expand development of our Other Programs that otherwise were not funded by an external party and which were limited in scope from our desire to control cash expenditures.

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Contribution of Astellas Programs. Our Board of Directors considered that Astellas may contribute its own proprietary technology or intellectual property to Perseid for the discovery, research and preclinical development of other novel protein therapeutic programs under the Other Programs R&D reimbursement (“Astellas Programs”) in exchange for an increased equity interest in Perseid on terms to be agreed at such time. Such a contribution could increase the value of Perseid for all investors in Perseid, including Maxygen, or increase the likelihood that Astellas will exercise the Buy-Out Option.

•	Options to Commercialize Products. Our Board of Directors considered that the Transaction Documents provide options to Astellas, if the Buy-Out Option expires unexercised, to obtain:

•	an exclusive license from Perseid to commercialize products from any one Other Program of Astellas’ choosing, on commercially reasonable financial and other terms; and

•	one or more exclusive licenses from Perseid to commercialize products from any one or more Astellas Programs, on commercially reasonable financial and other terms.

We believe this may result in the development and possible commercialization of additional products on terms beneficial to us.

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Opt-Out Funding. Our Board of Directors considered that if the Buy-Out Option expires unexercised and the Product Option expires unexercised, and the Maxy-4 Co-Development agreement has not been terminated, Astellas will be required to provide Perseid with an 18-month, unsecured revolving loan facility in an amount up to the difference between (x) $20 million and (y) the cash and cash equivalents, less debt, then held by Perseid. We believe that the availability of this loan facility under such circumstance may afford us more flexibility to pursue and evaluate alternative transactions which may create additional value for our stockholders in such circumstances.

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Board Representation. Our Board of Directors considered that so long as we own over 50% of the outstanding equity in Perseid, we will have the right to appoint four managers on the board of Perseid and Astellas will have the right to appoint one manager.

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Approval Rights. Our Board of Directors considered the approval rights that we will have by virtue of our investment in Series A Preferred Units of Perseid, including approval rights over certain actions which would adversely affect the rights of the Series A Preferred Units, while also considering the corresponding approval rights of Astellas.

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Employment. Our Board of Directors considered that Perseid is expected to continue to employ most or all of those Maxygen employees who are currently employed in the MAXY-4 Program and new therapeutic discovery programs. Our Board of Directors believes the likelihood of success of Perseid and the likelihood that Astellas will exercise the Buy-Out Option are enhanced by retaining those employees who are familiar with Maxygen’s technology and its application to the ongoing MAXY-4 Program and the Other Programs.

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Short- and Long-Term Prospects of the Business. Our Board of Directors considered, among other things, historical, current and projected information concerning the Business including, without limitation, information relating to the financial condition, prospects, research and development plans and technology relating to the Business, as well as current industry, economic and market conditions relating to the Business;

•

Strategic Alternatives. Our Board of Directors considered the strategic review and evaluation process undertaken by us and conducted over the past few years which included the retention of internationally recognized financial and commercial advisors and outside legal advisors; and a solicitation and bid process designed to maximize stockholder value, which ultimately resulted in the proposed Transactions;

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Opinion of our Financial Advisor. Our Board of Directors considered the financial presentation of our financial advisor, Lazard, including its opinion (the full text of which is attached as Annex F to this proxy statement), dated June 29, 2009, to our Board of Directors as to the fairness, from a financial point of view to Maxygen of the Consideration to be received by Maxygen in the Transactions in exchange for the Contributions to be made by Maxygen in the Transactions as of the date of Lazard’s opinion, as more fully described below under the caption “Opinion of Our Financial Advisor” beginning on page 24;

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Business Reputation of Astellas. Our Board of Directors considered the business reputation of Astellas and its management, the financial resources of Astellas and the positive working relationship that we have had with Astellas under the Co-Development Agreement. Our Board of Directors also considered the potential impact of the Transactions on our other business partners and licensees; and

•

Stockholder Approval. Our Board of Directors considered the fact that Maxygen stockholders will be able decide whether to approve the Transactions or to vote against the Transactions if they view the terms to be unfavorable.

Risks of the Transactions

Our Board of Directors also considered a variety of risks and other factors concerning the Transactions, including:

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the risk that the Transactions are subject to a number of closing conditions, including that no material adverse effect have occurred between the signing of the Master Joint Venture Agreement and closing, and that as a result the Transactions might not be completed in a timely manner or at all;

•

the restrictions on the conduct of our business prior to completion of the Transactions, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the Transactions;

•

the restrictions on our Board of Directors’ ability to solicit or engage in discussions or negotiations with a third party regarding alternative transactions, to change its recommendation and to terminate the Master Joint Venture Agreement to accept a superior proposal;

•	the requirement that we pay a termination fee of $1.5 million to Astellas in certain circumstances;

•

the possibility that macroeconomic or industry-wide conditions may improve, or that the Business will be more successful than expected when we negotiated the Transactions, each of which may make the Business more valuable than anticipated when we negotiated the terms of the Transactions;

•

that Astellas has an option to purchase our equity interest in Perseid but we have no corresponding right to force Astellas to purchase our equity interest in Perseid, and as such the return to our stockholders on the proposed Transactions remains highly dependent upon Perseid’s ability to develop the MAXY-4 Program, the ultimate success of the MAXY-4 Program and the related probabilities that Astellas will exercise the Buy-Out Option;

•

that Astellas as a holder of Perseid’s Series B Preferred Units will have the right to veto certain alternative transactions, in which we might realize value for our investment in Perseid, including mergers and acquisitions and asset sales;

•

the substantial restrictions on our ability to license our intellectual property contributed to Perseid to parties other than Astellas that are set forth in the Transaction Documents for the proposed Transactions;

•	the possibility that we may become subject to litigation in connection with the Transactions;

•

the possibility that the Transactions contemplated by the Transaction Documents might not be consummated, and if the Transactions are not consummated, our directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of this matter, and we will have incurred significant transaction costs;

•

that we have implemented a number of management and other changes and have entered into other arrangements with our employees that are all contingent upon the consummation of the transactions contemplated by the Transaction Documents, and that if the Transactions are not consummated, there may be a substantial disruption to our operations and our ability to retain employees and maintain our ongoing operations may be adversely affected;

•

the effect of the public announcement, including the effects on our business partners and licensing relationships, of the proposed Transactions, including effects on operating results, stock price, and our ability to attract and retain key management and scientific personnel pending completion of the Transactions and thereafter; and

•	the impact of the Transactions on our employees.

Our Board of Directors collectively determined to recommend the approval of the Transactions in light of the various factors that members of our Board of Directors believed were appropriate. Of the variety of factors considered by our Board of Directors in connection with its evaluation of the Transactions and the Transaction Documents and the complexity of these matters, our Board of Directors did not consider it practicable, and did not attempt, to quantify, rank or otherwise assign relative or specific weight or values to any of these factors. Rather, our Board of Directors made its recommendation based on the totality of the information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weight to different factors.

Recommendation of Our Board of Directors

After careful consideration, our Board of Directors has (i) approved the Transactions and (ii) determined the Transactions to be in the best interests of Maxygen and our stockholders, and recommends to our stockholders that the Transactions be approved by our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE TRANSACTIONS.

Opinion of Our Financial Advisor

Maxygen retained Lazard to act as investment banker to Maxygen and to render an opinion to our Board of Directors as to the fairness, from a financial point of view, to Maxygen of the Consideration to be received by Maxygen in the Transactions in exchange for the Contributions to be made by Maxygen in the Transactions. For purposes of Lazard’s opinion, the 50,000,000 Series A Preferred Units of Perseid to be received by Maxygen in the Transactions (which is subject to the Buy-Out Option) is referred to as the “Consideration” and the Business and the $10 million to be contributed to Perseid by Maxygen are referred as the “Contributions.” On June 29, 2009, Lazard rendered its oral opinion to our Board of Directors, subsequently confirmed in writing, that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the Consideration to be received by Maxygen in the Transactions in exchange for the Contributions to be made by Maxygen in the Transactions was fair, from a financial point of view, to Maxygen.

The full text of Lazard’s written opinion, dated June 29, 2009, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion is attached to this proxy statement as Annex F and is incorporated into this proxy statement by reference. The description of Lazard’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex F. We encourage you to read Lazard’s opinion and this section carefully and in their entirety.

Lazard’s opinion was directed to our Board of Directors for the information and assistance of our Board of Directors in connection with its evaluation of the Transactions and only addressed the fairness, from a financial point of view, to Maxygen of the Consideration to be received by Maxygen in the Transactions in exchange for the Contributions to be made by Maxygen in the Transactions as of the date of Lazard’s opinion. Maxygen did not request Lazard to consider, and Lazard’s opinion did not address, the relative merits of the Transactions as compared to any other transaction or business strategy in which Maxygen might engage or the merits of the underlying decision by Maxygen to engage in the Transactions. Lazard’s opinion was not intended to and does not constitute a recommendation to any holder of Company common stock as to how such holder should vote or act with respect to the Transactions or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the price at which shares of Maxygen common stock may trade at any time subsequent to the announcement of the Transactions.

The following is a summary of Lazard’s opinion. We encourage you to read Lazard’s written opinion carefully in its entirety.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of drafts, dated June 24, 2009, of the Transaction Documents;

•	analyzed certain publicly available historical business and financial information relating to Maxygen;

•

reviewed various financial forecasts and other data provided to Lazard by Maxygen relating to the MAXY-4 Program, which included four sets of forecasts, an unadjusted case, a “downside case” that was probability weighted by management at 40%, a “base case” that was probability weighted by management at 50% and an “upside case” that was probability weighted by management at 10%;

•	held discussions with members of the senior management of Maxygen with respect to the business and prospects of Maxygen;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the MAXY-4 Program;

•	reviewed historical stock prices and trading volumes of Maxygen common stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Maxygen or concerning the solvency or fair value of Maxygen or the Business, and Lazard was not furnished with such valuation or appraisal. With respect to the financial forecasts that Lazard reviewed, Lazard assumed, with the consent of Maxygen, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Maxygen as to the future financial performance of the MAXY-4 Program. Based on direction from the management of Maxygen, and with Maxygen’s consent, in rendering its opinion, Lazard used a probability weighted blend of the downside case, base case and upside case financial forecasts prepared by management of Maxygen. Lazard assumed no responsibility for and expressed no view as to such forecasts or the assumptions on which they are based. Based on direction from the management of Maxygen, and with Maxygen’s consent, in rendering its opinion, Lazard assumed that substantially all of the value of the Business being contributed to Perseid is attributable to the MAXY-4 Program and not to any other assets included in the Business. As Maxygen was aware, the form of the Transactions and the financial and operating characteristics of the MAXY-4 Program caused its financial results to have limited comparability, for valuation purposes, to those of other companies and transactions and, accordingly, Lazard did not performed a comparable companies analysis or comparable transactions analysis.

In rendering its opinion, Lazard assumed, with the consent of Maxygen, that the Transactions would be consummated on the terms described in the Transaction Documents, without any waiver or modification of any material terms or conditions of the Transaction Documents. Representatives of Maxygen advised Lazard, and Lazard assumed, that the Transaction Documents, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of Maxygen, that obtaining the necessary regulatory or third party approvals and consents for the Transactions would not have an adverse effect on Maxygen or Perseid. Lazard further assumed that the receipt of the Consideration by Maxygen will qualify for U.S. federal income tax purposes as a transaction within the meaning of Section 721 of the Internal Revenue Code of 1986, as amended. Lazard’s opinion did not address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Maxygen obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects of the Transaction Documents (other than the Consideration to the extent expressly specified in Lazard’s opinion), including, without limitation, the fairness of the Buy-Out Option price at the time the Buy-Out Option is exercised, if it is exercised. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transactions, or class of such persons, relative to the Consideration or otherwise.

The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The brief summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Considering selected portions of the analyses and reviews or the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

In arriving at its opinion, Lazard considered the results of all of its analyses and reviews and did not attribute any particular weight to any factor, analysis or review considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses and reviews.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Maxygen and Perseid. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to Maxygen, Perseid or the Transactions, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 29, 2009 and is not necessarily indicative of current market conditions.

Financial Analyses

Discounted Cash Flow Analysis. Lazard performed an analysis of the net present value of projected operating income of the MAXY-4 Program for 2009 to 2018 using estimates of Maxygen’s management, which were probability adjusted for clinical and regulatory risk based on Company management estimates. The operating incomes were then discounted using discount rates ranging from 16% to 20%. The assumed discount rate range was derived from the weighted average cost of capital analysis that Lazard calculated for Maxygen. Based on this analysis, Lazard arrived at an implied technology value of the MAXY-4 Program of $13 million to $38 million.

Analysis of Value of Consideration to Maxygen. Lazard performed an analysis of the net present value of the value of the Consideration to Maxygen by calculating (A) (i) the values of the Buy-Out Option to Maxygen from 2009 to 2012 if it were to be exercised, which values were probability adjusted for risk based on Company management estimates plus (ii) the salvage values of Perseid to Maxygen from 2009 to 2012 if the Buy-Out Option is not exercised, which values were probability adjusted for risk based on Company management estimates, minus (B) the $10 million initial cash investment by Maxygen in Perseid. Those values were then discounted using discount rates ranging from 16% to 20%. The assumed discount rate range was derived from the weighted average cost of capital analysis that Lazard calculated for Maxygen. Based on this analysis, Lazard arrived at a risk adjusted net present value of the Consideration to Maxygen of $41 million to $58 million.

Lazard noted that the range of risk adjusted net present values of the Consideration to Maxygen is higher than the range of implied technology values of the MAXY-4 Program.

Miscellaneous

In connection with Lazard’s services as Maxygen’s investment banker, Maxygen agreed to pay Lazard a fee of $1,403,000 in connection with the Transactions, $500,000 of which was payable upon the delivery of Lazard’s opinion and $903,000 of which is contingent upon the consummation of the Transactions. Maxygen has also paid other fees to Lazard in connection with other transactions. Maxygen also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement, including certain liabilities under U.S. federal securities laws.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard has provided investment banking services to Astellas, including in connection with Astellas’ offer for CV Therapeutics earlier this year, for which it received compensation and Lazard has also provided investment banking services to Maxygen for which it received compensation. In addition, in the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC (an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and their respective affiliates may actively trade securities of Maxygen and/or the securities of Astellas for their own accounts and for the accounts of their customers and, accordingly, may at the time of rendering this opinion or any other time hold a long or short position in such securities. The issuance of Lazard’s opinion was approved by an authorized committee of Lazard Frères & Co. LLC.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to Maxygen because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of Maxygen.

Maxygen and Astellas determined the Consideration to be paid to Maxygen and the Contributions to be made by Maxygen in the Transactions through arm’s-length negotiations, and our Board of Directors approved the Consideration, the Contributions and the other terms of the Transactions. Lazard conducted the analyses and reviews summarized above for the purpose of providing an opinion to our Board of Directors as to the fairness, from a financial point of view, to Maxygen of the Consideration to be received by Maxygen in the Transactions in exchange for the Contributions to be made by Maxygen in the Transactions. Lazard did not recommend any specific consideration to our Board of Directors or any other person or indicate that any given consideration constituted the only appropriate consideration for the Transactions.

Lazard’s opinion was one of many factors considered by our Board of Directors. Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of our Board of Directors with respect to the Consideration or of whether our Board of Directors would have been willing to recommend a different transaction or determine that a different Consideration was fair. Additionally, Lazard’s opinion is not intended to confer any rights or remedies upon any employee or creditor of Maxygen or Perseid.

Purpose of the Transactions

The purpose of the Transactions is to increase the likelihood of realization of significant value of the Business for our stockholders. We believe that a close business and development relationship with Astellas will provide the best opportunity to develop the Business while we maintain operational control over the Business, subject to Astellas’ Buy-Out Option. While we will have a reduced ongoing financial commitment to the Business, we will retain significant interest in the success of the Business given that Astellas has the option to purchase our equity interest in Perseid.

Proceeds from the Transactions; Potential Future Cash Distributions to Stockholders

The cash contributions to capital of Perseid that are part of the Transactions will be used by Perseid for the working capital and general corporate purposes of Perseid. However, given that Maxygen will have large cash reserves and a reduced ongoing financial commitment to the Business if the proposed Transactions are consummated, our Board of Directors expects to consider and evaluate one or more distributions to our stockholders of a portion of our cash resources in excess of our current and longer term operational requirements. Such distributions may be accomplished through cash dividends, share repurchases or other mechanisms and may be fully or partially taxable depending on the circumstances of such distribution. Currently, our Board of Directors has not determined the timing, amount or form of such distributions and will be addressing such matters if the proposed Transactions are consummated.

Effects of the Transactions

If the Transactions and the Transaction Documents are approved by our stockholders and the other conditions to closing are satisfied, we expect that our primary operational focus will be on the pre-clinical and potential clinical development of products included in the Business as part of the joint venture with Astellas, with a view toward maximizing the likelihood that Astellas will exercise their Buy-Out Option in the future. Maxygen, our corporate structure (other than by way of establishment of Perseid as our majority owned subsidiary), our public reporting obligations and the listing of our common stock on the Nasdaq Global Market will not be affected as a result of completing the Transactions. Given our transaction with Bayer and our license arrangements with Cangene described above, when combined with our previously announced decision not to further the clinical development of MAXY-G34 for chemotherapy-induced neutropenia without a partner, we will have few remaining operating assets other than those within the Perseid joint venture.

If the Transactions are not approved by our stockholders and therefore not completed, we will seek to continue to develop the Business as well as to consider and evaluate other strategic opportunities. There can be no assurances that our development of the Business or any alternative strategic opportunities will result in the same or greater value to shareholders as the proposed Transactions.

Interests of Our Directors and Executive Officers in the Transactions

In considering the recommendation of Maxygen’s Board of Directors that you vote to approve the Transactions, you should be aware that Maxygen’s executive officers and directors have economic interests in the Transactions that may be different from, or in addition to, those of our stockholders generally. Maxygen’s Board of Directors was aware of and considered these interests, among other considerations, in reaching decisions to approve the Transactions.

Amended Change in Control Agreements. In connection with the Transactions, we have entered into amended and restated change in control agreements with Russell Howard, Elliot Goldstein and Lawrence Briscoe (the “restated change in control agreements”). The restated change in control agreements will replace our existing change in control agreements with each such officer effective as of the closing of the transactions contemplated by the Master Joint Venture Agreement, but only if such closing occurs by December 31, 2009. The restated change in control agreements provide that the closing of the Master Joint Venture Agreement will constitute a “change in control” for purposes of such agreements. Under the restated change in control agreements, the officers will terminate employment with Maxygen at the end of a six-month transition period following the closing of the transactions contemplated by the Joint Venture Agreement (or such shorter transition period as determined by our Board of Directors). At the end of this transition period, or earlier if Maxygen terminates their employment without cause, their employment terminates due to death or disability, or upon voluntary termination for good reason (as the terms “cause,” “disability,” and “good reason” are defined in the restated change in control agreements), the executive officers will receive the following payments and benefits subject to entering into a release of claims agreement and a three-year non-competition and non-solicitation agreement in favor of Maxygen.

•	A lump sum payment equal to three times the executive officer’s 2009 base salary, payable on the first payroll date on or after six (6) months and one day following the employment termination date.

•	Full accelerated vesting of outstanding equity awards as of the termination date.

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Company reimbursement of the executive officer’s premium payments for continued medical, dental and vision coverage elected under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”) for the duration of the period the executive officer and his eligible dependants are eligible for COBRA coverage (generally 18 months but may be extended in certain circumstances), or until the executive obtains comparable alternative coverage.

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Extension of the post-termination exercise period to the full original term for outstanding stock options with an exercise price of $20.00 or less and cancellation of options with an exercise price above $20.00.

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Eligibility for 2009 calendar year bonus (in an amount determined in the discretion of the Board), in an amount pro-rated based on the executive’s period of service during the year. The bonus will be paid six (6) months and one day following the termination date or, if later, the date other employees are paid their bonuses, but not later than December 31, 2010.

Resignation of Dr. Howard. In connection with his restated change of control agreement, Dr. Howard has delivered his contingent resignation from the Board, which resignation will take effect at such time as Dr. Howard no longer serves as our Chief Executive Officer. Pursuant to Dr. Howard’s restated change of control agreement, Maxygen will terminate Dr. Howard’s employment effective as of the six-month anniversary (or earlier as determined by the Board) of the closing of the Transactions. In the event that Dr. Howard’s service as Chief Executive Officer does not terminate prior to or on the six-month anniversary of the closing of the Transactions, or upon the termination of Dr. Howard’s restated change of control agreement, Dr. Howard’s resignation will be null and void.

Retention Agreement with Mr. Yonehiro. In connection with the Transactions, we have entered into a retention agreement with Grant Yonehiro (the “retention agreement”). The retention agreement will become effective as of the closing of the transactions contemplated by the Master Joint Venture Agreement, but only if such closing occurs by December 31, 2009. Under the retention agreement, upon the closing of the transactions contemplated by the Master Joint Venture Agreement, Mr. Yonehiro will be entitled to receive:

•	A lump sum transaction bonus of $600,000, provided Mr. Yonehiro remains employed through the closing date and executes a release of claims in favor of Maxygen.

•	Full accelerated vesting of outstanding equity awards and cancellation of any outstanding options with an exercise price above $20.00.

•	Extension of the post-termination exercise period for outstanding stock options to the full original term of the awards.

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If Mr. Yonehiro is covered by Company paid health plans at the time of termination, then Maxygen will reimburse his premium payments for continued medical, dental and vision coverage elected under COBRA for the period Mr. Yonehiro and his eligible dependants are eligible for COBRA coverage (generally 18 months but may be extended in certain circumstances), or until the executive obtains comparable alternative coverage.

•	Eligibility for 2009 calendar year bonus (in an amount determined in the discretion of the Board), paid at the time other employees are considered for a bonus for such calendar year.

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Lump sum cash retention bonus payments of $200,000 (the “retention payments”), payable on each of the first three anniversary dates of the closing of the Master Joint Venture Agreement, provided Mr. Yonehiro remains employed by Maxygen or Perseid through each such date.

Mr. Yonehiro is also entitled to severance benefits under the retention agreement. If prior to the three-year anniversary of the closing of the transactions contemplated by the Master Joint Venture Agreement, Mr. Yonehiro’s employment with Maxygen is terminated by Maxygen without cause, terminates due to Mr. Yonehiro’s death or disability, or Mr. Yonehiro terminates his employment voluntarily for good reason (as the terms “cause,” “disability,” and “good reason” are defined in the retention agreement), or upon Maxygen’s dissolution or liquidation, then, in each case, on the condition that Mr. Yonehiro enter into a release of claims agreement and a three-year non-competition and non- solicitation agreement in favor of Maxygen, Mr. Yonehiro will entitled to a lump sum payment equal to the greater of (i) the unpaid portion of the retention payments, or (ii) six months of his then applicable base salary.

It is expected that Mr. Yonehiro will resign from Maxygen upon the closing of the transactions contemplated by the Master Joint Venture Agreement and concurrently with accepting the position as Chief Executive Officer and President of Perseid, described below. Upon Mr. Yonehiro’s resignation from Maxygen, he will no longer be eligible to receive any severance benefits payable under his retention agreement with Maxygen.

Consulting Agreements. As a further condition to receipt of benefits under the restated change in control agreements and the retention agreement, the executive officers will each enter into consulting agreements with Maxygen. The consulting agreements will become effective immediately following each executive officer’s termination of employment with Maxygen and provide for an hourly consulting fee for services provided to Maxygen at Maxygen’s request. The hourly fee is $260 for Dr. Howard, $220 for Dr. Goldstein, $150 for Mr. Yonehiro and $185 for Mr. Briscoe. The consulting agreements will have a term of three years measured from the closing date of the transactions contemplated by the Master Joint Venture Agreement and are terminable earlier by Maxygen upon ninety (90) days written notice or due to the death or disability of the service provider.

Employment Agreement with Perseid. Mr. Yonehiro has entered into a contingent offer letter with Maxygen on behalf of Perseid to serve as its Chief Executive Officer and President, effective as of the closing of the transactions contemplated by the Master Joint Venture Agreement. Pursuant to the offer letter, Mr. Yonehiro will receive an annual base salary of $300,000 and a discretionary bonus award for 2010 ranging from 0% to 60% of base salary, with a target payment of 45%. Mr. Yonehiro also will receive a grant of 3,750,000 common units of limited liability company interest of Perseid granted as “profits interest” units pursuant to the Perseid equity incentive plan and will be eligible to participate in benefit plans made available to employees by Perseid. In the event Perseid terminates Mr. Yonehiro’s employment without cause or Mr. Yonehiro terminates his employment with Perseid for good reason (as the terms “cause” and “good reason” are defined in the offer letter), then conditioned on execution of a release of claims in favor of Perseid, Mr. Yonehiro shall receive:

•	Continued payments of his then-current base salary for six (6) months following termination.

•	Pro-rated target bonus for the year of termination.

•	Accelerated vesting of Maxygen and Perseid equity awards by an additional six (6) months and extension of post-termination exercise period of vested options by an additional six (6) months.

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Perseid reimbursement of Mr. Yonehiro’s premium payments for continued medical, dental and vision coverage elected under COBRA for six (6) months, unless Mr. Yonehiro is receiving medical coverage under Maxygen plans.

Amended Change of Control Agreement with Mr. Yonehiro. In connection with the Transactions, Maxygen has entered into an amended and restated change of control agreement with Mr. Yonehiro. The new agreement amends and restates the existing change in control agreement with Mr. Yonehiro solely to provide for its automatic termination of the agreement on December 31, 2009 unless a change in control (as defined in the agreement) occurs prior to such date and to conform its provisions to the safe harbor good reason definition under Section 409A of the Internal Revenue Code of 1986, as amended. It is anticipated that the closing of the transactions contemplated under the Master Joint Venture Agreement will not constitute a “change in control” under the amended agreement. However, if prior to December 31, 2009, a change of control of Maxygen occurs, then Mr. Yonehiro would be entitled to benefits under the terms of the amended and restated change of control agreement as follows. If within eighteen (18) months following the change of control (except as described below), either (x) Maxygen terminates Mr. Yonehiro’s employment other than for cause, disability (as each term in defined in the change of control agreement) or death or (y) Mr. Yonehiro terminates his or her employment with Maxygen voluntarily with good reason (as defined in the change of control agreement), then in each case (subject to Mr. Yonehiro entering into a release of claims in favor of Maxygen), he is entitled to receive:

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a lump sum payment equal to three times his yearly base salary in effect on the date of termination (without giving effect to any reduction in base salary subsequent to a change of control that constitutes good reason).

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full accelerated vesting of outstanding equity awards and the post-termination exercise period of his outstanding stock options and other awards shall automatically be extended to their full original term.

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if on the date of termination Mr. Yonehiro is covered by any Maxygen-paid health, disability, accident and/or life insurance plans or programs, Maxygen will provide to Mr. Yonehiro benefits substantially similar to those that he was receiving immediately prior to the date of termination for up to three (3) years.

•	Mr. Yonehiro will also be eligible for and considered for a full bonus for the calendar year in which his employment terminates.

The amended and restated change of control agreement with Mr. Yonehiro provides further that if a change of control occurs and, within eighteen (18) months following the change of control (except as described below), Mr. Yonehiro’s employment with Maxygen is terminated as a result of death or disability, then in each case:

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each of Mr. Yonehiro’s outstanding equity awards shall have their vesting schedule accelerated such that vesting shall occur as if the vesting had occurred on a monthly basis from the last date of vesting to the date of termination; and

•	Maxygen will provide Mr. Yonehiro and his or her family, if applicable, with health, disability, accident and/or life insurance benefits as described above.

Under the amended and restated change of control agreement with Mr. Yonehiro, if a change of control is the result of the sale of substantially all the assets of Maxygen’s protein pharmaceutical business, then the benefits described above are payable to Mr. Yonehiro upon cessation of employment with Maxygen (for any reason) that occurs after the earlier to occur of (i) twelve (12) months after the change of control and (ii) disposition of all or substantially all the remaining assets of Maxygen, or such shorter period as determined in the sole discretion of the Board.

Restricted Stock Units. In 2008, Maxygen granted restricted stock units to all employees of Maxygen, including our executive officers, and Mr. Stein. The restricted stock units typically vested as to 25% of the underlying shares on May 1, 2009 and vest as to the remaining underlying shares on May 3, 2010. In connection with the Transactions, restricted stock units will become fully vested as of ninety (90) days following the closing of the transactions contemplated by the Master Joint Venture Agreement. This will result in the accelerated vesting of 45,000 restricted stock units held by Mr. Stein. This will not affect the restricted stock units held by our executive officers, who have special equity acceleration provisions in their restated change in control or retention agreement, as described above.

Employment Arrangements. We have had preliminary discussions with James Sulat, a current director of Maxygen, to become our Chief Executive Officer and Chief Financial Officer. These discussions are ongoing and neither Maxygen nor Mr. Sulat has made any final decision in this regard. It is expected that a new Chief Executive Officer and Chief Financial Officer would assume such positions following the post-closing employment transition period of our current management. The compensation of any new management team members has not been determined as of this time and is not expected to be determined until offers have been extended to them for such employment.

Estimated Potential Payments. Assuming the transactions contemplated by the Master Joint Venture Agreement closed and the executive officers were terminated on June 30, 2009 and that Dr. Howard, Dr. Goldstein and Mr. Briscoe were entitled to full benefits available under their respective restated change in control agreements and Mr. Yonehiro was entitled to full benefits under the retention agreement, the executive officers would receive the approximate amounts set forth in the table below. You should note that the amounts indicated are estimates based on multiple assumptions. As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

Name	Potential Payment or Benefit
	Retention Bonus	Cash Severance	Equity Acceleration(1)	Health Insurance Premiums(2)	Total
Russell Howard	—	$1,561,560	$802,645	$34,134	$2,398,339
Elliot Goldstein	—	$1,319,484	$602,116	$34,134	$1,955,734
Lawrence Briscoe	—	$1,111,419	$489,528	$24,154	$1,625,101
Grant Yonehiro	$600,000	$600,000	$572,505	$34,134	$1,806,639

(1)	Reflects the intrinsic value of aggregate in-the-money options and/or restricted stock units that would become vested under the respective change in control agreements and retention agreement, as applicable. The intrinsic value of stock options is the aggregate difference between the closing price of our stock on June 30, 2009 ($6.72) and the exercise price of the accelerated options. The intrinsic value of each accelerated restricted stock unit is the closing price of our common stock on June 30, 2009 ($6.72).

(2)	Reflects the estimated value of eighteen (18) months of reimbursed premiums for continued group medical, dental and vision programs.

Dissenters’ Rights

There will be no change in your rights as a stockholder as a result of the Transactions. None of Delaware law, the Charter or our bylaws provides for appraisal or other similar rights for dissenting stockholders in connection with the Transactions, and we do not intend to independently provide stockholders with any such right. Accordingly, you will have no right to dissent and obtain payment for your shares in connection with the Transactions. Our shares of common stock will remain publicly traded on the Nasdaq Global Market following the closing of the Transactions.

Accounting Treatment of the Transactions

Under accounting principles generally accepted in the United States, we expect to reflect the results of operations of Perseid in our consolidated financial statements commencing with the quarter during which the Transactions are consummated. For further information, see the unaudited pro forma condensed financial information included in this proxy statement.

Financing; Source and Amount of Funds

The Transactions are not conditioned on either party’s ability to obtain financing. Astellas is a large, publicly traded company in Japan and it has publicly reported cash on hand and in banks of approximately $2.729 billion (based on a 98 yen/U.S. dollar exchange rate) as of March 31, 2009.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

The Transactions are not expected to result in any material U.S. federal or state income tax consequences to our stockholders. Maxygen intends to treat the contribution of cash and the Business to Perseid in exchange for Series A Preferred Units as a tax-free contribution under Section 721 of the Internal Revenue Code of 1986, as amended. The exercise of the Buy-Out Option, if it occurs, will be taxable for U.S. federal and state income tax purposes to Maxygen at the time the Buy-Out Option is exercised. Any gain recognized in connection with the exercise of the Buy-Out Option or other disposition of Perseid may be offset by available tax losses and credits of Maxygen, if any.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Maxygen believes that the Transactions are not subject to the HSR Act or the reporting and waiting requirements of any other United States antitrust law. The exercise of the Buy-Out Option, if it occurs, may be subject to the requirements of the antitrust laws, including the HSR Act.

THE TRANSACTION DOCUMENTS

The following is a summary of the material terms of the Transaction Documents. This summary does not purport to describe all the terms of the Transaction Documents and is qualified by reference to the complete Transaction Documents, which are attached as Annex A through Annex E to this proxy statement. We urge you to read the Transaction Documents carefully and in their entirety because they, and not this proxy statement, are the legal documents that govern the Transactions.

The Transaction Documents contain representations and warranties made by us to Astellas and representations and warranties made by Astellas to us. The assertions embodied in those representations and warranties were made solely for purposes of the Transaction Documents and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Transaction Documents. Moreover, these representations and warranties have been qualified by certain disclosures that we made to Astellas in connection with the negotiation of the Transaction Documents, which disclosures are not reflected in the Transaction Documents. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the Transaction Documents rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Transaction Documents as statements of factual information. The representations and warranties in the Transaction Documents and the description of them in this document should be read in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC. This description of the representations and warranties is included to provide our stockholders with information regarding the terms of the Transaction Documents.

Master Joint Venture Agreement

The Master Joint Venture Agreement sets forth the agreement to enter into a joint venture by Astellas and us with respect to the development of the Business. Astellas Bio Inc. will be our partner in the joint venture company, and Astellas Pharma Inc. made certain representations and warranties in the Master Joint Venture Agreement. Astellas Pharma Inc. and Astellas Bio Inc., along with their affiliates, are sometimes referred to herein collectively as “Astellas.” This agreement serves as the primary contract governing the parties’ obligations, through Perseid, on a going-forward basis.

Representations and Warranties

We and Astellas make certain representations and warranties to each other regarding the Business and the Transactions, including that:

•	each party is duly organized, validly existing and in good legal standing;

•	each party has all necessary authority to execute and deliver the Master Joint Venture Agreement;

•	we have not provided copies of meetings or other proceedings of our stockholders, our Board, or any committees of our Board;

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with respect to each party, the Transactions do not give any entity the right to (i) exercise any remedy or obtain any relief under any law or judgment, (ii) declare a default of, accelerate the performance of, or modify any loan or credit agreement, or (iii) revoke or suspend any governmental approval; except where a “material adverse effect” would not result. A “material adverse effect” means any event, change or effect that, when taken individually or together with all other events, changes and effects, is materially adverse to the condition, properties, assets, liabilities or operations of a party to the Master Joint Venture Agreement, or prevents or materially delays consummation of the Transactions or otherwise prevents a party to the Master Joint Venture Agreement from performing its obligations under any Transaction Agreement; except for: any event, change or effect resulting from or the performance by a party of its obligations under the Transaction Agreements in accordance with their terms or as required by applicable law, general economic changes, including market changes, any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation thereof or any change in applicable law;

•	the Transactions will not lead to the representing party becoming subject to any material tax;

•	neither party has any obligations to pay fees or commissions with respect to the Transactions;

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we are not entering the Transactions with the intent to defraud any entity to which we are indebted, and the units we are receiving in connection with the contribution of the Business have reasonably equivalent value to the Business;

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the Transactions will not result in any breach of or provide any right of modification to any of our debt instruments, contracts, permits or other obligations, except where a material adverse effect would not result;

•	there is no litigation involving Astellas that questions the validity of the Transaction Documents or the right by Astellas to enter into them; and

•	our respective boards of directors have approved the Transactions and, in our case, our Board has recommended that our stockholders approve the Transactions.

Covenants

We agreed to abide by certain covenants until closing of the Transactions or termination of the Master Joint Venture Agreement, which include:

•	conduct of the Business only in the ordinary course of business and in a manner materially consistent with past practice;

•	payment of all of our liabilities and taxes relating to the Business when due, subject to good faith disputes;

•	maintenance of insurance coverage in amounts adequate to cover our reasonably anticipated risks relating to the Business;

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notification of Astellas of any litigation, actual or threatened, which would relate to the Contributed Assets or the Business, notification of ongoing developments with respect to the same, and consultation with Astellas regarding the defense against such litigation;

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use of commercially reasonable efforts to preserve good relationships with our employees, licensors, licensees, suppliers, contractors and other persons with which we have business relations as related to the Business;

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use of commercially reasonable efforts to encourage certain employees to transition from Maxygen to Perseid in connection with the Transactions and establish an equity incentive plan for purposes of retaining such employees, and if such employees do not accept employment with Perseid, to help find replacements for such employees;

•	maintenance of benefit plans with respect to employees who transfer from Maxygen to Perseid;

•	use of commercially reasonably efforts to obtain consents in connection with the Transactions;

•	execution and filing of any document required to obtain a regulatory approval;

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provision of certain information rights to Astellas, including access to facilities, provision of financial statements, allowance of the opportunity to interview Maxygen employees, and assistance in the development of integration plans, each subject to customary exceptions;

•	calling a stockholders meeting to obtain approval for the Transactions and not withdraw the recommendation that the stockholders approve the Transactions; and

•	prompt notification of Astellas of any event of which we are aware which reasonably would be expected to have a material adverse effect on us relating to the Business.

We agreed to abide by certain covenants until closing of the Transactions, under which we have agreed not to:

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incur or assume any borrowings under capital leases that are secured by any assets related to the Business or any obligations which would have a material adverse effect on our or Perseid’s ability to conduct the Business in substantially the same manner and condition as currently conducted by us;

•	acquire any business, equity securities or assets which would be material to the Business or the Contributed Assets;

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sell, transfer, lease, license or otherwise encumber any of the material assets relating to the Business, except for the sale of inventory in the ordinary course of business, or enter into any agreements or commitments relating to the Business except on commercially reasonable terms in the ordinary course of business;

•	enter into any agreements or commitments relating to the Contributed Assets or the Business except on commercially reasonable terms in the ordinary course of business;

•	violate any law applicable to the Business, except where such violation would not have a material adverse effect with respect to Maxygen;

•	violate any contract or governmental approval applicable to the Business, the violation of which could reasonably be expected to have a material adverse effect with respect to Maxygen;

•	terminate or amend any such contract or approval, subject to certain exceptions;

•	commence a proceeding which would adversely affect the Contributed Assets or the Business;

•	acquire, lease or license any assets relating to the Contributed Assets or the Business, subject to certain exceptions;

•	provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage relating to the Business other than those made in the ordinary course of business;

•	borrow, if such act would have a material adverse effect with respect to Maxygen;

•	change credit practices, accounting methods or practices if such act would have a material adverse effect with respect to Maxygen;

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change the terms of accounts payable or receivable or cause any acceleration or delay in the payment or collection of receivables with respect to the Contributed Assets or the Business, if such act would have a material adverse effect with respect to Maxygen;

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incur, with respect to the Contributed Assets or the Business (i) any indebtedness for borrowed money, (ii) any deferred purchase price of property which would be capitalized in accordance with GAAP, (iii) any reimbursement and other obligations in respect of letters of credit and surety or performance bonds, (iv) any net obligations in respect of derivative products, (v) any accounts payable or trade payables other than those incurred in the ordinary course of business, and (vi) any liability as a guarantor on behalf of an obligation of another entity;

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with respect to the Contributed Assets or the Business, other than in the ordinary course of business, materially change our management organization or personnel arrangements with sales brokers, market research projects or working capital; change our discretionary costs; make any changes in capital expenditures; deviate from operating budgets; or change any of our business policies;

•	amend the terms of Maxygen’s charter documents which would result in a material delay of the consummation of the Transactions;

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hire any employee outside the ordinary course of business, terminate any key employee other than for cause, increase compensation payable to transitioning employees outside the ordinary course of business, establish any employee benefit plan, or grant any new severance entitlements or material compensation to any transitioning employee;

•	make any severance payment to any transitioning employee, except pursuant to already existing agreements;

•	in respect of taxes, make or change any election, adopt or change any accounting method, file any amendment to a return, enter into any closing agreement, settle any claim or assessment, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes related to the Contributed Assets or the Business, if such act would have a material adverse effect with respect to Maxygen;

•	fail to maintain all inventory relating to the Business at current levels or fail to maintain assets relating to the Business in good repair; or

•	intentionally take any action or fail to take any action that would cause a material adverse effect with respect to the Business taken as a whole.

Non-Solicitation of Competing Transaction

We agreed, through the earlier of the closing of the Transactions or the termination of the Master Joint Venture Agreement, not to:

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initiate, solicit, or knowingly encourage any inquiries that would reasonably be expected to lead to an alternative proposal (including by way of making statements or furnishing information regarding the Business); or

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hold any discussions or enter into any agreements with, or provide any information or respond to, any third party concerning an alternative proposal or cooperate in any way with, agree to, assist or participate in, solicit, knowingly facilitate or knowingly encourage any effort or attempt by any third party to do or seek any of the foregoing. If at any time prior to the earlier of (i) the closing and (ii) the termination of the Master Joint Venture Agreement, we are approached in any manner by a third party concerning an alternative proposal, we must promptly inform Astellas regarding such contact, and furnish Astellas with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such third party, and we must keep Astellas informed of the status and material terms of any future notices, requests, correspondence or communications related thereto.

We are not restricted in our ability to enter into negotiations for transactions which do not include the Business or the Contributed Assets, and such negotiations will not be deemed a breach of the Master Joint Venture Agreement even if they subsequently result in an alternative proposal involving the Business or the Contributed Assets, so long as we do not solicit such alternative proposal. For purposes of the Master Joint Venture Agreement, the party that “solicits” an alternative proposal is deemed to mean the party that first proposes an alternative transaction and not the party that receives such proposal provided such receiving party did not knowingly encourage the other party to make such proposal.

The Master Joint Venture Agreement does not prevent our Board from (i) authorizing a communication with any party that is limited to making such party aware of the provisions set forth above; (ii) furnishing information to (but only subject to customary confidentiality requirements and limitations on use and provided that we (A) promptly provide Astellas with copies of any non-public information concerning us provided to any other party if and to the extent such information has not otherwise been previously provided to Astellas and (B) take reasonable precautions to protect such non-public information) or entering into discussions or negotiations with any third party that has made (and not withdrawn) an alternative proposal and entering into discussions with such third party, if such alternative proposal was not solicited or knowingly encouraged by us in the course of discussions regarding a separate transaction and if our Board determines that the alternative proposal is or is reasonably likely to lead to a superior proposal; and (iii) taking and disclosing to our stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, with regard to an alternative proposal, or making any other disclosure to our stockholders if our Board determines that disclosure is required under applicable legal requirements.

We have agreed not to publicly approve or recommend an alternative proposal unless our Board (after consultation with outside legal counsel and considering in good faith any counter-offer or proposal made by Astellas) (i) determines that the alternative proposal constitutes a superior proposal that requires such action in order to comply with our fiduciary duties to our stockholders under applicable legal requirements; (ii) shall have given Astellas at least five business days notice that it intends to approve or recommend such alternative proposal and an opportunity to meet with us, our financial advisor, and our outside legal counsel, all with the purpose and intent of enabling Astellas and us to discuss and negotiate in good faith a modification of the terms and conditions of this Agreement (provided that a new two business days notice and negotiation period is required if the alternative proposal that our Board has determined to be a superior proposal is revised in any material respect); and (iii) shall have determined that such alternative proposal continues to be a superior proposal after taking into consideration any counter-offer or proposal made by Astellas.

We may enter into an agreement for a superior proposal and are required to terminate the Master Joint Venture Agreement immediately prior to, or immediately after, such acceptance. However, we are not permitted to take any of the actions described above with respect to a superior proposal after our stockholders approve the Transactions but prior to closing or the termination of the Master Joint Venture Agreement.

Interim Product Development

We have agreed to use commercially reasonable efforts to conduct the research activities described in, and in accordance with, a detailed workplan and budget provided to Astellas. We agreed to keep Astellas reasonably informed regarding such activities and respond to reasonable requests for information from Astellas with respect thereto. All intellectual property generated, invented or created in the conduct of such activities by or for us, subject to certain exceptions, shall be included with the Contributed Assets assigned to Perseid pursuant to the Asset Contribution Agreement. Astellas has agreed to reimburse us for certain expenses associated with such research activities, up to the amount set forth in the budget we provided to Astellas. In the event that the Master Joint Venture Agreement terminates and the Transactions are not consummated, (i) we will exclusively bear all the costs and expenses incurred in conducting such activities, without any obligation for Astellas to reimburse us in connection with such activities, and (ii) as among us, Astellas and Perseid, all intellectual property generated, invented or created in the conduct of such activities by or for us shall be retained exclusively by us, and we shall have the right to research, develop and commercialize, or license third parties to research, develop and commercialize, such intellectual property without the consent of, or further obligation to, Astellas or Perseid.

Conditions to Closing

The obligation of Astellas to consummate the Transactions is subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties made by us set forth in the Master Joint Venture Agreement, and in any Transaction Document delivered to Astellas by us under Master Joint Venture Agreement, shall be true and correct without reference to any qualification as to “materiality” or “material adverse effect,” such that the aggregate effect of any inaccuracies in such representations and warranties does not constitute a material adverse effect on us;

•

we will have performed in all material respects all obligations and covenants required to be performed by us under the Master Joint Venture Agreement and any other Transaction Agreement on or prior to the closing of the Transactions;

•	there will have been no material adverse effect with respect to us since the date of the Master Joint Venture Agreement that is continuing;

•

we will have delivered letters releasing the transferred employees from any noncompetition restrictions contained in agreements between such transferred employee and us prior to the closing of the Transactions that restrict their ability to provide services in connection with the Business contributed to Perseid in accordance with the Transactions;

•	no legal requirement will be in effect at the closing of the Transactions which prohibits or makes illegal the consummation of the Transactions;

•	the Transactions will have been approved by our stockholders; and

•	we will have delivered to Astellas all of the applicable closing documents and agreements; and Perseid will have delivered to Astellas all of the applicable closing documents and agreements.

Our obligation to consummate the Transactions is subject to the satisfaction of the following conditions:

•

the representations and warranties of Astellas set forth in the Master Joint Venture Agreement, and in any Transaction Documents delivered to us by Astellas under the Master Joint Venture Agreement, will be true and correct without reference to any qualification as to “materiality” or “material adverse effect,” such that the aggregate effect of any inaccuracies in such representations and warranties does not constitute a material adverse effect on Astellas;

•

Astellas will have performed in all material respects all obligations and covenants required to be performed by it under the Master Joint Venture Agreement and any other Transaction Documents on or prior to the closing of the Transactions;

•	no legal requirement will be in effect which prohibits or makes illegal the consummation of the Transactions at the closing of the Transactions;

•	the Transactions will have been approved by our stockholders; and

•	Astellas will have delivered to us all of the applicable closing documents and agreements; and Perseid will have delivered to us all of the applicable closing documents and agreements.

Termination

Unless terminated pursuant to the below provisions, the Master Joint Venture Agreement terminates upon the earlier of the exercise of the Buy-Out Option or the termination of the Buy-Out Option. In addition, the Master Joint Venture Agreement may be terminated at any time before the closing of the Transactions by us:

•	if the mutual written consent of both parties has been granted;

•	if Astellas has not satisfied our conditions to closing on or before November 30, 2009;

•

if consummation of the Transactions are enjoined, restrained or otherwise prohibited by the final nonappealable decision of a governmental body or court provided that the terminating party must have used its reasonable best efforts to have such decision lifted;

•	if our stockholders do not approve the Transactions; or

•	to enter into a superior proposal.

The Master Joint Venture Agreement may be terminated at any time before the closing of the Transactions by Astellas:

•	if the mutual written consent of both parties has been granted;

•	if we have not satisfied Astellas’ conditions to closing on or before November 30, 2009;

•

if consummation of the Transactions are enjoined, restrained or otherwise prohibited by the final nonappealable decision of a governmental body or court provided that the terminating party must have used its reasonable best efforts to have such decision lifted;

•	if our stockholders do not approve the Transactions;

•	if we have breached our agreement not to solicit a competing transaction; and

•	if we have withdrawn our recommendation that stockholders approve the Transactions.

Termination Fee

In the event of (i) our termination of the Transactions in favor of a superior proposal, (ii) termination by either party if our stockholders do not approve the Transactions, or (iii) termination by either party if we change our recommendation to stockholders regarding approval of the Transactions, we have agreed to pay to Astellas a termination fee of $1.5 million. In the event of termination if our stockholders do not approve the Transactions, we must pay the termination fee to Astellas only if an alternative proposal is publicly made prior to the Annual Meeting and not withdrawn, we enter into a definitive acquisition agreement with a party other than Astellas within 12 months following termination, and the alternative transaction is consummated.

Indemnification

Each party has agreed to indemnify the other parties for breaches of representations, warranties and covenants in the Transaction Documents. We have also agreed to indemnify Perseid for certain liabilities which Perseid will not assume as part of the Transactions and Perseid will agree to indemnify us for certain liabilities, upon Perseid’s execution of the Joinder Agreement. We, Astellas and Perseid will agree to limit monetary recovery to $20 million except in the instance of a breach of a covenant, and general limitations exist on recovery for indirect, special, incidental, consequential and punitive damages. This $20 million limit applies to each party individually, Astellas and its affiliates together and us and Perseid together. Claims involving fraud are not subject to these limits. In addition, we have agreed to indemnify Astellas and Perseid for claims related to certain technology that are not subject to these limits.

Indemnity obligations for breaches of representations and warranties generally last until the earlier of three years or the exercise of the Buy-Out Option. The limitation of recovery of $20 million is the exclusive monetary remedy for breaches of representations and warranties as well as indemnity of excluded and assumed liabilities, but is not the exclusive monetary remedy for breaches of covenants. Only those indemnity claims under the Master Joint Venture Agreement that relate to third party claims and are asserted prior to the exercise of the Buy-Out Option survive the exercise of the Buy-Out Option.

In addition, we granted Astellas the right to obtain remedies as would be available to Perseid under the Asset Contribution Agreement for breaches by us, but only Perseid may recover under such remedies. Upon Perseid’s execution of the Joinder Agreement, Perseid will agree to indemnify us for any amount paid to Astellas in compensation for a breach of our Co-Development Agreement with Astellas by virtue of the Transactions except to the extent the breach of the Co-Development Agreement underlying such amounts arises or results from a breach by Maxygen of any representations, warranties or covenants of Maxygen under any of the Transaction Agreements.

We have also agreed to defend Astellas and Perseid from any third party action for claims related to certain technology and indemnify these parties from 75% of all damages (though we pay all expenses) resulting therefrom from claims based on infringement of specified patents. This indemnification obligation will terminate upon the earlier of the exercise of the Buy-Out Option or expiration of patents. There is no limit to this indemnity. Astellas retains the right to consent to any settlement before payment of its portion of such damages.

In addition, under the Technology License Agreement and the Other Products Collaboration Agreement, each party has agreed to indemnify its counterparty for claims brought by third parties arising from certain actions which are customary for agreements of those types. We have also agreed to indemnify Perseid for claims brought by third parties arising from the negligence, recklessness or intentional misconduct of Maxygen or any of its employees or agents in performing its obligations under the Transition Services Agreement and for claims brought by Perseid plan participants arising from Maxygen’s administration of the benefits plan.

Non-Solicitation

Until the later of (i) three years from the date of the Master Joint Venture Agreement or (ii) one year following the consummation of the purchase of our ownership interest in Perseid pursuant to the Buy-Out

Option, no party may solicit any employee of another party to terminate his or her employment with such other party and become employed by such other party, whether or not such employee is a full-time employee of such other party, and whether or not such employment is pursuant to a written agreement or is at-will. However, parties may hire employees who are not transferring to Perseid and who (i) first make contact with such party on their own initiative regarding employment, (ii) are identified to such party as a result of a non-directed third party executive search; or (iii) respond to advertisements for employment that are aimed at the public at large in any newspaper, trade magazine, or other periodical or media in general circulation.

Dispute Resolution

The Master Joint Venture Agreement provides that disputes must be referred to our respective Chief Executive Officers (or their designated representatives) for attempted resolution by good faith negotiations within ten business days. If the dispute is resolved, a memorandum setting forth the agreement will be prepared and signed by each party if requested by any party. If the dispute is not resolved within ten business days, any dispute will be finally and exclusively settled by binding arbitration and the decisions of the arbitrator shall be final and binding. The place of the arbitration proceeding shall be in San Francisco, California. Each party agrees that the decision shall be the sole remedy between them regarding determination of the matters presented to the arbitrator; provided that the arbitrator shall not award any remedy other than the termination fee if our stockholders do not approve the Transactions, our Board changes its recommendation with respect to the Transactions or we enter into a superior proposal. The costs of arbitration shall be shared equally by the parties, who shall bear their own expenses and attorney’s fees incurred in connection with the arbitration; provided that the arbitrator may require a party to reimburse one or more other parties for expenses and attorney’s fees if it determines that any dispute has been submitted to arbitration in bad faith. The parties must use good faith efforts to complete arbitration within 90 days following the initiation of such arbitration.

Any intellectual property-related disputes not resolved by the Chief Executive Officers must be brought to a court of competent jurisdiction in the country in which such intellectual property rights were granted. In addition, the parties may seek interim relief or provisional remedy for a dispute, including injunctive relief (but not any monetary damages or monetary relief), pending resolution via the methods set forth above, that may be necessary to protect the rights or property of that party. Seeking or obtaining such interim relief or provisional remedy in a court is not a waiver of the agreement to arbitrate.

Asset Contribution Agreement

The Asset Contribution Agreement will set forth the terms and conditions of the contribution of the Business and a limited general and administrative function to Perseid. In addition, this agreement will provide for the license by us to Perseid of the intellectual property necessary to conduct the Business, as set forth in the Technology License Agreement described herein. We will also contribute our rights and obligations under contracts which relate to the Business. In consideration for our entry into the Asset Contribution Agreement, we will receive 40,000,000 Series A Preferred Units of Perseid.

We will agree to contribute to Perseid our MAXY-4 Program and all activities related thereto. We will also be contributing our programs directed to the discovery, research, and preclinical development of certain other proteins resulting from the use of the proprietary genomic shuffling and protein modification technologies of Maxygen for the prevention, treatment or management of human diseases (but excluding proteins used in our Maxy-G34 or vaccines program or certain other exclusively out-licensed proteins).

Under the Asset Contribution Agreement, Perseid will assume liabilities (i) arising before or after the closing under the Co-Development Agreement, subject to certain exclusions, (ii) arising after the closing under the Technology License Agreement, (iii) arising after the closing under personal property leases, (iv) providing accrued vacation to Maxygen employees who join Perseid, (iv) arising after the closing from any other assets contributed by Maxygen to Perseid with certain exceptions, and (v) all employment-related liabilities of employees joining Perseid arising after closing.

The Asset Contribution Agreement will contain standard representations and warranties, covenants and conditions to closing of the Transactions. We will make certain representations and warranties as to our ownership of intellectual property associated with the Business, the completeness of a list of our material contracts, and the accuracy of our financial statements, among other things. These representations and warranties survive until the earlier of three years after the closing of the Transactions or upon the exercise of the Buy-Out Option. The closing of the Transactions is subject to several conditions to closing under the Asset Contribution Agreement, including the delivery by us of executed documents effecting the contribution of the Business and the successful procurement by us of certain consents.

Representations and Warranties

We will make certain representations and warranties in the Asset Contribution Agreement to Astellas regarding the Business and the Transactions, including that:

•

except as set forth in our financial statements included on our Form 10-K for the year ended December 31, 2008, no affiliate of ours (i) has any interest in any asset relating to the Business, (ii) has any claim or right against us, and no event has occurred that might serve as a basis for any claim in favor of any affiliate against the Business, (iii) is a party to or has any interest in any contracts that pertain to the Business; or (iii) received from us or furnished to us any goods or services since December 31, 2008 with respect to the Business;

•

since December 31, 2008, (i) we have conducted the Business in the ordinary course of business, (ii) nothing has occurred that would reasonably be expected to result in a material adverse effect to Maxygen, and (iii) we have not taken any action that would result in a breach of the covenants we agreed to in the Master Joint Venture Agreement with respect to operation of the Business;

•

we have no liabilities relating to the Business or the Contributed Assets other than (i) liabilities reflected on financial statements included in our Form 10-K for the year ended December 31, 2008, (ii) liabilities not required to be reflected under GAAP, (iii) liabilities arising after December 31, 2008 in the ordinary course of business or (iv) liabilities arising under the Transaction Documents;

•	we have timely and correctly filed our tax returns and there are no tax-related liabilities or encumbrances with respect to the Business;

•

we are contributing all relevant intellectual property relating to the Business, we own such intellectual property free and clear of encumbrances, and there is no ongoing unlawful activity with respect to such intellectual property;

•

each policy insuring the Business and the Contributed Assets is legal, valid, binding, and enforceable in accordance with its terms and is in full force and effect, we are not in breach of any such insurance policy, and to our knowledge, no event has occurred which would constitute such a breach, or permit termination, modification, or acceleration, of any of such insurance policies;

•

we have good and valid title to all of the Contributed Assets, subject to encumbrances we disclose, none of which will materially impair the Contributed Assets; the Contributed Assets represent all material assets necessary to conduct the Business; and the Contributed Assets are in good condition, suitable for continued use and conform to all legal requirements;

•	we do not own real property and are in compliance with the material terms of our leases;

•	we have listed and made available all material contracts related to the Business, we are not in material breach of such contracts, and such contracts are valid and in full force and effect;

•

there is no agreement restricting use or exploitation of any Contributed Asset except as would not have a material adverse effect on Perseid; and we have not entered into any agreement under which we are restricted from distributing our products related to the Contributed Assets;

•	we are in material compliance with legal requirements relating to the Business and have all government approvals necessary to conduct the Business;

•	there is no material proceeding or claim relating to the Business;

•	our conduct of the Business is in material compliance with environmental regulations and there is no pending environmental claim arising from the Business; and

•	we have not entered into any contract with respect to a disposition of the Business except the Transaction Documents.

In addition, each of the representations and warranties set forth in the Master Joint Venture Agreement will also be incorporated as part of the Asset Contribution Agreement.

Finally, the dispute resolution provisions set forth in the Master Joint Venture Agreement also apply to the Asset Contribution Agreement; similarly, each party’s obligations for breaches of the representations, warranties and covenants contained in the Asset Contribution Agreement are governed by the indemnity provisions of the Master Joint Venture Agreement.

Covenants

Under the Asset Contribution Agreement, we agree to abide by certain covenants, which include delivery of the assets underlying the Business to Perseid and the agreements necessary to effect such transfer; provision of shared books and records relating to the Business; and execution of required third party consents.

Intellectual Property Documents

Other Products Collaboration Agreement

The Other Products Collaboration Agreement will set forth terms and conditions between Astellas and Perseid that describe how the parties will collaborate in the discovery, research, and preclinical development of certain proteins for the prevention, treatment or management of human diseases or conditions. Some of the principal terms and conditions of the Other Products Collaboration Agreement are set forth below.

Other Products Funding. Astellas will provide funding to Perseid to perform discovery, research and preclinical development of certain proteins other than the CTLA-4 protein for the prevention, treatment or management of human diseases or conditions, including the practice of the proprietary genomic shuffling and protein modification technologies of Maxygen to discover and develop such proteins, which will be exclusively licensed to Perseid for such purposes under the Technology License Agreement. The agreement will provide that the discovery, research and development will be set forth in a development plan and budget, directed and approved by a joint steering committee made up of representatives from Astellas and Perseid. The funding will cover all internal and external costs of Perseid attributable to such discovery, research and preclinical development, which will be at a minimum, amounts necessary to cover up to 42 scientific and technical FTEs of Perseid who are not otherwise allocated to supporting the MAXY-4 Program or providing services to Maxygen for the MAXY-G34 Program and at a maximum, $15 million for any consecutive 18-month period. Funding will be made in advance on a quarterly basis based on budgeted amounts approved by the joint steering committee (with no obligation for Astellas to fund above the budgeted amounts), with settlement of actual amounts versus budgeted amounts to be made within 45 days after the end of each quarter.

No Other Activities. For two years from the effective date of the Other Products Collaboration Agreement, Perseid may not, without the prior written consent of Astellas, conduct research, development, manufacture and commercialization activities except as set forth in the development plan and budget approved by the joint steering committee or such activities to support the programs for the MAXY-4 Program or providing services to Maxygen for the MAXY-G34 Program.

Option to License Other Products. In consideration of the funding provided by Astellas, Perseid will grant to Astellas an exclusive option to acquire an exclusive license, with the right to grant and authorize sublicenses, to commercialize one of the Other Programs that Perseid discovered, researched and developed under the funding provided by Astellas for the prevention, treatment or management of human diseases or conditions. Astellas may exercise this option, if the Buy-Out Option has expired and has not otherwise been exercised, for a limited period of time during which the parties will negotiate reasonable and customary terms and conditions for an exclusive license agreement; provided that if at the time Astellas exercises this option, the cash and cash equivalents of Perseid, less any debt held by Perseid, is less than $20 million, then Astellas will only be required to pay a $20 million up-front payment for such license agreement without any additional milestone, royalties or other financial consideration to Perseid other than pass-through royalties and milestones owed by Perseid to third parties due to activities of Astellas under the license agreement arising from a sublicense of such third party rights by Perseid under the license agreement. If Astellas exercises this option and Maxygen and Astellas fail to reach agreement on commercially reasonable financial and other terms for exclusive license(s) from Perseid to Astellas after good faith negotiations, Astellas shall have the right, in its sole discretion, to refer the matter to dispute resolution and elect to accept and enter into the terms and conditions determined by the arbitrator for such license agreement. If Astellas does not refer the matter to dispute resolution or does not notify Perseid of its decision to accept and enter into the terms and conditions determined by the arbitrator for such license agreement, then Astellas’ option will terminate, and Perseid will thereafter have the right to research, develop and commercialize, or license to third parties to research, develop and commercialize, the protein subject to the option, without the consent of, or further obligation to, Astellas. Except with respect to any protein for which Astellas has exercised this option, upon the earlier of the expiration or termination of this option, Perseid will have the right to research, develop and commercialize any proteins without the consent of, or further obligation to, Astellas.

Astellas Intellectual Property and Option to License. Astellas may also contribute intellectual property and other proprietary assets to Perseid to perform the discovery, research and development of certain proteins in consideration for additional equity interests in Perseid based on the mutual agreement of the parties as to the valuation of the contributed intellectual property and other proprietary assets of Astellas. Perseid will further grant to Astellas an exclusive option to acquire an exclusive license, with the right to grant and authorize sublicenses, to commercialize products for the prevention, treatment or management of human diseases or conditions based on the discovery, research and development of the contributed intellectual property and other proprietary assets of Astellas by Perseid. The terms and conditions of this option right will be substantially similar to the option to license Other Products as described above.

Ownership Intellectual Property; Patent Matters. Ownership of all inventions or other subject matter conceived, generated or made in connection with the performance of this agreement will be determined in accordance with U.S. patent laws; except that Perseid shall own all inventions or other subject matter conceived, generated or made in connection with the performance of this agreement that is directed toward the proprietary genomic shuffling technology of Maxygen. The parties will share in the costs of prosecution and maintenance of certain patents directed to inventions or other subject matter conceived, generated or made in connection with the performance of this agreement specifically related to proteins or the use of such proteins.

Term and Termination. The Other Products Collaboration Agreement will be in full force and effect until the expiration of the Buy-Out Option, unless earlier terminated by a party based upon the breach of the other party. Neither Perseid nor Astellas has a right to terminate for convenience.

Technology License Agreement

Under the Technology License Agreement, we will grant a license to Perseid to certain of our assets and proprietary technology, including assets and technology related to genomic shuffling, regulated read, CMV promoters and other protein modification technology, to perform discovery, research, development, manufacture and commercialization of proteins and products containing proteins for the prevention, treatment or management of human diseases or conditions. The licenses are exclusive with respect to the genomic shuffling technology and other program-specific technology related to the research and development programs transferred from us to Perseid under the Asset Contribution Agreement and non-exclusive with respect to other licensed technology; in each case, subject to existing third party rights to such licensed assets and technology.

Perseid Financing Documents

The Financing Documents will set forth the rights and obligations of the parties to the Transactions with respect to the ownership of Perseid Preferred Units.

LLC Agreement

The LLC Agreement will set forth the rights, preferences and privileges of each class and series of units representing membership interests in Perseid, of which, under the Transactions, we will initially own 50,000,000 Series A Preferred Units and Astellas will initially own 10,000,000 Series B Preferred Units, including the following terms:

Board of Managers. The Board of Managers will consist of five members. So long as at least 6,000,000 Preferred Units remain outstanding, the holders of Preferred Units, voting as a single class, will elect five members of the Board of Managers.

Liquidation Rights. In the event of a Liquidity Event (defined as (i) the acquisition of Perseid, (ii) a sale of all or substantially all of the assets of Perseid, or (iii) any liquidation, dissolution or winding up of the Perseid), the holders of Preferred Units will receive their liquidation preference, which equals $1.00 per Series A Unit and $1.00 per Series B Unit, on a pro rata, pari passu basis, and will be entitled to participate with any outstanding common units in any excess proceeds from any Liquidity Event.

Conversion of Preferred Units. Each Preferred Unit shall be convertible into one Common Unit, subject to the adjustments set forth below, at any time at the option of such holder of Preferred Units. In addition, all Preferred Units are subject to automatic conversion immediately prior to a firm commitment initial public offering at a valuation of at least $200,000,000 with aggregate proceeds to Perseid of at least $50,000,000.

Conversion to a Corporate Form. Following the expiration date of the Buy-Out Option the Board of Managers shall have the right to authorize the conversion of the legal form of Perseid to a corporation. If such a conversion is authorized by the Board of Managers, Astellas has the option to require the Board of Managers and members to use commercially reasonable good faith efforts to structure the transaction to incorporate Perseid as a tax-deferred transaction.

Anti-Dilution Adjustments. Upon an issuance of units at a lower price per share than that contemplated by the Unit Purchase Agreement, subject to customary exceptions, the price of each outstanding Preferred Unit shall be adjusted on a broad-based weighted average basis.

Protective Provisions.

So long as at least 25,000,000 units of Perseid Series A Preferred Units remain outstanding, certain events require the approval of a majority of the Series A Preferred Units prior to the Option Expiration Date. Furthermore, so long as at least 5,000,000 units of Perseid Series B Preferred Units remain outstanding, the same events require majority approval from the Series B Preferred Units prior to the Option Expiration Date. These events are:

•	amendments to the LLC Agreement which would adversely affect the Series A Preferred or Series B Preferred, as applicable;

•	offerings of units or securities linked to units, other than certain units granted in accordance with Perseid’s employee equity plan (“Profit Interest Units”);

•	issuance of securities senior to or on a parity with a series of Preferred without the approval of the applicable series of Preferred;

•	authorization of a merger or similar transaction;

•	increase the size of the Board of Managers to a number greater than five managers;

•	repurchase Common Units, subject to exceptions for repurchases of units owned by Perseid’s service providers in connection with a termination;

•	declaration of a distribution with respect to any class or series of units;

•	creation of any indebtedness for borrowed money in excess of $10,000,000, subject to certain exceptions;

•	authorize the conversion of the legal form of Perseid to a corporation;

•	voluntary liquidation or dissolution; or

•	amendment of the above protective provisions.

So long as at least 25,000,000 Perseid Series A Preferred Units remain outstanding and any loan under the Loan Agreement shall be outstanding, certain events require the approval of a majority of the Series A Preferred Units after the Option Expiration Date. Furthermore, so long as at least 5,000,000 Series B Preferred Units remain outstanding and any loan under the Loan Agreement shall be outstanding, certain events require the approval of a majority of the Series B Preferred Units after the Option Expiration Date. These events are:

•

amendments to the LLC Agreement which would adversely affect the Series A Preferred or Series B Preferred, as applicable (provided that issuance of equity securities senior to or on parity with the applicable series of Preferred Units shall not require approval);

•

offerings of units or securities linked to units, other than Profits Interest Units, additional units offered to us, units offered to other persons or entities as long as we remain the majority holder, or units that are junior to the Series B Preferred;

•	authorization of a merger or similar transaction, unless such transaction will result in the repayment of all loan amounts;

•	repurchase Common Units, subject to exceptions for repurchases of units owned by Perseid’s service providers in connection with a termination;

•	declaration of a distribution with respect to any class or series of units;

•	creation of any indebtedness for borrowed money in excess of $10,000,000, subject to certain exceptions; or

•	amendment of the above protective provision.

So long as fewer than 25,000,000 Series A Preferred Units remain outstanding or no loan under the Loan Agreement shall be outstanding, certain events require the approval of a majority of the Series A Preferred Units after the Option Expiration Date. Furthermore, so long as fewer than 5,000,000 Series B Preferred Units remain outstanding or no loan under the Loan Agreement shall be outstanding, certain events require the approval of a majority of the Series B Preferred Units after the Option Expiration Date. These events are:

•

amendments to the LLC Agreement which would adversely affect the Series A Preferred or Series B Preferred, as applicable (provided that issuance of equity securities senior to or on parity with the applicable series of Preferred Units shall not require approval); or

•	amendment of the above protective provisions.

Series A and Series B Preferred Unit Purchase Agreement

The Series A and Series B Preferred Unit Purchase Agreement (the “Unit Purchase Agreement”) will set forth the terms and conditions of the purchase and sale of Perseid’s Series A and Series B Preferred Units. In exchange for the Business, we will receive 40,000,000 Perseid Series A Preferred Units, valued at $40,000,000. We will also agree to purchase an additional 10,000,000 Series A Preferred Units in exchange for $10,000,000 cash. Astellas will agree to purchase 10,000,000 Series B Preferred Units in exchange for $10,000,000 cash.

Perseid will make a number of representations and warranties to Astellas and us. The topics covered by these representations and warranties include, but are not limited to, the following topics:

•	Perseid is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware;

•	the authorized capital of Perseid;

•

Perseid has all necessary power and authority to execute and deliver the Unit Purchase Agreement and to perform its obligations thereunder, and no other proceedings on the part of Perseid are necessary to authorize or consummate the unit purchase;

•

the units issued pursuant to the Unit Purchase Agreement will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents;

•	governmental approval required on the part of Perseid in connection with the consummation of the unit purchase; and

•	the accuracy of the Perseid’s company documents, including its Certificate of Formation and its LLC Agreement.

We and Astellas will make a number of representations and warranties to Perseid, including those related to customary investment and securities law compliance.

In addition, each of the (i) representations and warranties and (ii) conditions to closing present in the Master Joint Venture Agreement will also serve as such in the Unit Purchase Agreement

Investors’ Rights Agreement

General Investor Rights. The Investors’ Rights Agreement will set forth certain rights and obligations of holders of Preferred Units. This agreement will provide information rights and subjects Preferred holders to market stand-off and transfer restrictions. In addition, this agreement provides registration rights to Preferred holders upon the conversion of Perseid to a corporation. The Investors’ Rights Agreement also provides a right of first refusal to Astellas and to us to invest, on a pro rata basis, in issuances of new securities, if any, by Perseid, subject to certain exceptions.

Buy-Out Option. In addition, the Investors’ Rights Agreement provides Astellas with an option to purchase our Perseid Series A Preferred Units at specified prices over time until three years from closing (the “Buy-Out Option”). The applicable exercise prices for the Buy-Out Option are set forth in the table below:

	Q1	Q2	Q3	Q4
Year 1 (2009 - 2010)	$53 million	$57 million	$61 million	$65 million
Year 2 (2010 - 2011)	$70 million	$76 million	$81 million	$88 million
Year 3 (2011 - 2012)	$95 million	$104 million	$113 million	$123 million

We may not transfer Perseid Series A Preferred Units until the expiration of the Buy-Out Option and Astellas may not transfer Perseid Series B Preferred Units or the Buy-Out Option prior to such expiration (the “Lock-Up Provisions”).

If Astellas notifies us of its exercise of the Buy-Out Option but the closing of the exercise of the Buy-Out Option (the “Option Closing”) does not occur within 90 days of provision of such notice, then Astellas will have forfeited the Buy-Out Option unless (i) we have breached our obligations with respect to the Buy-Out Option, causing the failure of closing and Astellas has not failed to comply with its obligations or (ii) a governmental authority has not provided a consent required to consummate the Buy-Out Option or has taken action prohibiting the consummation of the Buy-Out Option.

The Option Closing will be effected through a purchase agreement containing terms and conditions which are mutually agreeable to Astellas and us. We will be required to make representations and warranties (which representations and warranties, with certain exceptions, shall not survive closing) and agree to other terms which are substantially similar to those in the Asset Contribution Agreement with respect to the Business.

Concurrently with the Option Closing, Astellas has agreed to purchase for cash all vested Profits Interest Units held by Perseid’s then-current and former employees, consultants, directors and other service providers at a price per share derived from the deemed value of Maxygen based upon the then applicable value of the Buy-Out Option. Astellas will also make adequate provisions for, and upon the subsequent vesting of, purchase, any unvested Profits Interest Units, in each case pursuant to Perseid’s 2009 Equity Incentive Plan.

Opt-Out Funding. If (i) the Buy-Out Option expires unexercised, (ii) Perseid does not then have in cash and cash equivalents less debt an amount greater than $20,000,000 (the “Maximum Loan Amount”), (iii) Astellas retains its license rights to products from the MAXY-4 Program and (iv) the Product Option expires unexercised, (clauses (i) through (iv) collectively referred to as the “Loan Conditions”), Perseid shall have the right to obtain from Astellas, through its wholly-owned subsidiary, Astellas US Holding, Inc., or its assignee revolving loans up to the difference between (x) $20 million and (y) the cash and cash equivalents, less debt, then held by Perseid (the “Loan Option”), upon the terms and conditions described below under “Loan Agreement” (the “Loan Agreement”). In addition, Astellas must abide by an affiliate’s obligations under the Loan Agreement even if such affiliate has transferred its rights under the Loan Agreement.

Loan Agreement

The Loan Agreement provides that upon exercise by Perseid of the Loan Option, loans may be drawn for 18 months, subject to Perseid meeting all conditions of the Loan Agreement, including the Loan Conditions. Perseid must pay interest on the unpaid principal of any loans that are drawn at a rate equal to LIBOR plus two percent (2%) per annum. Such loans plus all accrued interest are due in full on the earlier of the date eighteen months from the exercise of the Loan Option or the consummation of a change of control of Perseid. Perseid may prepay any debt outstanding without premium or penalty provided that such prepayment must be in a principal amount of at least $500,000, or such lesser amount of principal that is owed.

The Loan Agreement contains customary events of default, including, among others, failure to pay amounts when due, breach of representations and warranties, failure to perform covenants, bankruptcy and liquidation defaults, cross defaults to other indebtedness and judgment defaults. The occurrence of an event of default will allow Astellas to terminate its commitment under the Loan Agreement, accelerate all amounts outstanding under the Loan Agreement and enforce rights and remedies available to it. In the event that any amount of principal of or interest on such debt is not paid in full when due, Perseid must pay interest on such due amounts at a rate equal to LIBOR plus four percent (4%) per annum. In addition, upon an event of default, Astellas may apply any obligations or indebtedness of Astellas to Perseid against any amounts owed by Perseid.

The Loan Agreement contains covenants that provide, among other things, that Perseid must provide to Astellas (i) notice of any default under the Loan Agreement, (ii) notice of threatened or actual litigation reasonably likely to result in a material adverse effect, (iii) notice of any condition or event reasonably likely to result in a material adverse event, and (iv) audited annual financial statements within 120 days of fiscal year end, unaudited quarterly financial statements within 45 days of the end of each quarter and unaudited monthly financial statements within 30 days of the end of each calendar month, along with a business plan within 30 days of fiscal year end. The negative covenants provide that Perseid may not (x) repurchase any common membership units, (y) declare any distributions with respect to any Perseid membership units, or (z) incur indebtedness in excess of $10,000,000 in the aggregate outstanding at any time, subject in each case to certain exceptions.

Co-Sale Agreement

The Co-Sale Agreement provides co-sale rights to holders of Preferred Units of Perseid. The rights granted by this agreement will only apply after the expiration of the Buy-Out Option contained in the Investors’ Rights Agreement. Before a holder of Preferred Units may transfer any of the units, such holder must provide notice to Perseid and the other holders of Preferred Units notice of such proposed transfer and the other holders of Preferred Units shall have the right to sell their units on a pro rata basis and on the same terms and conditions as the seller.

Voting Agreement

The Voting Agreement sets forth the voting rights, obligations and procedures in the voting of Perseid Preferred Units by Astellas and us. This agreement provides that the size of Perseid’s Board of Managers is set at five. We have the right to elect four managers and Astellas may elect one manager. However, during such time as Astellas holds more than 50% of the outstanding units, Astellas shall have the right to elect four managers and we may elect one manager. At any such time that neither we nor Astellas holds more than 50% of the outstanding units, the number of managers to be chosen by each of us and Astellas shall be determined on a ratable basis based on the number of units each party holds, and any manager not chosen by either us or Astellas to be chosen by a majority of all outstanding units.

In addition, upon the expiration of the Buy-Out Option, if Perseid’s Board of Managers and a majority-in-interest of the outstanding units of Perseid approve a change of control transaction, we and Astellas each agree to vote all units held by us or Astellas, respectively, in favor of the change of control transaction, and to sell or exchange all units then held by us or Astellas, respectively, pursuant to the terms and conditions of such transaction, subject to the following conditions:

•

neither we nor Astellas will be required to make any individual representation, covenant or warranty in connection with the change of control transaction, other than regarding ownership and authority to sell, free of liens, claims and encumbrances, the units proposed to be sold by us or Astellas, respectively;

•	the consideration payable with respect to each unit in each class or series as a result of such change of control transaction is the same as for each other unit in such class or series;

•

each class or series of Perseid will be entitled to receive the same form of consideration (and be subject to the same indemnity and escrow provisions) as a result of such change of control transaction provided, that in no event shall Astellas provide an indemnity or accept liability in connection with any such change of control transaction that exceeds 15% of the consideration actually received by it in such transaction, except that in the case of indemnity or liability with respect to representations and warranties made by either us or Astellas with respect to ownership and authority to sell the units, such indemnity and liability shall not exceed the total amount of consideration actually received by us or Astellas, as the case may be, in such change of control transaction; and

•

the payment with respect to each share is an amount at least equal to the amount payable in accordance with Perseid’s LLC Agreement, if such change of control transaction were deemed a Liquidity Event under the LLC Agreement.

Other Documents

Transition Services Agreement

The Transition Services Agreement sets forth the rights and obligations to provide certain services between us and Perseid for the operation and management of each of our businesses. We will provide to Perseid certain general and administrative services to support employment, finance, patent, legal, tax, regulatory, marketing and communication functions, in each case, not to exceed an average allocation of percentage time for such services. We also will provide coverage for eligible Perseid employees under certain Maxygen benefit plans. Similarly, Perseid will provide to us facilities, information technology, communication and networking services, in each case, not to exceed an average allocation of percentage time for such services. In addition, Perseid will provide to us services to support our MAXY-G34 Program, subject to the approval of Astellas if such services exceed an average of more than 1 FTE over the 12 month period beginning from the effective date of this agreement. The services will be provided until the earlier of (i) three years from the effective date of this agreement or (ii) the expiration or exercise of the Buy-Out Option, and if Astellas elects to exercise the Buy-Out Option, the services provided will continue until 90 days from the date of exercise.

Space Sharing Agreements

The Space Sharing Agreements give Perseid the right to occupy the space currently occupied by the employees of Maxygen who will be transferred to Perseid upon the closing of the Transactions in the buildings we lease at 301 and 515 Galveston Drive, Redwood City, California. The Space Sharing Agreement with respect to 301 Galveston, is rent free with respect to Perseid and expires on February 28, 2010. The Space Sharing Agreement with respect to 515 Galveston requires that Perseid provide us with a $59,000 security deposit, requires that Perseid pay substantially all of the rent and expenses under our lease and expires on February 28, 2010. However, we are considering extending the term of the 515 Galveston lease, in which case we may also relocate our personnel from 301 Galveston into 515 Galveston and perform certain alterations to 515 Galveston. The Space Sharing Agreement for 515 Galveston provides that its term will be extended to be co-terminus with the extended lease term, Perseid’s rent will be reduced based on the amount of space we occupy following any such relocation and requires Perseid to pay a share of the costs of any such alterations to the extent that it benefits from such alterations.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On June 30, 2009, Maxygen, Inc. entered into a Master Joint Venture Agreement with Astellas Pharma Inc. and Astellas Bio Inc., pursuant to which, subject to stockholder approval, the parties will establish a joint venture subsidiary to be known as Perseid Therapeutics LLC (which will be referred to as the “Joint Venture” or “Perseid”), focused on the discovery, research and development of multiple protein pharmaceutical programs, including Maxygen’s MAXY-4 Program and other early stage programs.

For accounting purposes, Maxygen will consolidate the accounts of the Joint Venture as required by FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities, An Interpretation of ARB No. 51” (“FIN 46R”) because the Joint Venture is deemed to be a variable-interest entity and Maxygen is deemed to be the primary beneficiary. Upon the consummation of the Transactions, the accounts of the Joint Venture will include (i) the assets and liabilities contributed by Maxygen to the Joint Venture recorded at their historical costs and (ii) the cash contributed by Astellas and Maxygen to the Joint Venture in exchange for certain securities of the Joint Venture. Upon consolidation, intercompany transactions and profits will be eliminated. Pursuant to the requirements of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No.51,” Astellas’ non-controlling interest, represented by its equity interests in the Joint Venture, will be recorded on Maxygen’s consolidated balance sheet within stockholders’ equity. Maxygen’s net income (loss) per common share will consist of its consolidated net income (loss), as adjusted for the portion of the Joint Venture’s earnings or losses attributable to Astellas, which will be based on Astellas’ proportional ownership interest in the Joint Venture’s securities.

The following unaudited pro forma condensed consolidated balance sheet and the unaudited pro forma condensed consolidated statements of operations have been derived from, and should be read in conjunction with, Maxygen’s historical consolidated financial statements, including notes thereto, in Maxygen’s Annual Report filed on Form 10-K for the year ended December 31, 2008 and Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2009 (both of which are incorporated by reference into this proxy statement) and the unaudited financial statements of the Joint Venture in this proxy statement.

The unaudited pro forma condensed consolidated balance sheet and statements of operations illustrate the effects of the transactions contemplated by the Master Joint Venture Agreement, and assume that Astellas elected to exercise its Buy-Out Option (the “Exercise”) at the minimum exercise price of $53 million. The unaudited pro forma condensed consolidated balance sheet as at March 31, 2009 gives effect to the Exercise as if it had occurred on that date. The unaudited pro forma condensed consolidated statements of operations give effect to the Exercise as if it occurred at the beginning of each period presented.

The pro forma information is prepared pursuant to the requirements of Article 11 of U.S. Securities and Exchange Commission Regulation S-X and is presented solely for information purposes. The pro forma information is not necessarily indicative of the results of operations or financial position that might have been achieved by Maxygen for the periods or dates indicated nor is it necessarily indicative of the future results of operations or financial position of Maxygen.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except share and per share data)

March 31, 2009

	March 31, 2009
	Company Consolidated as Reported	Pro Forma Adjustments		Company Pro Forma Consolidated
ASSETS
Current assets:
Cash and cash equivalents (See Note 3)	$145,951	$39,152	(a)(1),(a)(2)	$185,103
Short-term investments	54,917	—		54,917
Related party receivable	3,198	—		3,198
Accounts receivable and other receivables (See Note 3)	6,050	(5,715	)(a)(3)	335
Prepaid expenses and other current assets	1,049	—		1,049

Total current assets	211,165	33,437		244,602
Property and equipment, net (See Note 3)	2,240	(2,187	)(a)(4)	53

Total assets	$213,405	$31,250		$244,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable (See Note 3)	$1,845	$(1,465	)(a)(5)	$380
Accrued compensation (See Note 3)	1,871	(495	)(a)(6)	1,376
Accrued restructuring charges	382	—		382
Accrued project costs (See Note 3)	2,909	(502	)(a)(7)	2,407
Other accrued liabilities	609	—		609
Deferred revenue (See Note 3)	5,333	(4,713	)(a)(8)	620

Total current liabilities	12,949	(7,175)		5,774
Non-current deferred revenue (See Note 3)	2,618	(2,618	)(a)(8)	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, no shares issued and outstanding at March 31, 2009	—	—		—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 38,049,179 shares issued and outstanding at March 31, 2009	4	—		4
Additional paid-in capital	438,795	41,043		479,838
Accumulated other comprehensive loss	(147)	—		(147)
Accumulated deficit	(240,814)	—		(240,814)

Total stockholders’ equity	197,838	41,043		238,881

Total liabilities and stockholders’ equity	$213,405	$31,250		$244,655

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

For the Three Months Ended March 31, 2008

	Three months ended March 31, 2008
	Company Consolidated as Reported	Pro Forma Adjustments		Company Pro Forma Consolidated
Collaborative research and development revenue (See Note 3)	$—	$—	(b)(1)	$—
Technology and license revenue (including amounts from related party: Q1 08—$157)	157	—		157
Grant revenue	1,286	—		1,286

Total revenues	1,443	—		1,443
Operating expenses:
Research and development (See Note 3)	13,106	(3,281	)(b)(2)	9,825
General and administrative (See Note 3)	3,513	(915	)(b)(3)	2,598
Restructuring charge	533	—		533

Total operating expenses	17,152	(4,196)		12,956

Income (loss) from operations	(15,709)	4,196		(11,513)
Interest income and other income (expense), net	1,991	—		1,991

Net loss	$(13,718)	$4,196		$(9,522)

Basic and diluted net loss per share	$(0.37)	—		$(0.26)
Shares used in basic and diluted net loss per share calculations	36,996	—		36,996

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

For the Three Months Ended March 31, 2009

	Three months ended March 31, 2009
	Company Consolidated as Reported	Pro Forma Adjustments		Company Pro Forma Consolidated
Collaborative research and development revenue (See Note 3)	$3,996	$(3,996	)(b)(1)	$—
Technology and license revenue (including amounts from related party: Q1 09—$3,606)	3,611	—		3,611
Grant revenue	907	—		907

Total revenues	8,514	(3,996)		4,518
Operating expenses:
Research and development (See Note 3)	7,033	(5,629	)(b)(2)	1,404
General and administrative (See Note 3)	2,885	(888	)(b)(3)	1,997
Restructuring charge	98	—		98

Total operating expenses	10,016	(6,517)		3,499

Income (loss) from operations	(1,502)	2,521		1,019
Interest income and other income (expense), net	382	—		382

Net income (loss)	$(1,120)	$2,521		$1,401

Basic net income (loss) per share	$(0.03)	—		$0.04
Diluted net income (loss) per share	$(0.03)	—		$0.04
Shares used in basic net income (loss) per share calculations	37,900	—		37,900
Shares used in diluted net income (loss) per share calculations	37,900	—		38,840

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

For the Year Ended December 31, 2006

	Year Ended December 31, 2006
	Company Consolidated as Reported	Pro Forma Adjustments		Company Pro Forma Consolidated
Collaborative research and development revenue (See Note 3)	$20,544	$(2,000	)(b)(1)	$18,544
Technology and license revenue (including amounts from related party: )	—	—		—
Grant revenue	4,477	—		4,477

Total revenues	25,021	(2,000)		23,021
Operating expenses:
Research and development (See Note 3)	49,130	(8,720	)(b)(2)	40,410
General and administrative (See Note 3)	17,559	(3,482	)(b)(3)	14,077

Total operating expenses	66,689	(12,202)		54,487

Income from operations	(41,668)	10,202		(31,466)
Interest income and other income (expense), net	8,524	—		8,524
Equity in net loss of minority investee	(1,000)	—		(1,000)
Gain on sale of equity investment	17,662	—		17,662

Net loss	$(16,482)	$10,202		$(6,280)

Basic net loss per share	$(0.46)	—		$(0.17)
Shares used in basic and diluted net loss per share calculations	36,046	—		36,046

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

For the Year Ended December 31, 2007

	Year Ended December 31, 2007
	Company Consolidated as Reported	Pro Forma Adjustments		Company Pro Forma Consolidated
Collaborative research and development revenue (See Note 3)	$8,732	$—	(b)(1)	$8,732
Technology and license revenue (including amounts from related party: 2007—$8,286)	9,786	—		9,786
Grant revenue	4,639	—		4,639

Total revenues	23,157	—		23,157
Operating expenses:
Research and development (See Note 3)	59,851	(14,263	)(b)(2)	45,588
General and administrative (See Note 3)	14,951	(3,343	)(b)(3)	11,608
Restructuring charge	5,212	—		5,212

Total operating expenses	80,014	(17,606)		62,408

Income from operations	(56,857)	17,606		(39,251)
Interest income and other income (expense), net	7,542	—		7,542

Net loss	$(49,315)	$17,606		$(31,709)

Basic and diluted net loss per share	$(1.34)	—		$(0.86)
Shares used in basic and diluted net loss per share calculations	36,787	—		36,787

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

For the Year Ended December 31, 2008

	Year Ended December 31, 2008
	Company Consolidated as Reported	Pro Forma Adjustments		Company Pro Forma Consolidated
Collaborative research and development revenue (See Note 3)	$4,387	$(4,387	)(b)(1)	$—
Technology and license revenue (including amounts from related party: 2008—$664)	91,248	—		91,248
Grant revenue	5,074	—		5,074

Total revenues	100,709	(4,387)		96,322
Operating expenses:
Research and development (See Note 3)	46,274	(14,024	)(b)(2)	32,250
General and administrative (See Note 3)	14,845	(3,402	)(b)(3)	11,443
Goodwill impairment	12,192	—		12,192
Restructuring charge	1,987	—		1,987

Total operating expenses	75,298	(17,426)		57,872

Income from operations	25,411	13,039		38,450
Interest income and other income (expense), net	4,914	—		4,914

Net income	$30,325	$13,039		$43,364

Basic net income per share	$0.82	—		$1.17
Diluted net income per share	$0.81	—		$1.16
Shares used in basic net income per share calculations	37,100	—		37,100
Shares used in diluted net income per share calculations	37,358	—		37,358

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2009 and the unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2008 and 2009 and the fiscal years ended December 31, 2006, 2007 and 2008 are based on historical financial statements of Maxygen, Inc. after giving effect to the transactions described in Note 2 below and the assumptions and adjustments described elsewhere in these notes to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated balance sheet is presented as if the transactions described in Note 2 had been completed on March 31, 2009. The unaudited pro forma condensed consolidated statements of operations are presented as if the transactions had been completed at the beginning of each period presented.

The pro forma information is prepared pursuant to the requirements of Article 11 of U.S. Securities and Exchange Commission Regulation S-X and is presented solely for informational purposes. The pro forma information is not necessarily indicative of the results of operations or financial position that might have been achieved by Maxygen for the periods or dates indicated, and is not necessarily indicative of the future results of operations or financial position of Maxygen. The pro forma information is based on estimates and assumptions set forth in these notes, which Maxygen’s management believes are reasonable.

2.	The Transaction

On June 30, 2009, Maxygen entered into the Master Joint Venture Agreement with Astellas Pharma Inc. and Astellas Bio Inc., pursuant to which the parties will establish a joint venture subsidiary (the “Joint Venture”) focused on the discovery, research and development of multiple protein pharmaceutical programs, including Maxygen’s MAXY-4 Program and other early stage programs. Under the Joint Venture, (i) Maxygen agreed to contribute its MAXY-4 Program and certain other novel protein therapeutic programs (the “Business”) and its assets underlying the Business (the “Contributed Assets”) to Perseid; (ii) in connection with the contribution of the Business, Maxygen agrees to assign its rights and obligations under the Co-Development and Commercialization Agreement, dated as of September 18, 2008, between Maxygen and Astellas to Perseid (the “Co-Development Agreement”); (iii) in exchange for these assets, Maxygen will receive 40,000,000 Perseid Series A Preferred Units, which will be valued at $40 million; (iv) immediately following this asset contribution, Maxygen will contribute $10 million in cash to Perseid in exchange for 10,000,000 additional Series A Preferred Units, Astellas will contribute $10 million in cash to Perseid in exchange for 10,000,000 Series B Preferred Units, and 15,000,000 of Perseid common units (“Profits Interest Units”) will be reserved for an employee equity pool, such that it will equal 20% of the share capital on a fully diluted basis, Maxygen will own 66.7% of Perseid and Astellas will own 13.3% of Perseid, in each case on a fully-diluted basis immediately following these asset and cash contributions ; (v) Maxygen will grant to Astellas a three-year option (the “Buy-Out Option”) to acquire all of the equity securities of Perseid held by Maxygen (the “Buy-Out Option Period”) at specified prices over time; (vi) if the Buy-Out Option is exercised, Astellas will be required to, concurrently with the closing of the Buy-Out Option, purchase for cash all vested Profits Interest Units held by Perseid’s then-current and former employees, consultants, directors and other service providers; and (vii) if the Buy-Out Option expires unexercised and the Product Option expires unexercised, then subject to certain terms and conditions, Astellas has agreed to provide Perseid with an 18-month, unsecured line of credit up to an amount equal to the difference between (x) $20 million and (y) the cash and cash equivalents, less debt, then held by Perseid.

In addition, as part of the Transactions, Maxygen will enter into a Technology License Agreement which grants an exclusive license to Perseid under its proprietary platform technologies of genomic shuffling (also known as its MolecularBreeding™ directed evolution technology platform) and protein modification for therapeutic proteins, subject to certain existing licenses and other limitations. Astellas and Perseid will also enter into an Other Products Collaboration Agreement, which sets forth the terms on which the parties will collaborate in discovery, research and preclinical development and provides for the funding of other novel protein therapeutic programs other than the MAXY-4 Program. The MAXY-4 Program will continue pursuant to the Co-Development Agreement assigned to Perseid, with associated funding and cost sharing provisions. The Other Products Collaboration Agreement will also provide Astellas with exclusive options, if the Buy-Out Option is not exercised, to obtain an exclusive license to commercialize one of the other novel protein therapeutic programs of the Business (the “Product Option”) and other protein therapeutic programs to which Astellas contributes its own proprietary technology or intellectual property that Perseid and Astellas have agreed to develop under the Other Products Collaboration Agreement

For accounting purposes, Maxygen will consolidate the accounts of the Joint Venture as required by FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities, An Interpretation of ARB No. 51” (“FIN 46R”) because the Joint Venture is deemed to be a variable-interest entity and Maxygen is deemed to be the primary beneficiary. Upon the Closing, the accounts of the Joint Venture will include (i) the assets and liabilities contributed by Maxygen to the Joint Venture recorded at their historical costs and (ii) the cash contributed by Astellas and Maxygen to the Joint Venture in exchange for certain securities of the Joint Venture. Upon consolidation, intercompany transactions and profits will be eliminated. Pursuant to the requirements of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No.51,” Astellas’ non-controlling interest, represented by its equity interests in the Joint Venture, will be recorded on Maxygen’s consolidated balance sheet within stockholders’ equity. Maxygen’s net income (loss) per common share will consist of its consolidated net income (loss), as adjusted for the portion of the Joint Venture’s earnings or losses attributable to Astellas, which will be based on Astellas’ proportional ownership interest in the Joint Venture securities.

3.	Pro Forma Adjustments

The unaudited pro forma condensed consolidated balance sheet gives effect to the transactions described in Note 2 as if they had occurred on March 31, 2009. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2008 and March 31, 2009 and the fiscal years ended December 31, 2006, December 31, 2007 and December 31, 2008 are presented as if the transactions described in Note 2 had been completed at the beginning of each period presented.

a) Explanations of the adjustments to the unaudited pro forma condensed consolidated balance sheet as of March 31, 2009 are as follows (in thousands):

(1)	To record Maxygen’s investment in the amount of $10 million in cash and the payment of $348,000 as a lump sum payment for accrued and unpaid vacation payable to the employees who will transfer to the Joint Venture.

Line Item	Increase (Decrease)
Cash	$(10,348)

(2)	To record the cash received from Astellas as if they were to exercise the Buy-Out Option at the minimum price of $53.0 million less estimated direct transaction costs of $2.9 million and $600,000 of taxes.

Line Item	Increase (Decrease)
Cash	$49,500

(3)	To reflect the transfer of the accounts receivable relating to the Astellas collaboration that was attributed to the Joint Venture.

Line Item	Increase (Decrease)
Accounts receivable and other receivable	$(5,715)

(4)	To reflect the transfer of fixed assets that was attributed to the Joint Venture.

Line Item	Increase (Decrease)
Property and equipment, net	$(2,187)

(5)	To reflect the transfer of that portion of Maxygen’s accounts payables that was attributed to the Joint Venture. The attribution was based on the level of effort (measured in hours) relating to the projects to be transferred to the Joint Venture as a percentage of Maxygen’s total efforts.

Line Item	Increase (Decrease)
Accounts payable	$(1,465)

(6)	To reflect the transfer of that portion of Maxygen’s accrued vacation and bonuses that were attributed to the Joint Venture. The attribution was based on the specific identification of employees to be transferred to the Joint Venture.

Line Item	Increase (Decrease)
Accrued compensation	$(495)

(7)	To reflect the transfer of the accrued program costs attributed to the projects to be transferred to the Joint Venture.

Line Item	Increase (Decrease)
Accrued program costs	$(502)

(8)	To record the sale of Maxygen’s deferred revenues relating to the Astellas collaboration that was attributed to the Joint Venture.

Line Item	Increase (Decrease)
Deferred revenue (current)	$(4,713)
Non-current deferred revenue	$(2,618)

b) Explanations of the adjustments to the unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2008 and March 31, 2009 and the three years ended December 31, 2006, December 31, 2007 and December 31, 2008 are as follows (in thousands):

(1)	To record the transfer of Maxygen’s revenue attributed to the Joint Venture. The 2006 revenue relates to the milestone payment from Roche as a result of the initiation by Roche of clinical trials of the MAXY-alpha product candidate; the 2008 and first quarter of 2009 revenues are from the Astellas collaboration that was attributed to the Joint Venture.

	Three months ended March 31,		Year ended December 31,
	2008	2009	2006	2007	2008
Collaborative research and development revenue	$—	$3,996	$2,000	$—	$4,387

(2)	To record the transfer of research and development expenses attributed to the Joint Venture. This attribution was based on the efforts relating to Maxygen’s programs which are being contributed to the Joint Venture as a percentage of Maxygen’s total research and development efforts and project specific external costs.

	Three months ended March 31,		Year ended December 31,
	2008	2009	2006	2007	2008
Research and development	$3,281	$5,629	$8,720	$14,263	$14,024

(3)	To record the transfer of general and administrative expenses, including finance, legal and human resources, to the Joint Venture using methodologies established by Maxygen’s management and considered to be a reasonable reflection of the utilization of the services provided.

	Three months ended March 31,		Year ended December 31,
	2008	2009	2006	2007	2008
General and administrative	$915	$888	$3,482	$3,343	$3,402

4.	Unaudited Pro Forma Income (Loss) Per Share

The following table sets forth the computation of net income and shares used in deriving the unaudited pro forma basic and diluted net income (loss) per share (in thousands):

	Three months ended March 31,		Year ended December 31,
	2008	2009	2006	2007	2008
Numerator:
Pro forma net income (loss)	$(9,522)	$1,401	$(6,280)	$(31,709)	$43,364

Denominator:
Basic and diluted:
Weighted-average shares used in computing pro forma basic net income (loss) per share	36,996	37,900	36,046	36,787	37,100
Effect of dilutive securities	—	940	—	—	258

Weighted-average shares used in computing pro forma diluted net income (loss) per share	36,996	38,840	36,046	36,787	37,358

Basic pro forma net income (loss) per share	$(0.26)	$0.04	$(0.17)	$(0.86)	$1.17
Diluted pro forma net income (loss) per share	$(0.26)	$0.04	$(0.17)	$(0.86)	$1.16

UNAUDITED FINANCIAL STATEMENTS OF THE JOINT VENTURE SUBSIDIARY BETWEEN

MAXYGEN, INC., ASTELLAS PHARMA INC. AND ASTELLAS BIO INC.

The following are unaudited financial statements of the Joint Venture between Maxygen, Inc. and Astellas Pharma Inc. and Astellas Bio Inc. These unaudited financial statements have been derived from Maxygen’s historical financial data, and include unaudited balance sheets of the Joint Venture as of December 31, 2007, December 31, 2008, and March 31, 2009 and the related unaudited statements of operations and cash flows for the three months ended March 31, 2008 and 2009, and for the years ended December 31, 2006, 2007 and 2008 and unaudited statements of changes in net business equity for the years ending December 31, 2006, 2007, 2008 and the three months ended March 31, 2009. These unaudited financial statements reflect the assets and liabilities, operations and cash flows of the Joint Venture and include allocations for expenses incurred by Maxygen on behalf of the Joint Venture. The unaudited financial statements are not necessarily indicative of the financial position, results of operations or cash flows that would have occurred had the Joint Venture been a stand-alone entity during the periods presented, nor is it indicative of future results of the Joint Venture.

The unaudited financial statements of the Joint Venture should be read in conjunction with the audited historical consolidated financial statements of Maxygen, including the notes thereto, in Maxygen’s annual report filed on Form 10-K for the year ended December 31, 2008, the unaudited condensed consolidated financial statements in Maxygen’s quarterly report filed on Form 10-Q for the quarter ended March 31, 2009 (both of which are incorporated by reference into this proxy statement) and the unaudited pro forma condensed consolidated financial statements contained in this proxy statement.

JOINT VENTURE SUBSIDIARY BETWEEN MAXYGEN, INC. AND

ASTELLAS PHARMA INC. AND ASTELLAS BIO INC.

BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31,		March 31, 2009
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$10,348	$10,348	$10,348
Related party receivable	—	2,703	5,715

Total current assets	10,348	13,051	16,063
Property and equipment, net	1,130	2,296	2,187

Total assets	$11,478	$15,347	$18,250

LIABILITIES AND NET BUSINESS EQUITY
Current liabilities:
Accounts payable	$511	$419	$1,465
Accrued compensation	826	964	495
Accrued project costs	—	—	502
Deferred revenue	—	5,246	4,713

Total current liabilities	1,337	6,629	7,175
Non-current deferred revenue	—	3,069	2,618
Commitments and contingencies (Notes 6 and 9)
Net business equity	10,141	5,649	8,457

Total liabilities and net business equity	$11,478	$15,347	$18,250

See accompanying notes.

JOINT VENTURE SUBSIDIARY BETWEEN MAXYGEN, INC. AND

ASTELLAS PHARMA INC. AND ASTELLAS BIO INC.

STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands)

	Three months ended March 31,		Year ended December 31,
	2008	2009	2006	2007	2008
Collaborative research and development revenue	$—	$3,996	$2,000	$—	$4,387

Total revenues	—	3,996	2,000	—	4,387
Operating expenses:
Research and development	3,281	5,629	8,720	14,263	14,024
General and administrative	915	888	3,482	3,343	3,402

Total operating expenses	4,196	6,517	12,202	17,606	17,426

Net loss	(4,196)	(2,521)	(10,202)	(17,606)	(13,039)

See accompanying notes.

JOINT VENTURE SUBSIDIARY BETWEEN MAXYGEN, INC. AND

ASTELLAS PHARMA INC. AND ASTELLAS BIO INC.

STATEMENTS OF CHANGES IN NET BUSINESS EQUITY

(Unaudited)

(in thousands)

Net Business Equity
Balance at January 1, 2006	$11,649

Net loss	(10,202)
Net infusion from Company	9,364

Balance at December 31, 2006	10,811

Net loss	(17,606)
Net infusion from Company	16,936

Balance at December 31, 2007	10,141

Net loss	(13,039)
Net infusion from Company	8,547

Balance at December 31, 2008	5,649

Net loss	(2,521)
Net infusion from Company	5,329

Balance at March 31, 2009	$8,457

See accompanying notes.

JOINT VENTURE SUBSIDIARY BETWEEN MAXYGEN, INC. AND ASTELLAS PHARMA INC. AND ASTELLAS BIO INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three months ended March 31,		Year ended December 31,
	2008	2009	2006	2007	2008
Operating activities
Net loss	$(4,196)	$(2,521)	$(10,202)	$(17,606)	$(13,039)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	118	277	955	521	958
Non-cash stock compensation	340	926	1,762	1,780	2,469
Changes in operating assets and liabilities:
Accounts receivable and other receivables	—	(3,012)	—	—	(2,703)
Accounts payable	328	1,046	67	348	(92)
Accrued compensation	(410)	(469)	10	330	138
Accrued project costs	—	502	—	—	—
Deferred revenue	—	(984)	—	—	8,315

Net cash used in operating activities	(3,820)	(4,235)	(7,408)	(14,627)	(3,954)

Investing activities
Acquisition of property and equipment	(274)	(168)	(194)	(529)	(2,124)

Net cash used in investing activities	(274)	(168)	(194)	(529)	(2,124)

Financing activities
Net distributions from Company	4,094	4,403	7,602	15,156	6,078

Net cash provided by financing activities	4,094	4,403	7,602	15,156	6,078

Net increase (decrease) in cash and cash equivalents	—	—	—	—	—
Cash and cash equivalents at beginning of period	10,348	10,348	10,348	10,348	10,348

Cash and cash equivalents at end of period	$10,348	$10,348	$10,348	$10,348	$10,3480

See accompanying notes.

NOTES TO UNAUDITED FINANCIAL STATEMENTS OF JOINT VENTURE SUBSIDIARY BETWEEN MAXYGEN, INC., ASTELLAS PHARMA INC. AND ASTELLAS BIO INC.

1.	Description of Joint Venture and Basis of Presentation

Joint Venture Description

On June 30, 2009, Maxygen, Inc. entered into a Master Joint Venture Agreement with Astellas Pharma Inc. and Astellas Bio Inc., pursuant to which the parties will establish the Joint Venture focused on the discovery, research and development of multiple protein pharmaceutical programs, including Maxygen’s MAXY-4 Program and other early stage programs.

Basis of Presentation

The unaudited financial statements of the Joint Venture have been derived from the consolidated financial statements of Maxygen using historical assets and liabilities, results of operations and cash flows of Maxygen attributable to the Joint Venture. The unaudited financial statements of the Joint Venture include allocations for certain corporate expenses incurred by Maxygen on behalf of the Joint Venture. See Note 3, “Expense Allocation.” Management believes the assumptions underlying the unaudited financial statements of the Joint Venture are reasonable; however, the Joint Venture’s financial position, results of operations, and cash flows may have been materially different if it was operated as a stand-alone entity as of and for the periods presented. Historically, Maxygen has provided all of the working capital and financing for the Joint Venture. Accordingly, the transfers of financial resources between Maxygen and the Joint Venture are reflected as a component of net business equity in lieu of cash, intercompany debt, and equity accounts.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Property and Equipment

Property and equipment, including the cost of purchased software, are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets (generally three to five years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the assets.

Revenue Recognition

The Joint Venture derives its revenues from collaborative research agreements, including license payments, research and development services and milestones. Revenue arrangements with multiple deliverables are accounted for under the provisions of Staff Accounting Bulletin No. 104 and Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables,” and are divided into separate units of accounting if certain criteria are met, including whether the delivered item has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items in the arrangement. The consideration the Joint Venture receives is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are considered separately for each of the separate units.

Non-refundable upfront payments received in connection with collaboration agreements, including license fees, and technology advancement funding that is intended for the development of the Joint Venture’s core technologies, are deferred upon receipt and recognized as revenue over the period of delivery of the undelivered element, typically the relevant research and development periods specified in the agreement. Under arrangements where the Joint Venture expects its research and development obligations to be performed evenly over the specified period, the upfront payments are recognized on a straight-line basis over the period. Under arrangements where the Joint Venture expects its research and development obligations to vary significantly from period to period, the Joint Venture recognizes the upfront payments based upon the actual amount of research and development efforts incurred relative to the amount of the total expected effort to be incurred by the Joint Venture. In cases where the planned levels of research services fluctuate substantially over the research term, this requires the Joint Venture to make critical estimates in both the remaining time period and the total expected costs of its obligations and, therefore, a change in the estimate of total costs to be incurred or in the remaining time period could have a significant impact on the revenue recognized in future periods.

Revenue related to collaborative research payments from a collaborator is recognized as research services are performed over the related funding periods for each contract. Under these agreements, the Joint Venture is typically required to perform research and development activities as specified in the respective agreement. Generally, the payments received are not refundable and are based on a contractual cost per full-time equivalent employee working on the project. Under certain collaborative research and development agreements, Maxygen and the collaborative partner may agree to share in the costs of research and development. In periods where Maxygen incurs more costs than the collaborative partner, payments from the collaborative partner are included in collaborative research and development revenues and, in periods where the collaborative partner incurs more expenses than Maxygen’s payments to the collaborative partner are included in research and development expenses. Research and development expenses (including associated general and administrative expenses) under the collaborative research agreements approximate or exceed the research funding revenue recognized under such agreements over the term of the respective agreements. Deferred revenue may result when Maxygen does not incur the required level of effort during a specific period in comparison to funds received under the respective contracts.

Payments received relating to substantive, at-risk incentive milestones, if any, are recognized as revenue upon achievement of the incentive milestone event because the Joint Venture has no future performance obligations related to the payment. Incentive milestone payments may be triggered either by the results of Maxygen’s research efforts or by events external to Maxygen, such as regulatory approval to market a product.

Revenue from license agreements for which no further performance obligations exist are recognized as revenue on the earlier of when payments are received or the amount can be reliably measured and collectibility is reasonably assured.

Research and Development Expenses

Research and development expenses consist of costs incurred for both Joint Venture-sponsored and collaborative research and development activities. These costs include direct and research-related overhead expenses, which include salaries, stock based compensation and other personnel-related expenses, facility costs, supplies and depreciation of facilities and laboratory equipment, as well as research consultants and the cost of funding research at universities and other research institutions, and are expensed as incurred. Costs to acquire technologies that are utilized in research and development and that have no alternative future use are expensed when incurred.

Stock-Based Compensation

The Joint Venture’s employees participate in various stock compensation plans of Maxygen. These stock plans generally provide for the grant of stock options to employees, directors and/or consultants.

Maxygen recognizes the cost of employee services received in exchange for awards of equity instruments based upon the grant-date fair value of those awards in accordance with the provisions of SFAS No. 123(R)

“Share-Based Payment,” (“SFAS 123(R)”). The fair value of stock options and ESPP shares is estimated using the Black-Scholes-Merton option valuation model. This model requires the input of subjective assumptions in applying SFAS 123(R), including expected stock price volatility, estimated life and estimated forfeitures of each award.

Stock Options

The exercise price of each stock option equals the closing market price of Maxygen’s stock on the date of grant. Most options are scheduled to vest over four years and all options expire no later than 10 years from the grant date. The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option pricing model. This model was developed for use in estimating the value of publicly traded options that have no vesting restrictions and are fully transferable. Maxygen’s employee stock options have characteristics significantly different from those of publicly traded options.

Maxygen also examines its historical pattern of option exercises in an effort to determine if there were any discernable activity patterns based on certain employee populations. From this analysis, Maxygen identified no discernable activity patterns. Maxygen uses the Black-Scholes-Merton option pricing model to value the options for the employee population in the aggregate.

The weighted average assumptions used in the model for the employee population are outlined in the following table:

	Three months ended March 31,		Year ended December 31,
	2008	2009(1)	2006	2007	2008
Expected dividend yield	0%	0%	0%	0%	0%
Risk-free interest rate range—Options	2.75%	—	4.30% to 5.11%	3.81% to 4.90%	2.75% to 3.33%
Risk-free interest rate range—ESPP	2.13% to 4.98%	1.49% to 2.38%	3.20% to 5.05%	4.74% to 5.09%	1.62% to 4.98%
Expected life—Options	5.72 years	—	5.13 years	5.70 years	5.72 years
Expected life—ESPP	0.08 years to 1.0 years	0.41 years to 0.99 years	0.48 years to 0.92 years	0.50 years to 0.94 years	0.08 years to 1.0 years
Expected volatility—Options	50.61%	—	52.43% to 56.42%	50.93% to 52.96%	50.61% to 59.33%
Expected volatility—ESPP	43.36% to 65.66%	53.81% to 112.6%	42.97% to 51.05%	44.76% to 48.31%	43.36% to 106.98%

(1)	There were no options granted to employees during the three months ended March 31, 2009.

The computation of the expected volatility assumption used in the Black-Scholes-Merton calculations for new grants is based on historical volatilities. When establishing the expected life assumption, Maxygen reviews annual historical employee exercise behavior of option grants with similar vesting periods.

Restricted Stock Units

During 2008, Maxygen granted restricted stock unit awards under its 2006 Equity Incentive Plan representing an aggregate of 1,283,000 shares of Company common stock. For the three month periods ended March 31, 2008 and March 31, 2009 and the years ended December 31, 2006 and December 31, 2007, there were no restricted stock units issued. The restricted stock units granted represent a right to receive shares of common stock at a future date determined in accordance with the participant’s award agreement. An exercise price and monetary payment are not required for receipt of restricted stock units or the shares issued in settlement of the award. Instead, consideration is furnished in the form of the participant’s services to Maxygen. Substantially all of the restricted stock units vest over two years. Compensation cost for these awards is based on the estimated fair value of Maxygen’s common stock on the date of grant and recognized as compensation expense on a straight-line basis over the requisite service period.

Employee Stock Purchase Plan

Under the ESPP, eligible employees may purchase common stock at a discount, through payroll deductions, during defined offering periods. The price at which stock is purchased under the ESPP is equal to 85% of the lower of (i) the fair market value of the common stock on the first day of the offering period or (ii) the fair market value of the common stock on the purchase date.

Valuation and Expense Information under SFAS 123(R)

For the three months ended March 31, 2008 and 2009 and the years ended December 31, 2006, 2007 and 2008, stock-based compensation expense attributable to the Joint Venture’s employees’ stock options, restricted stock units and employee stock purchases under SFAS 123(R) and stock-based compensation expense related to consultant stock options was allocated as follows (in thousands):

	Three months ended March 31,		Year ended December 31,
	2008	2009	2006	2007	2008
Research and development	$147	$728	$378	$715	$1,376
General and administrative	193	198	1,384	1,065	1,093

Stock-based compensation expense before income taxes	340	926	1,762	1,780	2,469
Income tax benefit	—	—	—	—	—

Total stock-based compensation expense after income taxes	$340	$926	$1,762	$1,780	$2,469

Recent Accounting Pronouncements

In December 2007, the FASB ratified the final consensus reached by the EITF on Issue No. 07-1, “Accounting for Collaborative Arrangements” (“EITF 07-1”), which requires certain income statement presentation of transactions with third parties and of payments between parties to the collaborative arrangement, along with disclosure about the nature and purpose of the arrangement. EITF 07-1 is effective for Maxygen beginning January 1, 2009. The Joint Venture adopted EITF 07-1 effective January 1, 2009 and there was no effect upon adoption and the Joint Venture has not entered into any agreements after January 1, 2009 which meet the definition of a collaborative arrangement for purposes of this EITF.

On June 27, 2007, the FASB ratified the consensus reached by the EITF on Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” (“EITF 07-3”). EITF 07-3 requires entities to defer income statement recognition of non-refundable advance payments for research and development activities, such as upfront non-refundable payments to contract research organizations, if the contracted party has not yet performed activities related to the upfront payment. Amounts deferred are to be recognized by the contracting company as expense when the goods are delivered or the research and development activities are performed. The deferral of income statement recognition of non-refundable advance payments for research and development activities under EITF 07-3 is consistent with Maxygen’s accounting for such payments prior to the adoption of EITF 07-3. The Joint Venture adopted EITF 07-3 effective January 1, 2008 and there was no effect upon adoption of EITF 07-3.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115” (“SFAS 159”). SFAS 159 allows entities the option to measure eligible financial instruments at fair value as of specified dates. Such election, which may be applied on an instrument by instrument basis, is typically irrevocable once elected. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Joint Venture has not elected to measure any of its eligible existing financial instruments at fair value.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. This standard defines fair value, establishes framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, except that under FASB Staff Position 157-2, “Effective Date of FASB Statement No. 157”, companies are allowed to delay the effective date of SFAS 157 for non-financial assets and non-financial liabilities that are not recognized or disclosed at fair value on a recurring basis until fiscal years beginning after November 15, 2008. Effective January 1, 2008, the Joint Venture adopted the provisions of SFAS 157 for all financial assets and liabilities and measures its required financial assets and liabilities at fair value. The Joint Venture elected to delay the adoption of SFAS 157 for such non-financial assets and non-financial liabilities.

3.	Expense Allocation

The Joint Venture receives services and support functions from Maxygen. The Joint Venture’s operations are dependent upon Maxygen’s ability to perform these services and support functions. The costs associated with these services and support functions have been allocated to the Joint Venture using methodologies established by Maxygen’s management and are considered to be a reasonable reflection of the utilization of services provided to the Joint Venture. Research and development expenses have been allocated to the Joint Venture based on a percentage of efforts basis plus project specific external costs for Maxygen’s programs which are being contributed to the Joint Venture. The efforts relating to Maxygen’s programs which are being contributed to the Joint Venture as a percentage of Maxygen’s total efforts were 36.0% for the three months ended March 31, 2008, 81.3% for the three months ended March 31, 2009, 27.8% for the year ended December 31, 2006, 38.2% for the year ended December 31, 2007 and 43.5% for the year ended December 31, 2008. General and administrative expenses, including finance, legal and human resources, have been allocated to the Joint Venture using methodologies established by Maxygen’s management and considered to be a reasonable reflection of the utilization of the services provided. The financial information included herein may not reflect the financial position, the results of operations and cash flows of the Joint Venture in the future or had the Joint Venture been a separate, stand-alone entity during the periods presented.

Corporate expense allocations for the following periods were (in thousands):

	Three months ended March 31,		Year ended December 31,
	2008	2009	2006	2007	2008
Research and development	$3,281	$5,629	$8,720	$14,263	$14,024
General and administrative	915	888	3,482	3,343	3,402

Total	$4,196	$6,517	$12,202	$17,606	$17,426

4.	Collaborative Agreements

Astellas (MAXY-4)

In September 2008, Maxygen entered into a co-development and collaboration agreement with Astellas Pharma Inc. (“Astellas”), relating to the development and commercialization of Maxygen’s MAXY-4 product candidates for autoimmune diseases and transplant rejection. Under the agreement, Maxygen received an upfront fee of $10 million and is eligible to receive future milestone payments totaling $160 million. Astellas will also be responsible for payment of the first $10 million of certain preclinical development costs that would otherwise be shared by the parties. Total revenue recognized under this collaboration agreement was $4.0 during the three months ended March 31, 2009. In 2008, the Joint Venture recognized $1.7 million of the $10 million upfront fee and $2.7 million earned as net reimbursement of our research and development activities under this agreement.

Roche (MAXY-alpha)

In May 2003, Maxygen formed a broad strategic alliance with Roche to collaborate on the global development and commercialization of Maxygen’s portfolio of next generation interferon alpha and beta variants for a wide range of indications. In 2006, Roche initiated a Phase Ia clinical trial in New Zealand to evaluate Maxygen’s MAXY-alpha product candidate and the Joint Venture received a $2.0 million milestone payment in connection with the commencement of such clinical trials.

5.	Properties and Equipment

Property and equipment consisted of the following (in thousands):

	December 31,		March 31, 2009
	2007	2008
Leasehold improvements	$3,389	$3,427	$3,427
Machinery and laboratory equipment	6,837	10,867	11,035
Computer equipment and software	1,633	1,960	1,960
Furniture and fixtures	1,454	1,463	1,463

	13,313	17,717	17,885
Less accumulated depreciation and amortization	(12,183)	(15,421)	(15,698)

Property and equipment, net	$1,130	$2,296	$2,187

6.	Commitments

Maxygen has entered into various material contracts relating to projects that will be transferred to the Joint Venture. The material contracts expire on various dates through 2013.

Minimum annual commitments under these material contracts as of March 31, 2009 are as follows (in thousands):

2009	$7,169
2010	1,572
Thereafter	159

$8,900

7.	Stockholders’ Equity

401(k) Savings Plan

The employees of the Joint Venture participate in Maxygen’s a savings plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). Under the 401(k) Plan, participating employees may defer a percentage (not to exceed 100%) of their eligible pretax earnings up to the Internal Revenue Service’s annual contribution limit. All employees on the United States payroll of Maxygen age 18 years or older are eligible to participate in the 401(k) Plan. Maxygen has not been required to contribute to the 401(k) Plan, but beginning in 2001 elected to match contributions of its participating employees in an amount up to a maximum of the lesser of (i) 50% of the employee’s 401(k) yearly contribution or (ii) 6% of the employee’s yearly base salary. The matching contribution is made in the form of newly issued shares of Company common stock as of each June 30 and December 31. All matching contributions vest immediately. Maxygen may discontinue such matching contributions at any time.

2006 Equity Incentive Plan

Maxygen’s stockholders approved the 2006 Plan on May 30, 2006. The 2006 Plan replaced the 1997 Plan. The 2006 Plan provides for the grant of stock options (both nonstatutory and incentive stock options), stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and dividend equivalents to employees (including officers), directors and consultants of Maxygen and its subsidiaries and affiliates. No equity awards may be granted under the 2006 Plan after February 7, 2016. The maximum term of the options granted under the 2006 Plan is ten years. Options granted under the 2006 Plan vest and become exercisable pursuant to a vesting schedule determined by the administrator of the plan, generally over a four-year period at a rate of 25% at the end of the first year and monthly for the three years thereafter. Restricted stock units granted under the 2006 Plan vest pursuant to a vesting schedule determined by the administrator of the plan, generally over a two-year period at a rate of 25% at the end of the first year and 75% at the end of the second year. The 2006 Plan does not provide for annual increases in the number of shares available for issuance under the 2006 Plan.

1997 Stock Option Plan

Maxygen’s stockholders originally approved the 1997 Plan on March 30, 1997. The 1997 Plan, which was scheduled to expire in March 2007, was replaced by the 2006 Plan. The maximum term of the options granted under the 1997 Plan is ten years. Options granted under the 1997 Plan vest and become exercisable pursuant to a vesting schedule determined by the administrator of the plan, generally over a four-year period at a rate of 25% at the end of each year for grants made prior to January 1, 2002 and for grants made after January 1, 2002, over a four-year period at a rate of 25% at the end of the first year and monthly for the three years thereafter. In addition, a number of grants made in 2003 vest over three years, 16.67% on July 1, 2003 and monthly for the two and a half years thereafter. In connection with the stockholder approval of the 2006 Plan, shares available for future awards under the 1997 Plan were transferred to the 2006 Plan and the 1997 Plan was terminated as to future awards.

2000 Non-Officer Employee Stock Option Plan

The board of directors adopted the 2000 Non-Officer Stock Option Plan (the “Non-Officer Plan”) on December 6, 2000. The Non-Officer Plan has not been approved by Maxygen’s stockholders, as no such approval is required. Under the Non-Officer Plan, the board of directors may issue nonqualified stock options to employees (other than executive officers and stockholders owning 10% or more of Maxygen’s common stock) and consultants of Maxygen or any of its affiliates. No options may be granted under the Non-Officer Plan after December 6, 2010. Under the Non-Officer Plan, nonstatutory options may be granted at prices not lower than 85% of fair value at the date of grant (except in the case of replacement options in the context of acquisitions), as determined by the board of directors. The maximum term of the options granted under the Non-Officer Plan is ten years. Options granted under the Non-Officer Plan vest and become exercisable pursuant to a vesting schedule determined by the administrator of the plan, generally over a four-year period at a rate of 25% at the end of each year for grants made prior to January 1, 2002, or for grants made after January 1, 2002, over a four-year period at a rate of 25% at the end of the first year and monthly for the three years thereafter. In addition, a number of grants made in 2003 vest over three years, 16.67% on July 1, 2003 and monthly for the two and a half years thereafter. The Non-Officer Plan provides for annual increases in the number of shares available for issuance on the first day of each year equal to the greater of (i) 250,000 shares and (ii) 0.7% of the outstanding shares on the date of the annual increase, or a lower amount determined by the board of directors.

1999 Employee Stock Purchase Plan

Maxygen’s stockholders approved the ESPP on December 14, 1999. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. A total of 400,000 shares of Maxygen’s common stock were initially reserved for issuance under the ESPP. The ESPP permits eligible employees to purchase common stock at a discount, but only through payroll deductions, during defined offering periods. The price at which stock is purchased under the ESPP is equal to 85% of the lower of (i) the fair market value of the common stock on the first day of the offering period or (ii) the fair market value of the common stock on the purchase date. In addition, the ESPP provides for annual increases in the number of shares available for issuance under the purchase plan on the first day of each year, beginning January 1, 2001, equal to the lesser of 200,000 shares, 0.75% of the outstanding shares on the date of the annual increase, or a lower amount determined by the board of directors. The ESPP will terminate in September 2019, unless terminated earlier in accordance with the provisions of the ESPP.

8.	Income Taxes

The Joint Venture’s operating results have historically been included in Maxygen’s consolidated U.S. federal and state income tax returns and non-U.S. jurisdictions tax returns. To the extent that Maxygen has any net operating loss carryforwards or any unused tax credits, none of these net operating losses or credits would be allocated to the newly formed Joint Venture under current federal and state tax laws.

9.	Litigation

From time to time the Joint Venture becomes involved in claims and legal proceedings that arise in the ordinary course of its business. The Joint Venture does not believe that the resolution of these claims will have a material adverse effect on its financial statements.

10.	Guarantees and Indemnification

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligations it assumes under that guarantee.

Maxygen customarily agrees in the ordinary course of its business to indemnification provisions in its collaboration agreements, in various agreements involving parties performing services for Maxygen in the ordinary course of business, and in its real estate leases. With respect to lease agreements, the indemnification provisions typically apply to claims asserted against the landlord relating to personal injury or property damage caused by Maxygen, to violations of law by Maxygen or to certain breaches of Maxygen’s contractual obligations. The indemnification provisions appearing in Maxygen’s collaboration agreements are similar, but in addition provide some limited indemnification for its collaborator in the event of third party claims alleging infringement of certain intellectual property rights. In each of the cases above, the indemnification obligation generally survives the termination of the agreement for some extended period, although the obligation typically has the most relevance during the contract term and for a short period of time thereafter. The maximum potential amount of future payments that Maxygen could be required to make under these provisions is generally unlimited. Maxygen has purchased insurance policies covering personal injury, property damage and general liability that reduce its exposure for indemnification and would enable it in many cases to recover a portion of any future amounts paid. Maxygen has never paid any material amounts to defend lawsuits or settle claims related to any of these indemnification provisions. Accordingly, Maxygen believes the estimated fair value of these indemnification arrangements is minimal. Accordingly, Maxygen, and the Joint Venture have not recorded any liabilities for these agreements as of March 31, 2009.

As part of the transactions contemplated by the Master Joint Venture Agreement, Maxygen and the Joint Venture have agreed to certain specific indemnification provisions. These provisions are described in more detail in the section titled “The Transaction Documents—Master Joint Venture Agreement–Indemnification” on page 40.

PROPOSAL NO. 2

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect members of the Board to hold office until the 2010 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until any such director’s earlier death, resignation or removal. The Board has nominated all of the current directors for re-election to the Board, other than M.R.C. Greenwood, who will not stand for re-election. Additionally, upon the recommendation of the Corporate Governance and Nominating Committee of the Board, the Board has nominated Kenneth B. Lee, Jr. as a nominee to stand for election at the Annual Meeting. Each nominee listed below, except for Kenneth B. Lee, Jr., is currently a director of the Company. The size of the Board is presently set at seven members. Accordingly, seven nominees will be elected at the Annual Meeting to be the seven directors of the Company. Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote. If signed and returned, shares represented by the accompanying proxy will be voted for the election of the seven nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. Each person nominated for election has agreed to serve if elected and the Company has no reason to believe that any nominee will be unable to serve. Dr. Howard has agreed to resign from the Board effective upon his termination of service as our Chief Executive Officer in connection with the Transactions.

M.R.C. Greenwood, who is currently serving as a director, has indicated that she will not stand for re-election to the Board in order to dedicate substantially all of her time to her new position as president of the University of Hawaii. Ms. Greenwood has been a member of the Board since February 1999. Her term as a director will expire at the Annual Meeting.

Directors/Nominees

Certain information regarding the nominees is set forth below:

Name of Nominee	Age	Position Held With the Company	Director Since
Russell J. Howard, Ph.D.	58	Chief Executive Officer & Director	1998
Isaac Stein(1)	62	Director & Chairman of the Board	1996
Louis G. Lange, M.D., Ph.D(1)(3)	61	Director	2005
Kenneth B. Lee, Jr.	61	—	—
Ernest Mario, Ph.D.(3)(4)	71	Director	2001
Gordon Ringold, Ph.D.(1)(2)(4)	58	Director	1997
James R. Sulat(1)(2)(4)	58	Director	2003

(1)	Member of the Strategy Committee.

(2)	Member of the Corporate Governance and Nominating Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Audit Committee.

Russell J. Howard, Ph.D., has served as the Company’s Chief Executive Officer and as a director since June 1998. Dr. Howard was elected the Company’s President and Chief Operating Officer in May 1997. Originally trained in biochemistry and chemistry, Dr. Howard has spent over 20 years studying infectious diseases, primarily malaria. Before joining the Company, Dr. Howard was from August 1994 to June 1996 the President and Scientific Director of Affymax Research Institute, an institute employing combinatorial chemistry and high throughput target screening to discover drug leads. Dr. Howard received a B.Sc. in chemistry and biochemistry, a B.SC. in biochemistry (Hons.) and a Ph.D. in biochemistry from the University of Melbourne.

Isaac Stein has served as the Company’s Chairman of the Board of Directors since June 1998 and has been a director since May 1996. Since November 1982, Mr. Stein has been President of Waverley Associates, Inc., a private investment firm. He is a member of and the emeritus Chairman of the Board of Trustees of Stanford University and is a director of American Balanced Fund, Inc., International Growth and Income Fund, Inc. and The Income Fund of America, Inc. (all affiliated with the Capital Group Companies), and Alexza Pharmaceuticals, Inc. He is also a director of the James Irvine Foundation. Mr. Stein received an M.B.A. and J.D. from Stanford University and a B.A. in mathematical economics from Colgate University.

Louis G. Lange, M.D., Ph.D., has served as a director since December 2005. Since April 2009, Dr. Lange has served as Executive Vice President, Cardiovascular Therapeutics, of Gilead Sciences, Inc. He was a founder of CV Therapeutics, Inc. and served as its Chairman and Chief Executive Officer from August 1992 until the acquisition of the company by Gilead in April 2009. Dr. Lange has served as a trustee on the University of Rochester Board of Trustees since May 1997 and has been a member of the governing body of the Emerging Company Section of the Biotechnology Industry Organization since February 1999. From 1980 to 1992, Dr. Lange served on the faculty of Washington University School of Medicine, including as Chief of Cardiology at Jewish Hospital in St. Louis, Missouri from 1985 to 1992, and as a full Professor of Medicine from 1990 until 1992. Dr. Lange holds an M.D. from Harvard Medical School and a Ph.D. in biological chemistry from Harvard University.

Kenneth B. Lee, Jr. is currently a General Partner with Hatteras Venture Partners, LLC (formerly, BioVista Capital, LLC), which he joined in 2003. From January 2002 to June 2002, Mr. Lee served as President of A.M. Pappas & Associates, an international life sciences venture development company. From 2000 to 2001, Mr. Lee was Managing Director of Ernst & Young LLP’s Health Sciences Corporate Finance Group. From 1982 through 2000, Mr. Lee was a Partner of Ernst & Young LLP. Mr. Lee is also a director of OSI Pharmaceuticals, Inspire Pharmaceuticals, Inc. and Pozen, Inc. Mr. Lee also serves as a member of the executive committee of the Board of the North Carolina Biotechnology Industry Organization. Mr. Lee received a B.A. from Lenoir-Rhyne College and an M.B.A. from the University of North Carolina at Chapel Hill.

Ernest Mario, Ph.D., has served as a director since July 2001. Since August 2007, Dr. Mario has served as the Chairman of the Board and Chief Executive Officer of Capnia, Inc., a privately held pharmaceutical company. From April 2003 to August 2007, Dr. Mario served as the Chairman of the Board and Chief Executive Officer of Reliant Pharmaceuticals, Inc., a privately held pharmaceutical company. Prior to joining Reliant Pharmaceuticals, he was Chairman and Chief Executive Officer of IntraBiotics Pharmaceuticals, Inc., a biopharmaceutical company, and its predecessor Apothogen, Inc. from January 2002 until April 2003. Dr. Mario was the Chairman and Chief Executive Officer of ALZA Corporation, a pharmaceutical company, from 1997 to 2001 and was Co-Chairman and Chief Executive Officer of ALZA Corporation from 1993 to 1997. Prior to joining ALZA, Dr. Mario served as Chief Executive Officer of Glaxo Holdings plc, a pharmaceutical company, from 1989 to 1993, and as Deputy Chairman from 1992 to 1993. Dr. Mario is also a director of Pharmaceutical Product Development, Inc. and Boston Scientific Corporation. Dr. Mario received a Ph.D. and an M.S. in physical sciences from the University of Rhode Island and a B.S. in pharmacy from the Ernest Mario School of Pharmacy at Rutgers University.

Gordon Ringold, Ph.D., has served as a director since September 1997. Since 2005, Dr. Ringold has served as Chairman and Chief Executive Officer of Alavita Pharmaceuticals, Inc., a private biotechnology company. From 1997 to 2005, Dr. Ringold served as Chairman and Chief Executive Officer of SurroMed, Inc., a biotechnology company focused on novel clinical databases. From March 1995 to February 2000, Dr. Ringold was Chief Executive Officer and Scientific Director of Affymax Research Institute where he managed the development of novel technologies to accelerate the pace of drug discovery. Before serving as Chief Executive Officer of Affymax, Dr. Ringold was the President and Scientific Director of Affymax Research Institute. Dr. Ringold received a Ph.D. in microbiology from University of California, San Francisco in the laboratory of Dr. Harold Varmus before joining the Stanford University School of Medicine, Department of Pharmacology. Dr. Ringold also received a B.S. in biology from the University of California, Santa Cruz. Dr. Ringold is also a director of Alexza Pharmaceuticals, Inc.

James R. Sulat has served as a director since October 2003. From February 2008 to November 2008, Mr. Sulat served as the Chief Financial Officer of Memory Pharmaceuticals Corp., a biotechnology company. From May 2005 to February 2008, Mr. Sulat served as Chief Executive Officer of Memory Pharmaceuticals Corp. Mr. Sulat was Senior Executive Vice President and Interim Chief Financial Officer of R.R. Donnelley & Sons Co., a diversified printing company, from February 2004 until May 2004. From April 2003 to February 2004, Mr. Sulat was Senior Executive Vice President of Moore Wallace Incorporated, a diversified printing company that was acquired by R.R. Donnelley in 2004. From April 1998 to April 2003, Mr. Sulat was Vice President and Chief Financial Officer of Chiron Corporation, a biotechnology company. Mr. Sulat is also a director of Intercell AG, a vaccines company, and Momenta Pharmaceuticals, Inc., a biotechnology company. Mr. Sulat holds a B.S. from Yale University, an M.B.A. from Stanford University and an M.S. in health services administration from Stanford University.

Required Vote

The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

THE BOARD RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In December 2004, based upon the recommendation of the Corporate Governance and Nominating Committee, the Board adopted Corporate Governance Guidelines for the Company. These guidelines embody long-standing practices of the Company and also include procedures designed to incorporate current corporate governance best practices. In addition, the Board has adopted a Code of Business Conduct for Employees, Executive Officers and Directors that establishes corporate standards of behavior for all our employees, officers, and directors. Copies of the Company’s Corporate Governance Guidelines and Code of Business Conduct are available on our website at www.maxygen.com under “Corporate Governance.”

Board Composition and Meetings

The Board currently consists of seven members, each of whom is a nominee for election to the Board at the Annual Meeting. The Board met eight times during 2008 and acted by unanimous written consent twice. No nominated director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).

Director Attendance at Annual Meeting

The Board and the Company encourages all directors to attend each annual meeting of stockholders. In furtherance of this policy and to maximize the attendance of directors at annual meetings, the Company generally schedules annual meetings of stockholders on the same day, and in the same location, as a regularly scheduled meeting of the Board. All of the Company’s directors attended the 2008 Annual Meeting of Stockholders, except for Dr. Greenwood.

Board Independence

As required under the listing standards of the Nasdaq Global Market and our Corporate Governance Guidelines, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. Our Corporate Governance Guidelines require that, on an annual basis, each director complete a Director and Officer Questionnaire identifying any transactions with us in which the executive officer or director or their family members have an interest. Consistent with these considerations, after review of the Director and Officer Questionnaires and all relevant information regarding transactions or relationships between each director or their family members, and the Company, our executive officers and our independent auditors, the Board has affirmatively determined that all of our current directors, except for Dr. Howard, our Chief Executive Officer, and Mr. Stein, the Chairman of the Board, are “independent” within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the directors, except for Dr. Howard and Mr. Stein, had a relationship with the Company other than as a director and stockholder. Dr. Howard is not independent based on his service as our Chief Executive Officer. Mr. Stein is not independent by virtue of the consulting arrangement between us and Waverley Associates, Inc., a private investment firm for which Mr. Stein is the president and sole stockholder. See “Related Party Transactions.”

Board Committees

Standing committees of the Board include an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Strategy Committee. The Board has adopted and maintains charters for each of its standing committees. Copies of the charters of the committees named above are available on our website at www.maxygen.com under “Corporate Governance.”

Audit Committee. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and has general responsibility for surveillance of internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee (i) is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, (ii) reviews, prior to publication, the Company’s annual financial statements with management and the Company’s independent registered public accounting firm; (iii) reviews with the Company’s independent registered public accounting firm the scope, procedures and timing of the annual audits; (iv) reviews the Company’s accounting and financial reporting principles and practices; (v) reviews the adequacy and effectiveness of the Company’s internal accounting controls; (vi) reviews the scope of other auditing services to be performed by the independent registered public accounting firm; (vii) reviews the independence and effectiveness of the Company’s independent registered public accounting firm and their significant relationships with the Company; (viii) reviews the adequacy of the Company’s accounting and financial personnel resources; (ix) reviews the Audit Committee charter on an annual basis; (x) reviews with management and the Company’s independent registered public accounting firm quarterly financial results, and the results of any significant matters identified as a result of the auditor’s review procedures, prior to filing any Form 10-Q; and (xi) reviews any other matters relative to the audit of the Company’s accounts and the preparation of its financial statements that the Audit Committee deems appropriate.

During 2008, the Company’s Audit Committee met six times. The membership of the Audit Committee is currently comprised of James R. Sulat (Chairman), Ernest Mario and Gordon Ringold. The Audit Committee is a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has determined that all current members of the Audit Committee are “independent” under applicable Nasdaq listing standards and the rules of the Securities and Exchange Commission, or SEC, regarding audit committee membership. The Board has also determined that Mr. Sulat is an “audit committee financial expert” as defined under SEC rules.

Compensation Committee. The Compensation Committee reviews and approves all compensation programs applicable to executive officers of the Company, establishes, reviews, and evaluates the overall strategy for employee compensation, reviews and discusses with management the Compensation Discussion and Analysis (which is prepared by management), and prepares a Compensation Committee Report. The Compensation Committee is also responsible for evaluating and making recommendations to our Board regarding director compensation. The Compensation Committee’s processes and procedures for determining executive compensation are described below in “Executive Compensation—Compensation Discussion and Analysis.”

During 2008, the Compensation Committee met six times and acted by unanimous written consent twice. The Compensation Committee is currently comprised of Louis G. Lange (Chairman) and Ernest Mario. The Board has determined that each member of the Compensation Committee is “independent” under applicable Nasdaq listing standards.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee and reviews the qualifications of candidates for the Board (including those proposed by stockholders) and makes recommendations to the Board on potential Board members (whether created by vacancies or as part of the annual election cycle).

In addition, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management and considers conflicts of interest involving executive officers or Board members. Stockholders wishing to submit recommendations for our 2009 Annual Meeting should submit their proposals to the Corporate Governance and Nominating Committee, in care of our Corporate Secretary in accordance with the time limitations, procedures and requirements described in the section titled “Stockholder Proposals” below.

Gordon Ringold (Chairman), M.R.C. Greenwood and James R. Sulat are the current members of the Company’s Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met one time during 2008. The Board has determined that all members of the Corporate Governance and Nominating Committee are “independent” under applicable Nasdaq listing standards.

Strategy Committee. The Strategy Committee is responsible for periodically examining and reporting to the Board on the Company’s pharmaceutical research and development initiatives and for evaluating potential transactions with regard to implementation of the Company’s strategic goals and objectives.

Isaac Stein (Chairman), Louis G. Lange, Gordon Ringold and James R. Sulat are the current members of the Company’s Strategy Committee. The Strategy Committee did not hold any meetings during 2008.

Communications with the Board

Stockholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the non-employee directors as a group), any Board committee or any Chair of any such committee by U.S. mail or by e-mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. If by U.S. mail, such correspondence should be sent c/o Corporate Secretary, Maxygen, Inc., 515 Galveston Drive, Redwood City, CA 94063. E-mail messages should be sent to CorporateSecretary@maxygen.com.

All communications received as set forth in the preceding paragraph will be reviewed by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies (or forward such information in the case of e-mail) of the contents to send to each director who is a member of the group or committee to which the communication is addressed.

Process for Nominating Directors

The Corporate Governance and Nominating Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting.

In evaluating the suitability of individuals for Board membership or continued Board membership, the Corporate Governance and Nominating Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a publicly-traded biotechnology company; the individual’s understanding of the Company’s business; the individual’s professional expertise and educational background; and other factors that promote diversity of views and experience. The Corporate Governance and Nominating Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best achieve the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Corporate Governance and Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Corporate Governance and Nominating Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Corporate Governance and Nominating Committee may identify certain skills or attributes (e.g., financial experience or product development experience) as being particularly desirable to help meet specific Board needs that have arisen. The Corporate Governance and Nominating Committee does not distinguish between nominees recommended by stockholders and other nominees.

In identifying potential candidates for Board membership, the Corporate Governance and Nominating Committee relies on suggestions and recommendations from the Board, stockholders, management and others. From time to time, the Corporate Governance and Nominating Committee may also retain search firms to assist it in identifying potential candidates for director, gathering information about the background and experience of such candidates and acting as an intermediary with such candidates. Stockholders wishing to suggest candidates to the Corporate Governance and Nominating Committee for consideration as directors must timely submit a written notice to the Corporate Secretary of the Company, whose address is 515 Galveston Drive, Redwood City, CA 94063. The Corporate Governance and Nominating Committee’s process does not vary based on whether or not a candidate is recommended by a stockholder. The Company’s Bylaws set forth the procedures a stockholder must follow to nominate directors. For a stockholder to nominate a candidate for director at the 2010 Annual Meeting of Stockholders notice of the nomination must be received by the Company prior to May 20, 2010. The notice must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected). The Corporate Governance and Nominating Committee will consider any nominee properly presented by a stockholder, and will make a recommendation to the Board. After full consideration by the Board, the stockholder presenting the nomination will be notified of the Board’s conclusion. The Company’s Bylaws are available on our website at www.maxygen.com under “Corporate Governance.” Copies of the Company’s Bylaws may also be obtained by writing to the Corporate Secretary at the above address.

Kenneth B. Lee, Jr. is a new nominee for election to our Board. The Corporate Governance and Nominating Committee considered a number of highly qualified candidates to join our Board. After extensive review of Mr. Lee’s qualifications and experience, the Corporate Governance and Nominating Committee recommended that our Board nominate Mr. Lee to serve on the Board, and our Board formally approved his nomination on July 15, 2009. Mr. Lee was previously a director at CV Therapeutics, Inc. and was introduced to Dr. Louis Lange, the founder of CV Therapeutics and a current member of our Board, in this capacity.

Compensation Committee Interlocks and Insider Participation

Louis G. Lange (Chairman) and Ernest Mario are the current members of the Company’s Compensation Committee. They have no relationship with the Company other than as directors and stockholders. During 2008, no executive officer of the Company served as a director, or as a member of any Compensation Committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The Company is submitting the Audit Committee’s selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since December 1998. The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

Required Vote

If a quorum is present and voting, the affirmative vote of a majority of the votes cast on the proposal will be required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

The Company’s Bylaws do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Company is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2007 and 2008, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2007	2008
Audit fees(1)	$489,546	$568,438
Audit related fees(2)	8,500	2,175
Tax fees(3)	62,081	42,102

Total	$560,127	$612,715

(1)	Audit fees consisted of professional services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements and internal control over financial reporting, review of unaudited interim financial statements included in the Company’s quarterly reports on Form 10-Q and consultation regarding financial accounting and reporting standards.

(2)	Audit related fees consisted principally of (i) consultations in connection with certain registration statements and other filings with the SEC and (ii) subscription fees for Ernst & Young LLP’s online research service.

(3)	Tax fees consisted principally of consultations regarding the audit of the Company’s Danish tax filings by Danish tax authorities. Tax fees in 2007 also included corporate tax return preparation for the Company’s Danish subsidiary.

The Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP was compatible with maintaining their independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will discuss with the Audit Committee the services expected to be rendered by the independent registered public accounting firm during that year for each of four categories of services.

1. Audit services include audit work performed with respect to the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including consultation regarding the proper application of financial accounting and/or reporting standards.

2. Audit related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, tax advice, and expatriate tax consulting and tax return preparation. Other than tax return preparation for the Company’s Danish subsidiary and consultations regarding the audit of the Company’s Danish tax filings by Danish tax authorities, the Company currently does not retain its independent registered public accounting firm for corporate tax compliance or corporate tax reporting services.

4. Other services include those associated with services not captured in the other categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee (or as described below, the Chairman of the Audit Committee) pre-approves all audit and permissible non-audit services to be provided by its independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee pre-approved all audit related, tax and other services rendered in 2008 and did not rely on the waiver of pre-approval requirement provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X promulgated under the Exchange Act.

Audit Committee Report(1)

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 114.

In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from the Company and its management, including the matters in the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Governing Independence. The Audit Committee has received the letter from the independent accountants required therein. The Audit Committee has also considered whether the independent registered public accounting firm’ provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Maxygen employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

AUDIT COMMITTEE

James R. Sulat (Chairman)

Ernest Mario

Gordon Ringold

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, is not subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, and is not to be incorporated by reference in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 4

ADJOURNMENT OF THE MEETING

We may propose to adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the other proposals being considered at the Annual Meeting. We currently do not intend to propose to adjourn the Annual Meeting if there are sufficient votes to approve the Transactions. If the proposal to adjourn the Annual Meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, the approval of the holders of a majority of the shares of our common stock voting at the Annual Meeting will be required for approval of the proposal. Shares that are voted “FOR” or “AGAINST” the proposal will be counted towards the vote requirement. Neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT OF THE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s common stock as of June 30, 2009 by (i) each of our directors and named executive officers, (ii) all of our directors and executive officers as a group, and (iii) each person known by us to own more than 5% of our common stock.

Percentage of ownership is based upon 38,243,645 shares outstanding as of June 30, 2009. Beneficial ownership is calculated based upon SEC requirements. All shares of common stock subject to options currently exercisable or exercisable within 60 days after June 30, 2009 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person. Unless otherwise indicated below, each stockholder named in the table has sole or shared voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated in the table, the address of each individual listed in the table is c/o Maxygen, Inc., 515 Galveston Drive, Redwood City, California 94063.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
GlaxoSmithKline plc(1)	6,554,849	17.1%
980 Great West Road
Brentford, Middlesex
TW8 9GS, England

Conus Partners, Inc. (2)	4,830,442	12.6
50 Rockefeller Plaza, 2nd Floor
New York, New York 10020
United States of America

R.A. Investment Group(3)	2,185,323	5.7
200 West Madison, Suite 2500
Chicago, Illinois 60606

Russell J. Howard(4)	2,523,072	6.3
Lawrence W. Briscoe(5)	1,210,319	3.1
Elliot Goldstein(6)	858,796	2.2
Grant Yonehiro(7)	391,345	1.0
Isaac Stein(8)	742,775	1.9
M.R.C. Greenwood(9)	57,500	*
Louis G. Lange(10)	65,000	*
Ernest Mario(11)	100,464	*
Gordon Ringold(12)	380,694	*
James R. Sulat(13)	80,000	*
Kenneth B. Lee, Jr.(14)	—	*
All current directors and executive officers as a group (11 persons)(15)	6,346,767	14.7

*	Less than 1% of Maxygen’s outstanding common stock.

(1)	Based solely upon a Schedule 13G filed with the SEC on February 11, 2000, as amended by Amendment No. 1 thereto, filed with the SEC on July 10, 2001, Amendment No. 2 thereto, filed with the SEC on February 13, 2004 and Amendment No. 3 thereto, filed with the SEC on February 12, 2008. Consists of 6,498,599 shares held by Glaxo Group Limited and 56,250 shares held by GlaxoSmithKline Services Unlimited, in each case for the benefit of GlaxoSmithKline plc. GlaxoSmithKline plc, Glaxo Group Limited and GlaxoSmithKline Services Unlimited are under common control.

(2)	Based solely upon a Schedule 13G filed with the SEC on September 18, 2007, as amended by Amendment No. 1 thereto filed with the SEC on February 13, 2008 and Amendment No. 2 thereto, filed with the SEC on August 14, 2008.

(3)	Based solely upon a Schedule 13G filed with the SEC on January 4, 2001 as amended by Amendment No. 1 thereto, filed with the SEC on April 6, 2001, Amendment No. 2 thereto, filed with the SEC on February 14, 2005 and Amendment No. 3 thereto, filed with the SEC on February 13, 2008.

(4)	Includes 448,229 shares held by the Russell J. Howard & Maureen C. Howard Trust, of which Dr. Howard is a trustee and 9,621 shares held by the Maxygen 401(k) Plan. Also includes 2,038,460 shares that are subject to options that are exercisable within 60 days of June 30, 2009.

(5)	Includes 9,849 shares held by the Maxygen 401(k) Plan and 1,187,620 shares subject to options exercisable within 60 days of June 30, 2009.

(6)	Includes 843,536 shares that are subject to options that are exercisable within 60 days of June 30, 2009.

(7)	Includes 3,436 shares held by the Maxygen 401(k) Plan and 375,149 shares subject to options exercisable within 60 days of June 30, 2009.

(8)	Includes 63,198 shares held by Technogen Enterprises, L.L.C. Mr. Stein is a Managing Member of Technogen Enterprises, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the limited liability companies. Also includes 291,533 shares held by the Stein 1995 Revocable Trust, of which Mr. Stein is a trustee. Includes 307,500 shares subject to immediately exercisable options.

(9)	Includes shares subject to immediately exercisable options.

(10)	Consists of shares that are subject to options that are exercisable within 60 days of June 30, 2009.

(11)	Includes 97,500 shares subject to immediately exercisable options.

(12)	Includes 63,198 shares held by Technogen Enterprises, L.L.C. Dr. Ringold is a Managing Member of Technogen Enterprises, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the limited liability companies. Also includes 259,996 shares held by the Gordon Ringold and Tanya Zarucki Trust, of which Dr. Ringold is a trustee. Includes 57,500 shares subject to immediately exercisable options.

(13)	Consists of shares that are subject to options that are exercisable within 60 days of June 30, 2009.

(14)	Mr. Lee is a nominee for election to the Board and, as of June 30, 2009, owns no shares of the Company’s common stock.

(15)	Includes shares included pursuant to notes (5) through (13), above.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company maintains a 2006 Equity Incentive Plan (the “2006 Plan”), a 1997 Stock Option Plan (the “1997 Plan”), a 1999 Nonemployee Directors Stock Option Plan (the “Directors’ Plan”), a 2000 Non-Officer Stock Option Plan (the “Non-Officer Plan”), a 2000 International Stock Option Plan (the “International Plan”) and a 1999 Employee Stock Purchase Plan (the “ESPP”), pursuant to which the Company may grant equity awards to eligible persons. The 1997 Plan was terminated as to new awards on May 30, 2006 in connection with stockholder approval of the 2006 Plan and the International Plan was terminated as to new awards on February 29, 2008 in connection with the cessation of operations at Maxygen ApS, the Company’s Danish subsidiary. The 2006 Plan, 1997 Plan, the Directors’ Plan, the Non-Officer Plan, the International Plan and the ESPP are described more fully in Note 1 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The following table gives information about equity awards under our 2006 Plan, 1997 Plan, Directors’ Plan, Non-Officer Plan, International Plan and ESPP as of December 31, 2008.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	7,133,924	(3)	$12.89	(4)	5,752,993	(5)
Equity compensation plans not approved by security holders(2)	4,138,105		$12.29		910,975	(6)
Total	11,272,029		$12.65		6,663,968

(1)	Includes the 2006 Plan, the 1997 Plan, the Directors Plan and the ESPP.

(2)	Includes the 2000 Plan and the International Plan.

(3)	Includes 1,007,500 shares to be issued upon vesting of restricted stock units granted under the 2006 Plan.

(4)	For purposes of this calculation, the 1,007,500 shares to be issued upon the vesting of restricted stock units granted under the 2006 Plan have been excluded since these awards do not have an exercise price.

(5)	Of these shares, 1,309,021 shares remain available for purchase under the ESPP. The ESPP incorporates an evergreen formula pursuant to which on the first business day of each calendar year, the aggregate number of shares reserved for issuance under the ESPP will increase by a number equal to the lesser of (i) 200,000 shares, (ii) 0.75% of the outstanding shares on the date of the annual increase, or (iii) an amount determined by the Board.

(6)	The Non-Officer Plan incorporates an evergreen formula pursuant to which on January 1 of each year, the aggregate number of shares reserved for issuance under the Non-Officer Plan will increase by a number equal to the greater of (i) 250,000 shares and (ii) 0.7% of the outstanding shares on the date of the annual increase, or a lower amount determined by the Board.

EXECUTIVE OFFICERS

Executive officers are elected by the Board and serve at the discretion of the Board. Certain information regarding our executive officers is set forth below:

Name of Executive Officer	Age	Position Held With the Company
Russell J. Howard, Ph.D.	58	Chief Executive Officer & Director
Elliot Goldstein, M.D.	58	Chief Operating Officer
Lawrence W. Briscoe	65	Chief Financial Officer and Senior Vice President
Grant Yonehiro	45	Chief Business Officer and Senior Vice President

Russell J. Howard’s biography is set forth under the heading “Proposal No. 1—Election of Directors.”

Elliot Goldstein, M.D., joined Maxygen in February 2003 as Senior Vice President, Clinical Development and Danish Operations, and was promoted to Chief Operating Officer in January 2006. Prior to joining Maxygen, Dr. Goldstein was Chief Executive Officer of British Biotech, a pharmaceutical research and development company, from September 1998 to November 2002. Prior to joining British Biotech, Dr. Goldstein was, from 1994 to 1998, Senior Vice President, Worldwide Strategic Product Development at SmithKline Beecham, a pharmaceutical company. Prior to joining SmithKline Beecham, Dr. Goldstein held a variety of senior level positions at Sandoz, a pharmaceutical company, in France, Switzerland and the U.S., including Vice President, Clinical Research and Development at Sandoz Research Institute. Dr. Goldstein obtained his M.D. from the University of Aix-Marseille, France.

Lawrence W. Briscoe joined Maxygen in November 2000 as Chief Financial Officer and Senior Vice President. From July 1994 until November 2000, Mr. Briscoe was Chief Financial Officer and Vice President, Finance and Administration of Catalytica, Inc., a company engaged in the application of expertise in catalytic technologies to the pharmaceutical and energy industries. Before joining Catalytica, Mr. Briscoe held various executive and financial positions, including President, Chief Operating Officer and Director at Brae Corporation, Vice President of Corporate Development at Transamerica Corp. and Chief Executive Officer of United States Commercial Telephone Corp. Mr. Briscoe has a M.B.A. from Stanford University, an M.S. in business from the University of Southern California and a B.S. in electrical engineering from the University of Missouri.

Grant Yonehiro joined Maxygen in May 2003 as Vice President of Business Development, then served as Senior Vice President of Global Business Development & Managing Director of U.S. Operations beginning in January 2006 before being promoted to Chief Business Officer and Senior Vice President, Development Programs in March 2008. From 1996 to 2003, Mr. Yonehiro held various senior management positions at GenVec, Inc., a biopharmaceutical company, including Vice President of Drug Development, Vice President of Commercial Operations, and Vice President of Product Management. Prior to joining GenVec, Mr. Yonehiro held various business development positions at Cell Genesys, Inc., a biopharmaceutical company, Piper Jaffray & Co., an investment bank, and the Technology Transfer Office at Lawrence Berkeley National Laboratory. Mr. Yonehiro graduated Magna Cum Laude from the University of Minnesota with a Bachelor of Individualized Studies and received his M.B.A. from the Haas School of Business at the University of California, Berkeley.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion describes the principles underlying our executive compensation policies and programs. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and other quantitative information that follows this section.

The primary goal of our executive compensation program is to encourage our management team to pursue our strategic objectives while effectively managing the risks and challenges inherent to a development stage biotechnology company. Specifically, we seek to implement and maintain compensation policies that tie a substantial portion of executive officers’ overall compensation to our progress toward key strategic goals, such as the continued advancement of our drug candidates through preclinical and clinical development and the evaluation and completion of potential strategic transactions, as well as our financial and operational performance.

The principal elements of our executive compensation program generally include base salary, an annual performance-based cash bonus, long-term equity incentives, typically provided in the form of stock options, and other benefits and perquisites. Our goal is to position the individual elements of our compensation program, as well as the aggregate of these elements, at a level that is commensurate with our size and performance, and is competitive in the biotechnology industry and geographic area in which we compete for talent.

Compensation Philosophy and Objectives

Our executive compensation programs are based on the belief that the interests of the executive officers should be closely aligned with our stockholders. To support this philosophy, a significant portion of each executive officer’s compensation is placed at risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for our stockholders from both the short-term and long-term perspectives. Our compensation policies and programs are designed to:

•	Attract, develop, reward and retain highly qualified and productive individuals;

•	Motivate executive officers to improve our overall performance and reward executive officers when specific results have been achieved;

•	Encourage accountability by adjusting salaries and incentive awards based upon each executive officer’s individual performance, potential and contribution;

•	Tie incentive awards to the performance of our common stock to further reinforce the linkage between the interests of the stockholders and the executive officers; and

•	Ensure compensation levels that are both externally competitive and internally equitable.

While the Compensation Committee considers all elements of compensation and our compensation philosophy when determining individual components of pay and total compensation, it views total cash compensation (consisting of base salary and bonus amounts) as an essential part of achieving the objectives discussed above. As a result, the Compensation Committee sets both salary and bonus targets at a level that it believes are necessary to accomplish these objectives. However, the Compensation Committee does not follow any principles in a mechanical fashion; rather, the members use their experience and judgment in determining the compensation for each individual.

Process for Determining Executive Compensation

Annual Evaluation

Our Compensation Committee typically meets at the end of each year to perform a strategic review of our executive officers’ cash compensation, equity holdings and other benefits, evaluate the performance of the executive officers, determine their annual bonuses for the current year, set their base salaries for the following year, and consider and approve any grants to them of equity incentive compensation for the following year. Our Compensation Committee’s most recent annual evaluation occurred in November 2008.

In establishing our executive compensation policies, compensation programs and setting the specific components of compensation, the Compensation Committee considers several principal factors, including:

•	the compensation philosophy and guiding principles described above;

•

the executive officer’s experience level, industry knowledge, scope of responsibility, current performance, future potential and the overall quality and effectiveness of their leadership at the Company;

•	all of the components of executive compensation, including base salary, incentive compensation under the bonus plan, stock options, benefits and perquisites;

•	the mix of performance pay to total compensation;

•	current and historical compensation levels;

•	internal pay equity among our executive officers; and

•	pay practices at comparable companies in the biotechnology industry.

No specific weighting is applied to these factors. The Compensation Committee may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels. The Compensation Committee believes these comparisons provide important additional context for determining the appropriate level of compensation for our executive officers.

Periodic Reviews

In addition to its annual evaluations, our Compensation Committee periodically reviews compensation levels and pay structure and other benefits for our executive officers to determine whether they provide adequate incentives and motivation to our executive officers and whether they adequately compensate our executive officers relative to comparable positions at other biotechnology companies.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer plays a significant role in the compensation process. The Chief Executive Officer, together with our human resources staff, assists the Compensation Committee by providing annual recommendations regarding the compensation of all employees, including executive officers. However, the Chief Executive Officer does not make recommendations for his own compensation. The Compensation Committee then performs its own evaluation of the executive officers, including the Chief Executive Officer, and exercises its discretion in modifying any recommended compensation or awards to executive officers. The Chief Executive Officer also plays a significant role in discussions with the Compensation Committee, our Board and with our other executive and senior officers to establish the corporate, financial and other strategic objectives that will be used as performance goals in connection with the annual cash bonus award for the executive officers. Other than as described herein, other executive officers have no role in making decisions regarding compensation of our executive officers.

Compensation Consultant

On a periodic basis, at the Compensation Committee’s request, we have engaged the compensation consultant Syzygy, Inc. (“Syzygy”) to provide the Compensation Committee with an independent, comprehensive review of our executive compensation programs. The Compensation Committee has engaged Syzygy at various times each year since 2006.

Benchmarking

The Compensation Committee and our management have utilized independent compensation surveys since 2006, including the Radford Global Life Sciences Survey and the BioWorld Executive Compensation Report, to understand the compensation levels and pay structure at peer group companies. These surveys have been utilized to compare our compensation levels and pay structure to those of companies in the biotechnology industry with similar size and performance characteristics to ensure that we offer compensation that is competitive within that group of companies; however, the Compensation Committee uses its judgment to determine specific pay levels necessary to attract and retain executive talent. In exercising this judgment, the Compensation Committee looks beyond the market data and places significant weight on individual job performance and compensation history, future potential, internal pay equity, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

The Compensation Committee established a peer group of companies in 2006 with the assistance of Syzygy. We believe that the group of public biotechnology companies is representative of the sector in which we operate, and the group was chosen because of each of the companies’ relative market capitalization, geographic location, revenue and therapeutic product focus on proteins and antibodies. The peer group established by the Compensation Committee consists of the following companies (as adjusted to reflect certain consolidations in the biotechnology industry):

• Alexion Pharmaceuticals, Inc.	• Curagen Corporation
• Anadys Pharmaceuticals, Inc.	• Cytokinetics, Incorporated
• Antigenics Inc.	• Exelixis, Inc.
• BioMarin Pharmaceuticals Inc.	• ImmunoGen, Inc.
• Caliper Life Sciences, Inc.	• Immunomedics, Inc.
• Cell Genesys, Inc.	• Incyte Corporation
• Cepheid	• Regeneron Pharmaceuticals, Inc.
• Inhibitex, Inc.	• Rigel Pharmaceuticals, Inc.
• Insmed Incorporated	• Seattle Genetics, Inc.
• InterMune, Inc.	• Tanox, Inc.
• Isis Pharmaceuticals, Inc.	• Tercica, Inc.
• Kosan Biosciences Incorporated	• Threshold Pharmaceuticals, Inc.
• Peregrine Pharmaceuticals, Inc.	• Xoma Ltd.

For comparison purposes, our annual revenues and market capitalization in 2006 were slightly above the median revenues and market capitalization of the peer group.

Although the Compensation Committee does not establish compensation levels primarily based on benchmarking, it does believe that information regarding compensation practices at other comparable biotechnology companies is useful to ensure that our compensation practices are competitive in the marketplace. Competitive market data is also one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. However, the purpose of benchmarking surveys is not to supplant the analyses of the individual performance of the executive officers and internal pay equity that we consider when making compensation decisions and the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, the Compensation Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Tally Sheets

As part of its annual review, the Compensation Committee typically reviews tally sheets setting forth all components of compensation, including salary, annual bonus and dollar amounts for perquisites and the value of unexercised stock options, to assist it in balancing these elements. However, no specific weight is assigned to the tally sheets by the Compensation Committee and, except as otherwise described herein, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between short term and long-term compensation, between cash and equity-based compensation, or among different components of compensation. This is due in large part to the small size of our executive team and the need to tailor each executive officer’s award to attract and retain that executive.

Internal Pay Equity

As noted above, our compensation policies and programs are designed, in part, to ensure compensation levels for our executive officers that are both externally competitive and internally equitable. While comparisons to compensation levels at companies in our peer group (discussed above) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for us to achieve our corporate objectives.

Executive Compensation Components

Base salary

The Compensation Committee views base salary as a critical element of executive compensation because it provides executive officers with a base level of monthly income. Base salary will typically be used to recognize the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. We set the base salary of each of our executive officers at a level we believe enables us to hire and retain individuals in a competitive environment and rewards satisfactory individual performance and a satisfactory level of contribution to our overall business goals.

The base salaries of our executive officers are reviewed on an annual basis and adjustments are made to reflect a cost-of-living increase and some performance-based factors, as well as competitive conditions. Generally, executive salaries are adjusted effective January 1 of each year. The specific base salaries of the named executive officers for 2006, 2007 and 2008 are reflected in the Summary Compensation Table on page 101.

Annual Cash Bonus

We maintain an annual cash bonus plan for executive officers and certain other officers of the Company that the Compensation Committee has designed to ensure that a significant portion of each executive officer’s compensation is placed at risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for our stockholders from both the short-term and long-term perspectives.

Under the cash bonus plan, annual bonus amounts are based on a percentage of the executive officer’s base salary, subject to a specific bonus range and bonus target, and are determined based on the achievement of certain Company and/or individual performance objectives, such as product development goals, including the initiation or continuation of clinical trials or preclinical development, financial objectives, including the achievement of revenue and cash burn targets, and various strategic objectives. The specific bonus ranges, bonus targets and performance objectives are generally reviewed by the Compensation Committee on an annual basis. Bonus payments are paid in one payment not later than February 15 following the year to which the performance relates, subject to the executive officer’s continued employment on the payment date. The specific bonus awards of the named executive officers for 2006, 2007 and 2008 are reflected in the Summary Compensation Table on page 101.

Long-Term Equity Incentive Program

The Compensation Committee believes that long-term performance is achieved through an ownership culture that encourages such performance by our executive officers, as well as other employees, through the use of equity- based awards. Our equity compensation plans have been established to provide certain of our employees, including our executive officers, with incentives to reward long-term performance and enhance the link between the creation of stockholder value and long-term compensation.

The Compensation Committee generally has elected to use stock options as the primary component of annual equity compensation. Executive officers, as well as other employees, have generally been eligible to receive annual merit-based grants of stock options pursuant to our equity compensation plans, which are administered by the Compensation Committee. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest as to 25% of the underlying shares on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter based upon continued employment, and generally expire ten years after the date of grant. Vesting and exercise rights cease following a termination of employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

In May 2008, Compensation Committee also approved a special grant of restricted stock units to all employees, including executive officers. In November 2008, the Compensation Committee approved an additional grant of restricted stock units to Mr. Yonehiro. Each restricted stock unit represents the right to receive one share of the Company’s common stock upon vesting. Except for the additional restricted stock unit award granted to Mr. Yonehiro on November 2008, which vests in full on December 31, 2009, the restricted stock unit awards vest as to 25% of the underlying shares on May 1, 2009 and as to the remaining underlying shares on May 3, 2010. The 2006 Equity Incentive Plan and related restricted stock unit award agreements provide for forfeiture in certain events, such as voluntary termination of employment, and for acceleration of vesting in certain events, such as termination of employment without cause or a change in control of the Company. The restricted stock unit awards also include the ability to have shares withheld to satisfy income tax obligations.

In addition to our compensation philosophy and the other factors described above, in determining whether to grant equity awards to each executive and the size of such award, if any, the Compensation Committee also evaluates the fair value of the grant in accordance with FASB Statement No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”), the number of equity award shares granted by position, total annual run rates and total equity awards granted on average per employee. The Compensation Committee also gives serious consideration to the amount of equity overhang and stockholder dilution caused by grants of equity compensation and makes its decisions with these factors in mind.

Policies with Respect to Equity Compensation Awards. In advance of any actual grant, we generally plan equity award grant dates and have the grants approved by the Compensation Committee, or its designee. We have typically granted stock options upon the commencement of employment, following a promotion or significant change in job responsibilities and annually as part of our merit-based annual grants. Newly hired or promoted employees, other than executive officers, have typically received their award of stock options on the first business day of the month following their start date or promotion. Newly hired executive officers who are eligible to receive options are awarded such options on or after their date of hire based on the approval of the Compensation Committee. Annual, merit-based stock option grants, including annual grants to our executive officers, if any, are typically approved near the end of the prior year and granted in equal installments on predetermined dates specified in the approval. The exercise price of each of our stock options is the closing price of our common stock on the Nasdaq Global Market on the date of grant. For all equity award grants, the grant date is established when the Compensation Committee, or its designee, approves the grant and all key terms have been determined.

Other Equity Awards. In addition to stock options and restricted stock units, our 2006 Equity Incentive Plan authorizes us to grant stock appreciation rights, restricted stock, performance shares, performance units and dividend equivalents to employees (including executive officers), directors and consultants. To date, no equity based awards other than stock options and restricted stock units have been awarded to any of our executive officers or other employees.

Stock Ownership Requirements. We do not have any equity ownership guidelines or expectations and our equity compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company.

Compensation Decisions in 2006

In 2006, the Compensation Committee retained Syzygy to perform a comprehensive review of our compensation policies and practices. The analysis indicated that our compensation policies, programs and awards were reasonable and generally competitive with the compensation practices at companies in biotechnology industry with which we compete for talent. The Compensation Committee also analyzed a study of the relationship between our Chief Executive Officer’s total cash compensation and the total cash compensation (consisting of base salary and bonus amounts) of our other executive officers. This study demonstrated, among other things, that the total cash compensation of the Chief Executive Officer was not in line with the compensation of the other executive officers relative to compensation levels at companies in our peer group.

Based on this analysis, the Compensation Committee concluded that adjustments to the cash components of executive compensation were appropriate to ensure that a larger portion of each executive officer’s compensation is placed at risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for our stockholders from both the short-term and long-term perspectives and to better achieve internal pay equity among our executive officers. Accordingly, the Compensation Committee determined that the base salary of each executive officer should be subject to only modest annual increases and that the bonus ranges and targets for each executive officer should be increased, with larger increases to the bonus range and target amount for the Chief Executive Officer.

Base Salaries. Base salaries for 2006 were established by the Compensation Committee prior to the comprehensive review of our compensation policies and practices described above. The 2006 base salary of Dr. Russell Howard (our Chief Executive Officer), Mr. Lawrence Briscoe (our Chief Financial Officer) and Dr. Elliot Goldstein (our Chief Operating Officer) reflected an increase of approximately 10%, 6% and 20%, respectively, over their 2005 base salary. The specific base salaries of the named executive officers for 2006 are reflected in the Summary Compensation Table on page 101.

Bonus Awards. For 2006, Dr. Howard was eligible to receive an annual cash performance bonus of between 0 and 100% of his base salary, with a target bonus amount of 40% of his base salary. Prior to 2006, Dr. Howard’s bonus range and target were the same as those established for the other executive officers. As in 2005, our executive officers (other than Dr. Howard) were eligible to receive an annual cash performance bonus of between 0 and 50% of base salary with a target bonus amount for these executive officers of 25% of base salary. For 2006, 50% of an executive officer’s bonus award was based upon achievement of product development goals, 10% was based on the achievement of financial objectives and the remaining 40% was based on the achievement of other strategic objectives. Based on its evaluation of these targets and objectives, the Compensation Committee determined that Dr. Howard, Dr. Goldstein and Mr. Briscoe earned bonus awards equal to 35%, 25% and 20%, respectively, of their base salary. The specific bonus awards made to the named executive officers under the cash bonus plan for performance in 2006 are reflected in the Summary Compensation Table on page 101.

Equity Grants. In 2006, the Compensation Committee approved stock option grants to Dr. Howard, Dr. Goldstein and Mr. Briscoe covering 175,000 shares, 125,000 shares and 87,500 shares, respectively, as part of our merit-based annual grants. Dr. Goldstein was also granted an additional option covering 155,000 shares in connection with his promotion to Chief Operating Officer in 2006. These options are subject to the standard vesting and term described above.

Compensation Decisions in 2007

For 2007, the Compensation Committee continued to implement adjustments to total cash compensation so that a larger portion of the potential total cash compensation that such executive officers could earn is performance-based and to better align the total cash compensation of the Chief Executive Officer with the compensation of the other executive officers relative to compensation levels at companies in our peer group. As a result, the 2007 base salary of Dr. Howard remained unchanged from his 2006 salary and his bonus target under our annual cash bonus plan was further increased. The base salaries for the other executive officers increased only modestly compared to 2006, and the bonus targets for each executive officer were also increased. The executive officers were also granted stock options as part of our merit-based annual grants covering the same number of shares that were granted to these officers in 2006.

Base Salaries. As noted above, the 2007 base salary of Dr. Howard remained unchanged from his 2006 salary, while the base salaries of Dr. Goldstein and Mr. Briscoe reflected increases of 4.5% and 2.0%, respectively, over their 2006 base salary. Dr. Santosh Vetticaden, our former Chief Medical Officer and Senior Vice President, was hired in February 2007 at an annual base salary of $337,000. The specific base salaries of the named executive officers for 2007 are reflected in the Summary Compensation Table on page 101.

In addition to the base salary described above, during 2007, we made tax equalization payments to Dr. Goldstein in the aggregate amount of $105,139 pursuant to an arrangement approved by the Compensation Committee. These payments were designed to allow Dr. Goldstein to maintain his then current net income under the Danish expatriate tax regime. The tax equalization payments were originally scheduled to expire in December 2007, but were cancelled upon Dr. Goldstein’s relocation to the United States in August 2007.

Bonus Awards. For 2007, Dr. Howard’s target bonus amount was increased from 40% to 45% of his base salary and the target bonuses of our executive officers (other than Dr. Howard) were increased from 25% to 28.2% of base salary. As in 2006, 50% of an executive officer’s bonus award was based upon achievement of product development goals, 10% was based on the achievement of financial objectives and the remaining 40% was based on the achievement of other strategic objectives. Based on its evaluation of these targets and objectives, the Compensation Committee determined that Dr. Howard, Dr. Goldstein, Mr. Briscoe and Dr. Vetticaden earned bonus awards equal to 45%, 30%, 25% and 30%, respectively, of their base salary. The specific bonus awards made to the named executive officers under the cash bonus plan for performance in 2007 are reflected in the Summary Compensation Table on page 101.

Equity Grants. In 2007, the named executive officers were awarded stock options to Dr. Howard, Dr. Goldstein and Mr. Briscoe covering 175,000 shares, 125,000 shares and 87,500 shares, respectively. These grants were made as part of our merit-based annual grants and represent the same number of underlying shares that were granted to these officers in 2006. The options are subject to the standard vesting and term described above. Dr. Vetticaden, our former Chief Medical Officer, received an option grant of 400,000 shares in connection with the start of his employment in February 2007. All of Dr. Vetticaden’s outstanding options were cancelled prior to exercise in connection with his resignation in August 2008.

Compensation Decisions in 2008 & 2009

As part of its annual evaluation of executive compensation in January 2008, the Compensation Committee continued to implement the recommended compensation adjustments discussed above, approving a modest increase in the base salary of each executive officer and approving bonus ranges, targets and performance goals for each executive officer consistent with those established for 2007. The Compensation Committee also approved the grant of stock options to our executive officers as part of our merit-based annual grants covering the same number of shares that were granted to the executive officers in 2006 and 2007.

However, subsequently during 2008, as we began to evaluate our business prospects and potential strategic alternatives, the Compensation Committee, with the assistance of Syzygy, began to evaluate existing and proposed compensation programs with significant emphasis on the retention of executive officers and other key employees in structuring our executive compensation programs for the remainder of 2008 and 2009. The Compensation Committee’s goal in doing so was to ensure that such executives and other key employees were given adequate incentives to remain employed with the Company and to accomplish potential strategic objectives selected by the Board, notwithstanding the usual uncertainties attendant to the examination of various strategic alternatives for our business.

Based on this evaluation, in May 2008, the Compensation Committee elected to approve grants of restricted stock units to all employees, including executive officers, with two-year vesting and acceleration of vesting in certain events, such as termination of employment without cause or a change in control of the Company. The Compensation Committee also further increased the bonus ranges and targets for each executive officer under our annual bonus plan and established new performance goals under the bonus plan primarily related to the accomplishment of various strategic objectives.

For 2008, our bonus plan based a portion of the executive officers’ bonuses on the achievement of two potential strategic transactions and the remainder was payable in the discretion of our Compensation Committee based upon the considerations described below. First, 30% of the bonus award was based upon the sale or partnering of the Company’s MAXY-VII product candidate. This goal was achieved in July 2008 when the Company entered into an asset sale and licensing transaction with Bayer involving the Company’s MAXY-VII program. Second, 50% of the bonus award was based upon the successful completion of a Company-related M&A transaction. This goal was not achieved in 2008, and, as discussed below, a similar goal was established under our bonus plan for 2009. The remaining 20% of the bonus award was payable at the discretion of our Compensation Committee. Our Compensation Committee did not set any specific criteria in advance for exercising this discretion. In making its determination regarding 2008 discretionary portions of the bonuses, our Compensation Committee considered both individual performance and contributions to our product development, financial, strategic and other goals. In particular, for 2008 our Compensation Committee considered our entry into the Co-Development and Commercialization Agreement with Astellas in September 2008, the successful closing of the Company’s Denmark operations and the resulting decreased operating expenses and the completion of the Phase IIa trial for MAXY-G34 in breast cancer patients for the treatment of chemotherapy-induced neutropenia. In light of these accomplishments and the individual contributions of our named executive officers to these accomplishments, the discretionary portions of the 2008 bonus awards were paid in full to each of our named executive officers. The total bonus amounts paid to our named executive officers for 2008 are set forth below in our Summary Compensation Table.

In October 2008, we announced our implementation of a revised corporate strategy focused on the evaluation of strategic alternatives with respect to all aspects of our business and retained a financial advisor to assist us in this process. Our goal is to realize value for our stockholders through one or more potential strategic transactions that may include a sale or disposition of one or more corporate assets, a strategic business combination, or other transactions. In connection with our revised corporate strategy, and based on its earlier evaluation, the Compensation Committee met in November 2008 to approve further adjustments to executive compensation for 2009, including holding base salaries for the executive officers at 2008 levels, retaining bonus ranges and targets established under our annual bonus plan in 2008, establishing new performance goals under the bonus plan primarily related to the accomplishment of all strategic objectives applicable to our revised corporate strategy, and eliminating annual merit based equity grants for 2009.

Because the change in control agreements in effect with our executive officers are also important to the evaluation of compensation levels for our executives officers, the Compensation Committee reviewed these agreements in 2008 and 2009 in connection with the revised corporate strategy. The Compensation Committee evaluated potential changes to provide appropriate incentives for our executive officers in light of strategic transactions that did not involve a sale of the entire Maxygen entity. In June 2009, the Compensation Committee approved amendments to the change in control agreements and entering into a new retention agreement with Mr. Yonehiro described in “Interests of our Directors and Executive Officers in the Transactions.” The changes were intended to allow our executive officers to realize some of the benefits of the change in control agreements upon consummation of the Transactions, conditioned on their entering into non-competition and non-solicitation agreements in favor of Maxygen, and to provide retention incentives intended to ensure the success of the Perseid joint venture and increase the likelihood of the exercise of the Buy-Out Option by Astellas.

As originally established, our 2009 bonus plan based 50% of the executive officers’ bonuses on the completion of an M&A transaction, which included the sale of the entire Company, the sale of a major pharmaceutical asset of the Company or the successful liquidation of the Company. The remaining 50% of the bonus award would be payable at the discretion of our Compensation Committee. In June 2009, we entered into amended and restated change of control agreements with our named executive officers. These agreements, which are contingent upon the consummation of our joint venture transaction with Astellas, provide that 100% of the named executive officers’ 2009 bonuses will be payable at the discretion of our board of directors. When determining 2009 discretionary bonus awards, our Compensation Committee expects to consider primarily the contribution by the executive officers in creating stockholder value during the Company’s ongoing strategic transition process. Our Compensation Committee has not established any specific criteria for use in determining whether to award discretionary bonuses for 2009.

Base Salaries. The 2008 base salary for each of the named executive officers reflected an increase of 4.0%* over 2007 base salary. In addition, in connection with his promotion to Chief Business Officer in February 2008, the Compensation Committee approved an annual base salary of $300,000 for Mr. Yonehiro. The specific base salaries of the named executive officers for 2008 are reflected in the Summary Compensation Table on page 101. As noted above, the 2009 base salaries of the executive officers remain unchanged from their 2008 base salaries.

Bonus Awards. For 2008, Dr. Howard’s target bonus amount was increased from 45% to 64.2% of base salary. Dr. Goldstein, Mr. Briscoe and Mr. Yonehiro were eligible to receive an annual cash bonus of between 0 and 60% of base salary and the target bonus amount for these executive officers was increased from 28.2% to 45.0%, 47.6% and 51.4% of base salary, respectively. For 2008, 80% of an executive officer’s bonus award was based on the achievement of certain strategic objectives and the remaining 20% of an executive officer’s bonus award was discretionary. Based on its evaluation of these targets and objectives, the Compensation Committee awarded each executive officer a portion of the bonus amount attributable to the achievement of certain strategic objectives and the full amount of the discretionary component. The Compensation Committee also used its discretionary authority to award additional bonus amounts to Dr. Howard and Mr. Yonehiro to recognize their contributions to the achievement of corporate objectives that were not included in the performance goals established for 2008. The bonus awards for Dr. Howard, Dr. Goldstein, Mr. Briscoe and Mr. Yonehiro equaled 45%, 30%, 25% and 30%, respectively, of base salary. The specific bonus awards made to the named executive officers under the cash bonus plan for performance in 2008 are reflected in the Summary Compensation Table on page 101.

For 2009, the bonus ranges and target amounts for each named executive officer remains unchanged from 2008, with 50% of an executive officer’s bonus award based on the achievement of all strategic objectives applicable to our revised corporate strategy and the remaining 50% of an executive officer’s bonus award discretionary.

Equity Grants. In January 2008, the Compensation Committee approved stock option grants to our executive officers in the amounts indicated in the Grants of Plan Based Awards Table on page 103. These grants were made as part of our merit-based annual grants and represent the same number of underlying shares that were granted to these officers in 2006 and 2007. The options are subject to the standard vesting and term described above. In addition, as noted above, in 2008, the Compensation Committee also approved awards of restricted stock units to the executive officers in the amounts indicated in the Grants of Plan Based Awards Table on page 102.

As noted above, in November 2008, as part of its annual review, the Compensation Committee made the decision to eliminate the grant of annual merit based stock options or other equity awards in 2009 for all executive officers. This decision was partly based on the grants of restricted stock units previously awarded to each executive officer in 2008. However, our Compensation Committee may elect to provide our executive officers with additional equity awards if it determines that doing so is in our best interests.

Employee Benefits

Benefits offered to executive officers serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executive officers are the same as those that are offered to the general employee population and include health and dental insurance, life insurance, short-and long-term disability, and participation in a 401(k) plan (pursuant to which we make certain matching contributions in common stock). During 2006 and 2007, we also paid for a leased automobile for Dr. Goldstein while he was resident in Denmark.

The Compensation Committee believes that these benefits are consistent with those offered by other comparable companies and specifically with those companies with which we compete for employees. From time to time, our human resources staff obtains data to ensure that such benefit plans and programs remain competitive and reports its findings to the Compensation Committee if necessary.

Employment Contracts

None of the named executive officers has an employment contract with us.

Change of Control Arrangements

We have entered into change of control agreements with each of our executive officers. The Compensation Committee regularly conducts a review of competitive data provided by internally prepared reports and surveys by Syzygy, as well as potential costs to us of the change of control agreements under various potential termination scenarios. However, payments which an executive officer would be entitled to receive under the change of control agreements are not typically considered by the Compensation Committee when making annual compensation decisions for the executive officers and generally do not factor into decisions made by the Compensation Committee regarding other compensation elements. Rather, these arrangements are stand-alone agreements designed to promote stability and continuity of senior management and to balance the need for an executive officer’s personal financial security with the need to act in the best interest of our stockholders in a situation involving a potential change of control of the Company. In connection with the Transactions, we have entered into amended and restated change of control agreements with each of our executive officers that will become effective upon the closing of the transactions contemplated by the Master Joint Venture Agreement, but only if such closing occurs prior to December 31, 2009. If the closing fails to occur or does not occur prior to December 31, 2009, the terms of the existing change of control agreements remain in effect. The terms of the amended and restated change of control agreements are described under “Interests of our Directors and Executive Officers in the Transactions.”

Information regarding the material terms and potential payments under the current versions of such agreements for the named executive officers is provided in the section titled “Potential Payments Upon Termination or Change of Control” on page 107.

Severance Arrangements

Except for the change of control arrangements discussed above and a retention agreement that we have entered into with Mr. Yonehiro in connection with the Transactions, none of our executive officers have any other arrangements that provide for payment of severance benefits or other benefits upon termination (except for accrued vacation and similar benefits otherwise payable to all employees upon a termination). We have entered into a retention agreement with Mr. Yonehiro which will become effective upon the closing of the transactions contemplated by the Master Joint Venture Agreement, but only if such closing occurs prior to December 31, 2009. The retention agreement provides for certain severance payments and benefits in the event Mr. Yonehiro’s employment is terminated under certain conditions during the three years following the establishment of the Perseid joint venture. The terms of the retention agreement is described under “Interests of our Directors and Executive Officers in the Transactions.”

Nonqualified Deferred Compensation

None of our executive officers participate in non-qualified defined contribution plans or other deferred compensation plans maintained by us. However, our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its Chief Executive Officer and any other of its four most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the company and its stockholders, after taking into consideration changing business conditions and the performance of its employees. Executive compensation at the Company has historically met the annual compensation limit of Section 162(m).

Section 409A of the Internal Revenue Code. Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that a named executive officer, director or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A applies to a variety of benefits plans and compensation arrangements. We intend to design and administer our compensation and benefits plans and arrangements for all of our employees, including executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. With respect to our compensation and benefit plans that are subject to Section 409A, in accordance with Section 409A and regulatory guidance issued by the Internal Revenue Service, we are currently operating such plans in compliance with Section 409A of the Internal Revenue Code. Pursuant to that regulatory guidance, we have also amended our plans and arrangements to either make them exempt from or have them comply with Section 409A.

Compensation Committee Report(1)

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Louis G. Lange (Chairman)
Ernest Mario

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table sets forth the compensation paid or awarded to each of our named executive officers for services rendered in 2006, 2007 and 2008.

Name and Principal Position	Year	Salary	Bonus(1)		Stock Awards(2)	Option Awards(2)(3)	Non-Equity Incentive Plan Compensation(1)(4)	All Other Compensation(5)	Total(3)
Russell J. Howard	2008	$520,520	—		$245,868	$694,813	$200,000	$14,349	$1,675,550
Chief Executive Officer and Director	2007	$500,500	—		—	$897,573	$225,225	$14,043	$1,637,341
	2006	$500,500	—		—	$1,111,702	$175,175	$13,674	$1,801,051

Elliot Goldstein(6)	2008	$439,828	—		$186,860	$632,267	$98,961	—	$1,357,016
Chief Operating Officer	2007	$457,449	—		—	$676,797	$126,874	170,808	$1,431,928
	2006	$437,865	—		—	$632,459	$109,466	$337,742	$1,517,533

Lawrence W. Briscoe	2008	$370,473	—		$157,355	$285,270	$88,314	$15,660	$917,072
Chief Financial Officer and Senior Vice President	2007	$356,796	—		—	$371,759	$89,199	$15,363	$833,117
	2006	$349,800	—		—	$459,973	$69,960	$15,008	$894,741

Grant Yonehiro	2008	$295,500	—		$161,643	$355,463	$102,100	$15,644	$930,350
Chief Business Officer and Senior Vice President(7)

Former Executive Officers:
Santosh Vetticaden	2008	$219,050	—		$196,694	$477,364	—	—	$893,108
Former Chief Medical Officer and Senior Vice President(8)	2007	$298,763	$135,000	(9)	—	$567,517	$101,100	$10,959	$1,113,339

(1)	Certain amounts previously reported under the “Bonus” column for Dr. Howard, Dr. Goldstein and Mr. Briscoe in 2006 and 2007 and for Dr. Vetticaden in 2007 have been re-characterized in this table as non-equity incentive plan compensation.

(2)	Represents compensation expense for restricted stock units and/or stock option grants to the named executive officers as recognized by us for financial reporting purposes under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”) in each year (but disregarding estimate of forfeitures related to service-based vesting conditions. All options and restricted stock units granted to Dr. Vetticaden were cancelled in connection with his resignation in 2008. See Note 1 of the consolidated financial statements in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2008, 2007 and 2006 regarding assumptions underlying valuation of equity awards. These amounts reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by the named executive officer.

(3)	Amounts previously reported in the Summary Compensation Table under the “Option Awards” column in 2006 and 2007 for each named executive officer (other than Dr. Vetticaden) have been revised to correct the expense recognized by the Company for financial reporting purposes under SFAS 123(R). The amounts previously reported included only the compensation expense allocable to the options granted to these named executive officers in the applicable year and not the total amount of compensation expense recognized in each such year. The amounts previously reported in the Summary Compensation Table under the “Total” column in 2006 and 2007 for these named executive officers have also been revised in this table accordingly.

(4)	Represents bonus awards made to the named executive officers under the annual cash bonus plan. Further information regarding the annual cash bonus plan and the awards in 2008 is included in “Compensation Discussion and Analysis—Executive Compensation Components—Annual Cash Bonus.”

(5)	The components of the “All Other Compensation” column for 2008 reflects (i) in the case of Dr. Howard, group term life insurance premiums of $2,419, group long term disability insurance premiums of $1,680 and Company contributions under the Company’s 401(k) Plan valued at $10,250; (ii) in the case of Mr. Briscoe, group term life insurance premiums of $3,712, group long term disability insurance premiums of $1,198, Company contributions under the Company’s 401(k) Plan valued at $10,250 and reimbursement of $500 for health club expenses; and (iii) in the case of Mr. Yonehiro, group term life insurance premiums of $878, Company contributions under the Company’s 401(k) Plan valued at $7,750, reimbursement of $6,516 for certain vacation expenses and reimbursement of $500 for health club expenses. The aggregate amount of perquisites and personal benefits for Dr. Goldstein and Dr. Vetticaden were less than $10,000 in 2008.

(6)	Certain amounts in 2007 and 2006 paid in Danish kroner and converted to U.S. dollars at the rate of 0.17928 for 2007, the average exchange rate for the portion of year (through July 2007) that Dr. Goldstein resided in Denmark, and at the rate of 0.16844 for 2006, the average exchange rate for 2006.

(7)	Mr. Yonehiro was appointed Chief Business Officer and Senior Vice President of the Company effective March 3, 2008.

(8)	Dr. Vetticaden resigned as Chief Medical Officer and Senior Vice President of the Company effective August 15, 2008.

(9)	Represents a signing bonus paid in connection with Dr. Vetticaden’s hiring in February 2007.

Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to the plan-based awards granted to each of our named executive officers during 2008.

Name	Grant Date(1)	Approval Date(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stocks or Units(4)	All Other Option Awards: Number of Securities Underlying Options(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold	Target	Maximum
Russell J. Howard	—	—	$0	$334,174	$520,520	—	—	—	—
Chief Executive Officer and Director	02/01/08	01/23/08	—	—	—	—	43,750	$7.29	$158,572
	04/01/08	01/23/08	—	—	—	—	43,750	$6.49	$144,169
	05/07/08	05/07/08	—	—	—	125,000	—	—	$750,000
	07/01/08	01/23/08	—	—	—	—	43,750	$3.51	$83,081
	10/01/08	01/23/08	—	—	—	—	43,750	$4.05	$99,286

Elliot Goldstein	—	—	$0	$197,923	$263,897	—	—	—	—
Chief Operating Officer	02/01/08	01/23/08	—	—	—	—	31,250	$7.29	$113,266
	04/01/08	01/23/08	—	—	—	—	31,250	$6.49	$102,978
	05/07/08	05/07/08	—	—	—	95,000	—	—	$570,000
	07/01/08	01/23/08	—	—	—	—	31,250	$3.51	$59,344
	10/01/08	01/23/08	—	—	—	—	31,250	$4.05	$70,919

Lawrence W. Briscoe	—	—	$0	$176,821	$222,884	—	—	—	—
Chief Financial Officer and Senior Vice President	02/01/08	01/23/08	—	—	—	—	21,875	$7.29	$79,286
	04/01/08	01/23/08	—	—	—	—	21,875	$6.49	$72,085
	05/07/08	05/07/08	—	—	—	80,000	—	—	$480,000
	07/01/08	01/23/08	—	—	—	—	21,875	$3.51	$41,541
	10/01/08	01/23/08	—	—	—	—	21,875	$4.05	$49,643

Grant Yonehiro	—	—	$0	$154,200	$180,000	—	—	—	—
Chief Business Officer and Senior Vice President	02/01/08	01/23/08	—	—	—	—	15,625	$7.29	$56,633
	03/03/08	03/03/08	—	—	—	—	9,375	$6.15	$28,666
	04/01/08	01/23/08	—	—	—	—	25,000	$6.49	$82,383
	05/07/08	05/07/08	—	—	—	80,000	—	—	$480,000
	07/01/08	01/23/08	—	—	—	—	25,000	$3.51	$47,475
	10/01/08	01/23/08	—	—	—	—	25,000	$4.05	$56,735
	11/26/08	11/26/08	—	—	—	10,000	—	—	$49,000
Former Executive Officers:
Santosh Vetticaden	—	—	$0	$169,983	$210,288	—	—	—	—
Former Chief Medical Officer and Senior Vice President(7)	02/01/08	01/23/08	—	—	—	—	25,000	$7.29	$90,613
	04/01/08	01/23/08	—	—	—	—	25,000	$6.49	$82,383
	05/07/08	05/07/08	—	—	—	100,000	—	—	$600,000
	07/01/08	01/23/08	—	—	—	—	25,000	$3.51	$47,475

(1)	All options and restricted stock units granted to the named executive officers during 2008 were granted under the Company’s 2006 Equity Incentive Plan.

(2)

Reflects the date on which equity awards were approved by the Compensation Committee or Board of Directors. In accordance with the Company’s standard option grant practices, on January 23, 2008, the Compensation

Committee approved annual merit-based option awards for the executive officers to be granted in four equal installments on February 1, 2008, April 1, 2008, July 1, 2008 and October 1, 2008. All options were granted at the closing price of the Company’s common stock on the date of grant. See “Compensation Discussion and Analysis—Long-Term Equity Incentive Program—Policies with Respect to Equity Compensation Awards.”

(3)	Represents possible bonus awards for 2008 under our annual cash bonus plan. The actual amounts paid to the named executive officers in 2008 are set forth in the Summary Compensation Table on page 101. Further information regarding the annual cash bonus plan is included in “Compensation Discussion and Analysis—Executive Compensation Components—Annual Cash Bonus.”

(4)	Represents restricted stock unit awards granted to each executive officer. Each restricted stock unit represents the right to receive one share of the Company’s common stock upon vesting. Except as described below, the restricted stock unit awards vest as to 25% of the underlying shares on May 1, 2009 and as to the remaining underlying shares on May 3, 2010. The restricted stock unit award granted to Mr. Yonehiro on November 26, 2008 vests in full on December 31, 2009. The 2006 Equity Incentive Plan and related restricted stock unit award agreements provide for forfeiture in certain events, such as voluntary termination of employment, and for acceleration of vesting in certain events, such as termination of employment without cause or a change in control of the Company. The restricted stock unit awards also include the ability to have shares withheld to satisfy income tax obligations.

(5)	Represents stock options granted to the named executive officers. The options vested and became exercisable as to 1/4 of the underlying shares on January 1, 2009 and vest as to 1/48 of the underlying shares on a monthly basis thereafter.

(6)	Represents the grant date fair value of equity awards as calculated in accordance with SFAS 123(R), which for stock options is based on a Black-Scholes-Merton option valuation model, and for restricted stock units is based on the closing price of the Company’s common stock on the date of grant. See Note 1 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 regarding assumptions underlying the valuation of our equity awards.

(7)	Dr. Vetticaden resigned as Chief Medical Officer and Senior Vice President of the Company, effective August 15, 2008. As a result of his resignation, Dr. Vetticaden was not eligible for a bonus award in 2008. In addition, all of Dr. Vetticaden’s outstanding option awards were cancelled prior to exercise.

See the section titled “Compensation Discussion and Analysis” above for a complete description of our compensation policies and plans pursuant to which the amounts listed under the Summary Compensation Table and Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment or award.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2008 granted to each of our named executive officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Russell J. Howard	150,000	—	—	$0.75	09/07/2009	(4)	125,000	$1,115,000
Chief Executive Officer and Director	16,875	—	—	$0.75	09/07/2009	(5)
	5,625	—	—	$0.75	09/07/2009	(6)
	282,208	—	—	$56.875	06/28/2010	(7)
	5,292	—	—	$56.875	06/28/2010	(7)
	143,750	—	—	$13.15	04/25/2011	(8)
	44,688	—	—	$14.14	01/17/2012
	44,688	—	—	$12.44	03/31/2012
	44,688	—	—	$10.51	06/30/2012
	44,688	—	—	$6.74	09/30/2012
	200,000	—	—	$7.40	01/16/2013	(9)
	100,000	—	—	$7.29	03/31/2013	(9)
	100,000	—	—	$10.76	06/30/2013	(9)
	87,500	—	—	$10.41	01/01/2014
	87,500	—	—	$9.55	07/18/2014
	41,666	8,334	—	$12.17	01/02/2015	(10)
	145,000	—	—	$12.17	01/02/2015	(11)
	41,666	8,334	—	$7.00	06/30/2015	(10)
	145,000	—	—	$7.00	06/30/2015	(11)
	63,802	23,698	—	$7.89	01/02/2016
	63,802	23,698	—	$7.53	07/02/2016
	41,927	45,573	—	$10.64	01/02/2017
	41,927	45,573	—	$8.66	07/01/2017
	—	43,750	—	$7.29	01/31/2018
	—	43,750	—	$6.49	03/31/2018
	—	43,750	—	$3.51	06/30/2018
	—	43,750	—	$4.05	9/30/2018

Elliot Goldstein	120,000	—	—	$6.88	03/02/2013		95,000	$847,400
Chief Operating Officer	60,000	—	—	$7.29	03/31/2013
	60,000	—	—	$10.76	06/30/2013
	31,250	—	—	$10.41	01/01/2014
	31,250	—	—	$9.55	07/18/2014
	47,500	—	—	$12.17	01/02/2015	(12)
	27,083	5,417	—	$12.17	01/02/2015	(10)
	47,500	—	—	$7.00	06/30/2015	(12)
	27,083	5,417	—	$7.00	06/30/2015	(10)
	45,572	16,928	—	$7.89	01/02/2016
	113,020	41,980	—	$7.89	01/02/2016
	45,572	16,928	—	$7.53	07/02/2016
	29,947	32,553	—	$10.64	01/02/2017
	29,947	32,553	—	$8.66	07/01/2017
	—	31,250	—	$7.29	01/31/2018
	—	31,250	—	$6.49	03/31/2018
	—	31,250	—	$3.51	06/30/2018
	—	31,250	—	$4.05	9/30/2018

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested(2)		Market Value of Shares or Units of Stock That Have Not Vested(3)
Lawrence W. Briscoe	187,500	—	—	$32.00	11/30/2010	(13)	80,000		$713,600
Chief Financial Officer and Senior Vice President	12,500	—	—	$32.00	11/30/2010	(14)
	100,000	—	—	$13.15	04/25/2011	(15)
	75,000	—	—	$19.40	06/28/2011	(16)
	35,149	—	—	$14.14	01/17/2012
	35,149	—	—	$12.44	03/31/2012
	35,149	—	—	$10.51	06/30/2012
	35,149	—	—	$6.74	09/30/2012
	137,500	—	—	$7.40	01/16/2013	(9)
	68,750	—	—	$7.29	03/31/2013	(9)
	68,750	—	—	$10.76	06/30/2013	(9)
	43,750	—	—	$10.41	01/01/2014
	43,750	—	—	$9.55	07/18/2014
	4,166	834	—	$12.17	01/02/2015	(10)
	65,000	—	—	$12.17	01/02/2015	(13)
	4,166	834	—	$7.00	06/30/2015	(10)
	65,000	—	—	$7.00	06/30/2015	(11)
	31,900	11,850	—	$7.89	01/02/2016
	31,900	11,850	—	$7.53	07/02/2016
	20,963	22,787	—	$10.64	01/02/2017
	20,963	22,787	—	$8.66	07/01/2017
	—	21,875	—	$7.29	01/31/2018
	—	21,875	—	$6.49	03/31/2018
	—	21,875	—	$3.51	06/30/2018
	—	21,875	—	$4.05	9/30/2018

Grant Yonehiro	50,000	—	—	$11.14	06/01/2013		90,000	(17)	$802,800
Chief Business Officer and Senior Vice President	12,500	—	—	$10.41	01/01/2014
	12,500	—	—	$10.33	06/30/2014
	24,479	521	—	$12.17	01/02/2015
	24,479	521	—	$7.00	06/30/2015
	92,968	34,532	—	$7.89	01/02/2016
	22,786	8,464	—	$7.89	01/02/2016
	22,786	8,464	—	$7.53	07/02/2016
	14,973	16,277	—	$10.64	01/02/2017
	14,973	16,277	—	$8.66	07/01/2017
	—	15,625	—	$7.29	01/31/2018
	—	9,375	—	$6.15	03/02/2018
	—	25,000	—	$6.49	03/31/2018
	—	25,000	—	$3.51	06/30/2018
	—	25,000	—	$4.05	09/30/2018

Former Executive Officers:
Santosh Vetticaden	—	—	—	—	—		—		—
Former Chief Medical Officer and Senior Vice President(18)

(1)	Unless otherwise indicated, options vest and become exercisable as to 1/4 of the underlying shares on the first anniversary of the grant date or vesting commencement date and as to 1/48 of the underlying shares on a monthly basis thereafter.

(2)	Represents restricted stock unit awards granted to each executive officer. Each restricted stock unit represents the right to receive one share of the Company’s common stock upon vesting. Unless otherwise indicated, restricted stock units vest as to 1/4 of the underlying shares on May 1, 2009 and as to all remaining underlying shares on May 3, 2010. The 2006 Equity Incentive Plan and related restricted stock unit award agreement provide for forfeiture in certain events, such as voluntary termination of employment, and for acceleration of vesting in certain events, such as termination of employment without cause or a change in control of the Company.

(3)	The market value of the restricted stock units was calculated based on the closing sale price of $8.92 per share of the Company’s common stock on December 31, 2008, the last trading day in 2008.

(4)	Option vested and became exercisable in two equal installments on the third and fourth year anniversary of the vesting commencement date.

(5)	Option vested and became exercisable in full on January 1, 2004.

(6)	Option vested and became exercisable in full on September 8, 1999.

(7)	Option vested and became exercisable in four installments over a three-year period beginning on the grant date.

(8)	Option vested and became exercisable in two installments on December 31, 2001 and July 1, 2003.

(9)	The option vested and became exercisable as to 1/6 of the underlying shares on July 1, 2003 and as to 1/36 of the underlying shares on a monthly basis thereafter.

(10)	The option vests and becomes exercisable as to 1/12 of the underlying shares on a monthly basis beginning on February 1, 2008.

(11)	The option vested and became exercisable in full on February 1, 2008.

(12)	Option vested and became exercisable in full on December 1, 2007.

(13)	Option vested and became exercisable in six installments over a four-year period beginning on May 20, 2002.

(14)	Option vested and became exercisable in three equal installments over a four-year period beginning on May 20, 2002.

(15)	Option vested and became exercisable in three installments on December 31, 2001, May 20, 2002 and November 20, 2002.

(16)	Option vested and became exercisable in four equal annual installments beginning on the first anniversary of the vesting commencement date.

(17)	Includes award of restricted stock unit covering 10,000 shares of common stock granted to Mr. Yonehiro on November 26, 2008 that vests in full on December 31, 2009.

(18)	Dr. Vetticaden resigned as Chief Medical Officer and Senior Vice President of the Company effective August 15, 2008. All of Dr. Vetticaden’s outstanding equity awards were cancelled prior to December 31, 2008 in connection with his resignation.

Option Exercises and Stock Vested Table

The following table includes certain information with respect to options exercised by our named executive officers during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Russell J. Howard Chief Executive Officer and Director	25,600	$175,453	—	—

Elliot Goldstein Chief Operating Officer	—	—	—	—

Lawrence W. Briscoe Chief Financial Officer and Senior Vice President	—	—	—	—

Grant Yonehiro Chief Business Officer and Senior Vice President	—	—	—	—

Former Executive Officers:
Santosh Vetticaden Former Chief Medical Officer and Senior Vice President(2)	—	—	—	—

(1)	The value realized upon exercise of stock options reflects the price at which shares acquired upon exercise of the stock options were sold, net of the exercise price for acquiring the shares.

(2)	Dr. Vetticaden resigned as Chief Medical Officer and Senior Vice President of the Company effective August 15, 2008.

Potential Payments Upon Termination or Change of Control

Change of Control Agreements

We have entered into change of control agreements with each of our executive officers. The change of control agreements provide the executive officers with protection of certain benefits in case of a termination of his or her employment with the Company in connection with a change of control of the Company (as defined in the change of control agreements).

In connection with the Transactions, in June 2009, we entered into amended and restated change of control agreements with each of our executive officers that would become effective upon the closing of the transactions contemplated by the Master Joint Venture Agreement, but only if such closing occurs prior to December 31, 2009. If the closing fails to occur or does not occur prior to December 31, 2009, the terms of the existing change of control agreements described below remain in effect. If the Transactions are consummated prior December 31, 2009, the amended and restated change of control agreements would supersede the change in control agreements described below. The terms of the amended and restated change of control agreements are described under “Interests of our Directors and Executive Officers in the Transactions.”

Under the change of control agreements, a change of control occurs upon:

•	a dissolution or liquidation of the Company, a sale of all or substantially all the assets of the Company or a sale of substantially all the assets of the Company’s protein pharmaceutical business;

•

a merger, recapitalization, reorganization, consolidation or other similar transaction in which beneficial ownership of securities of the Company representing at least thirty-five percent (35%) of the combined voting power entitled to vote in the election of directors has changed;

•

an acquisition by any person, entity or group of securities of the Company representing at least thirty-five percent (35%) of the combined voting power entitled to vote in the election of directors; or

•	the individuals who are members of the incumbent board (as defined in the agreement) cease for any reason to constitute at least fifty percent (50%) of the Board.

Under the change of control agreements, if a change of control occurs and, within eighteen (18) months following the change of control (except as described below), either (x) the Company terminates the executive officer’s employment other than for cause, disability (as each term in defined in the change of control agreements) or death or (y) the executive officer terminates his or her employment with the Company voluntarily with good reason (as defined in the change of control agreements), then in each case (subject to the executive officer entering into a release of claims in favor of the Company):

•

the executive officer is entitled to receive a lump sum payment equal to three times the executive officer’s yearly base salary in effect on the date of termination (without giving effect to any reduction in base salary subsequent to a change of control that constitutes good reason);

•

each of the executive officer’s outstanding equity awards shall have their vesting schedule accelerate in full as of the date of termination and the post-termination exercise period of the executive’s outstanding stock options and other awards shall automatically be extended to their full original term;

•

if on the date of termination the executive officer is covered by any Company-paid health, disability, accident and/or life insurance plans or programs, the Company will provide to the executive officer benefits substantially similar to those that the executive officer was receiving immediately prior to the date of termination for up to three (3) years; and

•

the executive officer will also be eligible for and considered for a full bonus for the calendar year in which the executive officer’s employment terminates, regardless of the effective date of the executive officer’s termination.

If a change of control occurs and, within eighteen (18) months following the change of control (except as described below), the executive officer’s employment with the Company is terminated as a result of death or disability, then in each case:

•

each of the executive officer’s outstanding equity awards shall have their vesting schedule accelerated such that vesting shall occur as if the vesting had occurred on a monthly basis from the last date of vesting to the date of termination; and

•	the Company will provide the executive officer and his or her family, if applicable, with health, disability, accident and/or life insurance benefits as described above.

If the change of control is the result of the sale of substantially all the assets of the Company’s protein pharmaceutical business, then the benefits described above are payable to the executive officer upon cessation of employment with the Company (for any reason) that occurs after the earlier to occur of (i) twelve (12) months after the change of control and (ii) disposition of all or substantially all the remaining assets of the Company, or such shorter period as determined in the sole discretion of the Board.

For the purposes of the change of control agreements, “good reason” means: (i) any material reduction of the executive officer’s duties, authority or responsibilities relative to the executive officer’s duties, authority, or responsibilities as in effect immediately before such reduction; (ii) a reduction by the Company in the base salary of the executive officer, or of twenty-five percent (25%) or more in the target bonus opportunity of such executive officer, as in effect immediately before such reduction; (iii) the relocation of the executive officer to a facility or a location more than thirty (30) miles from the executive officer’s then present business location; (iv) a material breach by the Company of any provision of the change of control agreement; or (v) any failure of the Company to obtain the assumption of the change of control agreement by any successor or assign of the Company.

The change of control agreements provide that in the event that the severance, acceleration of stock options and other benefits payable to the executive officer described above constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Internal Revenue Code, then the executive officer’s benefits shall be either delivered in full, or delivered as to such lesser extent that would result in no portion of such benefits being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the receipt by the executive officer on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the excise tax.

Prior to a change of control of the Company, the right to receive benefits under any change of control agreement will automatically terminate on the date upon which the executive officer ceases to be an executive officer, for any reason or no reason, as evidenced by the written resignation of such executive officer, by action of the Board removing such executive officer as an executive officer of the Company or otherwise.

We intend the change of control agreements to comply with requirements of Section 409A of the Internal Revenue Code and have amended these agreements to ensure that the arrangements are either exempt from, or satisfy the requirements of, Section 409A.

Restricted Stock Units

All employees of the Company, including executive officers, and Mr. Stein were granted restricted stock units in 2008. The restricted stock units typically vest as to 25% of the underlying shares on May 1, 2009 and as to the remaining underlying shares on May 3, 2010. The restricted stock unit award agreements also provide for acceleration of vesting if full upon the first to occur of (i) recipient’s involuntary employment termination without cause (as defined restricted stock unit award agreement), or (ii) ninety (90) days, or such shorter period of time as is determined by the management of the Company (or the applicable successor to the Company) in its sole discretion, following (A) a change of control or (B) the recipient’s termination of employment following their acceptance of an employment offer with a person or group that has acquired any asset from the Company; provided that the solicitation of such employment is authorized in writing by the Company.

Under the restricted stock unit award agreements, a change of control occurs upon: (i) an acquisition by any person or group of stock of the Company that, together with stock held by such person or group of more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; (ii) either (a) the acquisition by a person or group of ownership of stock of the Company of thirty-five percent (35%) or more of the total voting power of the stock of the Company, or (b) the date a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or (iii) the acquisition by a person or group of assets from the Company that have a total gross fair market value equal to or more than eighty percent (80%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Consulting Arrangements

In addition to the change of control agreements described above, we from time to time enter into consulting arrangements with certain key employees, including executive officers, in connection with their resignation or other termination of their employment. On February 29, 2008, the Company entered into a consulting agreement with Dr. Michael Rabson, our former General Counsel and Senior Vice President, in connection with his resignation from the Company effective March 31, 2008. Under the agreement, which became effective on April 1, 2008, Dr. Rabson was paid an hourly fee of $350 for any consulting services he provided to us, and during the term of the agreement certain vested stock options held by Dr. Rabson as of March 31, 2008 continued to be exercisable in accordance with their existing terms. The original term of the agreement expired on December 31, 2008, but was extended by the Company and Dr. Rabson and expired on June 30, 2009.

Estimated Potential Payments

The table below sets forth the estimated current value of potential payments and benefits to each of the named executive officers in connection with (i) a qualifying termination within 18 months following a change of control and the death or disability of the named executive officer within 18 months following a change of control under the change of control agreements and (ii) a qualifying acceleration event under the restricted stock unit awards. The amounts shown assume that the triggering events occurred on December 31, 2008 and do not include (i) benefits earned during the term of the named executive officer’s employment that are available to all employees, such as accrued vacation; and (ii) benefits paid by insurance providers under life and disability policies. The actual amounts or value to be paid to or received by the executive officer can only be determined at the time of such executive officer’s separation from the Company. The payments and benefits presented in this table reflect the terms of the change in control and other agreements currently in effect with our executive officers but do not reflect payments our executive officers will be eligible to receive on or following the closing of the transactions contemplated by the Master Joint Venture Agreement under the amended and restated change in control agreements and the retention agreement with Mr. Yonehiro. The terms of those agreements and an estimate of potential payments thereunder in connection with the Transactions (which would apply in lieu of the payments described below in the event the Transactions are approved and consummated) are described under “Interests of our Directors and Executive Officers in the Transactions.”

Triggering Event	Potential Payment or Benefit
		Dr. Howard	Dr. Goldstein	Mr. Briscoe	Mr. Yonehiro
Change of Control Agreements
Change of Control and Termination by Company Without Cause or by Executive for Good Reason	Cash payment(1)	$1,761,560	$1,417,545	$1,199,733	$1,002,100
	Acceleration of unvested stock options and restricted stock units(2)	$1,827,574	$1,398,595	$1,063,490	$1,233,271
	Continuing health, disability, accident and/or life insurance benefits(3)	$73,876	$73,876	$53,996	$73,876

	Total	$3,663,010	$2,890,015	$2,317,220	$2,309,246

Change of Control and Termination Due to Death or Disability	Cash payment(1)	$0	$0	$0	$0
	Acceleration of unvested stock options and restricted stock units(2)	$1,827,574	$1,398,595	$1,063,490	$1,233,271
	Continuing health, disability, accident and/or life insurance benefits(3)	$73,876	$73,876	$53,996	$73,876

	Total	$1,901,450	$1,472,470	$1,117,487	$1,307,146
Restricted Stock Units
Change of Control, Termination by Company Without Cause or Acceptance of Employment with Successor Employer	Acceleration of unvested restricted stock units(2)	$1,115,000	$847,400	$713,600	$802,800

	Total	$1,115,000	$847,400	$713,600	$802,800

(1)	Reflects three (3) times the executive’s annual base salary as of December 31, 2008, plus the executive officer’s 2008 bonus.

(2)	Reflects the intrinsic value of the aggregate in-the-money options and/or restricted stock units that would become vested before the applicable stated vesting date as a result of a qualifying termination in connection with a change of control. The intrinsic value of stock options is the aggregate difference between the closing price of our common stock on December 31, 2008 ($8.92) and the exercise prices of the accelerated options, if less than $8.92. The intrinsic value of each accelerated restricted stock unit is the closing price of our common stock on December 31, 2008 ($8.92).

(3)	Reflects the estimated cost of premiums for 3 years for group medical, dental, life and disability programs, based on the premiums in effect at December 31, 2008.

DIRECTOR COMPENSATION

Non-employee directors of the Company are paid an annual retainer of $25,000. The Chairs of the Audit Committee, Compensation Committee, and Strategy Committee receive an additional annual retainer of $15,000 and the Chair of the Board receives an additional annual retainer of $20,000. Each non-employee director receives a meeting fee of $2,500 for each regularly scheduled Board meeting attended and a meeting fee of $1,000 for each Committee meeting attended. No additional amounts are currently payable for special assignments.

Non-employee directors also receive nondiscretionary, automatic grants of options to purchase 20,000 shares of Company common stock on the date that the director first is appointed or elected to the Board. In addition, non-employee directors receive nondiscretionary, automatic grants of options to purchase 17,500 shares of Company common stock each year on the date of the first meeting of the Board immediately following each annual meeting of stockholders of the Company (even if held on the same day as the meeting of stockholders); provided that the director both (a) is a non-employee director on that date, and (b) has continuously served as a director for longer than six months.

The initial grants and the subsequent grants are made under the Company’s 1999 Nonemployee Directors Stock Option Plan and/or the Company’s 2006 Equity Incentive Plan. Both the initial grants and each of the subsequent grants vest in full and are immediately exercisable on the date of grant, subject to the Company’s right to repurchase the underlying shares. For the initial grants, such right of repurchase generally lapses as to 25% of the underlying shares on each of the first four anniversaries of the date of grant while the right of repurchase for the subsequent grants generally lapses in full on the first anniversary of the date of grant, in each case provided the director continues as a director of the Company. Upon a change in control of the Company, each option granted to a non-employee director will vest in full immediately and automatically and any repurchase right will lapse in full immediately and automatically.

From time to time, the Board also approves the grant of additional equity awards to individual directors. In May 2008, the Board approved the grant of a restricted stock unit award covering 60,000 shares of Company common stock to Mr. Isaac Stein in his capacity as Chairman of the Board. The restricted stock unit award is subject to the same terms and conditions applicable to the restricted stock unit awards granted to Company employees (see Potential Payments Upon Termination or Change of Control—Restricted Stock Units). The Board also previously approved one-time grants of stock options to Mr. James Sulat in November 2005 and to Dr. Louis Lange in December 2005, each covering 30,000 shares. These option grants vest in equal installments on the anniversary of the grant date over a four-year period.

In addition to the compensation paid or awarded to Mr. Stein for his services as a member of the Board and Chairman of the Board, in 2006 the Company entered into a consulting agreement with Waverley Associates, Inc. (“Waverley”), a private investment firm for which Mr. Stein is the president and sole stockholder. Under this consulting arrangement, the Company pays consulting fees to Waverley and has granted Mr. Stein an option to purchase shares of the Company’s common stock. See “Related Party Transactions and Other Compensation Arrangements” below. The amounts paid to Waverley in 2008 under the consulting agreement are included in the Director Compensation table below.

2008 Director Compensation Table

The following table shows compensation paid, earned or awarded to each of the non-employee members of our Board for 2008. Dr. Howard, our Chief Executive Officer, receives no additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	All Other Compensation		Total
Isaac Stein, Chairman	$70,000	$118,017	$52,336	$289,992	(2)	$530,345
M.R.C. Greenwood	$30,000	—	$52,336	—		$82,336
Louis G. Lange	$55,000	—	$70,733	—		$125,733
Ernest Mario	$44,000	—	$52,336	—		$96,336
Gordon Ringold	$39,000	—	$52,336	—		$91,336
James R. Sulat	$51,500	—	$70,091	—		$121,591

(1)	Reflects compensation expense recognized by us for financial reporting purposes under SFAS 123(R) for the year ended December 31, 2008, but disregarding estimate of forfeitures related to service-based vesting conditions. See Note 1 of the consolidated financial statements in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2008 and 2007 regarding assumptions underlying the valuation of our equity awards. These amounts reflect the Company’s expense for accounting purposes for these awards, and do not represent the actual value that may be realized by a non-employee director.

Each director named above received a grant on May 30, 2008 totaling 17,500 stock options with a grant date fair value under SFAS 123(R) of $52,336. The table below shows the aggregate numbers of stock awards and option awards outstanding for each non-employee director as of December 31, 2008.

Name	Aggregate Option Awards Outstanding as of December 31, 2008	Aggregate Stock Awards Outstanding as of December 31, 2008
Isaac Stein, Chairman	307,500	60,000
M.R.C. Greenwood	64,750	—
Louis G. Lange	72,500	—
Ernest Mario	97,500	—
Gordon Ringold	57,500	—
James R. Sulat	87,500	—

(2)	Represents cash amounts paid or payable to Waverley during 2008 pursuant to the above referenced consulting agreement.

Related Party Transactions and Other Compensation Arrangements

Consulting Arrangements

On April 1, 2006, the Company entered into a two-year consulting agreement with Waverley Associates, Inc. (“Waverley”), a private investment firm for which Mr. Isaac Stein is the president and sole stockholder. Mr. Stein also currently serves as Chairman of our Board. Pursuant to the terms of the agreement, Waverley makes the consulting services of Mr. Stein available to assist the Company and its affiliates and their respective management, employees and agents regarding the business of the Company. In consideration for Mr. Stein’s services, the Company pays consulting fees to Waverley of $24,166 per month. In addition, pursuant to the terms of the agreement, the Company granted Mr. Stein an option to purchase 250,000 shares of the Company’s common stock. The option has an exercise price of $8.29 per share and became fully vested and exercisable in May 2007. The option has been granted under and is subject to the terms of the 1997 Plan and a related stock option agreement. Mr. Stein will continue to serve as Chairman of the Board, but resigned as a member of the Company’s Audit and Compensation Committees, effective March 28, 2006. The consulting agreement, as amended in May 2008, provides for the automatic renewal of the agreement for successive one-year terms and a two-year notice period for termination of the agreement by either party. Mr. Stein will continue to receive remuneration for his service as a member of the Board and as Chairman of the Board. The amount paid or payable to Waverley under the consulting agreement during 2008 is set forth in the Director Compensation table above.

On February 29, 2008, the Company entered into a consulting agreement with Dr. Michael Rabson in connection with his resignation from the Company on March 31, 2008. Under the agreement, which became effective on April 1, 2008, Dr. Rabson was paid an hourly fee of $350 for any consulting services he provided to us, and during the term of the agreement certain vested stock options held by Dr. Rabson continued to be exercisable in accordance with their existing terms. During 2008, the Company paid Dr. Rabson less than $10,000 under this consulting agreement. The original term of the agreement expired on December 31, 2008, but was extended by the Company and Dr. Rabson and expired on June 30, 2009.

Tax Equalization Arrangement

On November 20, 2006, the Company entered into a letter agreement with Elliot Goldstein, the Company’s Chief Operating Officer and a named executive officer, under which the Company paid to Dr. Goldstein tax equalization payments in the aggregate amount of 586,452 Danish kroner (approximately US$105,000) covering the period from February 2007 to July 2007. In accordance with this letter agreement, the Company also made a separate tax equalization payment to Dr. Goldstein in January 2007 of 374,982 Danish kroner (approximately US$63,078) reflecting 57.7% of his bonus for 2006. The payments were designed to allow Dr. Goldstein to maintain his net income under the Danish expatriate tax regime. This letter agreement extended Dr. Goldstein’s prior arrangement, established in March 2005, under which the Company provided Dr. Goldstein with tax equalization payments in the aggregate amount of 1,492,138 Danish kroner (approximately US$268,674) covering the period from February 2006 to February 2007. In August 2007, Dr. Goldstein relocated to the United States and the tax equalization payments were discontinued. The tax equalization payments made to Dr. Goldstein in 2006 and 2007 are included in the Summary Compensation Table on page 101.

Change of Control Arrangements

We have entered into change of control agreements and retention and severance arrangements with each of our executive officers. Information regarding the material terms and potential payments under such agreements for the named executive officers is provided in the section titled “Potential Payments Upon Termination or Change of Control” on page 107 and the section titled “Interests of our Directors and Executive Officers in the Transactions” on page 29.

Indemnity Agreements

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

Policies and Procedures

Our Code of Business Conduct and Ethics for Employees, Executive Officers and Directors establishes the corporate standards of behavior for all our employees, officers, and directors and generally prohibits transactions that result in a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. Our Code of Business Conduct requires all employees, officers, and directors to report potential conflicts of interest. A copy of the Code of Business Conduct is available on our website at www.maxygen.com under “Corporate Governance.” In addition, our Corporate Governance Guidelines require that, on an annual basis, each director and executive officer complete a Director and Officer Questionnaire identifying any transactions with us in which the executive officer or director or their family members have an interest. A copy of the Company’s Corporate Governance Guidelines is available on our website at www.maxygen.com under “Corporate Governance.” The Corporate Governance and Nominating Committee is responsible for reviewing and approving any waiver or exception to our Code of Business Conduct that involves a director or executive officer. This obligation is set forth in writing in the Corporate Governance and Nominating Committee charter, a copy of which is available on our website at www.maxygen.com under “Corporate Governance.” However, in certain cases, a committee consisting of all independent directors has approved a transaction.

STOCKHOLDER PROPOSALS

Under our amended and restated bylaws and the rules promulgated by the SEC, proposals of our stockholders that are intended to be presented at our 2010 Annual Meeting of Stockholders or to be included in the proxy statement and form of proxy relating to that Annual Meeting must be submitted in writing to the Secretary of the Company at our principal executive offices at 515 Galveston Drive, Redwood City, California 94063, no later than May 20, 2010, 120 days prior to the first anniversary of this year’s Annual Meeting (unless the 2010 Annual Meeting of Stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date). Notices of stockholder proposals must also meet all the other requirements as specified in our restated bylaws. Stockholders are advised to review our restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. A copy of our amended and restated bylaws is available on our website at www.maxygen.com under “Corporate Governance” and may also be obtained by writing to our Corporate Secretary at the address above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely upon its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during 2008.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this Proxy Statement and the accompanying Annual Report are being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the Company’s proxy statements and annual reports.

The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement and Annual Report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed in writing to Investor Relations, Maxygen, Inc., 515 Galveston Drive, Redwood City, California 94063 or by telephone to Investor Relations, Maxygen, Inc. (650) 298-5300. Stockholders wishing to receive separate copies of the Company’s proxy statements and annual reports in the future, and stockholders sharing an address that wish to receive a single copy of the Company’s proxy statements and annual reports if they are receiving multiple copies of the Company’s proxy statements and annual reports, should also direct requests as indicated in the preceding sentence.

WHERE YOU CAN FIND MORE INFORMATION

The Company’s Annual Report for the fiscal year ended December 31, 2008 is being mailed with this Proxy Statement to stockholders of the Company and posted on our website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investors page of our corporate website at www.maxygen.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended December 31. 2008 (filed on March 12, 2009).

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 (filed on May 11, 2009).

•	Current Report on Form 8-K dated June 30, 2009 (filed on July 1, 2009).

•	Current Report on Form 8-K dated July 16, 2009 (filed on July 17, 2009).

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009 (filed on August 6, 2009).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to at 301 Galveston Drive, Redwood City, California 94063, Telephone (650) 298-5300, on the Investors page of our corporate website at www.maxygen.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 10, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors

/s/ John M. Borkholder
John M. Borkholder
Secretary

Annex A

MASTER JOINT VENTURE AGREEMENT

by and between

Maxygen, Inc., a Delaware Corporation,

Astellas Phama Inc., a Japanese Corporation,

and

Astellas Bio Inc., a Delaware Corporation

Dated as of June 30, 2009

A-i

(continued)

A-ii

(continued)

EXHIBITS

Exhibit A	Certificate
Exhibit A.1	LLC Agreement
Exhibit A.2	Minutes
Exhibit B	Asset Contribution Agreement
Exhibit C	Co-Sale Agreement
Exhibit D	Investors’ Rights Agreement
Exhibit E	Joinder Agreement
Exhibit F	Other Products Collaboration Agreement
Exhibit G	Purchase Agreement
Exhibit H	Transition Services Agreement
Exhibit I	Voting Agreement
Exhibit J	Opinion of Counsel to Maxygen
Exhibit K	Opinion of Counsel to Bio
Exhibit L	Equity Incentive Plan
Exhibit M	Press Releases
Exhibit N	Maxygen JVA Disclosure Schedules
Exhibit O	Astellas JVA Disclosure Schedules
Exhibit P	Astellas Agreement Assignment and Novation
Exhibit Q	UCOE License

A-iii

(continued)

Page
Schedules
Schedule 1.41	Key Employees
Schedule 3.2(f)	Acknowledgement/Notification Agreements
Schedule 1.52	Permitted Encumbrance
Schedule 5.2	Work Plan and Budget
Schedule 9.9	Patents

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

A-iv

EXECUTION VERSION

MASTER JOINT VENTURE AGREEMENT

This Master Joint Venture Agreement (this “Agreement”) is made and entered into as of this 30th day of June, 2009 by and between Maxygen, Inc. a Delaware corporation, having its principal offices at 515 Galveston Drive Redwood City, CA 94063 (together with its Affiliates, “Maxygen”), Astellas Pharma Inc., a Japanese corporation, having its principal offices at 2-3-11, Nihonbashi-Honcho, Chuo-ku, Tokyo 103-8411, Japan (“Astellas”) and Astellas Bio Inc., a Delaware corporation, having its principal offices at Three Parkway North Deerfield, IL 60015-2548 (“Bio”). Maxygen, Astellas and Bio are together referred to herein as the “Parties.”

RECITALS

WHEREAS, the Parties desire to create a new limited liability company, CPC (“CPC”), for the purpose of developing and commercializing the 4 Program (as defined below), and the Other Programs (as defined below) (the “Joint Venture”), and in furtherance thereof, agree on Maxygen’s contribution of certain Maxygen assets to CPC in exchange for equity in CPC, and, immediately following the contribution of such assets to CPC, on Bio’s and Maxygen’s contribution of cash to CPC in exchange for equity in CPC and on the option granted to Bio to purchase Maxygen’s entire equity position in CPC;

WHEREAS, in order to achieve such objectives, the Parties desire to effectuate the Joint Venture and to form CPC by causing a Certificate of Formation in substantially the form attached hereto as Exhibit A (the “Certificate”) to be filed and entering into this Agreement and the other Transaction Agreements, the Closing of such agreements to constitute one single, integrated transaction;

WHEREAS, the Parties would not have entered into this Agreement nor any other Transaction Agreement but for the other Party’s agreement to be duly bound by the other Transaction Agreements; and

WHEREAS, the Parties desire to clarify the governance and operation of the Joint Venture and the mechanics to the closing of the Transactions (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the corresponding meanings as used in this Agreement:

1.1 “4 Program” has the meaning assigned to it in the Recitals of the Asset Contribution Agreement.

1.2 “Affiliate” means any corporation or other business entity that controls, is controlled by, or is under common control with a Party, for so long as such control exists. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the outstanding shares or other voting rights of the other corporation or entity having the right to elect directors or such lesser percentage that is the maximum permitted to be owned by a foreign entity in those jurisdictions where majority ownership by foreign entities is prohibited, or (a) in the absence of the ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of a corporation, or (b) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise. Notwithstanding the foregoing, for the purposes of the Transaction Agreements, (i) CPC shall not be an Affiliate of any Party and (ii) for the avoidance of doubt, none of GlaxoSmithKline plc, Conus Partners, Inc., R.A. Investment Group or Codexis, Inc., or any of their respective affiliates, or any of their successors or assigns, shall be an Affiliate of Maxygen as a result of their current equity ownership in Maxygen or Maxygen’s current equity ownership in them, as the case may be other than to the extent any such entity is otherwise an Affiliate of Maxygen.

1.3 “Alternative Proposal” means any inquiry, proposal or offer from any Third Party with respect to an Alternative Transaction.

1.4 “Alternative Transaction” means (a) any acquisition of all, or substantially all, of the Business or any material portion of the Contributed Assets, or any material asset which is part of the Contributed Assets (b) any merger, consolidation or other business combination including Maxygen or (c) any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) 50% or more of the assets of Maxygen, its Subsidiaries, if any, on a consolidated basis, or (ii) 50% or more of the outstanding shares of capital stock of Maxygen. For the avoidance of doubt, “Alternative Transaction” does not include any acquisition, asset sale, merger, consolidation, other business combination or similar transaction that excludes the Business and the Contributed Assets.

1.5 “Asset Contribution Agreement” means the asset contribution agreement substantially in the form attached hereto as Exhibit B.

1.6 “Astellas Agreement” means the Co-Development and Commercialization Agreement by and between Astellas and Maxygen dated September 18, 2008 and any amendments thereto.

1.7 “Astellas Agreement Assignment and Novation” has the meaning assigned to it in the Asset Contribution Agreement.

1.8 “Assumed Liabilities” has the meaning assigned to it in Section 2.4 of the Asset Contribution Agreement.

1.9 “Board” means the board of directors of a corporation or equivalent group of a legal entity.

1.10 “Bridge Loan Agreement” means the loan agreement in substantially the form attached to the Investors’ Rights Agreement as Exhibit D.

1.11 “Business” has the meaning assigned to it in Section 1.2 of the Asset Contribution Agreement.

1.12 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Japan or California or Delaware (as applicable) are authorized or required by Legal Requirement to remain closed.

1.13 “Buy-Out Option” has the meaning assigned to it in the Investors’ Rights Agreement.

1.14 “Cause” means, with respect to a Party’s employee, such employee’s (a) failure to perform assigned duties or responsibilities, which failure, if curable within the discretion of the Party, is not cured to the reasonable satisfaction of the Party within twenty (20) days after receipt by such employee of written notice of such failure from the Party, (b) engaging in any act of dishonesty, fraud, embezzlement, misrepresentation, or similar conduct, (c) violation of any federal, state, or local law or regulation applicable to the Party’s business, (d) breach of any confidentiality agreement, invention assignment agreement, or any other employment agreement between the employee and the Party, or (e) conviction of or entry of a plea of nolo contendere or guilty to, any crime or commission of any act of moral turpitude.

1.15 “Charter Documents” means the certificate of incorporation and bylaws of a corporate Party (or their respective equivalents in the jurisdiction of such party’s incorporation), or with respect to a limited liability company, its certificate of formation and limited liability company agreement (or their respective equivalents in such party’s jurisdiction of formation).

1.16 “Closing Date” means the date on which the Transaction is consummated in accordance with Article 3 and Article 6, which in any event shall be no later than (a) the second Business Day following the first date that the conditions set forth in Article 6 are satisfied or waived (other than those to be specifically delivered at Closing) or (b) such other date as the Parties mutually agree.

1.17 “Code” means the Internal Revenue Code of 1986, as amended.

1.18 “Co-Sale Agreement” means the co-sale agreement in substantially the form attached hereto as Exhibit C.

1.19 “Confidential Information” means all confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, programs, product concepts, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

1.20 “Contributed Assets” has the meaning assigned to it in Section 2.1 of the Asset Contribution Agreement.

1.21 “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

1.22 “Contract” means any binding agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied).

1.23 “Contributor Benefit Plans” has the meaning assigned to it in Section 1.6 of the Asset Contribution Agreement.

1.24 “Damages” means, and includes, any loss, damage, Liability, injury, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, out-of-pocket cost (including any cost of investigation) or out-of-pocket expense of any nature.

1.25 “DGCL” means the Delaware General Corporation Law.

1.26 “DLLCA” means the Delaware Limited Liability Company Act.

1.27 “Disclosure Schedules” means collectively the disclosure schedules of the Transaction Agreements.

1.28 “Dollars” or “$” refers to United States dollars.

1.29 “Employee” has the meaning assigned to it in the Asset Contribution Agreement.

1.30 “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset (except as imposed by any Legal Requirement, or, in the case of a license, by the terms of the license) and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) other than Permitted Encumbrances.

1.31 “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

1.32 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.33 “Excluded Liability” has the meaning assigned to it in the Asset Contribution Agreement.

1.34 “Facility” has the meaning assigned it in Article 1 of the Asset Contribution Agreement.

1.35 “GAAP” means U.S. generally accepted accounting principles as in effect on the date hereof.

1.36 “Governmental Approval” has the meaning assigned it in Section 1.27 of the Asset Contribution Agreement.

1.37 “Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, unit, or body and any court or other legal tribunal); (d) any governmental multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

1.38 “Intellectual Property” has the meaning assigned to it in Section 1.28 of the Asset Contribution Agreement.

1.39 “Investors’ Rights Agreement” means the investors’ rights agreement in substantially the form attached hereto as Exhibit D.

1.40 “Joinder Agreement” means the joinder agreement substantially in the form attached hereto as Exhibit E.

1.41 “Key Employee” means those employees of Maxygen listed on Schedule 1.41.

1.42 “Knowledge” of a Party means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter by any of the following individuals (a) with respect to Maxygen: Russell Howard, Larry Briscoe, Elliot Goldstein, John Borkholder, Grant Yonehiro, Sridhar Viswanathan, Erik Karrer and Norm Kruse, as well as, solely with respect to Sections 5.5, Jim Shunk and (b) with respect to Bio and Astellas: Toshiyuki Ishii, Naoki Okamura, Yoshihito Daimon, and Emiko Yano.

1.43 “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement

(licensing or otherwise), specification, determination or decision that has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

1.44 “Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

1.45 “Material Adverse Effect” means:

(a) with respect to CPC, Bio or Astellas, any event, change or effect that, when taken individually or together with all other events, changes and effects, (a) is materially adverse to the condition (financial or otherwise), properties, assets, liabilities or operations of CPC, Bio or Astellas, as the case may be, taken as a whole, or (b) prevents or materially delays consummation of the Transactions or otherwise prevents CPC, Bio or Astellas, as the case may be, from performing its obligations under this Agreement or any Transaction Agreement; and

(b) with respect to Maxygen, any event, change or effect that, when taken individually or together with all other events, changes and effects, (a) is materially adverse to the condition (financial or otherwise), properties, assets (including the Contributed Assets), liabilities (including the Assumed Liabilities), or operations of the Business, taken as a whole, or (b) prevents or materially delays consummation of the Transactions or otherwise prevents Maxygen from performing its obligations under this Agreement or any Transaction Agreement.

(c) For purposes of the foregoing paragraphs (a) and (b), none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining that there has been a Material Adverse Effect: any event, change or effect resulting from or arising out of (i) the performance by a Party of its obligations under the Transaction Agreements in accordance with their terms or as required by applicable Legal Requirements, (ii) general economic changes, including changes in the market(s) in which the relevant Party operates or which the relevant Party serves, to the extent that they do not disproportionately and adversely affect the relevant Party, (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof or (iv) any change in applicable Legal Requirements.

1.46 “Maxygen Contracts” has the meaning assigned to the term “Contributor Contracts” in Section 2.1(l) of the Asset Contribution Agreement.

1.47 “Option Closing” has the meaning assigned to it in Section 5.1 of the Investors’ Rights Agreement.

1.48 “Order” means any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

1.49 “Other Products Collaboration Agreement” means the agreement in substantially the form attached hereto as Exhibit F.

1.50 “Other Programs” has the meaning assigned to it in Section 1.40(b) of the Asset Contribution Agreement.

1.51 “Patents” has the meaning assigned to it in the Asset Contribution Agreement.

1.52 “Permitted Encumbrance” means, with respect to the Facility or the Contributed Assets, any or all of the following: (a) Encumbrances for Taxes and other similar governmental charges and assessments which are not yet delinquent or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (b) conditional sales contracts (covering personal property and equipment, but not real property or Intellectual Property) and equipment leases entered into in the ordinary course of business, (c) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, and (d) any and all terms and conditions under Contracts specified in Schedule 1.52.

1.53 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity including Governmental Authority.

1.54 The “Preferred Unit Agreements” means the Investors’ Rights Agreement, the Co-Sale Agreement and the Voting Agreement.

1.55 “Proceeding” means any action, suit, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

1.56 “Programs” has the meaning assigned to it in Section 1.40 of the Asset Contribution Agreement.

1.57 The “Purchase Agreement” means the unit purchase agreement in substantially the form attached hereto as Exhibit G.

1.58 “Receivables” means all amounts owed by Astellas and payments accruing from Astellas on or after the Closing Date under the Astellas Agreement.

1.59 “Related Entity” has the meaning assigned to it in the Investors’ Rights Agreement.

1.60 “Representatives” means officers, directors, attorneys, advisors and agents of a Party, except that CPC shall not be a Representative of any other Party. In addition, all Affiliates of Maxygen, Astellas or Bio shall be deemed to be “Representatives” of Maxygen, Astellas or Bio, respectively.

1.61 “SEC” means the Securities and Exchange Commission.

1.62 “Specified Dispute” means any dispute based primarily on the interpretation or construal of the Delaware General Corporation Law.

1.63 “Stockholder Approval” means the affirmative vote of a majority of outstanding shares of Maxygen’s common stock entitled to vote in accordance with the DGCL and Maxygen’s Charter Documents authorizing (a) the transfer and delivery of the Contributed Assets pursuant to the Asset Contribution Agreement, (b) the grant of the Buy-Out Option and (c) the delivery and sale of the Buy-Out Units (as defined in the Investors’ Rights Agreement) upon the Option Closing.

1.64 “Superior Proposal” means any bona fide written Alternative Proposal that Maxygen’s Board shall have determined in good faith would be more favorable to the Maxygen’s stockholders (in their capacity as such) than the Transactions after (a) receiving the advice of its financial advisor, (b) taking into account the likelihood and timing of consummation of such Alternative Proposal on the terms set forth therein and the likelihood and timing of consummation of the Transactions, including the exercise of the Buy-Out Option, on their terms,

(c) taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Legal Requirements.

1.65 “Subsidiary” means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof. Notwithstanding the foregoing, for the purposes of the Transaction Agreements, CPC shall not be a Subsidiary of either Maxygen, Astellas or Bio.

1.66 “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

1.67 “Tax Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

1.68 “Technology License Agreement” has the meaning assigned to it in Section 4.2(c) of the Asset Contribution Agreement.

1.69 “Termination Fee” means an amount in cash equal to one million five hundred thousand dollars ($1,500,000.00).

1.70 “Third Party” means any entity other than Bio, Maxygen, CPC, Astellas or their respective Affiliates. For the avoidance of doubt, sublicensees which are not an Affiliate of Bio, Maxygen, CPC, or Astellas shall be included in the definition of Third Party.

1.71 “Transaction Agreements” means collectively (a) this Agreement; (b) Asset Contribution Agreement; (c) Purchase Agreement; (d) Preferred Unit Agreements; (e) Transition Services Agreement; (f) Other Products Collaboration Agreement; (g) Technology License Agreement; (h) Joinder Agreement; (i) Bridge Loan Agreement; (j) LLC Agreement; (k) Astellas Agreement Assignment and Novation (excluding, for the avoidance of doubt, the Astellas Agreement itself) in the form attached hereto as Exhibit P; (l) UCOE License Assignment Agreement (as defined in the Asset Contribution Agreement) in the form attached hereto as Exhibit Q; (m) Patent Assignment (as defined in the Asset Contribution Agreement); (n) Assignment and Assumption (as defined in the Asset Contribution Agreement); and (o) the Space Sharing Agreements (as defined in the Asset Contribution Agreement).

1.72 “Transactions” means, collectively, the transactions contemplated by the Transaction Agreements.

1.73 “Transition Services Agreement” means the agreement substantially in the form attached hereto as Exhibit H.

1.74 “Voting Agreement” means the voting agreement in substantially the form attached hereto as Exhibit I.

1.75 “United States” means the United States of America and its possessions and territories.

1.76 Additional Definitions. Each of the following terms shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Term	Section Reference
Agreement	Preamble
Assignment Consent	8.1
Astellas	Preamble
Bio	Preamble
CEOs	10.1
Certificate	Recitals
Closing	3.1
COBRA	8.5
CPC	Recitals
Equity Incentive Plan	5.6
Indemnified Party	9.5(a)
Indemnifying Party	9.5(a)
Joint Venture	Recitals
JVA Disclosure Schedule	Article 4
LLC Agreement	2.3
Managers	2.3
Maxygen	Preamble
Minutes	2.3
New Litigation Claim	5.3
Non-Assignable Asset	8.1
Offerees	5.5(a)
Outside Termination Date	7.1(b)
Parties	Preamble
Proxy Statement	5.11
Representing Party	Article 4
Separate Transaction	5.4(a)
Stockholders’ Meeting	5.10
Survival Date	9.1
Transferred Employees	5.5(b)

1.77 Name of CPC. The Parties acknowledge that, prior to its formation, CPC may be designated by a different name. Upon such redesignation, all references in this Agreement to “CPC” in the Transaction Agreements and any other agreements related to the Transactions shall be deemed to be a reference to such different name, if any.

ARTICLE 2

THE JOINT VENTURE

2.1 Formation of CPC. Maxygen shall cause to be filed on or prior to the Closing Date with the Secretary of the State of Delaware the Certificate with such changes therein, if any, as may be jointly approved by the Parties. Subject to Section 8.6, the expenses of forming CPC, including the reasonable legal and other expenses related thereto but, for the avoidance of doubt, excluding any legal and other expenses incurred by the Parties in connection with the negotiation and effectuation of the Transaction Agreements, shall be borne by CPC.

2.2 Operation of CPC. The Parties hereby agree to jointly develop and operate CPC in accordance with the Transaction Agreements.

2.3 CPC Governance. In connection with the formation of CPC, the Parties shall cause the limited liability agreement, in substantially the form attached hereto as Exhibit A.1 (the “LLC Agreement”) and the minutes of the initial meeting of CPC’s managers (the “Managers”) (or action by unanimous written consent of the Managers covering substantially similar matters), in substantially the form attached hereto as Exhibit A.2 (the “Minutes”), to be adopted as the limited liability company agreement and minutes of CPC.

ARTICLE 3

THE CLOSING

3.1 Time and Place of Closing. The closing of the Transactions shall take place remotely via the exchange of documents and signatures on the Closing Date at such place as the Parties mutually agree upon in writing (which consummation of the Transactions at such place is designated as the “Closing”).

3.2 Closing Deliverables by Maxygen. At the Closing, Maxygen shall deliver the following items duly executed by Maxygen, as applicable:

(a) Officer’s Certificate. A certificate executed on behalf of Maxygen by an officer of Maxygen, dated as of the Closing Date, certifying as to accuracy of the provisions set forth in Sections 6.1(a), 6.1(b), and 6.1(c).

(b) Secretary’s Certificate. A certificate of Maxygen’s Secretary certifying as to the accuracy of the:

(i) certificate of incorporation and bylaws of Maxygen as in effect as of the Closing Date,

(ii) resolutions of Maxygen’s Board authorizing the execution, delivery and performance of this Agreement and of all other Transaction Agreements,

(iii) authorization of the stockholders of the execution, delivery and performance of the Transaction Agreements and the Transactions, and

(iv) incumbency of Maxygen’s officers executing this Agreement and all other Transaction Agreements.

(c) Certificate of Good Standing. Certificates from the Secretary of State of Delaware and the Secretary of State of California, each as to Maxygen’s good standing and payment of all applicable franchise taxes.

(d) Opinion of Counsel. An opinion, in the form reasonably acceptable to Bio, dated as of the Closing Date from Maxygen’s legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, in substantially the form attached hereto as Exhibit J.

(e) Transaction Agreements. Maxygen shall execute and deliver the items specified in Section 1.2(b) of the Purchase Agreement and Sections 4.2 and 4.4 of the Asset Contribution Agreement as well as all Transaction Agreements (other than the Bridge Loan Agreement) to which Maxygen is a party.

(f) Assignment and Notification. Copies of the notice and/or acknowledgement letters listed on Schedule 3.2(f), which for the avoidance of doubt, shall not be required to be executed, accepted or otherwise acknowledged by any Person other than Maxygen and/or CPC as applicable.

3.3 Closing Deliverables by Bio. At the Closing, Bio shall deliver the following items duly executed by Bio, as applicable:

(a) Officer’s Certificate. A certificate executed on behalf of Bio by an officer of Bio, dated as of the Closing Date, certifying as to the accuracy of the:

(i) provisions set forth in Sections 6.2(a) and 6.2(b),

(ii) Bio’s Charter Documents as in effect as of the Closing Date,

(iii) resolutions of Bio’s Board authorizing the execution, delivery and performance of this Agreement and of all other Transaction Agreements, and

(iv) incumbency of Bio’s officers executing this Agreement and any other Transaction Agreement to which Bio is a party.

(b) Transaction Agreements. Bio shall execute and deliver all Transaction Agreements to which Bio is a party.

3.4 Closing Deliverables by Astellas. At the Closing, Astellas shall deliver the following items duly executed by Astellas, as applicable:

(a) Officer’s Certificate. A certificate executed on behalf of Astellas by an officer of Astellas, dated as of the Closing Date, certifying as to the accuracy of the:

(i) provisions set forth in Sections 6.2(a) and 6.2(b),

(ii) Astellas’ Charter Documents as in effect as of the Closing Date,

(iii) resolutions of Astellas’ Board authorizing the execution, delivery and performance of this Agreement and of all other Transaction Agreements, and

(iv) incumbency of Astellas’ officers executing this Agreement and any other Transaction Agreement to which Astellas is a party.

(b) Transaction Agreements. Astellas shall execute and deliver all Transaction Agreements to which Astellas is a party.

(c) Opinion of Counsel. An opinion, in the form reasonably acceptable to Maxygen, dated as of the Closing Date from Bio’s and Astellas’ legal counsel, Morrison & Foerster LLP, in substantially the form attached hereto as Exhibit K.

3.5 Closing Deliverables by CPC. At the Closing, the Parties hereto shall cause CPC to execute and deliver the items specified in Section 1.2(b) of the Stock Purchase Agreement and Section 4.4 of the Asset Contribution Agreement, the Joinder Agreement, as well as all Transaction Agreements (other than the Bridge Loan Agreement) to which CPC is a party.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Except as set forth in the corresponding sections of the disclosure schedule of each Party delivered to the other Parties concurrently with the execution and delivery of this Agreement (as the case may be, the Maxygen, the Bio or the Astellas “JVA Disclosure Schedule”) or, with respect to Maxygen, as disclosed in the reports, schedules, forms, statements and other documents filed by Maxygen with the SEC (and with respect to such reports, schedules, forms, statements and other documents filed prior to January 1, 2009, such items shall be, and are specifically cross referenced in the Maxygen JVA Disclosure Schedule), each Party (the “Representing Party”) hereby represents and warrants to the other Parties, as a material inducement for such other Party’s entry into this Agreement that as of the date hereof:

4.1 Representations and Warranties of Maxygen.

(a) Organization and Qualification. Maxygen is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authority. Maxygen has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation by

Maxygen of the Transactions have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of Maxygen are necessary to authorize this Agreement or the other Transaction Agreements or to consummate the Transactions (other than obtaining Stockholder Approval). This Agreement has been, and at Closing the other Transaction Agreements (other than the Bridge Loan Agreement) will be, duly and validly executed and delivered by Maxygen. This Agreement constitutes, and at Closing the other Transaction Agreements (other than the Bridge Loan Agreement) will constitute, the legal, valid and binding obligations of Maxygen, enforceable against Maxygen in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally, by the availability of equitable remedies and defenses and, to the extent the indemnification provisions contained in the Investors’ Rights Agreement may further be limited by applicable laws and principles of public policy.

(c) Charter Documents; Books and Records. Maxygen has not provided any copies of minutes of meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Maxygen, Maxygen’s Board or any committees of Maxygen’s Board. The minutes and other records of meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of Maxygen, Maxygen’s Board or any committees of Maxygen’s Board contain no information relevant to the Business and/or the Transactions other than has otherwise been disclosed to Bio or Astellas in connection with its due diligence review of the Business and the Contributed Assets. Maxygen holds none of its capital stock in treasury.

(d) No Conflicts; Required Consents. No consents are required with respect to Maxygen’s execution and delivery of this Agreement, the other Transaction Agreements, and the consummation of the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Maxygen do not and will not either with or without notice or lapse of time:

(i) conflict with, violate or result in any breach of: (A) Maxygen’s certificate of incorporation or bylaws or equivalent organizational documents; or (B) any Legal Requirement with respect to Maxygen applicable to Maxygen or by which its Business, assets, or properties are bound or affected, except those which would not have a Material Adverse Effect;

(ii) give any Governmental Authority or other Person the right to (A) exercise any remedy or obtain any relief under any Legal Requirement or any order, judgment, injunction, decree, or award of any arbitrator to which Maxygen is subject, (B) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any indenture or loan or credit agreement or any other agreement, to which Maxygen is a party or by which Maxygen or any of the assets or properties constituting the Business may be bound or affected or (C) revoke, suspend or modify any Governmental Approval, except, with respect to any of clauses (A) through (C), as would not be reasonably likely to result in a Material Adverse Effect with respect to Maxygen;

(iii) cause Maxygen to become subject to, or to become liable for the payment of, any material Tax;

(iv) assuming the Consents listed in Section 4.1(d) of the Maxygen JVA Disclosure Schedule are obtained, or notices and/or acknowledgements are sent, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the Facility or the Contributed Assets other than Permitted Encumbrances pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation except as would not be reasonably likely to result in a Material Adverse Effect with respect to Maxygen; or

(v) require Maxygen to obtain any consent of, or make or deliver any filing or notice to, a Governmental Authority, other than as expressly contemplated by the Transaction Agreements.

(e) Broker’s Fees. Maxygen has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the Transactions.

(f) Board Approval. Maxygen’s Board has (i) approved this Agreement, the other Transaction Agreements and the Transactions, (ii) determined that the Transactions are in the best interests of the stockholders of Maxygen and are on terms that are fair to such stockholders, and (iii) recommended that the stockholders of Maxygen approve the Transaction Agreement and the Transactions (including, without limitations, the Buy-Out Option).

(g) Reasonably Equivalent Value; Good Faith; Fraudulent Conveyance. Maxygen is not entering into the Transactions with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. The units delivered to Maxygen pursuant to the Asset Contribution Agreement and the Purchase Agreement have a value that is not less than the reasonably equivalent value and/or fair market value of the Contributed Assets less the Assumed Liabilities. As of the date hereof, and immediately after giving effect to the Transactions, the sum of Maxygen’s assets, at a fair valuation, is greater than all of Maxygen’s total liabilities, including, without limitation, all contingent obligations at fair valuation. Maxygen is able, and will continue to be able immediately after the Closing, to meet its debts (including disputed, contingent and unliquidated liabilities) as they mature and will not become insolvent as a result of the Transactions. Immediately after the Closing, Maxygen will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.

4.2 Representations and Warranties of Bio.

(a) Organization and Qualification. Bio is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authority. Bio has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation by Bio of the Transactions have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of Bio are necessary to authorize this Agreement or the other Transaction Agreements or to consummate the Transactions. This Agreement has been, and at Closing the other Transaction Agreements to which Bio is a party will be, duly and validly executed and delivered by Bio. This Agreement constitutes, and at Closing the other Transaction Agreements to which Bio is a party will constitute, the legal, valid and binding obligations of Bio, enforceable against Bio in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally, by the availability of equitable remedies and defenses, and to the extent the indemnification provisions contained in the Investors’ Rights Agreement may further be limited by applicable laws and principles of public policy.

(c) No Conflicts; Required Consents. No consents are required with respect to Bio’s execution and delivery of this Agreement, the other Transaction Agreements, and the consummation of any of the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Bio do not:

(i) conflict with, violate or result in any breach of: (A) Bio’s Charter Documents, or (B) any Legal Requirement applicable to Bio or by which its business, assets, or properties are bound or affected except those which would not have a Material Adverse Effect with respect to Bio,

(ii) give any Governmental Authority or other Person the right to (A) exercise any remedy or obtain any relief under any Legal Requirement or any order, judgment, injunction, decree, or award of any arbitrator to which Bio is subject; (B) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any indenture or loan or credit agreement or any other agreement, to which Bio is a party or by which Bio or any of the assets or properties constituting the Business may be bound or affected or (C) revoke, suspend or modify any Governmental Approval, except, with respect to any of clauses (A) through (C), as would not be reasonably likely to result in a Material Adverse Effect with respect to Bio,

(iii) cause Bio to become subject to, or to become liable for the payment of, any material Tax or

(iv) require Bio to obtain any consent of, or make or deliver any filing or notice to, a Governmental Authority, other than as expressly contemplated by the Transaction Agreements.

(d) Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Bio’s Knowledge, currently threatened that questions the validity of this Agreement, the Transaction Agreements or the right of Bio to enter into them, or to consummate the Transactions.

(e) Broker’s Fees. Bio has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the Transactions.

(f) Board Approval. Subject to Section  4.4(b), Bio’s Board has approved this Agreement, the other Transaction Agreements and the Transactions.

4.3 Representations and Warranties of Astellas.

(a) Organization and Qualification. Astellas is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Authority. Astellas has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation by Astellas of the Transactions have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of Astellas are necessary to authorize this Agreement or the other Transaction Agreements or to consummate the Transactions. This Agreement has been, and at Closing the other Transaction Agreements to which Astellas is a party will be, duly and validly executed and delivered by Astellas. This Agreement constitutes, and at Closing the other Transaction Agreements to which Astellas is a party will constitute, the legal, valid and binding obligations of Astellas, enforceable against Astellas in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally, by the availability of equitable remedies and defenses and, to the extent the indemnification provisions contained in the Investors’ Rights Agreement may further be limited by applicable laws and principles of public policy.

(c) No Conflicts; Required Consents. No consents are required with respect to Astellas’ execution and delivery of this Agreement, the other Transaction Agreements, and the consummation of any of the Transactions. The execution, delivery and performance of this Agreement and the other Transaction Agreements by Astellas do not:

(i) conflict with, violate or result in any breach of: (A) Astellas’ Charter Documents, or (B) any Legal Requirement applicable to Astellas or by which its business, assets, or properties are bound or affected except those which would not have a Material Adverse Effect with respect to Astellas,

(ii) give any Governmental Authority or other Person the right to (A) exercise any remedy or obtain any relief under any Legal Requirement or any order, judgment, injunction, decree, or award of any arbitrator to which Astellas is subject; (B) declare a default of, exercise any remedy under, accelerate the performance of, cancel, terminate, modify or receive any payment under any indenture or loan or credit agreement or any other agreement, to which Astellas is a party or by which Astellas or any of the assets or properties constituting the Business may be bound or affected or (C) revoke, suspend or modify any Governmental Approval, except, with respect to any of clauses (A) through (C), as would not be reasonably likely to result in a Material Adverse Effect with respect to Astellas,

(iii) cause Astellas to become subject to, or to become liable for the payment of, any material Tax or

(iv) require Astellas to obtain any consent of, or make or deliver any filing or notice to, a Governmental Authority, other than as expressly contemplated by the Transaction Agreements.

(d) Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to Astellas’ Knowledge, currently threatened that questions the validity of this Agreement, the Transaction Agreements or the right of Astellas to enter into them, or to consummate the Transactions.

(e) Broker’s Fees. Astellas has no liability or obligation to pay any fees or commissions to any broker, finder, agent or attorney, with respect to the Transactions.

(f) Board Approval. Subject to Section 4.3(b), Astellas’ Board has approved this Agreement, the other Transaction Agreements and the Transactions.

4.4 Disclosure; No Other Representations and Warranties; Projections.

(a) Subject to Section 4.3(c), no representation or warranty in this Article 4 or in any document delivered by any Party or any of their respective Affiliates pursuant to this Agreement or any other Transaction Agreement, and no certificate or instrument furnished to any other Party pursuant hereto or in connection with this Agreement, when taken as a whole, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading. Each, Representing Party has delivered or made available to any other Party, as applicable, true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the respective JVA Disclosure Schedules.

(b) To each Party’s Knowledge there is no fact known to it relating to the Transactions that may have a Material Adverse Effect on such Party’s ability to consummate the Transactions.

(c) Each of the Parties acknowledges that the detailed representations and warranties contained herein have been negotiated at arm’s length among sophisticated business entities. Except for the representations and warranties expressly set forth in this Agreement, the other Transaction Agreements, or other agreements between the Parties (including, without limitation, the Astellas Agreement), Bio and Astellas agree that neither Maxygen nor any other person acting on behalf of Maxygen, makes or has made any other express or implied representation or warranty to Bio or Astellas as to the accuracy or completeness of any information regarding Maxygen, the Business, the Transactions or any other matter. Except for the representations and warranties expressly set forth in this Agreement, the other Transaction Agreements or other agreements between the Parties (including, without limitation, the Astellas Agreement), Maxygen agrees that neither Bio nor any other person acting on behalf of Bio, makes or has made any other express or implied representation or warranty to Maxygen as to the accuracy or completeness of any information regarding Bio, its business and operations, the Transactions or any other matter.

(d) In connection with Bio’s and Astellas’ investigation of Maxygen and the Business, Bio and Astellas have received from or on behalf of Maxygen certain projections, forecasts and business plans with respect to Maxygen, the Business and CPC. Each of Bio and Astellas acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts and business plans, that each of Bio and Astellas is familiar with such uncertainties, and that each of Bio and Astellas is responsible for making its own evaluation of the adequacy and accuracy of all projections, forecasts and business plans so furnished to it (including the reasonableness of the assumptions underlying such projections and forecasts). Accordingly (and without limiting any other provisions of this Agreement or the Transaction Agreements, the Astellas Agreement or other agreements between the Parties), neither Maxygen nor any other Person acting on its behalf makes any representation or warranty with respect to such projections, forecasts and business plans (including the reasonableness of the assumptions or the accuracy of the information underlying such projections and forecasts).

ARTICLE 5

COVENANTS

During the time period from the date of this Agreement until the earlier to occur of the (a) Closing Date and (b) the termination of this Agreement in accordance with the provisions of Article 7 hereof, the Parties covenant and agree as follows:

5.1 Maxygen’s Conduct of the Business. Except as required by applicable Legal Requirements, as consented to in writing by Bio (which consent shall not be unreasonably delayed or withheld), as set forth in Section 5.1 of the Maxygen JVA Disclosure Schedule or as otherwise expressly provided for hereby or by the other Transaction Agreements, Maxygen covenants to:

(a) Conduct the Business only in, and Maxygen shall not take any action except in, the ordinary course of business and in a manner consistent with past practice;

(b) Pay all of its Liabilities and Taxes relating to the Contributed Assets or the Business when due, subject to good faith disputes over such Liabilities or Taxes;

(c) Maintain insurance coverage in amounts adequate to cover the reasonably anticipated risks of Maxygen relating to the Contributed Assets or the Business;

(d) Use commercially reasonable efforts to (i) preserve intact all rights of the Business, to keep available the services of its Employees and consultants who provide services to the Business and (ii) preserve good relationships with its employees, licensors, licensees, suppliers, contractors and other persons with which Maxygen has business relations as related to the Business; and

(e) Promptly notify Bio of any event or occurrence that would cause the condition set forth in Section 6.1(c) to fail to be satisfied, or which results in any material Encumbrance on any of the Contributed Assets.

5.2 Restrictions on Maxygen’s Conduct of the Business Prior to Closing. Without limiting the generality of Section 5.1 above, except as required by applicable Legal Requirements, as consented to in writing by Bio (which consent shall not be unreasonably delayed or withheld), as set forth in Section 5.2 of the Maxygen JVA Disclosure Schedule or as otherwise expressly provided for hereby or by the other Transaction Agreements, Maxygen covenants not to:

(a) Enter into, create, incur or assume (i) any borrowings under capital leases relating to the Contributed Assets or the Business or (ii) any obligations which would have a Material Adverse Effect on Maxygen or CPC’s ability to conduct the Business in substantially the same manner and condition as currently conducted by Maxygen;

(b) Acquire any business or any Entity by merging or consolidating with, or by purchasing any equity securities or all or substantially all of the assets of, any such business or Entity or any similar transaction, in each case such as are material, individually or in the aggregate, to Maxygen’s Business or the Contributed Assets;

(c) Sell, transfer, lease, out-license or otherwise encumber any of its material assets relating to the Contributed Assets or the Business (including the Contributed Assets), or otherwise enter into any Contract or other transaction that would limit, reduce or restrict the Intellectual Property or other assets to be assigned or licensed to CPC under the Asset Contribution Agreement (or the Technology License Agreement) except for (i) transfer of materials in the ordinary course of business under standard material transfer agreements solely for internal research use, which transfer of materials excludes any transfer, out-license or assignment of any Intellectual Property Rights beyond the grant of a limited, non-exclusive right to use such materials for internal research purposes, (ii) transfer of materials to contractors in the performance of activities under the Astellas Agreement in accordance with the terms of that agreement and the plans and budgets approved by the JSC thereunder, or (iii) transfer materials to contractors in the performance of the research activities to be conducted by Maxygen as described in Section 5.15 of this Agreement in accordance with Schedule 5.2 attached hereto;

(d) Enter into any agreements or commitments relating to the Contributed Assets or the Business with another Person, except on commercially reasonable terms in the ordinary course of business;

(e) Violate any Legal Requirement applicable to the Business or the Contributed Assets except those that would not have a Material Adverse Effect with respect to Maxygen;

(f) Violate any Maxygen Contract or Governmental Approval applicable to the Business or the Contributed Assets, the violation of which could reasonably be expected to have a Material Adverse Effect with respect to Maxygen;

(g) Terminate or amend any Maxygen Contract (other than (i) employment or similar agreements, which are provided for under clauses (q) and (r), below and (ii) the extension of the lease of the Lab Facility) or Governmental Approval applicable to the Business or the Contributed Assets;

(h) Commence a Proceeding which would affect in any adverse manner the Contributed Assets or the Business;

(i) Purchase, lease, in-license or otherwise acquire any assets relating to the Contributed Assets or the Business, except for (i) supplies, materials, services and equipment purchased, leased, in-licensed or acquired by Maxygen in the ordinary course of business consistent with past practice, (ii) supplies, materials, services and in-licenses of intellectual property in furtherance of activities under the Astellas Agreement, as permitted under the terms of that agreement and the plans and budgets approved by the JSC thereunder, or (iii) supplies, materials, services and in-licenses to intellectual property in furtherance of activities to be conducted by Maxygen as described in Section 5.15 of this Agreement in accordance with Schedule 5.2 attached hereto;

(j) Provide any credit, loan, advance, guaranty, endorsement, indemnity, warranty or mortgage relating to the Contributed Assets or the Business to any Person, including any of the customers, stockholders, officers, employees or directors of Maxygen, other than those made in the ordinary course of business;

(k) Borrow from any Person by way of a loan, advance, guaranty, endorsement, indemnity, or warranty if such act would have a Material Adverse Effect with respect to Maxygen;

(l) Change its credit practices, accounting methods or practices or standards used to maintain its books, accounts or business records as they relate to the Business or Contributed Assets, if such act would have a Material Adverse Effect with respect to Maxygen;

(m) Change the terms of its accounts or other payables or Receivables or take any action directly or indirectly to cause or encourage any acceleration or delay in the payment, collection or generation of its accounts or Receivables with respect to the Contributed Assets or the Business, if such act would have a Material Adverse Effect with respect to Maxygen;

(n) Incur with respect to the Business or Contributed Assets any indebtedness for borrowed money, any deferred purchase price of property or leases which would be capitalized in accordance with GAAP, any reimbursement and other obligations in respect of letters of credit and surety or performance bonds, any net obligations in respect of derivative products, any accounts payable or trade payables other than accounts payable and trade payables incurred in the ordinary course, or any similar transaction (contingent or otherwise); and any liability as a surety, guarantor, accommodation party or otherwise for or upon the indebtedness or obligation of any other Person of the nature described above;

(o) With respect to the Contributed Assets or the Business, other than in the ordinary course of business, (i) change the management organization or personnel arrangements with sales brokers, market research projects or working capital levels (payables and Receivables); (ii) change the discretionary costs, such as maintenance and repairs, research and development, and training; (iii) make any changes in capital expenditures or deferrals of capital expenditures; (iv) deviate from operating budgets; or (v) change any of its business policies, including, advertising, investments, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies, if any such act would have a Material Adverse Effect with respect to Maxygen;

(p) Amend the terms of its certificate of incorporation or bylaws in any manner that would be reasonably likely to materially impede or delay the consummation of the Transactions;

(q) Hire any new employee who is substantially related to the Business other than in the ordinary course of business, terminate any Key Employee other than for Cause, increase the annual level of compensation of any Offeree except for regular, scheduled compensation increases in the ordinary course of business, establish or adopt any Employee Benefit Plan, or grant any new severance entitlements or any unusual or extraordinary bonuses, benefits or other material compensation to any Offeree, in each case other than in the ordinary course of business or pursuant to written agreements, arrangements or policies in effect as of the date of this Agreement;

(r) Make any severance payments to any Offeree, except payments made pursuant to written agreements, arrangements or policies in effect as of the date of this Agreement;

(s) Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes related to the Business or Contributed Assets, except those that would not have a Material Adverse Effect with respect to Maxygen;

(t) Fail to maintain all inventory relating to the Business at current levels or fail to maintain the Contributed Assets in good repair, order and condition, reasonable wear and tear excepted, if any such failure would have a Material Adverse Effect with respect to Maxygen;

(u) Intentionally take any other action or fail to take any action that would cause a Material Adverse Effect with respect to Maxygen; or

(v) Enter into any Contract or agree, in writing or otherwise, to take any of the actions described in Section 5.2(a) through 5.2(u) above.

5.3 Litigation. Maxygen will (a) notify Bio in writing promptly after having Knowledge of any action, suit, arbitration, mediation, proceeding, claim, or investigation by or before any Governmental Authority or arbitrator initiated by or against it or any of its Affiliates, or to Maxygen’s Knowledge, is threatened in writing against it, any of its Affiliates or any of their respective directors or officers in their capacity as such which relate to the Business or the Contributed Assets (a “New Litigation Claim”), (b) notify Bio of ongoing material developments in any New Litigation Claim and (c) consult in good faith with Bio regarding the conduct of the defense of any New Litigation Claim.

5.4 No Solicitation of Competing Transaction.

(a) Maxygen shall not, and Maxygen shall cause its Representatives not to, directly or indirectly:

(i) Initiate, solicit, or knowingly encourage any inquiries that would reasonably be expected to lead to an Alternative Proposal (including by way of making statements or furnishing information regarding the Business or the Contributed Assets or Assumed Liabilities); or

(ii) Hold any discussions or enter into any agreements with, or provide any information or respond to, any Third Party concerning an Alternative Proposal or cooperate in any way with, agree to, assist or participate in, solicit, knowingly facilitate or knowingly encourage any effort or attempt by any Third Party to do or seek any of the foregoing. If at any time prior to the earlier of (A) the Closing and (B) the termination of this Agreement pursuant to its terms, Maxygen is approached in any manner by a Third Party (a “Competing Party”) concerning an Alternative Proposal, Maxygen shall promptly inform Bio regarding such contact, and furnish Bio with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Maxygen shall keep Bio informed of the status and material terms of any future notices, requests, correspondence or communications related thereto.

Nothing contained in this Section 5.4 shall prohibit Maxygen or any of Maxygen’s Representatives from taking or restrict Maxygen’s or its Representatives’ ability to take any actions whatsoever related to any acquisition, asset sale, merger, consolidation, other business combination or similar transaction (or inquiry, proposal, discussions, negotiations with respect thereto or that the Board of Maxygen determines is reasonably likely to lead thereto) that does not include the Business or the Contributed Assets (such transactions referred to as a “Separate Transaction”). Furthermore, none of the actions specified in the immediately foregoing sentence shall be or be deemed to be a breach of this Section 5.4 regardless of whether any such actions subsequently result in an Alternative Proposal within the meaning of this Section 5.4 (which Alternative Proposal, if any, shall, for the avoidance of doubt, be otherwise subject to the terms of this Section 5.4) if such Alternative Proposal was not solicited by Maxygen or any of Maxygen’s Representatives, nor knowingly encouraged by Maxygen or any of Maxygen’s Representatives when responding to a proposal regarding a Separate Transaction. For purposes of this Agreement, the party that “solicits” an Alternative Proposal shall be deemed to mean the party that first proposes an Alternative Transaction and not the party that receives such proposal provided such receiving party did not knowingly encourage the other party to make such proposal.

(b) Subject to the provisions set forth in Section 5.4(c), nothing contained in this Section 5.4 or otherwise in this Agreement shall prohibit Maxygen’s Board or any of Maxygen’s Representatives from (i) authorizing a communication with any party that is limited to making such party aware of the provisions of this Section 5.4; (ii) furnishing information to (but only subject to customary confidentiality requirements and limitations on use and provided that Maxygen (A) shall promptly provide Bio with copies of any non-public information concerning Maxygen provided to any other party if and to the extent such information has not otherwise been previously provided Bio and (B) shall take reasonable precautions to protect such non-public information) or entering into discussions or negotiations with any Third Party that has made (and not withdrawn) a bona fide Alternative Proposal and entering into discussions with such Third Party, if such Alternative Proposal was not solicited or knowingly encouraged by Maxygen in the course of discussions regarding a Separate Transaction and if Maxygen’s Board determines that the Alternative Proposal is or is reasonably likely to lead to a Superior Proposal; and (iii) to the extent required, taking and disclosing to Maxygen’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal, or making any other disclosure to Maxygen’s stockholders if Maxygen’s Board determines that disclosure is required under applicable Legal Requirements.

(c) Maxygen shall not propose publicly to approve or recommend an Alternative Proposal unless Maxygen’s Board (after consultation with outside legal counsel and considering in good faith any counter-offer or proposal made by Bio pursuant to clause (iii) hereof) (i) determines that the Alternative Proposal constitutes a Superior Proposal that requires such action in order to comply with Maxygen’s fiduciary duties to its stockholders under applicable Legal Requirements; (ii) shall have given Bio at least five (5) Business Days notice that it intends to approve or recommend such Alternative Proposal (which notice shall attach a copy of the most recent version of all transaction agreements to which Maxygen is proposed to be a party relating to the Alternative Proposal that Maxygen’s Board has determined to be a Superior Proposal) and an opportunity to meet with Maxygen, its financial advisor, and its outside legal counsel, all with the purpose and intent of enabling Bio and Maxygen to discuss and negotiate in good faith a modification of the terms and conditions of this Agreement (it being understood and hereby agreed that a new two (2) Business Days notice and negotiation period shall be required if the Alternative Proposal that Maxygen’s Board has determined to be a Superior Proposal is revised in any material respect); and (iii) shall have determined that such Alternative Proposal continues to be a Superior Proposal after taking into consideration any counter-offer or proposal made by Bio.

(d) Subject to the provisions of this Section 5.4, and Maxygen’s compliance therewith in all material respects, the Parties acknowledge and agree that Maxygen may enter into an agreement for such Superior Proposal and terminate this Agreement immediately prior to, or immediately after, such acceptance of such Superior Proposal pursuant to the terms of Section 7.1(e) hereof. For the avoidance of doubt, Maxygen shall be required to terminate this Agreement prior to, or immediately after, its acceptance of such Superior Proposal as a condition to its entry into an agreement for such Superior Proposal.

(e) Maxygen shall not be permitted to take any of the actions specified in clauses (b) through (d), above, with respect to any Alternative Proposal or any Third Party making an Alternative Proposal after the Stockholder Approval and prior to the earlier of (i) the Closing and (ii) the termination of this Agreement.

(f) This Section 5.4 shall terminate upon the earlier of (i) the Closing and (ii) the termination of this Agreement.

5.5 Employees.

(a) Transferred Employees. Maxygen on behalf of CPC has offered employment, and may continue to, but shall have no obligation to, offer employment, to be effective as of or after the Closing Date and contingent upon the Closing in a form of offer letter mutually agreeable to the Parties, with compensation packages determined by, or to be determined by, CPC but which such compensation packages shall offer a base salary or base hourly rate of pay (as applicable) at least equivalent to the base salary or base hourly rate of pay provided to the employee by Maxygen, to those employees of Maxygen who are listed in Section 5.5 of the Maxygen and Bio JVA Disclosure Schedules (the “Offerees”). Section 5.5 of the Maxygen JVA Disclosure Schedule also notes those Offerees who, as of the date hereof, have accepted the contingent employment offer with CPC referred to above. Maxygen shall use commercially reasonable efforts to (i) encourage the Offerees to continue their employment with Maxygen until Closing, (ii) assist CPC in employing the Offerees, including by encouraging those Offerees who have not accepted the contingent employment offer with CPC to accept such offer with CPC prior to the Closing and (iii) to the extent that any Offerees do not accept the contingent employment offer prior to the Closing, assist CPC in identifying and hiring reasonably appropriate replacements for any such Offerees. In the event Maxygen has Knowledge prior to the Closing Date that any Offeree does not intend to accept the contingent employment offer with CPC, or that any Offeree who has accepted such offer intends to revoke his or her acceptance, Maxygen shall promptly notify Bio of such information.

(b) The Parties agree that the employment relationship between CPC and those Offerees who accept an offer of employment with CPC (the “Transferred Employees”) shall be a new employment relationship, effective upon the Closing, and that it is not the intention of the Parties that any contracts of employment of any employees of Maxygen shall be assumed by CPC as a result of the Transactions except as expressly contemplated by this Agreement or the Transaction Agreements.

(c) Employee Benefit Arrangements. In order to secure an orderly and effective transition of the employee benefit arrangements for Transferred Employees and their respective beneficiaries and dependents, Maxygen shall cooperate with CPC, subject to privacy and other Legal Requirements, to (i) exchange information related to the Transferred Employees, including employment records, benefits information, and financial statements and (ii) take any other reasonably necessary actions with respect to the Transferred Employees and their respective beneficiaries and dependents, subject to compliance with applicable Legal Requirements.

(d) Contributor Benefit Plans. Maxygen shall retain the Contributor Benefit Plans and the assets and liabilities of any Contributor Benefit Plan with respect to any Transferred Employee. CPC shall become a participating employer in such Contributor Benefit Plans specified in the Transition Services Agreement as of the Closing Date and continuing until the day prior to the date the Buy-Out Option is consummated (or such earlier date as mutually agreed by the Parties). In the event CPC’s participation in the Contributor Benefit Plans is terminated in connection with the consummation of the Buy-Out Option, Bio shall provide employee benefits to eligible CPC employees under Bio benefit plans on terms and conditions that are comparable to similarly situated employees of Bio’s U.S. Affiliates. No Contributor Benefit Plan shall be assumed by CPC nor any assets or liabilities of any Contributor Benefit Plan transferred to CPC with respect to any Transferred Employee except as expressly contemplated by this Agreement or the Transaction Agreements. CPC shall recognize the prior service with Maxygen of each Transferred Employee in connection with, and shall provide credit for, any accrued but unused vacation, sick time, or personal time off earned by each Transferred Employee in connection with such prior service as specified in the Transition Services Agreement. The Parties agree that CPC shall not have any liability or responsibility with respect to the administration of the Contributor Benefit Plans as a result of the consummation of the Transactions; provided that this subsection (d) shall not apply if Contributor Benefit Plans or the assets and liabilities thereunder are transferred to CPC in connection with the exercise of the Buy-Out Option with the consent of Bio. Such consent may be withheld for any reason or no reason at all. Nothing contained in this Section  5.5 shall alter the at-will employment relationship of any employees of Maxygen.

5.6 CPC Employee Equity Plan. The Parties shall cause CPC, at the meeting of CPC’s Managers to which the Minutes relate, to establish the CPC 2009 Equity Incentive Plan in substantially the form attached hereto as Exhibit L (the “Equity Incentive Plan”), pursuant to which equity awards may be granted to employees and other eligible service providers of CPC or any parent or Subsidiary thereof.

5.7 Necessary Consents. Maxygen will use all commercially reasonable efforts to obtain such written consents, assignments, waivers and authorizations or other certificates from Third Parties (including those listed in Section 4.1(d) of the Maxygen JVA Disclosure Schedule), give notices to Third Parties and take such other actions as may be reasonably necessary or appropriate, in addition to those set forth in this Article 5, to facilitate and effect the consummation of the Transactions and to facilitate and allow CPC to carry on the Business after the Closing Date and to keep in effect and avoid the breach of, violation of, termination of, or material and adverse change to any Contributor Contract to which Maxygen is a party or is bound or by which any of its assets or properties are bound or affected.

5.8 Regulatory Approvals. The Parties shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required in connection with the consummation of the Transactions. The Parties shall use commercially reasonable efforts to obtain, and to cooperate with CPC to promptly obtain, all such authorizations, approvals and consents, and shall pay any associated filing fees payable with respect to such authorizations, approvals and consents, necessary to consummate the Transactions and/or to allow CPC to conduct the Business as it was conducted prior to the Closing. Each Party shall promptly inform one another of any material communication between such Party and any Governmental Authority regarding any of the Transactions. If any of the Parties or any of their respective Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the Transactions, the relevant Party shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. The Party receiving such communication or request shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other Parties.

5.9 Information Rights.

(a) Maxygen shall:

(i) give Bio full access during normal hours to the Facility, to Persons having business relationships with Maxygen (including suppliers, licensors, licensees, and any landlords), and to all its books and records as such relate to the Contributed Assets, the Assumed Liabilities, the Business or the employees, whether located on their premises or at another location, upon reasonable notice from Bio to Maxygen,

(ii) cause its officers to furnish Bio with such financial and operating data and other information reasonably requested by Bio (including copies thereof) and cooperate and assist with Bio’s investigation of the Business, the Contributed Assets and the Assumed Liabilities as it from time to time may request, including financial statements and schedules,

(iii) allow Bio the opportunity to interview the employees engaged in the Business upon reasonable advance notice and such as would not materially interfere which such employees’ operation of the Business, and

(iv) assist and cooperate with Bio in the development of integration plans for implementation by Bio following the Closing; provided, that no investigation pursuant to this Section 5.9(a)(iv) shall affect or be deemed to modify any representation or warranty made by Maxygen or Bio herein, provided, however, that Maxygen may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Legal Requirement requires Maxygen to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information or (iii) access to a Contract to which Maxygen or any of its Subsidiaries is a party or otherwise bound would violate or cause a default under, or give a Third Party the right terminate or accelerate the rights under, such Contract. Any access to Maxygen’s properties shall be subject to Maxygen’s reasonable security measures and insurance requirements.

(b) Maxygen shall confer on a regular and frequent basis with one or more designated representatives of Bio to report material operational matters and the general status of on-going operations of the Business. Maxygen shall promptly notify Bio of any material change in the financial condition, results of operations or properties of the Business and shall keep Bio fully informed of such events.

5.10 Stockholder Meeting. Maxygen shall (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the “Stockholders’ Meeting”) as promptly as practicable following the date hereof, for the purpose of obtaining Stockholder Approval and (ii) subject to Section 5.4, include in the Proxy Statement (as defined below), and not subsequently withdraw or modify in any manner adverse to Bio, the recommendation of the Maxygen Board regarding Stockholder Approval.

5.11 Stockholder Vote. Maxygen will prepare and deliver to its stockholders a proxy statement (the “Proxy Statement”) which shall solicit Stockholder Approval. Maxygen will provide Bio with the opportunity to review the Proxy Statement prior to the mailing of the Proxy Statement and will consider any comments provided by Bio or its counsel in good faith before filing the Proxy Statement with the SEC.

5.12 Satisfaction of Conditions Precedent. The Parties will use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 6 promptly as reasonably possible and will use commercially reasonable efforts to cause the Transactions to be consummated as promptly as reasonably possible.

5.13 Execution of Transaction Agreements and Other Documents. Subject to the satisfaction or waiver of the applicable conditions specified in the Transaction Agreements, the Parties shall execute, or cause to be executed, the Transaction Agreements and such other agreements, instruments and documents reasonably necessary to consummate the Transactions to which each Party is a party.

5.14 Tax Matters.

(a) It is the intent of the Parties that CPC shall be organized and operated as a “partnership” for federal, state and local income and franchise Tax purposes. In accordance therewith, (i) the Parties shall not file any election with any Tax Authority to have CPC treated otherwise, and (ii) each Party hereby represents, covenants, and warrants that it shall not maintain a position inconsistent with such treatment.

(b) The Parties acknowledge and agree that the purchase of Maxygen’s ownership interest in CPC and the outstanding Common Units pursuant to the Buy-Out Option shall be treated for federal and applicable state and local income or franchise Tax purposes as a transaction described in Situation 1 of Revenue Ruling 99-6, 1999-1 C.B. 432, pursuant to which: (i) CPC will terminate under Section 708(b)(1)(A) of the Code when Bio purchases Maxygen’s entire interest in CPC and all the outstanding Common Units, (ii) Maxygen and the holders of the Common Units will be treated as selling their entire interest in CPC in accordance with Section 741 of the Code, and (iii) CPC will be deemed to make a liquidating distribution of all of its assets to Bio, Maxygen and the holders of the Common Units, following which Bio will be treated as acquiring the assets deemed distributed to Maxygen and the holders of the Common Units, so that, pursuant to Section 1012 of the Code, Bio’s tax basis in the CPC assets attributable to Maxygen’s and the holders of the Common Units’ interest in CPC shall be the purchase price for their interests in CPC as determined pursuant to the Buy-Out Option.

5.15 Other Products Collaboration Arrangements. Maxygen shall use commercially reasonable efforts to conduct the research activities described in, and in accordance with, the detailed workplan and budget attached as Schedule 5.2 hereto. Maxygen shall keep Astellas reasonably informed regarding such activities and respond to reasonable requests for information from Astellas with respect thereto. All Intellectual Property generated, invented or created in the conduct of such activities by or for Maxygen other than Enabling Intellectual Property (as defined in the Asset Contribution Agreement) shall, upon Closing, be included within the Other Program Intellectual Property (and therefore the Contributed Assets) assigned to CPC under the Asset Contribution Agreement. After Closing, and within fifteen (15) days after receiving an invoice therefor from Maxygen, Astellas shall pay directly to Maxygen amounts to reimburse Maxygen for FTEs (as defined in the Other Products Collaboration Agreement, and at the FTE Rate specified in that agreement) and external expenses, in each case actually incurred by Maxygen in the conduct of such activities in accordance with Schedule 5.2, provided that, in no event shall Astellas be obligated to pay to Maxygen more than the amounts budgeted for such activities in Schedule 5.2. Promptly following Closing, Maxygen shall provide CPC with any information and materials generated in the course of conducting such activities not already in CPC’s possession as well as such reports and analyses regarding such activities as are reasonably required for CPC to comply with its obligations under the Other Products Collaboration Agreement. In the event that this Agreement terminates without Closing, (i) Maxygen shall exclusively bear all the costs and expenses incurred in conducting such activities, without any obligation for Astellas to reimburse Maxygen in connection with such activities, and (ii) as among Maxygen, Astellas and CPC, all Intellectual Property generated, invented or created in the conduct of such activities by or for Maxygen shall be retained exclusively by Maxygen, and Maxygen shall have the right to research, develop and commercialize, or license Third Parties to research, develop and commercialize, such Intellectual Property without the consent of, or further obligation to, Bio or CPC.

ARTICLE 6

CONDITIONS TO CLOSING

The obligations of each of the Parties to consummate the Transactions are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived in a writing executed by each of the counter Parties).

6.1 Conditions Precedent to Obligations of Bio. The obligations of Bio to consummate the Transactions are subject to the satisfaction of the following conditions, unless waived by Bio in writing:

(a) Representations and Warranties. The representations and warranties of Maxygen set forth in this Agreement and in the forms of the Transaction Agreements to be delivered to Bio by Maxygen under this Agreement as attached to this Agreement on the date hereof, shall be true and correct without reference to any qualification as to “materiality” or “Material Adverse Effect,” such that the aggregate effect of any inaccuracies in such representations and warranties does not constitute a Material Adverse Effect with respect to Maxygen, on and as of the date hereof and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b) Performance of Obligations. Maxygen shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and in the forms of the Transaction Agreements to be delivered to Bio by Maxygen under this Agreement as attached to this Agreement on the date hereof, on or prior to the Closing Date.

(c) No Material Adverse Effect. There has been no event or circumstance that has had, or would be reasonably likely to result in, a Material Adverse Effect with respect to Maxygen since the date of this Agreement that is continuing.

(d) Noncompetition Releases. Maxygen shall have delivered letters from Maxygen releasing the Transferred Employees from any noncompetition restrictions contained in agreements between Maxygen and such Transferred Employee prior to the Closing that restrict their ability to provide services in connection with the Business contributed to CPC in accordance with the Transactions, whether now or hereinafter operated by CPC or by Bio. The condition in the foregoing sentence shall not require any Transferred Employee to waive or release any protection of Confidential Information or Intellectual Property that is not being contributed to CPC.

(e) Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Transactions at the Closing, or which otherwise materially and adversely affects the right or ability of CPC to own, operate or control the Business or the Contributed Assets in whole or in part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is reasonably likely to result in a Legal Requirement having such an effect.

(f) Stockholder Approval. Stockholder Approval shall have been obtained.

(g) Deliveries. Maxygen shall have delivered to Bio all of the closing documents and agreements set forth in Section 3.2 hereof; and CPC shall have delivered to Bio all of the closing documents and agreements set forth in Section 3.5 hereof.

6.2 Conditions Precedent to Obligations of Maxygen. The obligations of Maxygen to consummate the Transactions are subject to the satisfaction of the following conditions, unless waived by Maxygen in writing:

(a) Representations and Warranties. The representations and warranties of Bio and Astellas set forth in this Agreement and in the forms of the Transaction Agreements to be delivered to Maxygen by Bio and Astellas under this Agreement as attached to this Agreement on the date hereof, shall be true and correct without reference to any qualification as to “materiality” or “Material Adverse Effect,” such that the aggregate effect of any inaccuracies in such representations and warranties does not constitute a Material Adverse Effect with respect to Bio or Astellas, on and as of the date hereof and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b) Performance of Obligations. Bio and Astellas shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and in the forms of the Transaction Agreements to be delivered to Bio and Astellas by Maxygen under this Agreement as attached to this Agreement on the date hereof, on or prior to the Closing Date.

(c) Legal Requirements. No Legal Requirement shall be in effect which prohibits or makes illegal the consummation of the Transactions at the Closing, and no Proceeding is pending or threatened in writing by a Governmental Authority which is reasonably likely to result in a Legal Requirement having such an effect.

(d) Stockholder Approval. Stockholder Approval shall have been obtained.

(e) Deliveries. Bio and Astellas shall have delivered to Maxygen all of the closing documents and agreements set forth in Section 3.3 hereof; and CPC shall have delivered to Maxygen all of the closing documents and agreements set forth in Section 3.4 hereof.

ARTICLE 7

TERMINATION

7.1 Voluntary Termination. This Agreement may be terminated at any time before the Closing:

(a) by the mutual written consent of Bio and Maxygen;

(b) by either Bio or Maxygen, if all conditions to such Party’s obligations to consummate the transactions contemplated by this Agreement have not been satisfied or waived, and the Closing has not occurred, on or before November 30, 2009 (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to any Party whose breach of a covenant under Article 5 will have been a principal cause of, or will have resulted in, the failure of the Closing to occur on or before such date;

(c) by either Bio or Maxygen if any Governmental Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such Order has become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this subparagraph shall not have initiated such proceeding or taken any action in support of such proceeding or failed to comply with Section 5.8 in any material respect;

(d) by either Bio or Maxygen if Stockholder Approval shall have failed to be obtained at a meeting of Maxygen’s stockholders (giving effect to any adjournment or postponement thereof);

(e) by Maxygen in order to enter into an agreement for a Superior Proposal;

(f) by Bio if Maxygen has materially breached Section 5.4; or

(g) by Bio if Maxygen has withdrawn or adversely changed its recommendation to its stockholders to approve the Transactions.

7.2 Buy-Out Option Termination. Unless earlier terminated pursuant to Section 7.1, this Agreement shall terminate upon the earlier of (x) the Option Closing or (y)  the termination of the Buy-Out Option.

7.3 Effects of Termination. In the event of a termination of this Agreement pursuant to Sections 7.1(a), (b), (c) or (d) or Section 7.2, none of the Parties nor any of their respective members, managers, directors, officers or agents shall, other than as otherwise expressly provided for herein, have any further liability to the other Party under this Agreement, except for any deliberate breach or deliberate omission resulting in breach of any of the provisions of this Agreement and except as provided for in this Section 7.3 below and Section 7.4(a). Upon termination of this Agreement prior to Closing, Section 8.6 shall apply and each of the Parties shall keep confidential all information provided by the other Party pursuant to this Agreement which is not in the public domain to the same extent as provided for in Section 8.7 (as if the Closing shall have occurred), and shall return any such information upon the other Party’s request (except to the extent such information is authorized to be held and used by such Party under the Astellas Agreement or any Transaction Agreement). Upon termination of this Agreement after the Closing, (a) Sections 8.3 and 8.5 shall terminate immediately (but the remainder of Article 8 shall remain in full force and effect) and (b) Sections 8.1, 8.2 and 8.4 shall terminate as to Bio and Astellas (but not as to CPC for which such sections shall remain in effect) at such time as and to the extent that neither Astellas nor Bio no longer has any interest in the Contributed Assets (including pursuant to the Astellas Agreement) other than by virtue of a minority ownership of CPC (i.e., such sections shall not terminate in the event of the Option Closing), which interest in the Contributed Assets shall include, for example, a license or a research and development collaboration involving compounds arising out of the Programs (e.g., in the event Astellas obtains a license under the Other Products Collaboration Agreement or for so long as the Astellas Agreement remains in effect). If this Agreement is terminated for any reason, this Agreement will be of no further force or effect; provided, however, that this Section 7.3 (and the applicable provisions described as surviving above, subject to the terms hereof), Section 7.4, Article 9, Article 10, and Article 11 will remain in full force and effect.

7.4 Termination Fee; Remedies.

(a) If this Agreement is terminated by (i) either Bio or Maxygen pursuant to Section 7.1(d), (ii) Section 7.1(g), or (iii) Maxygen pursuant to Section 7.1(e), then Maxygen shall promptly, and in any event within five (5) Business Days after the date of such termination (except as provided in the proviso below), pay Bio the Termination Fee by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clause (i) above: (A) such payment shall be made only if (x) a bona fide Alternative Proposal is publicly made prior to meeting of Maxygen’s stockholders regarding the approval of the Transactions and not withdrawn and (y) Maxygen enters into a definitive acquisition agreement for an Alternative Transaction with a party other than Bio within twelve (12) months following such termination and such Alternative Transaction is consummated, and (B) such payment shall be made promptly, but in no event later than five (5) Business Days, after the consummation of such Alternative Transaction.

(b) Notwithstanding the foregoing, Maxygen shall not be required to pay the Termination Fee if there has been a breach by Bio of any representation, warranty, covenant or agreement contained in this Agreement that would be reasonably likely to, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b). The Parties acknowledge that in no event shall Maxygen be responsible for paying the Termination Fee more than once.

(c) The Parties acknowledge that the agreements contained in Section 7.4(a) are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement or proceed with the Transactions. The Parties further agree that the damages resulting from the termination of this Agreement in accordance with Section 7.4(a) are uncertain and incapable of accurate calculation and that the Termination Fee constitutes a reasonable forecast of the actual damages that may be incurred by Bio under such circumstances. The Termination Fee constitutes liquidated damages and not a penalty and shall be the sole monetary remedy in the event that a Termination Fee is paid pursuant to Section 7.4(a).

ARTICLE 8

CERTAIN POST CLOSING COVENANTS AND AGREEMENTS

8.1 Non-Assignable Assets.

(a) Notwithstanding the provisions set forth in Section 6.1 hereof, if any of the Maxygen Contracts or other Contributed Assets are not assignable or transferable as set forth under the Asset Contribution Agreement or if any of the Licensed Intellectual Property (as defined in the Asset Contribution Agreement) is not licenseable as set forth under the Technology License Agreement (each, a “Non-Assignable Asset”) to CPC without the consent of, or waiver by, a Third Party (each, an “Assignment Consent”), either as a result of the provisions thereof, applicable Legal Requirements or otherwise, and any of such Assignment Consents are not obtained by Maxygen on or prior to the Closing Date, Bio may elect by written notice to either (i) have Maxygen permanently retain the Non-Assignable Asset and all Liabilities relating thereto at the Closing; or (ii) have Maxygen continue its efforts to obtain the Assignment Consents after Closing. In case Bio elects (i) above, then this Agreement and the related instruments of transfer shall not constitute an assignment or transfer or license, as the case may be, of such Non-Assignable Assets, CPC shall not assume Maxygen’s rights or obligations under such Non-Assignable Asset or assume the rights or obligations under the Technology License Agreement with respect to such Non-Assignable Asset, as the case may be, and such Non-Assignable Asset shall become an Excluded Asset, as defined in the Asset Contribution Agreement (and such Non-Assignable Asset shall not be included in the Maxygen Contracts or other Contributed Assets or Licensed Intellectual Property, as the case may be). If Bio elects item (ii) above, without limiting Maxygen’s obligations under Section 6.1, Maxygen shall use commercially reasonable efforts to obtain all such Assignment Consents as soon as reasonably practicable after the Closing Date and thereby assign and transfer (or license, as the case may be) to CPC such Non-Assignable Assets. Following any such Assignment Consents, such assets shall be deemed Maxygen Contracts or other Contributed Assets or Enabling Intellectual Property or Licensed Intellectual Property, as the case may be, for purposes of this

Agreement (provided that, prior to any such Assignment Consent, CPC shall not assume any of Maxygen’s obligations under the corresponding Non-Assignable Asset or assume the rights or obligations under the Technology License Agreement with respect to the corresponding Non-Assignable Asset, as the case may be, unless and until such Assignment Consent is obtained).

(b) After the Closing, Maxygen shall cooperate with Bio in any reasonable arrangement designed to provide CPC with all of the benefits of the Non-Assignable Assets as if the appropriate Assignment Consents had been obtained, including by granting subleases and establishing arrangements whereby Maxygen and/or CPC shall undertake the work necessary to perform under Maxygen Contracts.

8.2 Delivery and Contribution of Assets.

(a) Where delivery or legal contribution (by assignment or license as applicable) of any Contributed Asset to CPC is not effected in accordance with Section 4.5 of the Asset Contribution Agreement, Maxygen shall deliver possession of, or, if applicable, contribute (by assignment or license, as the case may be) such Contributed Asset to CPC pursuant to a schedule that the Parties shall work in good faith to agree upon promptly.

(b) Where, following the date determined in accordance with Section 4.5 of the Asset Contribution Agreement, Bio determines that Maxygen is in possession of Contributed Assets which were transferable to CPC pursuant to the Asset Contribution Agreement, then Bio shall notify Maxygen of the existence of the same and, pursuant to a schedule to be agreed to by Maxygen and Bio, Maxygen shall transfer possession of the same to CPC.

(c) Where delivery or legal contribution (by assignment or license as applicable) of any Excluded Asset to CPC is effected, the Parties shall cause CPC to deliver possession of, or, if applicable, distribute (by assignment or license, as the case may be) such Excluded Asset to Maxygen pursuant to a schedule that the Parties shall work in good faith to agree upon promptly.

8.3 Certain Notifications. Maxygen shall give prompt notice to Bio, and Bio shall give prompt notice to Maxygen, of:

(a) any fact, circumstance, event, or action by Maxygen or Bio, respectively, (i) which, if known on the date of this Agreement, would have been required to be disclosed in or pursuant to this Agreement or any other Transaction Agreement; or (ii) the existence, occurrence, or taking of which would result in any of the representations and warranties of Maxygen contained in this Agreement or in any other Transaction Agreement not being true and correct when made or at Closing, but in each case only if such fact, circumstance, event, or action, if in existence as of the Closing Date, would be reasonably likely to cause the condition set forth in either Sections 6.1(a) or 6.2(a), as the case may be, not to be satisfied,

(b) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which, if in existence as of the Closing Date, would be reasonably likely to cause the condition set forth in either Sections 6.1(a) or 6.2(a), as the case may be, not to be satisfied, and

(c) any failure of, circumstance or event which will result in, or could reasonably be expected to result in, the failure of Maxygen or Bio, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, but only if such noncompliance, if in continuing as of the Closing Date, would cause the condition set forth in either Sections 6.1(b) or 6.2(b), as the case may be, not to be satisfied; provided, that the delivery of any notice pursuant to this Section 8.3(c) shall not limit or otherwise affect any remedies available to the party receiving such notice.

Notwithstanding the foregoing, neither Maxygen nor Bio shall be deemed to be in breach of this Section 8.3 by virtue of their failure to disclose any fact, circumstance, event of which Maxygen or Bio, as applicable, did not have Knowledge at any time that such disclosure would be required by this Section 8.3.

8.4 Amendments. CPC and Maxygen agree not to amend or modify the Asset Contribution Agreement, the Technology License Agreement, or any other agreement entered into in connection with the Transaction to which CPC and Maxygen are counterparties but Bio or Astellas US Holding, Inc. is not, or any part or provision of any of the foregoing, and CPC agrees not to waive any of its rights or remedies under the Technology License Agreement or any other agreement entered into in connection with the Transaction to which CPC and Maxygen (but not Bio or Astellas US Holding, Inc.) are counterparties, in all such cases without the prior written consent of Bio. Notwithstanding the foregoing, (a) CPC and Maxygen may make immaterial modifications to the Transition Services Agreement without Bio’s consent upon written notice to Bio, and (b) following the termination of the Buy-Out Option without exercise by Bio thereof, Astellas’ prior consent shall not be required for any amendments, modifications or waivers that would not materially diminish, restrict or limit any rights or licenses granted to Astellas under any agreements between Astellas and CPC or diminish CPC’s ability to perform its obligations to Astellas under any such agreements.

8.5 COBRA. Maxygen shall be responsible for providing continuation coverage to the extent required by Section 4980B of the Code or similar state law (“COBRA”) to those employees of Maxygen, and other qualified beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event prior to or in connection with the Transactions. Except as required by law, CPC shall not be responsible for the failure of the Maxygen to comply with any of the requirements of COBRA, including applicable notice requirements. Maxygen shall indemnify, defend and hold the CPC and Bio and its Affiliates harmless from any and all Liabilities or increase in costs incurred by CPC and Bio and its Affiliates, as applicable, as a result of the failure of Maxygen to comply with any of the requirements of COBRA, including applicable notice requirements.

8.6 Expenses. Whether or not the Transactions contemplated herein are consummated, except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Transactions including, but not limited to, all legal, accounting, financial, advisory, consulting and all other fees and expenses of Third Parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions shall be the obligation of the respective Party incurring such fees and expenses. Notwithstanding the foregoing, if any broker, finder or investment banker is entitled or becomes entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Maxygen or Bio, then Maxygen or Bio, as the case may be, shall be solely responsible and shall pay such fee or commission.

8.7 Confidentiality.

(a) Confidentiality Obligations. Subject to paragraph (b) below and except to the extent otherwise expressly authorized by the Transaction Agreements (or the Astellas Agreement) or otherwise agreed to in writing by the applicable Parties, each Party shall keep confidential and shall not publish or otherwise disclose, nor use for any purpose other than for the purpose of exercising its rights or performing its obligations under this Agreement or any other Transaction Agreement (or the Astellas Agreement), any Confidential Information of any other Party hereto. Confidential Information of a Party shall consist of any Confidential Information disclosed by such Party to another Party under this Agreement or any other Transaction Agreement; provided, however, that any Confidential Information that is part of the Contributed Assets assigned to CPC under the Asset Contribution Agreement shall be deemed Confidential Information of CPC as of and after the Closing Date (but Confidential Information of Maxygen prior to the Closing Date) and such Confidential Information shall not be deemed to be known by Maxygen as of and after the Closing Date for purposes of the exclusions below (and Maxygen shall thereupon be deemed the receiving Party with respect to such Confidential Information for purposes of such exclusions and the other provisions of this Section 8.7). For the avoidance of doubt, the terms, conditions, all Parties and the existence of the Transaction Agreements shall be considered Confidential Information of all Parties until such time as and solely to the extent disclosed pursuant to Section 8.7(c) or to the extent as otherwise required by applicable Legal Requirements (subject to a reasonable opportunity for prior review and comment by the other Parties). Notwithstanding any of the foregoing to the contrary, Confidential Information shall not include any information that:

(i) was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure to such Party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to a Party hereunder;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of any receiving Party in breach of this Agreement or any other Transaction Agreement;

(iv) was independently discovered or developed by such Party without reference to or use of Confidential Information of another Party, as demonstrated by documented evidence; or

(v) was disclosed to such Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation not to disclose such information to others.

The obligations set forth in this Section 8.7(a) shall remain in effect during the term of this Agreement or for five (5) years following termination of this Agreement.

(b) Authorized Disclosure. Except as expressly provided otherwise in the Transaction Agreements (or the Astellas Agreement), each Party may use and disclose Confidential Information of the other Parties as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement (except that the term of confidentiality may be shorter than the term of confidentiality herein, but in no event less than five (5) years after the termination of the agreement with the disclosee containing such confidentiality provisions): (A) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under the Transaction Agreements (or the Astellas Agreement), including the right to grant licenses or sublicenses or extension of the licenses and sublicenses to Affiliates and subcontractors as permitted hereunder or in the other Transaction Agreements (or the Astellas Agreement), and (B) to the extent such disclosure is reasonably necessary or useful in conducting activities under the 4 Program or Other Programs; (ii) to the extent such disclosure is reasonably necessary in prosecuting or maintaining any patent or other Intellectual Property in accordance with the Transaction Agreements (or the Astellas Agreement), prosecuting or defending litigation related to the Transaction Agreements (or the Astellas Agreement), complying with applicable governmental regulations with respect to performance under the Transaction Agreements or the Astellas Agreement (including to comply with the applicable rules of any public stock exchange upon which the stock of such Party or its Affiliate is listed), making any regulatory filings, otherwise obtaining marketing approvals or fulfilling post-marketing approval obligations for products that are the subject a Transaction Agreement (or the Astellas Agreement), or otherwise required by applicable Legal Requirements; provided, however, that if a Party is required by applicable Legal Requirements or court order to make any such disclosure of another Party’s Confidential Information such Party will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to such other Party of such disclosure requirement and, in each of the foregoing, (but not to the extent inappropriate in the case of prosecution and maintenance of patents), will use its reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with advisors (including financial advisors, lawyers and accountants) or actual or bona fide potential investors or acquirers, or actual or bona fide potential licensees or sublicensees related to products that are the subject of the Transaction Agreements (or the Astellas Agreement), or approved or permitted contractors, service providers, vendors and the like used (or to be used) in connection with activities under any Transaction Agreement or the Astellas Agreement, each on a need to know basis, and in each case under standard confidentiality obligations (subject to the allowances for term of confidentiality provided in subsection (i) above), or (iv) to the extent mutually agreed to by the Parties. In addition to the foregoing, with respect to complying with the disclosure requirements of the SEC or similar regulatory bodies or the rules of an applicable public stock exchange, in connection with any required disclosure of material information related to this Agreement, the Parties shall consult with one another concerning the information to be disclosed where practicable.

(c) Press Release. Notwithstanding the foregoing, the Parties shall agree upon and release a mutually agreed press release or press releases to announce the execution of the Transaction Agreements in substantially the forms attached hereto as Exhibit M together with a corresponding question & answer outline for use in responding to inquiries about the Transaction Agreements; thereafter, the Parties may each disclose to Third Parties the information contained in such press releases and question & answer outline without the need for further approval by the others. The Parties acknowledge that Maxygen will file a Current Report on Form 8-K with the SEC and will attach this Agreement and other Transaction Agreements as exhibits to such report.

(d) Coordination Regarding Required Disclosures. In the event any Party proposes to make a disclosure of another Party’s Confidential Information because such Party believes that such disclosure is required by any Legal Requirement or applicable stock exchange rule, and another Party requests the opportunity to discuss whether or not such Party is required to make such disclosure, the Parties will use reasonable efforts to refer the matter, if time permits, to the respective in-house or outside counsel for each Party for discussion. If time does not permit such discussion, or if after such discussion between counsel, the Party desiring to make the disclosure still believes such Party is required by any Legal Requirement or applicable stock exchange rule to make such disclosure, it may do so, upon written notice to the other Parties. For clarity, nothing in this Section 8.7 shall prevent any Party from making disclosures in compliance with applicable Legal Requirements.

(e) Coordination with Certain Other Agreements. Notwithstanding anything herein to the contrary, this Section 8.7 shall not apply to disclosures of Confidential Information (and associated use of such Confidential Information) under the Astellas Agreement or the Other Products Collaboration Agreement to the extent subject to the applicable confidentiality provisions of such agreements, and any such disclosure and/or use shall be governed solely by the Astellas Agreement or the Other Products Collaboration Agreement, as applicable.

8.8 Assignment Notification and Acknowledgement. At or promptly following the Closing, Maxygen or CPC, as applicable, shall provide to the counterparties the notice and/or acknowledgement letters listed on Schedule 3.2(f) (copies of which were provided at Closing pursuant to Section 6.1(g) hereof). For the avoidance of doubt, such notice and or acknowledgment letters shall not be required to be executed, accepted or otherwise acknowledged by any Person other than Maxygen or CPC, as applicable.

ARTICLE 9

INDEMNIFICATION; ENFORCEMENT AND REMEDIES

9.1 Survival of Representations and Warranties. All representations and warranties of the Parties in this Agreement or any other Transaction Agreement (with the exception of the representations and warranties contained in the Technology License Agreement and the Other Products Collaboration Agreement, which representations and warranties shall survive in accordance with their terms) shall survive the Closing until the earlier to occur of (x) the third anniversary of the Closing Date and (y) the Option Closing (the “Survival Date”); provided, that all representations and warranties contained in Sections 4.1(b), 4.2(b), 4.3(b) shall survive indefinitely.

9.2 Indemnification by Maxygen. Subject to the limitations set forth in this Article 9, Maxygen shall indemnify, defend and hold harmless Astellas, CPC and their respective Representatives as indemnitees from and against any and all Damages, whether or not involving a Third Party claim, including reasonable attorneys’ fees, to the extent resulting from:

(a) any breach of a representation or warranty of Maxygen contained in this Agreement or in any other Transaction Agreements;

(b) any breach of a covenant of Maxygen contained in this Agreement or in any other Transaction Agreements; or

(c) an Excluded Liability.

9.3 Indemnification by Bio and Astellas. Subject to the limitations set forth in this Article 9, Bio and Astellas shall, on a joint and several basis, indemnify, defend and hold harmless Maxygen and CPC and their respective Representatives as indemnitees from and against any and all Damages, whether or not involving a Third Party claim, including reasonable attorneys’ fees, to the extent resulting from:

(a) any breach of a representation or warranty of Bio, Astellas US Holding, Inc. or Astellas contained in this Agreement or in any other Transaction Agreements; or

(b) any breach of a covenant of Bio, Astellas US Holding, Inc. or Astellas contained in this Agreement or in any other Transaction Agreements.

9.4 Indemnification by CPC. Subject to the limitations set forth in this Article 9, CPC shall indemnify, defend and hold harmless Maxygen and Astellas and their respective Representatives as indemnitees, from and against any and all Damages, whether or not involving a Third Party claim, including reasonable attorneys’ fees, to the extent resulting from:

(a) any breach of a representation or warranty of CPC contained in this Agreement or in any other Transaction Agreements;

(b) any breach of a covenant of CPC contained in this Agreement or in any other Transaction Agreements; or

(c) any Assumed Liability.

9.5 Procedures for Indemnification.

(a) A party entitled to be indemnified pursuant to Section 9.2, 9.3, or 9.4 above (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing, of any claim or demand with reasonable specificity, under which the Indemnified Party has determined has given or is reasonably likely to give rise to a right of indemnification under this Agreement within thirty (30) days of such determination; provided, however, that a failure to provide such notice shall not relieve any Indemnifying Party of its obligations hereunder except to the extent that it has been materially prejudiced by such failure.

(b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.5(a) above, and if such claim or demand relates to a claim or demand asserted by a Third Party against the Indemnified Party that the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Section 9.2, 9.3 or 9.4 above, the Indemnifying Party shall have the right to employ counsel of its choice to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand at its own expense; provided that, in connection with any Third Party claim Indemnified Party shall have determined in good faith that such Third Party claim may result in any non-monetary Damages, then such Indemnified Party shall have the right to elect, by notice to the Indemnifying Party, to be represented by separate counsel, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under Section 9.5(a), of its election to defend in good faith any such Third Party claim or demand. Subject to any agreement to which the Indemnified Party is a party and/or Legal Requirement, the Indemnified Party shall make available to the Indemnifying Party or its agents, at the Indemnifying Party’s cost, all records and other material in the Indemnified Party’s possession reasonably required by it for its use in contesting any Third Party claim or demand, subject to customary and appropriate confidentiality limitations. The Indemnifying Party shall not settle or compromise any such claim or demand unless the claim or demand was solely for money damages and the Indemnified Party is given a full and complete release of any and all liability by all relevant parties relating thereto without the prior consent of the Indemnified Party (such consent not to be unreasonably delayed or withheld).

9.6 Limitations on Indemnification.

(a) Except with respect to, Section 9.8 and Section 9.9 hereof and as provided in the last sentence of this Section 9.6(a), each Indemnifying Party’s total monetary liability arising out of its obligations under this Article 9 shall not exceed twenty million dollars ($20,000,000); provided, however, that Bio and Astellas together shall be entitled to recover in the aggregate no more than twenty million dollars ($20,000,000) from Maxygen and CPC together; and further provided, however, that Maxygen and CPC together shall be entitled to recover in the aggregate no more than twenty million dollars ($20,000,000) from Bio and Astellas together. Nothing in this Agreement shall be deemed to limit a Person’s liability for Damages to the extent that Person committed fraud.

(b) The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any Indemnified Party may have for breach of any covenant or agreement in this Agreement or any other Transaction Agreement. Notwithstanding the foregoing, and subject to Section 7.4 hereof, the indemnification provided for in this Article 9 shall be the sole and exclusive monetary remedy to any Indemnified Party for any Damages (including any monetary remedy under any equitable theory) arising out of the breach of the representations and warranties in this Agreement or any other Transaction Agreement (except for the Technology License Agreement and the Other Products Collaboration Agreement which shall not be subject to such limitation except to the extent provided in such agreement) or with respect to Excluded Liabilities or Assumed Liabilities; provided, however, that the foregoing shall not limit any Party from seeking or obtaining specific performance, injunctions or other similar relief.

(c) Except with respect to Section 9.9 hereof, and except as provided in Section 9.8 below, no Indemnified Party shall be entitled to recover Damages under this Article 9 after the Survival Date; provided, however, that such Indemnified Party may recover Damages under this Article 9 with respect to any Third Party claim, action, suit or proceeding for which indemnification is asserted hereunder and in accordance with the terms hereof prior to the Survival Date.

9.7 Enforcement of Certain Transaction Agreements by Bio. Maxygen hereby grants to Bio the right and power to enforce and to seek to obtain such legal, equitable, arbitral or other remedies as would be available to CPC under the Asset Contribution Agreement for any breach by Maxygen of any representation and warranty made by Maxygen to CPC in Article 5 of the Asset Contribution Agreement or breach by Maxygen of any covenant in Article 2 or Article 4 of the Asset Contribution Agreement or in Section 5.1 or Section 5.2 of this Agreement (including by way of enforcement of CPC’s indemnification rights in Section 9.2 of this Agreement with respect thereto); provided that any remedy obtained by Bio pursuant to this Section 9.7 shall be paid, assigned or distributed to, or otherwise recovered or obtained on behalf of, CPC only and not to or on behalf of Bio in its capacity as a Unit holder in CPC. For the avoidance of doubt, Bio shall not by reason of this Section 9.7 be entitled to any legal, equitable, arbitral or other remedy for any breach by Maxygen of any representation and warranty made by Maxygen to CPC in Article 5 of the Asset Contribution Agreement or breach by Maxygen of any covenant in Article 2 or Article 4 of the Asset Contribution Agreement or in Section 5.1 or Section 5.2 of this Agreement with respect to any loss, injury or other damage that Bio may suffer or incur in its capacity as a Unit holder in CPC.

9.8 Astellas Agreement Indemnity. Subject to Section 9.6(c), CPC shall indemnify Maxygen for (and solely limited to) any amount paid to Astellas by Maxygen in compensation for a breach of the Astellas Agreement, as provided for under the Astellas Agreement Assignment and Novation; provided, however, that the foregoing excludes any indemnification by CPC for any such amounts to the extent the breach of the Astellas Agreement underlying such amounts arises or results from a breach by Maxygen of any representations, warranties or covenants of Maxygen under any of the Transaction Agreements. For the avoidance of doubt, if the amounts paid by Maxygen to Astellas for breach of the Astellas Agreement are attributable to both a breach by Maxygen of a Transaction Agreement and to causes that are not attributable to such a breach by Maxygen, only a reasonably allocable portion of such amounts attributable to such breach by Maxygen shall be excluded from the foregoing indemnity.

9.9 Indemnity for Certain Third Party Claims. Maxygen shall defend Bio and CPC, and their respective Representatives as indemnitees from and against any Third Party action, claim, suit or proceeding (and indemnify and hold harmless Bio and CPC and their respective Representatives from seventy-five percent (75%) of all Damages, including reasonable attorney’s fees, resulting therefrom) arising out of an allegation that the conduct of the Programs by or for CPC in the manner Maxygen conducted such Programs prior to the Closing Date or in a manner that Maxygen anticipated that CPC would conduct such Programs after the Closing Date, infringes (whether directly, indirectly, contributory, by inducement or otherwise) any of the Patents listed on Schedule 9.9. The indemnity provided for in this Section 9.9 shall terminate upon the earlier to occur of the Option Closing or the expiration of the last-to-expire of the Patents within the foregoing listed Patents; provided, however, that Bio and CPC may recover after such termination (and enforce this Section 9.9 with respect thereto) for any claim for indemnification under this Section 9.9 with respect to a claim asserted by a Third Party prior to the termination date of the indemnity provided for in this Section 9.9 in accordance with this Section 9.9. For the avoidance of doubt, the foregoing indemnity includes costs related to the initial response to any claims or warning letters concerning the infringement described above and the cost of any license agreement entered into to end or settle any indemnified claims, actions, suits or proceedings, and CPC and Bio shall permit Maxygen to control such responses to claims or warning letters, and negotiation of the terms of such a license agreement, if any, subject to reasonable consultation with Bio. The procedures in Section 9.5 shall apply to any indemnification under this Section 9.9; provided, however, that any settlement or license agreement shall be subject to Bio’s prior approval, not to be unreasonably withheld; further provided, however, Maxygen may enter into a settlement of such claim without Bio’s prior approval if such settlement provides solely for payment of money and the Indemnified Party is given a full and complete release of any and all liability by all relevant parties relating thereto, and CPC and Bio shall not be obligated to bear 25% of amounts paid under any such settlement entered into by Maxygen without Bio’s approval. All costs and expenses incurred by Maxygen in defending, responding to or litigating any claims, actions, suits or proceedings subject to indemnification hereunder (or negotiating associated settlements or licenses) shall be borne solely by Maxygen (without any obligation on Maxygen or CPC to share any of the costs thereof), provided that any payments made by Maxygen to the Third Party claimant for settlement or license to resolve any such indemnifiable claim (as each is approved as provided above) shall be subject to 25% cost sharing by Bio and/or CPC.

9.10 Single Remedy. For the avoidance of doubt, nothing in this Agreement nor any other Transaction Agreement is intended to nor shall be deemed to grant any Party more than a single monetary damages remedy or recovery in any given instance, for any other Party’s breach of an individual representation or warranty with respect to any specific given event, fact or circumstance even though such representation or warranty may be present in more than one Transaction Agreement or claimed by its incorporation by reference to be contained in more than one Transaction Agreement. Any dispute arising out of or in connection with this Agreement shall be submitted for resolution in accordance with Article 10 hereof.

9.11 Limitation on Liability. Notwithstanding anything in this Agreement to the contrary, no Party shall be entitled to any indirect, special, incidental, consequential or punitive damages of any kind in any legal, equitable, arbitral or other proceeding for any breach by any other Party of a representation, warranty, covenant or agreement contained in this Agreement or in any other Transaction Agreement (but for the avoidance of doubt, without limiting a Party’s right to attorneys fees and other fees and costs to the extent provided therein), including for claims brought under this indemnity or otherwise, except to the extent that any such damages are awarded in a proceeding or paid in a settlement with a Third Party and are otherwise subject to recovery under the terms and conditions of this Agreement and the other Transaction Agreements.

ARTICLE 10

DISPUTE RESOLUTION

10.1 Disputes. Any dispute arising out of or in connection with this Agreement shall first be submitted for resolution by the Parties in accordance with this Section 10.1. Any Party shall, by written notice to the other Parties, have any such dispute referred to the Chief Executive Officers (the “CEOs”) (or an executive officer designated by the respective CEO) of the Parties for attempted resolution by good faith negotiations within ten (10) Business Days of such notice. In such event, each Party shall cause its CEO or the CEO’s designated executive officer to meet and be available to attempt to resolve such issue. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by each Party if requested by any Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute.

10.2 Arbitration. Other than with respect to any Specified Dispute, if the dispute between the Parties is not resolved under Section 10.1 within the ten (10) Business Day period described above, any dispute or controversy arising out of or in connection with this Agreement, or the validity, enforceability, construction, performance or breach hereof shall be finally and exclusively settled by binding arbitration under this Section 10.2 under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by the arbitrator appointed in accordance with the rules thereof and the decisions of the arbitrator shall be final and binding on the parties hereto. The place of the arbitration proceeding shall be in San Francisco, California. The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator; provided that, for the avoidance of doubt, the arbitrator shall not award any remedy other than the Termination Fee with respect to those matters specified in Sections 7.4(a) or 7.4(b). The costs of such arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration; provided that the arbitrator may require a Party to reimburse one or more other Parties for expenses and attorney’s fees if it determines that any dispute has been submitted to arbitration in bad faith. The Parties shall use good faith efforts to complete arbitration under this Section 10.2 within ninety (90) days following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures (including with respect to discovery) to facilitate and complete such arbitration within such ninety (90) day period. Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.

10.3 Intellectual Property Disputes. Notwithstanding the above, any disputes related to intellectual property rights of the Parties which are not resolved under Section 10.1 shall be brought to a court of competent jurisdiction in the country in which such intellectual property rights were granted.

10.4 Provisional Remedies. Other than as expressly provided for in Section 7.4 and Section 9.6, nothing in this Agreement shall limit the right of any Party to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief (but not, for the avoidance of doubt, any monetary damages or monetary relief under any equitable theory), pending resolution under this Article 10 as applicable, that may be necessary to protect the rights or property of that Party. Seeking or obtaining such interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such interim relief or provisional remedies shall be cumulative and not exclusive and are in addition to any other remedies that any Party may have under this Agreement or applicable Legal Requirement.

ARTICLE 11

MISCELLANEOUS

11.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware, without reference to conflicts of laws principles that would result in laws of a jurisdiction other then the State of

Delaware governing. Notwithstanding the above, any dispute regarding validity or enforceability of any patent shall be governed by the patent laws of the jurisdiction in which such patent was issued solely for the purpose of resolution of the dispute as to validity and enforceability.

11.2 Joinder Agreement. Bio and Maxygen hereby consent to the joining of CPC as a party hereto as if originally a Party upon CPC’s formation and execution of the Joinder Agreement. For the avoidance of doubt, upon CPC’s execution of the Joinder Agreement, CPC shall be a Party as the term is used and defined herein.

11.3 Assignment. Except as provided in Section 11.3, this Agreement shall not be assignable or otherwise transferred, in whole or in part, by any Party to any Third Party without the written consent of the other Parties, provided that this Agreement may without requiring the consent of any other Party be assigned, transferred, delegated or sublicensed to (i) an entity that acquires all or substantially all of the business or assets of such Party, whether by merger, reorganization, acquisition, asset sale or otherwise, or (ii) a Related Entity of such Party, (including, for the avoidance of doubt and without limitation, a liquidating trust or similar entity), in each case subject to the agreement in writing of such transferee to be subject to the terms and conditions of this Agreement, the Asset Contribution Agreement and the Purchase Agreement. Except as expressly provided in this Section 11.3, any attempted assignment or transfer of this Agreement shall be null and void. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

11.4 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in English language, in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given if delivered in person, transmitted by as a PDF attachment to an email (receipt verified) or by express courier service (signature required) or five (5) Business Days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) Business Days after such mailing, to the Party to which it is directed at its address or email address shown below or such other address or email address as such Party will have last given by notice to the other Parties.

If to Maxygen,
or CPC addressed to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: Chief Business Officer
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

with copy to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: General Counsel
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

and a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
USA
Attention: Tony Jeffries
Telephone: (650) 493-9300
Email address: tjeffries@wsgr.com

If to Bio or Astellas, addressed to:	Astellas Pharma Inc.
3-11, Nihonbashi-Honcho 2-chome
Chuo-ku, Tokyo 103-8411
Japan
Attention: Vice President, Business Development
Telephone: (813) 3244-2500
Email address: masaki.doi@jp.astellas.com

with a copy to:	Astellas Pharma Inc.
3-11, Nihonbashi-Honcho 2-chome
Chuo-ku, Tokyo 103-8411
Japan
Attention: Vice President, Legal
Telephone: (813) 3244-3231
Email address: kazunori.okimura@jp.astellas.com

with a copy to:	Morrison & Foerster LLP 1290 Avenue of the Americas New York, NY 10104 Attention: Michael O. Braun, Esq. Telephone: (212) 468-8000 Email address: mbraun@mofo.com

11.5 Waiver. No Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by any Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

11.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11.7 Severability. If any provision hereof is held invalid, illegal or unenforceable by any arbitrator or court of competent jurisdiction from which no appeal can be or is taken, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such tribunal or jurisdiction, as the case may be, and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other tribunal or jurisdiction.

11.8 Entire Agreement/Modification. The Transaction Agreements and the Astellas Agreement (including Exhibits thereto) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each of the Parties.

11.9 Non-Solicitation. Until the later of (x) three (3) years from the date of this Agreement or (y) one (1) year following the consummation of the purchase of Maxygen’s ownership interest in CPC pursuant to the

Buy-Out Option, no Party shall, either directly or indirectly, solicit any employee of another Party to terminate his or her employment with such other Party and become employed by such other Party, whether or not such employee is a full-time employee of such other Party, and whether or not such employment is pursuant to a written agreement or is at-will. Nothing herein shall be construed to prohibit any Party from hiring any employees who are not Offerees that: (i) first make contact with such Party on their own initiative regarding employment, (ii) are identified to such party as a result of a non-directed Third Party executive search; or (iii) respond to advertisements for employment that are aimed at the public at large in any newspaper, trade magazine, or other periodical or media in general circulation.

11.10 Relationship of the Parties. The Parties agree that the relationship of Maxygen and Bio established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an agency, partnership or any other relationship. Except as may be specifically provided herein, no Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any other Party, or otherwise act as an agent for any other Party for any purpose.

11.11 Force Majeure. Except with respect to payment of money, no Party shall be liable or responsible to any other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfillment or the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from fire, earthquake, tornado, embargo, prohibition or intervention, riot, civil commotion, war, act of war (whether war be declared or not), insurrection, terrorist act, strike, flood, governmental act or restriction (beyond the reasonable control of the respective Party), act of God, or other cause that is beyond the reasonable control and not caused by the negligence or misconduct of the affected Party. Any Party affected by such force majeure will provide the other Parties with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

11.12 Third Party Beneficiaries. Except for the rights to indemnification provided for the Indemnified Parties pursuant to Article 9, all rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties, and except for such rights to indemnification expressly provided pursuant to Article 9, no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement (ii) seek a benefit or remedy for any breach of this Agreement, or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

11.13 Further Assurances. At any time or from time-to-time on and after the date of this Agreement, any Party shall at the request of the other Parties (i) deliver to the requesting Party such records, data or other documents as may be reasonably necessary to give effect to the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license as may be reasonably necessary to give effect to this Agreement, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

11.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together, shall constitute one and the same instrument.

11.15 Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. Unless otherwise specified, any reference to a time or date shall be with reference to the time or date, as the case may be, in Wilmington, Delaware.

11.16 Construction. The construction of this Agreement shall not take into consideration the Party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each Party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date first written above.

MAXYGEN, INC.		ASTELLAS PHARMA INC.

By:	/S/ RUSSELL J. HOWARD	By:	/S/ YOSHIHIKO HATANAKA
Name:	Russell J. Howard	Name:	Yoshihiko Hatanaka
Title:	Chief Executive Officer	Title:	Senior Corporate Executive & Chief
Strategy Officer

ASTELLAS BIO INC.

By:	/S/ YOSHIHIKO HATANAKA
Name:	Yoshihiko Hatanaka
Title:	Senior Corporate Executive & Chief
Strategy Officer

SIGNATURE PAGE TO THE MASTER JOINT VENTURE AGREEMENT

Annex B

ASSET CONTRIBUTION AGREEMENT

by and between

Maxygen, Inc., a Delaware Corporation

and CPC, a Limited Liability Company

Dated as of [                    ], 2009

B-i

(continued)

B-ii

EXHIBITS AND SCHEDULES

Exhibits

Exhibit 4.2(a) Exhibit 4.2(b) Exhibit 4.2(c) Exhibit 4.2(e) Exhibit 4.4(a)	General Assignment and Bill of Sale Form of Patent Assignment Form of Technology License Agreement Forms of Space Sharing Agreements Assignment and Assumption Agreement

Schedules

Schedule 1.12	Employees
Schedule 1.21	Excluded Machinery and Equipment
Schedule 1.22	Excluded Personal Property
Schedule 1.23(a)	Exclusively Out-Licensed Protein
Schedule 1.23(b)	MaxyBody
Schedule 1.26	G&A Function
Schedule 2.1(a)	4 Program Assets
Schedule 2.1(b)(1)	Anticipated Program Proteins or Polypeptides
Schedule 2.1(b)(2)	Other Program Intellectual Property
Schedule 2.1(e)	Other Contributor Intellectual Property
Schedule 2.1(h)	Machinery and Equipment
Schedule 2.1(i)	Personal Property
Schedule 2.1(k)	Personal Property Leases
Schedule 2.1(l)(1)	Contributor Contracts
Schedule 2.1(l)(2)	Excluded Contributor Contracts
Schedule 2.1(m)	Governmental Approvals
Schedule 2.1(n)	Environmental Permits
Schedule 2.1(o)	Assigned Books and Records
Schedule 2.1(p)	Accrued Vacation

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

B-iii

ASSET CONTRIBUTION AGREEMENT

This Asset Contribution Agreement (this “Agreement”) is made and entered into as of this [    ] day of [                ], 2009, by and between Maxygen, Inc., a Delaware corporation, having its principal offices at 515 Galveston Drive, Redwood City, CA 94063 (together with its Affiliates, “Contributor”), and CPC, a Delaware limited liability company, having its principal offices at 515 Galveston Drive, Redwood City, CA 94063 (“Company”). Contributor and Company are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, Contributor has conducted discovery, research and development of certain proteins, including certain CTLA-4 proteins, with potential usefulness as human pharmaceutical products, and owns or possesses certain patents and know-how with respect thereto;

WHEREAS, Company desires to discover, develop, manufacture and commercialize protein pharmaceutical products utilizing among other things the core team of personnel currently employed by Contributor in connection with the conduct of such activities, and in connection therewith desires to obtain certain assets and licenses from Contributor related to Contributor’s programs for discovery, research and development of CTLA-4 proteins and, subject to certain exceptions, other protein therapeutics (including assignment to Company of Contributor’s rights and obligations under the Astellas Agreement);

WHEREAS, Contributor desires to contribute to Company, and Company desires to acquire from Contributor, certain assets, properties, rights, claims, liabilities and obligations on the terms and conditions set forth herein in exchange for shares of Series A Preferred Stock of Company to be issued to Contributor therefor (the “Issued Units”) upon the terms and subject to the conditions set forth in the Purchase Agreement (as defined below), which represent the first issuance of Units by the Company;

WHEREAS, immediately following the contribution of assets, properties, rights, claims, liabilities and obligations by Contributor to Company, each of Contributor and Astellas Bio Inc., a Delaware corporation (“Bio”), intends to make a $10,000,000 cash investment in Company in exchange for preferred units of Company pursuant to the Series A and Series B Preferred Unit Purchase Agreement of even date herewith, by and among Company, on the one hand, and Contributor, and Bio, on the other hand (the “Purchase Agreement”);

WHEREAS, concurrently herewith Astellas Pharma Inc., a corporation formed under the laws of Japan (“Astellas”), Astellas US Holding, Inc., a Delaware corporation, Bio, Contributor and Company have entered into other Transaction Agreements;

WHEREAS, the contribution of assets to, and the assumption of the Assumed Liabilities, as defined below, by, Company and the issuance of the Issued Units to Contributor, are each intended to be effected on a tax-free basis pursuant to Section 721 of the Code (and any comparable provisions of applicable state or local tax laws);

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Books and Records” means all books, files, papers, correspondence, databases, electronic files, documents (including originals or copies of agreements) and records in Contributor’s possession or control, in whatever medium, excluding (a) originals and drafts of Contracts that are not Contributor Contracts assigned to Company, (b) electronic mail correspondence that are no longer in existence as of the Closing Date or which are deleted in the ordinary course of business under Contributor’s standard retention policy, (c) minutes of meetings of the Board of Contributor and (d) books, files, papers, correspondence, databases, electronic files, documents and records produced in connection with the negotiation of the potential sale of the Business or Contributed Assets to Third Parties (including originals or copies of agreements with such Third Parties with respect to such negotiations) to the extent containing the contents of, or correspondence regarding, such negotiation with such Third Party.

1.2 “Business” means the conduct of the Programs by or for Contributor, including, without limitation, the exploitation of assets and rights and the performance of activities and obligations relevant to the Programs and the discovery, research, development, manufacture, commercialization and other exploitation of Products within the Programs.

1.3 “Code” means the Internal Revenue Code of 1986, as amended.

1.4 “Company Business” means the conduct of the Programs by or for Company or its Affiliates or its licensees, including, without limitation, the exploitation of assets and rights and the performance of activities and obligations relevant to the Programs and the discovery, research, development, manufacture, commercialization and other exploitation of Products within the Programs.

1.5 “Constructive Knowledge” of a Party means, with respect to any fact, circumstance, event or other matter in question, (a) the actual knowledge of such fact, circumstance, event or other matter, or (b) the knowledge of such fact, circumstance, event or other matter that would have been ascertained after reasonable inquiry, consistent with such Person’s title and responsibilities, in either case, by any of the following individuals with respect to such Party or the Party’s employees who directly report to such individuals: Russell Howard, Larry Briscoe, Elliot Goldstein, John Borkholder, Grant Yonehiro, Sridhar Viswanathan, Erik Karrer and Norm Kruse.

1.6 “Contributor Benefit Plans” means every material written, unwritten, formal or informal plan, agreement, program, policy or other arrangement providing for direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, including, without limitation, each “employee benefit plan,” as defined in Section 3(3) of ERISA, which is maintained or contributed to by Contributor or any Member of the Controlled Group for the benefit of any Employee, or pursuant to which the Contributor has or may have any liability with respect to any Employee.

1.7 “Contributor Intellectual Property” means all Intellectual Property included within the Contributed Assets, collectively, the 4 Program Intellectual Property, Other Program Intellectual Property and Other Contributor Intellectual Property. Contributor Intellectual Property does not include any Licensed Intellectual Property.

1.8 “Control” means, with respect to any particular Patent, Intellectual Property Right, Know-How, Technology, Intellectual Property, or other particular asset and any and all rights therein, (a) ownership by the applicable Party or (b) possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein, of the power and authority, whether arising by ownership, license, or other authorization, to disclose, and, if applicable, to deliver the particular Know-How or asset to the other Party, and to grant and to authorize under such Patent or Know-How or asset the right, license or sublicense, as applicable, to such other Party without giving rise to a violation of terms of any written agreement with any Third Party. “Controlled” and “Controlling” shall have their correlative meanings.

1.9 “Copyrights” means all copyrights, and all rights, title and interests in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world, and all rights, title and interests in related applications and registrations throughout the world.

1.10 “CTLA-4 Variant” has the meaning assigned to it in the Astellas Agreement.

1.11 “Defined Benefit Plan” means either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

1.12 “Employee” means the employees of Contributor substantially related to the Programs, who are set forth on Schedule 1.12 attached hereto.

1.13 “Enabling Intellectual Property” means the Enabling Technology as defined under the Technology Licensed Agreement. For clarity, Enabling Technology excludes (a) any Patents listed on Schedules 2.1(a), 2.1(b)(2), or 2.1(e) attached hereto, and (b) any CTLA-4 Variants and Other Protein Variants resulting from the use of the Enabling Technology, together with genetic materials encoding, and cell lines expressing, any such CTLA-4 Variant or Other Protein Variant.

1.14 “Environment” means any ambient workplace, indoor or outdoor air, surface water, drinking water supply, groundwater, or other waterways, land surface or subsurface strata, soil, wildlife, plants, or other natural resources, or buildings, structures and fixtures.

1.15 “Environmental Claim” means any legal proceeding, order or written notice of violation from any Governmental Authority or any Person alleging liability under any Environmental Law.

1.16 “Environmental Law” means any applicable Legal Requirement concerning: (a) the Environment, including pollution, contamination, cleanup, preservation, protection, and reclamation thereof; (b) human health or safety related to the exposure to a Regulated Substances; (c) any Release or threatened Release of any Regulated Substance; or (d) the management of any Regulated Substance, including the presence, manufacture, generation, use, labeling, warning, notification, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Regulated Substance.

1.17 “Environmental Permit” means any permit, registration, approval, identification number, license or other authorization required under or issued pursuant to any Environmental Law.

1.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.19 “Excluded Books and Records” means Books and Records other than Assigned Books and Records.

1.20 “Excluded Laboratory Notebooks” means laboratory notebook no. 2183 of Contributor.

1.21 “Excluded Machinery and Equipment” means all tools, machinery and equipment (including manufacturing assembly and test equipment) that are listed on Schedule 1.21 attached hereto.

1.22 “Excluded Personal Property” means all personal property, office furnishings, supplies and other tangible personal listed on Schedule 1.22 attached hereto.

1.23 “Excluded Protein Variant or Vaccine” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a (A) granulocyte colony stimulating factor (G-CSF), (B) Exclusively Out-Licensed Protein, (C) MaxyBody (which, for the avoidance of doubt, shall not include any Ig portion of a CTLA-4 Variant or Other Protein Variant), (D) a protein from an infectious agent or a polynucleotide encoding such protein that in each case is intended to be used as a Vaccine (including infectious agents or other constructs incorporating a Vaccine and/or genetic material encoding a Vaccine (including live-attenuated or whole killed virus), but solely when such agent, construct or material is included with or otherwise incorporates a protein from an infectious agent (or variant, homolog, derivative, mutant or fragment of such protein as described in (E), below) or a polynucleotide encoding such protein (or such variant, homolog, derivative, mutant or fragment) and is intended to be used as a Vaccine), or (E) any variant, homolog, derivative, mutant, or fragment of subsection (A) or (B) or (D), which in the case of (D) is intended to be used as a vaccine (each, an “Excluded Protein Molecule”) and (ii) any Excluded Protein Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation). In no event shall Excluded Protein Variants or Vaccines include any CTLA-4 Variants or (x) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a protein or polypeptide listed on Schedule 2.1(b)(1) attached hereto, or (y) any variant, homolog, derivative, mutant, or fragment of subsection of (x), provided that in the case of (y) such variant, homolog, derivative, mutant, or fragment has not been altered or modified in such a way as to cause such variant, homolog, derivative, mutant, or fragment to fall within (A), (B), (C), or (D) of the definition of Excluded Protein Variant or Vaccine set forth in the first sentence of this Section 1.23, or to fall within (E) above such that a reasonable, independent expert knowledgeable and experienced in working with protein pharmaceuticals would primarily consider such variant, homolog, derivative, mutant, or fragment to be a variant of a protein or polypeptide within (A), (B) or (D) above or a material portion thereof (rather than as a variant of some other protein or material portion thereof). For purposes of this definition of Excluded Protein Variant or Vaccine:

(a) “Exclusively Out-Licensed Protein” has the meaning set forth in Schedule 1.23(a) attached hereto; and

(b) “MaxyBody” shall have the meaning set forth on Schedule 1.23(b) attached hereto.

1.24 “Facility” means, collectively, the laboratory and offices located at 515 Galveston Drive, Redwood City, California 94063 (the “Lab Facility”), and 301 Galveston Drive, Redwood City, California 94063 (the “Office Facility”).

1.25 “Field” shall have the meaning set forth in the Technology License Agreement.

1.26 “G&A Function” means a general and administrative function as is reasonably required to operate the Business consistent with past practice, which shall consist, in all material respects, of those assets and agreements specified on Schedule 1.26 attached hereto.

1.27 “Governmental Approval” means any: permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement including, without limitation, any filing or application with the U.S. Food and Drug Administration (the “FDA”), or any foreign counterpart thereof, including investigational new drug applications filed with the FDA as more fully defined in 21 C.F.R. §312.3, and foreign equivalents thereof, but excluding Environmental Permits.

1.28 “Intellectual Property” means (a) Technology and (b) Intellectual Property Rights therein and thereto.

1.29 “Intellectual Property Rights” means any and all rights in and to Technology, including without limitation, Patents, Trade Secrets, Copyrights, Trademarks, moral rights, and mask work rights.

1.30 “Joint Venture Agreement” means the Master Joint Venture Agreement among the Contributor, Bio and Astellas, dated as of June 30, 2009.

1.31 “Know-How” means any and all data, information and tangible materials including (a) ideas, discoveries, inventions or improvements; (b) research and development data, such as medicinal chemistry data, nonclinical data, preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical and quality control data and stability data, in each case together with supporting data; (c) databases, specifications, formulations, formulae; (d) practices, knowledge, techniques, methods, formulas, processes, manufacturing information; and (e) research materials and compositions of matter, including compounds, reagents, clinical candidates, chemical and biological material, cell lines, assays, compound libraries, animal models, and other physical, biological, or chemical material, in each of the foregoing cases, that is Controlled by Contributor. Know-How excludes any Patent rights with respect thereto (but does include information in unpublished patent applications).

1.32 “Laboratory Notebooks” means laboratory notebooks that qualify as Shared Books and Records.

1.33 “Leased Real Property” means all of the Contributor’s rights in the Real Property Lease and the leasehold estate created thereby, together with all of Contributor’s right, title and interest in all land, buildings, structures, easements, appurtenances, improvements (including construction in progress) and fixtures located on the premises described therein;

1.34 “Licensed Intellectual Property” means the Licensed Technology as defined under the Technology License Agreement, which definition, for the avoidance of doubt, includes the Enabling Intellectual Property.

1.35 “Member of the Controlled Group” means each trade or business, whether or not incorporated, that would be treated as a single employer with Contributor under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

1.36 “Multiemployer Plan” means a plan described in Section 3(37) of ERISA.

1.37 “Other Protein Variant” means (a) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a human or animal protein including, without limitation, any protein or polypeptide listed on Schedule 2.1(b)(1) attached hereto, or any variant, homolog, derivative, mutant or fragment of the foregoing subsection (a), including, without limitation, amino acid chains resulting from the use of Shuffling, in each case other than any (i) CTLA-4 Variant or (ii) Excluded Protein Variant or Vaccine, (each such protein or variant, homolog, derivative, mutant or fragment thereof, an “Other Protein Molecule”) and (b) any Other Protein Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation).

1.38 “Patents” means all patent rights and all rights, title and interests in all patent applications and patents to issue on them, all letters patent or equivalent rights and applications, including utility patents, design patents, plant patents, statutory invention registrations, and any reissue, re-examination, renewal, supplementary protection certificates, extension, division, provisional, substitution, continuation, or continuation-in-part applications thereto throughout the world.

1.39 “PP&E” means, collectively, (a) Personal Property, (b) Machinery and Equipment and (c) all buildings, structures, improvements, furnishings, furniture, fixtures, displays, appliances and other personal property of every kind and nature owned or leased by the Contributor in connection with the Contributed Assets or the Facility.

1.40 “Programs” mean, collectively, (i) the 4 Program and (ii) the Other Programs.

(a) “4 Program” means any and all activities performed by or on behalf of Contributor, Company or any of their licensees or Affiliates, (i) pursuant to the Astellas Agreement, or (ii) otherwise directed to any CTLA-4 Variant including, without limitation, activities for the discovery, research, development, manufacture, commercialization or other exploitation of any CTLA-4 Variant or CTLA-4 Product intended for use in the Field.

(b) “Other Programs” means, individually and collectively, any and all activities performed by or on behalf of Contributor, Company or any of their licensees or Affiliates, directed to any Other Protein Variant including, without limitation, activities for the discovery, research, development, manufacture, commercialization or other exploitation of any Other Protein Variant or Other Protein Product intended for use in the Field.

1.41 “Products” mean, collectively, (i) any CTLA-4 Product and (ii) any Other Protein Product.

(a) “CTLA-4 Product” means any pharmaceutical product that contains a CTLA-4 Variant as an ingredient. For the avoidance of doubt, CTLA-4 Product shall include any formulation, delivery device, dispensing device or packaging required for effective use of the CTLA-4 Product.

(b) “Other Protein Product” means any pharmaceutical product that contains an Other Protein Variant as an ingredient. For the avoidance of doubt, Other Protein Product shall include any formulation, delivery device, dispensing device or packaging required for effective use of the Other Protein Product; provided, however, that Other Protein Product shall exclude all Vaccines.

1.42 “Real Property Lease” means, collectively, (a) that certain Lease between Metropolitan Life Insurance Company, as lessor, and Contributor, as lessee, dated as of October 21, 1998, as amended to date, for certain premises consisting of the Lab Facility, and (b) that certain Lease between Metropolitan Life Insurance Company, as lessor, and Contributor, as lessee, dated December 2004, as amended to date, for certain premises consisting of the Office Facility.

1.43 “Registered Intellectual Property Rights” means all United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (c) Copyrights registrations and applications to register Copyrights; and (d) any other Technology that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

1.44 “Regulated Substances” means any material, waste or substance that in relevant quantity, form and or concentration is listed, defined, classified, controlled or regulated by any Governmental Authority as “hazardous,” “toxic,” or a “pollutant,” or “contaminant,” pursuant to any Environmental Law, including but not limited to any explosives, radon, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products).

1.45 “Release” shall have the same meaning as under 42 USC Section 9601(22) of the Comprehensive Environmental Responsibility Compensation & Liability Act of 1980 (“CERCLA”).

1.46 “Remedial Action” shall have the same meaning as under 42 USC Section 9601(24) of the CERCLA.

1.47 “Shared Books and Records” shall mean all Books and Records (Assigned Books and Records and/or Excluded Books and Records, as the case may be) that relate to the Contributed Assets and/or Assumed Liabilities and/or the Programs but that also relate to the Excluded Assets and/or Excluded Liabilities and/or programs or activities of Contributor as of or prior to the Effective Date other than Programs.

1.48 “Shuffling” means techniques, methodologies, processes, materials or instrumentation for performing recombination-based modification of genetic material for the creation of potentially useful variant nucleic acids or proteins. “Shuffle” and “Shuffled” have their correlative meanings.

1.49 “Subsidiaries” shall refer to Maxygen ApS (Denmark) and Maxygen Holdings Ltd. (Cayman Islands).

1.50 “Technology” means any or all of the following: (a) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (b) inventions (whether or not patentable and whether or not reduced to practice), improvements, and technology; (c) proprietary and confidential information and materials, including technical data and customer and supplier lists, Trade Secrets, discoveries, processes, formulas, and other Know-How; (d) databases, data compilations and collections and technical data; and (e) all copies and instantiations of the foregoing in any form and embodied in any media, in each of the foregoing cases that is Controlled by Contributor.

1.51 “Trademarks” means all trademarks, service marks, trade names, rights in trade dress, logos, slogans, trade names, internet domain names and addresses, and all trademark interests throughout the world together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all right, title and interest in related applications, registrations, and renewals throughout the world, whether arising under the laws of the United States or any other country or other jurisdiction.

1.52 “Trade Secrets” means all trade secrets under applicable law and other rights in Know-How, and confidential or proprietary information, processing, manufacturing or marketing information, new developments, research, inventions, processes, ideas or other proprietary information that provide Contributor with advantages over competitors who do not have access to such information and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

1.53 “Transfer Taxes” means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Contributed Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

1.54 “Vaccine” means a formulation intended to be administered in a formulation containing one or more Antigen(s) (and/or a nucleic acid sequence encoding an Antigen) in the form of (i) an infectious agent (e.g., bacteria, viruses, parasite, protozoa) whether live, attenuated or dead, (ii) protein(s), (iii) nucleic acid(s), (iv) cells, spores and vectors (i.e., viruses and/or virus-like particles, liposomes, beads and/or other substrates for Antigen presentation), (v) fragments of any of the foregoing, and/or (vi) a combination of any of the preceding, which formulation is administered for the purpose of inducing an Immune Response in the human and/or animal recipient specifically directed to at least one such Antigen for the prevention or treatment of a disease state, symptom and/or condition in humans and/or animals caused by an infectious agent. For the purposes of this definition of Vaccine:

(a) “Antigen” means a molecule (i.e., protein, polypeptide, peptide, carbohydrate, glycoprotein, glycolipid and/or any combination of the foregoing that is, or is derived in whole or part from, a molecule associated with an infectious agent) that produces an Immune Response to such molecule in a human and/or animal recipient.

(b) “Immune Response” means an immune state directed to the applicable infectious agents (or a molecule associated with such infectious agent) resulting from the modulation of activity (i.e., an increase, decrease and/or qualitatively different activity) of one or more lymphoid cells (e.g., B cells, NK cells, T cells and/or professional antigen-presenting cells, such as monocytes, macrophages, Langerhans cells, dendritic cells) following the administration of a stimulus.

1.55 All other capitalized terms used herein shall have the meanings ascribed to them herein or in the Joint Venture Agreement as set forth below:

Term	Reference (*)
4 Program	1.40(a)
4 Program Intellectual Property	2.1(a)
Accrued Vacation	2.1(p)
Affiliate	JVA 1.2
Agreement	Preamble
Alk-Abello Agreement	2.2(f)
Antigen	1.54(a)
Assigned Books and Records	2.1(o)
Assignment and Assumption	4.4(a)
Assumed Liabilities	2.4
Astellas	Recitals
Astellas Agreement	JVA 1.6
Astellas Agreement Assignment and Novation	2.1(d)
Bio	Recitals
Board	JVA 1.9
Bridge Loan Agreement	JVA 1.10
Business Day	JVA 1.12
Business Governmental Approvals	5.15(b)
CERCLA	1.45
Closing	4.1
Closing Date	JVA 1.16
Company	Preamble
Confidential Information	JVA 1.19
Consent	JVA 1.21
Contract	JVA 1.22
Contributed Assets	2.1
Contributor	Preamble
Contributor Contracts	2.1(l)
Contributor Disclosure Schedule	ARTICLE 5
Contributor Liabilities	5.5
Contributor Registered Intellectual Property Rights	5.7(a)
CTLA-4 Product	1.41(a)
Dollars / $	JVA 1.28
Encumbrance	JVA 1.30
Entity	JVA 1.31
Excluded Assets	2.2
Excluded Contributor Contracts	2.1(l)
Excluded Liabilities	2.5
Excluded Protein Molecule	1.23
Exclusively Out-Licensed Protein	1.23(a)
FDA	1.27
Financial Statements	5.3
General Assignment and Bill of Sale	4.2(a)
Governmental Authority	JVA 1.37
Immune Response	1.54(b)
Insurance Policies	5.8

Term	Reference (*)
Investors’ Rights Agreement	JVA 1.39
Issued Units	Recitals
Knowledge	JVA 1.42
Lab Facility	1.24
Legal Requirement	JVA 1.43
Liability	JVA 1.44
Machinery and Equipment	2.1(h)
Material Adverse Effect	JVA 1.45
Material Contracts	5.13(a)
MaxyBody	1.23(b)
Maxygen JVA Disclosure Schedule	JVA Article 4
Non-Assignable Asset	JVA 8.1
Offerees	JVA 5.5(a)
Office Facility	1.24
Order	JVA 1.48
Other Contributor Intellectual Property	2.1(e)
Other Programs	1.40(b)
Other Program Intellectual Property	2.1(b)
Other Protein Molecule	1.37
Other Protein Product	1.41(b)
Patent Assignment	4.2(b)
Parties	Preamble
Permitted Encumbrance	JVA 1.52
Permitted Uses	2.3
Person	JVA 1.53
Personal Property	2.1(i)
Personal Property Leases	2.1(k)
Proceeding	JVA 1.55
PTO	5.7(a)
Purchase Agreement	Recitals
Related Entity	JVA 1.59
Representatives	JVA 1.60
SEC	JVA 1.61
Space Sharing Agreements	4.2(e)
Tax	JVA 1.66
Tax Authority	JVA 1.67
Tax Returns	5.6(a)
Technology License Agreement	4.2(c)
Third Party	JVA 1.70
Transaction Agreements	JVA 1.71
Transactions	JVA 1.72
Transition Services Agreement	JVA 1.73
Transferred Employees	JVA 5.5(b)
UCOE License Assignment Agreement	2.1(f)
United States	JVA 1.75

*

For the purpose of this Section 1.55 only, “JVA” means the Joint Venture Agreement. References to Preambles, Recitals, Articles and numbers mean Preambles Recitals, Articles and Section numbers of this Agreement, respectively, unless “JVA” is attached thereto, in which case those words refer to Recitals and

Sections mean Preambles Recitals, Articles and Section numbers of the Joint Venture Agreement, respectively.

ARTICLE 2

THE CONTRIBUTION

2.1 Contributed Assets. Subject to the terms and conditions of this Agreement, at the Closing, Contributor shall contribute, transfer, convey, assign and, subject to and in accordance with Section 4.5 hereof, deliver to Company, and Company shall acquire from Contributor, all of Contributor’s right, title and interest in the assets, properties, goodwill and rights of Contributor that are primarily used (or primarily have been used) in, result from (to the extent provided below), or primarily relate to, the conduct of the Business as of or prior to the Closing Date of every nature, kind and description, tangible and intangible, wherever located, whether or not carried on the books of Contributor, free and clear of all Encumbrances (collectively, the “Contributed Assets”), including, without limitation, the assets listed below, except those assets expressly identified as Excluded Assets in Sections 2.2(a)-2.2(i) hereof. Where reference is made to assets, properties, goodwill and rights that “have been used in [            ] the conduct of the Business,” such references shall be interpreted to mean only the relevant assets, properties, goodwill and rights that Contributor owns or otherwise has rights to as of the Closing Date.

(a) The 4 Program Assets. All Intellectual Property Controlled by Contributor (i) resulting from or generated under the 4 Program as conducted by or for Contributor as of or prior to the Closing Date (including all CTLA-4 Variants), or (ii) primarily used (or primarily have been used) in, or primarily useful for, the 4 Program or both the 4 Program and the Other Programs in each case as conducted (or anticipated to be conducted) by or for Contributor as of or prior to the Closing Date, in each case excluding all Licensed Intellectual Property, but including, without limitation, the Intellectual Property listed on Schedule 2.1(a) attached hereto and all Intellectual Property owned by Contributor and licensed to Astellas under the Astellas Agreement (“4 Program Intellectual Property”);

(b) Other Program Assets. All Intellectual Property Controlled by Contributor (i) resulting from or generated under the Other Programs as conducted by or for Contributor prior to the Closing Date (including, without limitation, work conducted on the Other Programs between the date of execution of this Agreement and the Closing Date) that is primarily related to, or primarily useful for, the Other Programs or the 4 Program (including the proteins and polypeptides listed on Schedule 2.1(b)(1) attached hereto, and any Other Protein Variants), or (ii) primarily used (or primarily have been used) in, or primarily useful for, a particular Other Program as conducted (or anticipated to be conducted) by or for Contributor as of or prior to the Closing Date, to the extent transferable or assignable, in each case excluding all Licensed Intellectual Property, but including, without limitation, the Intellectual Property listed on Schedule 2.1(b)(2) attached hereto (“Other Program Intellectual Property”);

(c) License. Concurrently with this Agreement, Contributor shall grant to Company licenses (or sublicenses, as applicable) under the Licensed Intellectual Property Controlled by Contributor for the purpose of conducting the 4 Program and Other Programs, all as set forth in, and on the terms and conditions set forth in, the Technology License Agreement;

(d) Astellas Agreement. All of Contributor’s rights and obligations under the Astellas Agreement other than rights to payments thereunder that accrue prior to the Closing Date, but including Contributor’s right to receive certain milestone, royalty and other payments thereunder accruing on or after the Closing Date, as set forth in the Astellas Agreement Assignment and Limited Novation (“Astellas Agreement Assignment and Novation”);

(e) Other Intellectual Property. All Intellectual Property, if any, Controlled by Contributor as of the Closing Date that are primarily used in (or primarily have been used) as of or prior to the Closing Date, or primarily useful for, more than one particular Program that is not otherwise included in the 4 Program

Intellectual Property or Other Program Intellectual Property under Section 2.1(a) or 2.1(b)(2) hereof, but excluding all Licensed Intellectual Property and, for clarity, excluding all Intellectual Property that is primarily used (or primarily has been used) by Contributor or its Affiliates other than for conducting Programs, but including the Intellectual Property listed on Schedule 2.1(e) attached hereto (“Other Contributor Intellectual Property”);

(f) UCOE License. All of Contributor’s rights and obligations under the Research and Commercial UCOE License Agreement between ML Laboratories PLC and Maxygen ApS and Maxygen, Inc. and Maxygen Holdings Ltd. dated May 27, 2005, other than payments thereunder that accrue prior to the Closing Date, as set forth in the UCOE License Assignment Agreement (“UCOE License Assignment Agreement”);

(g) [Reserved];

(h) Machinery and Equipment. All tools, machinery and equipment (including manufacturing assembly and test equipment) owned by Contributor that are used (or have been used) in the Programs as conducted by Contributor as of or prior to the Closing Date or that are used (or have been used) in the G&A Function, wherever located and whether held by Contributor or Third Parties, except for Excluded Machinery and Equipment, including the Machinery and Equipment listed on Schedule 2.1(h) attached hereto (the “Machinery and Equipment”);

(i) Personal Property. All personal property, office furnishings, supplies and other tangible personal property that are used (or have been used) in the Programs or the G&A Function as of or prior to the Effective Date and owned by Contributor, whether held by Contributor or Third Parties, except for Excluded Personal Property (the “Personal Property”) including, without limitation, the items listed on Schedule 2.1(i) attached hereto;

(j) [Reserved];

(k) Personal Property Leases. All rights in leases of personal property including, without limitation, leased equipment that are used (or have been used) in the Business or the G&A Function, including, without limitation, the items listed on Schedule 2.1(k) (including without limitation the transfer of the personal property so leased) attached hereto, and excluding all rights in leases related to Excluded Machinery and Equipment and Excluded Personal Property (the “Personal Property Leases”);

(l) Contracts. All rights to or under any and all contracts, agreements (including grant agreements) or commitments that primarily relate to, or are primarily useful for, the Programs (but for the avoidance of doubt excluding all contracts, agreements or commitments primarily related to the Licensed Intellectual Property) and are assignable to Company, as listed on Schedule 2.1(l)(1) attached hereto, (collectively, the “Contributor Contracts”); all such contracts, agreements (including grant agreements) or commitments that would meet the foregoing definition but for the fact that they are not assignable, or the Parties have agreed not to assign to Company, are listed on Schedule 2.1(l)(2) attached hereto (collectively, “Excluded Contributor Contracts”).

(m) Governmental Approvals. All Governmental Approvals (and pending applications therefor), including any formal correspondence to or from the FDA, that are used (or have been used) in the operation of the Programs, as listed on Schedule 2.1(m) attached hereto, to the extent transferable or assignable;

(n) Environmental Permits. All Environmental Permits that are used in the operation of the Programs, as listed on Schedule 2.1(n) attached hereto, to the extent transferable or assignable.

(o) Assigned Books and Records. All Books and Records that (i) primarily relate to the Contributed Assets and/or Assumed Liabilities or (ii) arose out of or primarily relate to the conduct of the 4 Program by or for Contributor or that primarily relate to the Other Programs (the “Assigned Books and Records”), including, without limitation, those Books and Records listed on Schedule 2.1(o), in each case subject to any applicable Legal Requirements (including any required releases that may need to be obtained from the

Offerees) and provided that Assigned Books and Records may include Books and Records that Contributor may be required by law to retain in its possession; and

(p) Funds to cover Accrued Vacation. A lump sum payment from Contributor to Company at the Closing for the amount of accrued and unpaid days of vacation earned by the Transferred Employees who commence employment with Company under Contributor’s vacation policies as of the Closing Date, as set forth in Schedule 2.1(p) attached hereto, which schedule may be updated (and the lump sum payment provided for shall be increased or decreased, as appropriate) as necessary by Contributor up to the Closing to reflect any subsequent changes in the vacation balances for such employees (“Accrued Vacation”).

2.2 Excluded Assets. Contributor does not contribute, transfer, convey or assign any assets, properties, goodwill or rights to Company other than the Contributed Assets (“Excluded Assets”). Company acknowledges that this Agreement shall give Company no rights to any Excluded Assets and rights expressly granted pursuant to this Agreement and/or the Transaction Agreements, including any drug research or development program, drug target, product, product candidate or prospective product candidate of Contributor. Specifically, the following assets are included among the Excluded Assets and are excluded from the contribution, transfer, conveyance, assignment or delivery provided for under Section 2.1 hereof:

(a) the Licensed Intellectual Property including the Enabling Intellectual Property and any Copyrights in software or computer code within the Licensed Intellectual Property (except, in all such cases, to the extent licensed or sublicensed to Company under the Technology License Agreement);

(b) Excluded Books and Records;

(c) Excluded Machinery and Equipment;

(d) Excluded Personal Property;

(e) Excluded Contributor Contracts;

(f) All proteins, nucleic acid chains, cell lines and other biological materials, and all data and information, resulting from or generated under the programs directed to allergens conducted by or for Contributor prior to the Closing Date under the Collaboration Agreement between Maxygen, Inc. and Alk-Abelló AS dated February 8, 2001, (the “Alk-Abello Agreement”), and Intellectual Property Rights in and to the foregoing which Intellectual Property Rights (i) resulted from or were generated under the programs related to allergens conducted by or for Contributor prior to the Closing Date under the Alk-Abello Agreement and (ii) are solely related to, or solely useful for, the discovery, research, development, manufacture, commercialization or other exploitation of one or more allergens;

(g) All Trademarks of Contributor;

(h) All Contributor Benefit Plans, and all assets owned or held by all Contributor Benefit Plans; and

(i) Any real property leases or other interests in real property except pursuant to the Space Sharing Agreements.

2.3 Shared Books and Records. Contributor shall provide Company with access to Assigned Books and Records that are Shared Books and Records and Company shall provide Contributor with access to Excluded Books and Records that are Shared Books and Records to the extent permitted by applicable law. Each of Contributor and Company shall permit the other to make copies of or other extracts from such Shared Books and Records and, upon request, provide assistance in accessing Shared Books and Records in the other’s possession (it being understood that each of Contributor and Company shall be entitled to access and/or copy directly any Shared Books and Records owned by the other which are already accessible to such Party without notifying or asking the other Party). Without limiting the foregoing, Contributor shall deliver to Company copies, certified as true and correct, of all Laboratory Notebooks that are Excluded Books and Records, other than certain portions of the Excluded Laboratory Notebook, in accordance with Section 4.5 hereof. Contributor shall only be required to deliver to Company a copy of the portions of the Excluded Laboratory Notebook relating to CTLA-4 Variants or the 4 Program and to make available the original thereof in limited circumstances as described in Section 4.5 hereof. Subject to the requirements of Section 8.7 of the Joint Venture Agreement, each of Contributor and Company shall have (and hereby grant each other) a worldwide, fully paid, nonexclusive, perpetual, non-revocable license to use, reproduce, distribute, and make derivative works of, the Shared Books and Records solely for the Permitted Uses. “Permitted Uses” shall mean (a) with respect to Contributor, any purpose reasonably related to its operation of its business, other than the Business, and its ownership and exploitation of the Excluded Assets, and (b) with respect to Company, any purpose reasonably related to its operation of the Business and its ownership and exploitation of the Contributed Assets, in each case subject to applicable terms and conditions (including applicable obligations of confidentiality) set forth in the Transaction Agreements. For the avoidance of doubt, the provisions in this Agreement regarding the Books and Records (including the assignment, retention and/or sharing thereof) shall not affect the terms and conditions regarding (nor increase or decrease any rights with respect to, or ownership of) Patents and/or Know How (including any assignment, retention and/or license thereof) in this Agreement or the other Transaction Agreements.

2.4 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Contributor shall assign, and Company shall assume, the Assumed Liabilities. For the purposes of this Agreement, the “Assumed Liabilities” means only the following Liabilities of Contributor, and in any event shall not include any Excluded Liabilities:

(a) Any Liability arising before or after the Closing Date under the Astellas Agreement (excluding amounts payable thereunder that have accrued prior to the Closing Date), and except as provided in the Astellas Agreement Assignment and Novation, and any Liability arising after the Closing Date under any Contributor Contracts excluding in each case any Liability for Contributor’s Employees (except as provided in this Section 2.4);

(b) All Liabilities arising after the Closing Date under the Technology License Agreement;

(c) [Reserved];

(d) All Liabilities arising after the Closing Date under the Personal Property Leases;

(e) All Liabilities for providing Accrued Vacation to the Transferred Employees who commence employment with the Company;

(f) Subject to and excluding any Liabilities to be borne by Contributor as expressly provided under this Agreement or the Transaction Agreements, all Liabilities of Contributor under or in respect of any other Contributed Asset to the extent that such Liabilities are incurred after the Closing Date and are required to be performed after the Closing Date; and

(g) All employment-related Liabilities relating to the Transferred Employees arising on or after the Closing Date; provided that such employees commence employment or other service provider relationship with Company (excluding Liabilities pursuant to Contributor Benefit Plans except as provided in the Transition Services Agreement and other than Liabilities for Accrued Vacation as provided in Section 2.4(e) hereof).

2.5 Excluded Liabilities. Except for the Assumed Liabilities, Company shall not assume and shall not be deemed to have assumed or be liable or responsible for, any Liability of Contributor or any Affiliate of Contributor (collectively, the “Excluded Liabilities”).

2.6 Sales and Use Taxes. Contributor shall bear and pay any and all Transfer Taxes arising out of the transfer of the Contributed Assets to Company. To the extent permitted by applicable law, Company and Contributor shall use commercially reasonable efforts to minimize such Transfer Taxes, including, without limitation, by ensuring that the Issued Units issued to Contributor pursuant to this Agreement are the first issuance of units by the Company.

ARTICLE 3

CONSIDERATION

3.1 Issuance of Units. As consideration for Contributor’s contribution of the Contributed Assets to Company, subject to the terms of this Agreement and the Purchase Agreement, on the Closing Date, Company shall issue to Contributor the Issued Units as provided in the Purchase Agreement.

3.2 Tax-Free Contribution. Contributor and Company acknowledge and agree that the issuance of the Issued Units to Contributor pursuant to this Agreement is intended to qualify as an issuance of shares which is described in Section 721 of the Code (and any comparable provisions of applicable state or local tax laws), and Contributor and Company agree to report and treat the transactions described in this Agreement consistently therewith.

ARTICLE 4

CLOSING AND POST-CLOSING MATTERS

4.1 Time and Place of Closing. The closing of the contribution and the other transactions provided for in this Agreement shall take place remotely via exchange of closing deliverables, including executed documents, on the Closing Date or at such other place as Contributor and Company mutually agree upon, orally or in writing; provided that in any event, the Closing shall be deemed to have occurred simultaneously with the closing of the issuance and sale of the Issued Units (which consummation of such transactions at such time and place is designated as the “Closing”).

4.2 Closing Deliveries by Contributor. At the Closing, Contributor shall deliver the following items to Company, duly executed by Contributor, as applicable, all of which shall be in form and substance reasonably acceptable to Company (provided that any items in substantially the form attached as a schedule or exhibit to this Agreement shall be deemed to be reasonably acceptable to Company):

(a) General Assignment and Bill of Sale. General Assignment and Bill of Sale covering all of the applicable Contributed Assets, substantially in the form attached hereto as Exhibit 4.2(a) (the “General Assignment and Bill of Sale”);

(b) Intellectual Property Assignment. Without limiting inclusion of any applicable Intellectual Property under Section 4.2(a) hereof, any and all documents necessary to properly record and effectuate the assignment and transfer to Company of all of Contributor’s right, title and interest in and to the Contributor Registered Intellectual Property, including a patent assignment (the “Patent Assignment”) substantially in the form of Exhibit 4.2(b) hereto, for all of the Patents that are part of the Contributor Registered Intellectual Property, duly executed by Contributor;

(c) Technology License Agreement. An agreement in substantially the form of Exhibit 4.2(c) attached hereto (the “Technology License Agreement”), pursuant to which Contributor will grant to Company certain licenses (or sublicenses, as applicable) under the Licensed Intellectual Property Controlled by Contributor for purposes of conducting the 4 Program and Other Programs, all as set forth in, and on the terms and conditions set forth in, the Technology License Agreement;

(d) [Reserved]

(e) Space Sharing Agreements for Facility and Assignment of Personal Property Leases. Space sharing agreements (the “Space Sharing Agreements”) for substantially all of the Lab Facility and a portion of the Office Facility in the forms attached hereto as Exhibit 4.2(e) attached hereto and assignments of the Personal Property Leases duly executed by Contributor and the consent thereto by the lessor(s) to the extent required pursuant to the terms of such leases (in form and substance reasonably satisfactory to Company);

(f) Consents; Acknowledgements. Duly executed Consents of all Third Parties required by Contributor to consummate the Transactions, in form and substance reasonably satisfactory to Company, if any, as well as any notices and/or acknowledgements required to be provided to Third Parties in connection with the assignment of any Contributor Contracts, as listed in Schedule 4.2(f) attached hereto.

(g) Contributor Contracts. Originals or true, correct and complete copies of all Contributor Contracts;

(h) [Reserved]

(i) Books and Records. Subject to Section 4.5 hereof, the Assigned Books and Records.

4.3 Closing Deliveries by Company. At the Closing, Company shall deliver the following items to Contributor:

(a) Unit Certificate. A certificate representing the Issued Units as specified in Section 1.2(b) of the Purchase Agreement in exchange for the Contributed Assets.

(b) Acknowledgements. Duly executed notices and/or acknowledgements required to be provided to Third Parties in connection with the assignment of any Contributor Contracts, as listed in Schedule 4.2(f) attached hereto.

4.4 Closing Deliveries by Contributor and Company. At the Closing, Contributor and Company shall deliver the following items to one another, duly executed:

(a) Assignment and Assumption Agreement. Assignment and Assumption Agreement, covering all of the Assumed Liabilities (including assignment and assumption of the Contributor Contracts), substantially in the form attached hereto as Exhibit 4.4(a) (the “Assignment and Assumption”) and executed counterparts of the documents described in Sections 4.2(c) and 4.2(e) hereof.

4.5 Delivery of Contributed Assets. Subject to the terms and conditions hereof and of the Transition Services Agreement and to the extent that Contributor has the power to do so, Contributor shall, at the Closing, (i) take all steps necessary to place Company in actual possession and operating control of all Contributed Assets that are tangible assets, including original copies of the Assigned Books and Records and copies, certified as true and correct, of the Laboratory Notebooks that are Excluded Books and Records (including the portions of the Excluded Laboratory Notebook that relate to CTLA-4 Variants or the 4 Program but excluding any other portions of such Excluded Laboratory Notebook), and (ii) to deliver to Company such instruments as are necessary or desirable to document and to transfer title to all intangible Contributed Assets from Contributor to Company. To the extent that Contributor cannot grant possession of any Contributed Asset to Company as of the Closing, (A) those assets shall be held by Contributor for and on behalf of Company until such time as Company or its designee is granted possession thereof and (B) Contributor shall use its commercially reasonable efforts to deliver possession of such Contributed Asset to Company pursuant to a schedule to be agreed to by Contributor and Company or, except as otherwise agreed by the Parties, within thirty (30) days following the Closing. Each Party shall provide the other Party with reasonable access to Contributed Assets or Excluded Books and Records (including originals thereof and including originals of the Excluded Laboratory Notebook) to the extent reasonably necessary for use in connection with any actual or threatened action, suit, inquiry, investigation or proceeding involving such other Party (whether existing presently or in the future) before any arbitrator or Governmental Authority or by any Governmental Authority (provided that any originals are returned to the owning Party following such use and provided that the Parties will work in good faith to share access during any such time that the other Party is in possession of such asset(s) pursuant to this Section  4.5 to the extent necessary to permit the Party to comply with its other contractual obligations).

4.6 Novation Agreement. Upon Contributor’s request, Company shall reasonably cooperate with Contributor to execute, and to obtain the applicable counterparty’s agreement to, any Novation Agreement in a form acceptable to the Parties which is submitted by Contributor to a counterparty to any Contributor Contract.

4.7 Employment Taxes. Contributor and the Company shall, if administratively feasible, use best reasonable efforts to, with respect to Transferred Employees who are employed by the Company for the tax year in which the Closing Date occurs, (i) treat the Company as a “successor employer” and Contributor as a “predecessor employer” for purposes of Sections 3121(a)(1) and 3306(b)(1) of the Code, and (ii) adopt the “alternative procedure” for preparing and filing IRS Forms W-2 (Wage and Tax Statements) as described in IRS Revenue Procedure 2004-53, 2004-2 C.B. 320 (2004).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR

Except as set forth in the corresponding sections of the disclosure schedule of Contributor delivered to Company concurrently with the execution and delivery of this Agreement (the “Contributor Disclosure Schedule”) or as disclosed in the reports, schedules, forms, statements and other documents filed by Contributor with the SEC (and with respect to such reports, schedules, forms, statements and other documents filed prior to January 1, 2009 such items shall be and specifically cross referenced in the Contributor Disclosure Schedule), Contributor hereby represents and warrants to the Company that, as of the date hereof:

5.1 Incorporation by Reference. Subject to Section 9.7 of the Joint Venture Agreement, all representations and warranties of Contributor set forth in Section 4.1 of the Joint Venture Agreement are hereby incorporated by reference as if fully set forth herein, as qualified by the Maxygen JVA Schedule.

5.2 [Reserved]

5.3 Transactions with Affiliates. Except as set forth in the financial statements of Contributor included in Contributor’s Annual Report on Form 10-K for the period ended December 31, 2008, filed with the SEC on March 12, 2009, as amended on April 28, 2009 (the “Financial Statements”), no Affiliate of Contributor (a) has any direct or indirect interest in any asset (including the Contributed Assets), property or other right that are used (or have been used) in the conduct of or otherwise related to the Business; (b) has any claim or right against Contributor, and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Affiliate against the Business and/or the Contributed Assets; (c) is a party to any Contributor Contract or has had any direct or indirect interest in, any Contributor Contract, transaction or business dealing with Contributor that pertains to the Business; or (d) received from or furnished to Contributor any goods or services (with or without consideration) since December 31, 2008 in respect of the Business.

5.4 Absence of Changes. Except as otherwise expressly contemplated by the Transaction Agreements, since December 31, 2008, (i) Contributor has conducted the Business in the ordinary course of business; (ii) no event or circumstance has occurred that would reasonably be expected to result in a Material Adverse Effect with respect to Contributor; and (iii) Contributor has not taken any action that would constitute a breach of Sections 5.1 and 5.2 of the Joint Venture Agreement such as would reasonably be expected to result in a Material Adverse Effect with respect to Contributor if such action or omission were taken between the date of the Joint Venture Agreement and the Closing Date (provided that for the purposes of this clause (iii), all references to “material,” “materially,” “Material Adverse Effect” and words of like import shall be deemed to be deleted in Sections 5.1 and 5.2 of the Joint Venture Agreement for this purpose).

5.5 Undisclosed Liabilities. Contributor has no Liability relating to the Business or the Contributed Assets (the “Contributor Liabilities”) other than (i) Contributor Liabilities reflected on the Financial Statements, (ii) Contributor Liabilities not required to be reflected on Contributor’s financial statements under GAAP, (iii) Contributor Liabilities that have arisen after December 31, 2008 in the ordinary course of business or (iv) Contributor Liabilities arising under the Transaction Agreements.

5.6 Tax Matters.

(a) To the extent that failure to do so would adversely impact the Business or the Company Business, the Contributed Assets or Contributor’s ownership of the Contributed Assets, Contributor (i) has timely paid all Taxes it is required to pay and (ii) has timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to any and all Taxes concerning or attributable to the Contributed Assets and such Tax Returns are true and correct and completed in accordance with applicable law.

(b) Contributor has, in all material respects, timely paid or withheld with respect to the Transferred Employees (and timely paid over any withheld amounts to the appropriate Tax Authority) all federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld or paid.

(c) Contributor does not have Knowledge of any basis for the assertion of any claim for any material liabilities for unpaid Taxes for which Company would become liable as a result of the transactions contemplated by this Agreement or that would result in any Encumbrance on any of the Contributed Assets.

(d) There are no Encumbrances with respect to any Taxes upon any of the Contributed Assets, other than with respect to Taxes not yet due and payable.

(e) To the extent applicable to the Business, the Contributed Assets or Company’s ownership of the Contributed Assets, Contributor has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Contributor, nor has Contributor executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any Tax.

(f) To the extent applicable to the Business, the Contributed Assets or Company’s ownership of the Contributed Assets, (i) no audit or other examination of any Tax Return of Contributor is presently in progress, nor has Contributor been notified of any request for such an audit or other examination; (ii) no adjustment relating to any Tax Return filed by Contributor has been proposed formally or, to the Knowledge of Contributor, informally by any tax authority to Contributor or any representative thereof; and (iii) no claim has ever been made by an authority in a jurisdiction where Contributor does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) None of the Contributed Assets is “tax exempt use property” within the meaning of Section 168(h) of the Code.

5.7 Intellectual Property.

(a) Section 5.7(a) of the Contributor Disclosure Schedule lists all Registered Intellectual Property Rights within the Contributor Intellectual Property owned by, filed in the name of, or applied for, by Contributor (the “Contributor Registered Intellectual Property Rights”) and, to the Constructive Knowledge of Contributor, lists any proceedings or actions (other than ordinary prosecution activities related to pending patent applications listed in Section 5.7(a) of the Contributor Disclosure Schedule) pending before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of Contributor Registered Intellectual Property Rights, which, for the avoidance of doubt, excludes any proceedings or actions where such Contributor Registered Intellectual Property is cited or mentioned but is not otherwise the subject of the proceeding or action.

(b) With respect to the Patents directed to the proteins or polypeptides listed in Section 5.7(b)(1) of the Contributor Disclosure Schedule, or variants of the foregoing, to nucleotides encoding the foregoing, and to methods of use of the foregoing, all necessary registration, maintenance and renewal fees in connection with each such Patent within the Contributor Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Patent within the Contributor Registered Intellectual Property Rights have been filed with the relevant patent authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Patent within the Contributor Registered Intellectual Property Rights. With respect to other Patents (i.e., Patents directed to matters other than the proteins or polypeptides listed in Section 5.7(b)(1) of the Contributor Disclosure Schedule, or

variants of the foregoing, to nucleotides encoding the foregoing, and to methods of use of the foregoing), all necessary registration, maintenance and renewal fees in connection with each such Patent within the Contributor Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Patent within the Contributor Registered Intellectual Property Rights have been filed with the relevant patent authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Patent within the Contributor Registered Intellectual Property Rights, except with respect to (i) the Patents designated as having being abandoned or inactive on Section 5.7(a) of the Contributor Disclosure Schedule, and (ii) those Patents (if any) listed on Section 5.7(b)(2) of the Contributor Disclosure Schedule which Contributor elects to abandon between the date of execution of this Agreement and the Closing Date. To the Constructive Knowledge of Contributor, there are no actions that must be taken on or before December 31, 2009, including the payments of any registration, maintenance or renewal fees, or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Patent within the Contributor Registered Intellectual Property Rights. Contributor has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in all Patents within the Contributor Registered Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to Contributor. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Contributor has recorded each such assignment with the PTO and, to the Constructive Knowledge of Contributor, with the relevant Governmental Authority outside of the United States, as the case may be. Contributor has not claimed a particular status, including, “Small Business Status,” in the application for any Patent within the Contributor Intellectual Property, which claim of status was at the time made, or which has since become, inaccurate or false.

(c) Contributor has no Constructive Knowledge of any acts or omissions of Contributor that would (i) constitute inequitable conduct, fraud or misrepresentation with respect to any Patent application included within Contributor Registered Intellectual Property, or (ii) render any Patent within the Contributor Registered Intellectual Property invalid or unenforceable in whole or in part. Contributor has not received written notice that any Patent within the Contributor Registered Intellectual Property is invalid or unenforceable in whole or part. No Patent within the Contributor Registered Intellectual Property has been adjudged invalid or unenforceable in whole or part.

(d) Each Patent of Contributor Registered Intellectual Property is free and clear of any Encumbrances. Contributor is the exclusive owner of each Patent listed on Section 5.7(a) of the Contributor Disclosure Schedule and of the Materials listed on Schedules 2.1(a) and 2.1(b)(2) attached hereto, and all such Patents and Materials may be assigned to Company as provided hereunder without Encumbrances.

(e) No biological or other material that are used (or have been used) in or are in possession of Contributor and necessary for the conduct of Contributor’s Business as currently conducted, or as contemplated to be conducted by Contributor, is subject to any material transfer agreement or other agreement restricting, limiting or prohibiting the use, transfer, disclosure or commercial exploitation of such biological or other materials, or of any progeny, derivatives, modifications or improvements thereof (in each case in the manner that Contributor used or intended to use such material in the Business), that would prevent the transfer of such material to Company as contemplated hereunder or prohibit the use of such material by or for Company in the conduct of the Programs as currently conducted by Contributor, or as contemplated to be conducted by Contributor.

(f) All Contributor Intellectual Property to be contributed or assigned to Company (including licenses or sublicenses of Intellectual Property from Third Parties which are Contributor Contracts to be assigned to Company) pursuant to this Agreement, and the license to the Licensed Intellectual Property to be licensed or sublicensed to Company pursuant to the Technology License Agreement, will be fully transferable, alienable or licensable or sublicensable by Company to exploit, use and otherwise practice within the Field without restriction, limitation or other Encumbrance, in each case other than Permitted Encumbrances, and without payment of any kind to any Third Party except as provided under the Technology License Agreement, the Astellas Agreement, the Transaction Agreements or any Contributor Contract assigned to

Company. Contributor has the full right to grant to Company the licenses (or sublicenses, as applicable) under the Licensed Intellectual Property Controlled by Contributor for the purpose of conducting the 4 Program and Other Programs, all as set forth in, and on the terms and conditions set forth in, the Technology License Agreement.

(g) To the extent that any Contributor Intellectual Property or any Licensed Intellectual Property has been developed or created by a Third Party for or on behalf of Contributor, Contributor has a written agreement with such Third Party with respect thereto and Contributor thereby either (i) has obtained ownership of or (ii) has obtained a license to, in each case sufficient for the conduct of the Business as conducted by Contributor as of or prior to the Closing Date and the Company Business as reasonably anticipated by Contributor to be conducted by Company, to all such Third Party’s Intellectual Property by operation of law, by valid license or by valid assignment.

(h) All existing employees and consultants of Contributor have entered into a valid and binding written agreement with Contributor sufficient to vest title in Contributor of all Contributor Intellectual Property created by such employee or consultant in the scope of his or her services or employment for Contributor. All former employees and consultants of Contributor have entered in a valid and binding written agreement with Contributor sufficient to vest title in Contributor of all Contributor Intellectual Property used in the conduct of (i) the 4 Program and (ii) the Other Programs with respect to the proteins or polypeptides identified in Section 5.7(h) of the Contributor Disclosure Schedule, in each case, created by such employee or consultant in the scope of his or her services or employment for Contributor.

(i) Contributor has taken reasonable steps to protect Contributor’s rights in Trade Secrets of Contributor that is material to Contributor’s conduct of the Business. Without limiting the foregoing, Contributor has, and reasonably enforces, a policy requiring each employee, consultant and contractor to execute a proprietary information, confidentiality and assignment agreement, substantially in the form(s) attached hereto as Section 5.7(i) of the Contributor Disclosure Schedule, and all current and former employees, consultants and contractors of Contributor that generated, or had access to, Trade Secrets of Contributor in connection with the conduct of (i) the 4 Program and (ii) the Other Programs with respect to the proteins or polypeptides identified in Section 5.7(i) of the Contributor Disclosure Schedule, have executed such an agreement.

(j) Except as may be expressly provided under the Contributor Contracts, no Person who has licensed Patents within the Contributor Intellectual Property to Contributor, or who developed or created materials or data (excluding, however, any commercially- or publicly-available materials) for Contributor in connection with the Programs has ownership rights or license rights to improvements made by Contributor in such Intellectual Property.

(k) Other than inbound “shrink-wrap” and similar publicly available commercial binary code end-user licenses and terms and conditions governing the order or supply of commercially- or publicly-available materials, the contracts, licenses and agreements listed in Section 5.7(k) of the Contributor Disclosure Schedule lists all Contracts to which Contributor is a party or third party beneficiary pursuant to which Contributor has (i) obtained, received or is granted licenses, options, rights of first refusal, covenants not to enforce or other rights (excluding in-licenses with no applicability within the Field), (ii) provided or granted any licenses, options, rights of first refusal, covenants not to enforce or other rights, or (iii) transferred or assigned ownership of, joint or sole, in each case with respect to any Contributor Intellectual Property or any Licensed Intellectual Property. Contributor is not in material breach of, nor has Contributor materially failed to perform under, any of the foregoing contracts, licenses or agreements which are Contributor Contracts or under which Contributor is granted any license or other rights under Licensed Intellectual Property to be licensed to Company under the Technology License Agreement and, to Contributor’s Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(l) To the Knowledge of Contributor, there are no Contracts between Contributor and any other person with respect to Contributor Intellectual Property under which there is any currently-pending dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Contributor thereunder. To the Knowledge of Contributor, there are no Contracts between Contributor and any other person with respect to Licensed Intellectual Property under which there is any currently-pending dispute regarding the rights of the parties thereto within the Field under such agreement or with respect to any breach by Contributor under such agreement.

(m) To Contributor’s Knowledge, no Person is infringing or misappropriating any Contributor Registered Intellectual Property that is owned by Contributor within the Field.

(n) No Contributor Intellectual Property owned by Contributor and, to the Knowledge of Contributor, no Contributor Intellectual Property that is licensed to Contributor by any Third Party, is subject to any action or Proceeding (excluding, however, any Patent prosecution proceedings) or outstanding decree, order, judgment or settlement agreement or stipulation that (i) restricts in any manner the use, transfer or licensing thereof by Contributor (ii) concerns the infringement or misappropriation thereof, or (iii) may affect the validity, use or enforceability of the Contributor Intellectual Property or the ownership of or license to such Contributor Intellectual Property. Contributor has not received any notice regarding any of the foregoing actions or Proceedings or threats thereof. To the Knowledge of Contributor, there is no material basis for any such action or Proceeding or any decree, order, or judgment related to any Contributor Intellectual Property. To the Knowledge of Contributor, there are no Third Parties infringing or misappropriating Enabling Technology as of or prior to the Closing Date relating to Shuffling on a protein or polypeptide identified in Section 5.7(n) of the Contributor Disclosure Schedule.

(o) The Contributor Intellectual Property to be contributed or assigned to Company pursuant to this Agreement or the Transaction Agreements can be contributed or assigned as provided for hereunder or thereunder and the Licensed Intellectual Property to be licensed or sublicensed to Company pursuant to the Technology License Agreement can be licensed or sublicensed in accordance with the Technology License Agreement, and such Contributor Intellectual Property and Licensed Intellectual Property constitute all the Technology and Intellectual Property used by Contributor in and/or, to the extent owned by or (sub)licensed to Contributor, necessary to the conduct of the Business as previously conducted over the past three (3) years by Contributor or the Company Business as reasonably anticipated by Contributor to be conducted by Company following the Closing Date, or which resulted from or was generated under the Programs as of or prior to the Closing Date. To the Contributor’s Knowledge, the conduct of the Business or the Company Business as reasonably anticipated by Contributor with respect to the practice of the Enabling Technology, the conduct of the 4 Program, and the proteins or polypeptides listed in Section 5.7(o) of the Contributor Disclosure Schedule, or variants of the foregoing, nucleotides encoding the foregoing, and methods of use of the foregoing does not infringe the Patents of a Third Party that are not licensed to Company under the Technology License Agreement or a Contributor Contract; provided, however, that Contributor makes no representation or warranty pursuant to this sentence with respect to Patents disclosed by Contributor within the three (3) month period prior to the date of this Agreement. Contributor has not received written notice or written claim of infringement from any Third Party alleging that the conduct of the Programs and the operation of the Business as currently conducted by Contributor infringe or misappropriate any Intellectual Property of any Person or violate any right of any Person (including any right to privacy or publicity). Without limiting the foregoing, all Intellectual Property licensed and sublicensed by Contributor to Astellas under the Astellas Agreement immediately prior to the Closing shall remain licensed and sublicensed by Company to Astellas after the Closing to the full extent provided for in the Astellas Agreement prior to Closing, without any diminishment, restriction or limitation of such license and sublicense. Furthermore, all Intellectual Property used by Contributor in the performance of the Astellas Agreement as of or prior to the Closing Date shall be available to the Company after the Closing Date to at least the same extent as available to Contributor as of the Closing Date for purposes of such performance; the Company’s ability to perform its obligations under the Astellas Agreement immediately after the Closing Date shall not be diminished, restricted or limited as compared to Contributor’s ability to perform its obligations under the Astellas Agreement immediately prior to the Closing Date owing to lack of contribution, assignment, license or sublicense by Contributor to Company of Intellectual Property under which Contributor had the right to practice as of or prior to the Closing Date; and the assignment of the Astellas Agreement from

Contributor to the Company pursuant to this Agreement shall not result in any increase in the obligations or liabilities of Astellas under the Astellas Agreement.

(p) Except as expressly provided under any one or more of the Contributor Contracts, there are no royalties, fees, honoraria or other payments payable by Contributor to any Person by reason of the ownership, development, use, license, sale or disposition of the Contributor Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

5.8 Insurance. Section 5.8 of the Contributor Disclosure Schedule sets forth an accurate and complete list of all material insurance policies, self-insurance arrangements and indemnity bonds, currently in effect, that insure the Business and/or the Contributed Assets (collectively, the “Insurance Policies”). Each of the Insurance Policies is legal, valid, binding, and enforceable in accordance with its terms and is in full force and effect and is being assigned hereunder as part of the Contributed Assets and Assumed Liabilities. Contributor is not in breach of any Insurance Policy, and, to the Knowledge of Contributor, no event has occurred which, with notice or the lapse of time, would constitute such a breach, or permit termination, modification, or acceleration, of any of the Insurance Policies. Contributor has not received any written notice of cancellation or non-renewal of any of the Insurance Policies. The consummation of the Transactions will not cause a breach or termination, modification or acceleration of any of the Insurance Policies. There is no claim under any of the Insurance Policies that has been improperly filed or as to which any insurer has questioned, disputed or denied liability. Contributor has not received any notice of, nor does Contributor have any Knowledge of any facts that might result in, a material increase in the premium for any of the Insurance Policies.

5.9 Title; All Material Assets; Condition of Assets.

(a) Contributor has, or will have as of the Closing, good and valid title to all of the Contributed Assets free and clear of any Encumbrances except for (i) Encumbrances disclosed on Section 5.9(a) of the Contributor Disclosure Schedule which will be removed and released at or prior to the Closing and (ii) the Permitted Encumbrances. None of the Permitted Encumbrances could reasonably be expected to materially impair the continued use and operation of the Contributed Assets to which it relates as such Contributed Asset is used (or has been used) and operated in the conduct of the Business as of or prior to the Closing Date or the Company Business as reasonably contemplated by Contributor to be conducted by Company after the Closing Date. Contributor has, or will have as of the Closing, full right and power to contribute, convey, assign, transfer and deliver to Company good and valid title to all of the Contributed Assets, free and clear of any and all Encumbrances other than the Permitted Encumbrances. The Contributed Assets are not subject to any preemptive right, right of first refusal, or other similar right or restriction pursuant to any Contract to which the Contributor is a party and any other Contract or other source of which Contributor has knowledge that would adversely affect Company’s rights in the Contributed Assets in any material respect.

(b) The contribution, transfer and assignment of the Contributed Assets as contemplated by this Agreement, together with the licenses and sublicenses granted to Company pursuant to the Technology License Agreement, will give Company possession of or license to, and the right to use, all the assets used by Contributor that are material for conducting the Business as presently conducted, in each case within the Field and except as otherwise provided in the Technology License Agreement or any Contributor Contract assigned to Company; provided, however, that the foregoing clause of this Section 5.9(b) shall not be construed as a representation or warranty of sufficiency of the Contributor Intellectual Property, nor of non-infringement of the intellectual property rights of any Third Party. Upon Closing, Company will acquire exclusive, good and marketable title or license to or a valid leasehold interest in (as the case may be) the Contributed Assets and no restrictions will exist on Contributor’s right to resell, license or sublicense any of the Contributed Assets or Assumed Liabilities or engage in the Company Business, except Permitted Encumbrances. Except for the Contributed Assets and the Licensed Intellectual Property, there are no other assets, properties or rights owned by or licensed to Contributor, including Intellectual Property Rights owned by or licensed to Contributor, that are used (or have been used) by Contributor or its Affiliates and that are material to conduct the Business as of or prior to the Closing Date and material to continued

conduct of the Company Business by Company in the manner in which Contributor currently conducts the Business.

(c) The Contributed Assets as a whole (other than Contributor Intellectual Property), to the extent applicable to the Business, (i) are in good operating condition and repair, ordinary wear and tear excepted; (ii) are suitable and adequate for continued use in the ordinary course of business; and (iii) conform to all Legal Requirements applicable to Contributor’s use thereof prior to the Closing Date.

5.10 Real Property Leases.

(a) Contributor does not currently own any real property. Contributor is in lawful possession of the premises covered by the Real Property Lease. Contributor has made available to Company accurate, correct and complete copies of the Real Property Lease (including all amendments, supplements, modifications and written waivers relating thereto) and copies of existing title insurance policies, title reports and real property surveys in Contributor’s possession, if any, for the real property subject to the Real Property Lease. The Real Property Lease is in full force and effect and is valid and effective in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought, and, to Contributor’s Knowledge, Contributor is not in default thereunder in any respect or as would permit the termination or cancellation of the Real Property Lease. No representation is made in this Section 5.10 with respect to any Intellectual Property.

(b) To Contributor’s Knowledge, there does not exist any actual, threatened or contemplated condemnation or eminent domain proceedings that may materially affect the Leased Real Property.

(c) Except with respect to activities of the Business performed at facilities of Third Party consultants, contractors or licensees of Contributor which are under Contributed Contracts, the Business is conducted only at the Leased Real Property and the Lab Facility and the Office Facility are the only facilities necessary to enable Company to conduct the Company Business in substantially the same manner in which the Business is currently being conducted.

5.11 Employees and Consultants.

(a) [Reserved.]

(b) Except for Contracts listed on Section 5.11(b) of the Contributor Disclosure Schedule or as required by applicable Legal Requirements, no Employee of Contributor has been granted the right to continued employment by Contributor. Contributor has no Knowledge that any Offeree intends to terminate his or her employment or other service-provider relationship with Contributor, nor, as of the date hereof, does Contributor have a present intention to terminate the employment or other service-provider relationship of any such Offeree.

(c) Employee and Contractor Lists. Section 5.11(c) of the Contributor Disclosure Schedule sets forth an accurate, correct and complete list of all:

(i) Employees, which provides their present title or position, present annual base compensation, present bonus and commission eligibility, accrued but unused vacation and other paid leave, and years of service with Contributor as of the date hereof,

(ii) individuals who are currently performing services for Contributor related to the Business who are classified as “consultants” or “independent contractors.”

(d) No Employee is eligible for payments in connection with the Transactions that would constitute “parachute payments” under Section 280G of the Code.

(e) Compliance with Legal Requirements. Contributor has complied with all Legal Requirements in all material respects related to the employment of the Employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.

(f) Unions. Contributor is not a party to any collective bargaining agreement with respect to the Employees, and none of the Employees are represented by any labor union or other similar labor-relations entity or organization. There is no labor union organizing or election activity pending or, to the Knowledge of Contributor, threatened with respect to the Employees. To the Knowledge of Contributor, Contributor has not suffered or sustained any work stoppage in connection with any labor union or other similar labor-relations entity or organization, and no such work stoppage is threatened.

5.12 Contributor Benefit Plans.

(a) Section 5.12(a) of the Contributor Disclosure Schedule sets forth an accurate, correct and complete list of each of the Contributor Benefit Plans. With respect to each Contributor Benefit Plan, Contributor has provided or made available to Astellas true, current, complete and correct copies, to the extent applicable, of (i) each Contributor Benefit Plan (or, in the case of any unwritten Contributor Benefit Plan, an accurate description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each such Contributor Benefit Plan (if any such report was required), (iii) each trust agreement and group annuity contract relating to each such applicable Contributor Benefit Plan, (iv) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any and (v) with respect to each such applicable Contributor Benefit Plan, the most recent financial statements (if any) that are required to be prepared pursuant to applicable Legal Requirements.

(b) Contributor has maintained, administered and funded each Contributor Benefit Plan, in accordance with its terms and all applicable laws. Neither Contributor nor any Member of the Controlled Group maintains or contributes to, or has ever had an obligation to maintain or contribute to, any Defined Benefit Plan or Multiemployer Plan. Nothing contained in any of the Contributor Benefit Plans, other than any Contributor Benefit Plan in which Company agrees to participate, will obligate Company to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any employee benefit plans from and after the Closing.

(c) All Contributor Benefit Plans intended to be tax-qualified for United States Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Contributor Benefit Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of Contributor, has revocation been threatened, nor has any such Contributor Benefit Plans been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification.

(d) With respect to each Contributor Benefit Plan: (i) Contributor is not subject to any liability under Sections 4975 through 4980B of the Code or Title I of ERISA, (ii) Contributor has complied with all applicable health care continuation requirements in Section 4980B of the Code and in Part 6 of Title I of ERISA, and (iii) no “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Contributor Benefit Plan with respect to which Company would or could reasonably be expected to be subject to any Liability.

(e) No material Contributor Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Contributor or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (i) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (ii) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).

(f) No material action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of Contributor, has been threatened in writing against or with respect to any Contributor Benefit Plan or the assets or any fiduciary thereof (in that person’s capacity as a fiduciary of such Contributor Benefit Plan). There are no audits, inquiries or proceedings pending or, to the Knowledge of Contributor, threatened in writing by the Internal Revenue Service, the Department of Labor, or other Governmental Authority with respect to any Contributor Benefit Plan.

(g) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement or other Transaction Agreements (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any Offeree to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Contributor Benefit Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) affecting any Offeree under or with respect to any Contributor Benefit Plan, or (iii) trigger any obligation to fund any Contributor Benefit Plan.

(h) No Offeree is reasonably expected to incur additional tax under Section 409A(a)(1)(B) of the Code as a result of participation in any Contributor Benefit Plan. Contributor is not a party to, or otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) of the Code with respect to Offerees.

5.13 Material Contracts.

(a) Section 5.13 of the Contributor Disclosure Schedule provides a true and complete list of each Contract in one or more of the following categories, to which Contributor is party and which relate primarily to (x) the operation of the Business, or (y) any of the Contributed Assets (collectively, the “Material Contracts”):

(i) All Real Property Leases, Personal Property Leases, Insurance Policies, Contracts required to be listed on Section 5.7(k) of the Contributor Disclosure Schedule and Governmental Approvals;

(ii) Any Contract for capital expenditures or for the purchase of goods or services such as would require Company to make payment(s) in excess of $100,000 with respect to any twelve (12) month period following the Closing (excluding any Contributor Benefit Plan or other employment-related Contracts);

(iii) [Reserved];

(iv) Any Contract involving financing or borrowing of money, or evidencing indebtedness for borrowed money, any obligation for the deferred purchase price of property or guaranteeing in any way any Contract in connection with any Person, in each case such as would require Company to make payment(s) in excess of $100,000 with respect to any twelve (12) month period following the Closing (excluding normal trade payables);

(v) Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits (except for the Transaction Agreements and the Astellas Agreement);

(vi) Any material Contract with any Governmental Authority;

(vii) Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(viii) Any Contract relating to any license or royalty arrangement that provides for noncontingent annual payments by Contributor in excess of $100,000, except any such noncontingent payment(s) such as would not exceed $100,000 with respect to any twelve (12) month period following the Closing;

(ix) Any power of attorney, proxy or similar instrument;

(x) Any Contract with any Affiliate of Contributor (other than any Contributor Benefit Plan or other employment-related Contracts);

(xi) Any Contract for the manufacture, service or maintenance of any product of the Business including CROs, research agreements and finding agreements;

(xii) Any Contract for the purchase or sale of any amount of assets other than in the ordinary course of business or for the option or preferential rights to purchase or sell any material amount of assets other than in the ordinary course of business;

(xiii) Any Contract to indemnify any Person or to share in or contribute to the liability of any Person other than standard non-material form indemnity agreements that have been entered into in the ordinary course of business;

(xiv) Any Contract containing covenants not to compete which materially restrict the Contributor from competing in any line of business or with any Person in any geographical area;

(xv) Any Contract related to the acquisition of a business or the equity of any other Entity to the extent that it relates to the Business;

(xvi) Any other Contract (other than any Contributor Benefit Plan or other employment-related Contracts) (A) such as would require Company to make payment(s) in excess of $100,000 with respect to any twelve (12) month period following the Closing; and (B) is not terminable without payment or penalty on thirty (30) days (or less) notice.

(xvii) Any other Contract (other than any Contributor Benefit Plan or other employment-related Contracts) that involves future payments, performance of services or delivery of goods or materials to or by Contributor such as would require the Company to make payment(s) in excess of $100,000 with respect to any twelve (12) month period following the Closing;

(xviii) Any Contract related to tools, machinery, equipment and personal property with ongoing performance obligations that is not already identified under clauses (ii), (xvi) or (xvii) and exceeds the dollar thresholds set forth therein;

(xix) Any Contact within or needed in the ordinary course of the Business not already identified in clauses (i) through (xviii) which would require Company to make non-contingent payment(s) in excess of $100,000 with respect to any twelve (12) month period following the Closing (other than any Contributor Benefit Plan or any other employment-related Contracts); and

(xx) Any proposed arrangement of a type that, if entered into, would be a Contract described in any of (i) through (xviii) above.

(b) Contributor has made available to Company accurate, correct and complete copies of all Material Contracts (or written summaries of the material terms thereof, if not in writing), including all material amendments, supplements, modifications and waivers thereof. All Material Contracts are in writing.

(c) Each Contributor Contract is currently valid and in full force and effect, and, is enforceable by Contributor in accordance with its terms, except (i) as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting the rights of creditors generally and general equitable principles (whether considered in a proceeding in equity or at law), and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of a court of competent jurisdiction before which any proceeding may be brought.

(d) Contributor is not in material default, and no party has provided written notice to Contributor that it is in material default, under any Contributor Contract. No event has occurred that might (with or without notice or lapse of time) (i) result in any material violation or breach, by Contributor, of any of the provisions of any Contributor Contract; (ii) give any Person other than Contributor the right to declare a default or exercise any remedy under any Contributor Contract; (iii) give any Person the right to accelerate the maturity or performance of any Contributor Contract or to cancel, terminate or modify any Contributor Contract; or (iv) otherwise have a Material Adverse Effect on Contributor in connection with any Contributor Contract. Contributor has not waived any material rights which relate to the Business or Contributed Assets of the agreements described in Section 5.13(a)(i) through 5.13(a)(xx) hereof.

(e) To the Knowledge of Contributor, each Person against which Contributor has or may acquire any rights under any Contributor Contract is (i) not in material breach of, and has not threatened in writing to be in breach of, the Contributor Contract to which such Person is a party; (ii) solvent; and (iii) able to satisfy such Person’s material obligations and Liabilities to Contributor.

(f) The performance of the Contributor Contracts will not result in any violation of or failure by Contributor to comply with any Legal Requirement.

5.14 Restrictions on Business Activities. There is no agreement (not to compete or otherwise), commitment, judgment, injunction, order or decree to which Contributor is a party or, to Contributor’s Knowledge, which is otherwise binding upon Contributor which has the effect of prohibiting or restricting any Company’s use or exploitation of any Contributed Asset in the manner in which it is currently used or exploited (or has been used or exploited in the past), except as would not have a Material Adverse Effect on the Company. Without limiting the foregoing, Contributor has not entered into any agreement under which Contributor is restricted from selling, licensing or otherwise distributing any of its products for use in the Field to or providing services in the Field to, customers or any class of customers, in any geographic area, or in any segment of the market within the Field in connection with the Business or the Contributed Assets.

5.15 Compliance with Laws; Governmental Approvals.

(a) Contributor is now, and during the past five years has been, in full compliance with each Legal Requirement applicable to the Business or the Contributed Assets, and, to the Knowledge of Contributor, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) constitute, or result directly or indirectly in, a default under, a breach or violation of, or a failure comply with, any such Legal Requirement; except for any such non-compliance, failure, breach or violation which would not have a Material Adverse Effect on the Company. Contributor has not received any written notice from any Third Party regarding any actual, alleged or potential material violation of any such Legal Requirement applicable to the Business or the Contributed Assets except for any of the foregoing which would not have a Material Adverse Effect on the Company.

(b) Contributor has all Governmental Approvals that are necessary in connection with Contributor’s occupation and use of the Facility, the ownership and use of the Business or the Contributed Assets (collectively, the “Business Governmental Approvals”). Contributor has made all filings with, and given all notifications to, all Government Authorities with respect to the business as required by all applicable Legal Requirements except to the extent that the failure to make any such filings would not have a Material Adverse Effect on the Company. Each Business Governmental Approval is valid and in full force and effect, and there is not pending or, to the Knowledge of Contributor, threatened any Proceeding which could result in the suspension, termination, revocation, cancellation, limitation or impairment of any Business Governmental Approval. No material violations have been recorded in respect of any Business Governmental Approvals, and to the Knowledge of the Contributor, there are no meritorious basis therefor. No fines or penalties are due and payable in respect of any Business Governmental Approval or any violation thereof.

(c) Contributor has made available to Company accurate and complete copies of all of the Business Governmental Approvals, including all renewals thereof and all amendments thereto.

5.16 Proceedings and Orders.

(a) As of the date hereof, there is no material Proceeding pending or, to the Knowledge of Contributor, threatened in writing against or affecting the Business or the Contributed Assets or Contributor’s rights relating thereto. To Contributor’s Knowledge, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Contributor has made available to Company true, accurate and complete copies of all material pleadings, material correspondence with Third Parties and other material, non-privileged documents relating to any such Proceeding that are either (i) in its possession or (ii) reasonably accessible to it and of which it is has Knowledge. No insurance company has asserted in writing that any such Proceeding is not covered by the applicable policy of Contributor related thereto.

(b) As of the date hereof, neither Contributor, the Employees (in their capacities as employees or representatives of Contributor) nor any of the Contributed Assets or the Business, nor Contributor’s rights relating to any of the foregoing, is subject to any material Order.

5.17 Litigation. There is no Proceeding with respect to Contributor relating to the Business or the Contributed Assets (including any Proceeding involving the prior employment of any of Contributor’s employees relating to the Business or the Contributed Assets, their services provided in connection with such Business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers) pending or to Contributor’s Knowledge, currently threatened (i) against Contributor or any officer, director or Employee of Contributor (in their capacities as such); or (ii) that questions the validity of the Transaction Agreements or the right of Contributor to enter into any of them, or to consummate the Transactions except those which would not have a Material Adverse Effect. Neither Contributor nor, to Contributor’s Knowledge, any of its officers, directors or Employees (in their capacities as such) is a party or is named as subject to the provisions of any order, writ, injunction, judgment, or decree of any court or government agency or instrumentality (in the case of officers, directors or Employees, such as would materially affect Contributor) relating to the Business or the Contributed Assets. There is no Proceeding with respect to Contributor by Contributor pending or which Contributor intends to initiate relating to the Business or the Contributed Assets except those which would not have a Material Adverse Effect.

5.18 Environmental Matters.

(a) To Contributor’s Knowledge, the Business has been and is being conducted, and the Leased Real Property and the PP&E have been and are being operated, in compliance in all material respects with all Environmental Laws. The Contributor has not received, nor has Knowledge of the issuance of, any written notice of violation alleging any material non-compliance by Contributor, the Leased Real Property or the PP&E with any Environmental Law.

(b) The Contributor has obtained and currently maintains all Environmental Permits necessary for the conduct of the Business as presently conducted. To Contributor’s Knowledge, the Business has been and is being conducted, and the Leased Real Property and the PP&E have been and are being operated, in compliance in all material respects with all such Environmental Permits, and all such Environmental Permits remain in full force and effect. Contributor has not received any written notice that the Business lacks any such Environmental Permit and, to Contributor’s Knowledge, no such notice is threatened.

(c) There is no pending Environmental Claim arising out of the Business or the Contributor’s occupation, use or operation of the Leased Real Property or the PP&E, and, to Contributor’s Knowledge, no such Environmental Claim is threatened, including any Environmental Claims with respect to third party disposal sites.

(d) To Contributor’s Knowledge, there have been no past and are no present activities or practices of Contributor in violation of Environmental Law, including a Release of a Regulated Substance into or onto the Leased Real Property or any Third Party disposal sites which requires or is reasonably anticipated to require Remedial Action by the Contributor, or which would result in material liability to Contributor.

(e) Contributor has not operated any (i) underground storage tanks or surface tanks, dikes or impoundments, or (ii) equipment containing polychlorinated biphenyls on the Leased Real Property.

(f) Other than any Real Property Leases, Governmental Approvals, Environmental Permits, or contracts with third parties for emergency response to, and the collection, transportation and disposal of Regulated Substances, which have been made available to Company, there are no Contributor Contracts relating to the Business or Contributed Assets which would require the Contributor to indemnify, reimburse, defend, hold harmless or release any Third Party from any liability or obligation under or pursuant to any Environmental Law or relating to any Remedial Action.

(g) The Contributor has made available to Company all material written environmental assessments, audits, and environmental surveys, investigations or soil or groundwater sampling reports prepared by Contributor or for Contributor and provided to Contributor by Third Parties, relating to the Environment at the Facility or any Release or presence of or exposure to any Regulated Substances at the Facility in violation of Environmental Law or in a manner which would reasonably be expected to result in liability to Contributor.

(h) The Parties agree that the only representations and warranties that relate to environmental matters, including Environmental Laws, Regulated Substances, Environmental Permits, and Environmental Claims are contained within Section 5.18 hereof.

5.19 Bulk Sales. There are no “bulk sales” Legal Requirements applicable to the contribution of the Contributed Assets pursuant to this Agreement.

5.20 No Other Agreement. Other than for sales of assets in the ordinary course of business, neither Contributor, nor any of its Representatives, has entered into any Contract with respect to the sale or other disposition of the Contributed Assets except as set forth in this Agreement.

5.21 Power of Attorney. There are no outstanding powers of attorney, proxy or similar instrument executed on behalf of Contributor relating to the Business or the Contributed Assets.

5.22 Export Controls; Foreign Corrupt Practices Act. To the extent relevant to the Business or the Contributed Assets, Contributor has at all times been in compliance with (a) all applicable U.S. Legal Requirements relating to export control requirements and U.S. trade embargoes (Cuba, Sudan, North Korea, Syria and Iran), (b) the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, except in either case for any instance of non-compliance that would not reasonably be expected to result in a Material Adverse Effect with respect to Contributor.

5.23 Antiboycott Laws. To the extent relevant to the Business or the Contributed Assets, Contributor has not violated the antiboycott prohibitions contained in 50 U.S.C. § 2401 et seq. or taken any action that can be penalized under Section 999 of the Code, except in either case for any violation or action that would not reasonably be expected to result in a Material Adverse Effect with respect to Contributor.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Contributor that, as of the date hereof:

6.1 Organization and Qualification. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.2 Authority. Company has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation by Company of the Transactions have been duly and validly authorized by all requisite corporate action on the part of Company and its directors and officers and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or the other Transaction Agreements or to consummate the Transactions. This Agreement and the other Transaction Agreements (other than the Bridge Loan Agreement) have been duly and validly executed and delivered by Company. This Agreement and the other Transaction Agreements constitute the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and, by the availability of equitable remedies and defenses and, to the extent the indemnification provisions contained in the Investors’ Rights Agreement may further be limited by applicable laws and principles of public policy.

ARTICLE 7

MISCELLANEOUS PROVISIONS

7.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the substantive Laws of the State of Delaware, without reference to conflicts of Laws principles that would result in laws of a jurisdiction other then the State of Delaware governing. Notwithstanding the above, any dispute regarding validity or enforceability of any patent shall be governed by the patent laws of the jurisdiction in which such patent was issued solely for the purpose of resolution of the dispute as to validity and enforceability.

7.2 Assignment. Except as provided in this Section 7.2, this Agreement shall not be assignable or otherwise transferred, in whole or in part, by any Party to any Third Party without the written consent of the other Parties, provided that this Agreement may without requiring the consent of any other Party be assigned, transferred, delegated or sublicensed to (i) an entity that acquires all or substantially all of the business or assets of such Party, whether by merger, reorganization, acquisition, asset sale or otherwise, or (ii) a Related Entity of such Party, (including, for the avoidance of doubt and without limitation, a liquidating trust or similar entity), in each case subject to the agreement in writing of such transferee to be subject to the terms and conditions of this Agreement, the Joint Venture Agreement and the Purchase Agreement. Except as expressly provided in this Section 7.2, any attempted assignment or transfer of this Agreement shall be null and void. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

7.3 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in English language, in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given if delivered in person, transmitted as a PDF attachment to an email (receipt verified)or by express courier service (signature required) or five (5) Business Days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) Business Days after such mailing, to the Party to which it is directed at its address or email address shown below or such other address or email address as such Party will have last given by notice to the other Party.

If to Contributor,
addressed to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: Chief Business Officer
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

with copy to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: General Counsel
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

and a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
USA
Attention: Tony Jeffries
Telephone: (650) 493-9300
Email address: tjeffries@wsgr.com

If to Company, addressed to:	CPC
515 Galveston Drive
Redwood City, California 94063
USA
Attention: Chief Business Officer
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

with a copy to:	3-11, Nihonbashi-Honcho 2-chome
Chuo-ku, Tokyo 103-8411
Japan
Attention: Vice President, Business Development
Telephone: (813) 3244-2500
Email address: masaki.doi@jp.astellas.com

with a copy to:	Astellas Pharma Inc.
3-11, Nihonbashi-Honcho 2-chome
Chuo-ku, Tokyo 103-8411
Japan
Attention: Vice President, Legal
Telephone: (813) 3244-3231
Email address: kazunori.okimura@jp.astellas.com

with a copy to:	Morrison & Foerster LLP 1290 Avenue of the Americas New York, NY 10104 Attention: Michael O. Braun, Esq. Telephone: (212) 468-8000 Email address: mbraun@mofo.com

7.4 Waiver. No Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

7.5 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

7.6 Severability. If any provision hereof is held invalid, illegal or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

7.7 Entire Agreement/Modification. The Transaction Agreements (including Exhibits and Schedules hereto and thereto) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings between the Parties with respect to such subject matter. Subject to Section 8.4 of the Joint Venture Agreement, no subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each of the Parties.

7.8 Relationship of the Parties. The Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an agency, partnership or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

7.9 Force Majeure. Except with respect to payment of money, no Party shall be liable or responsible to any other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfillment or the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from fire, earthquake, tornado, embargo, prohibition or intervention, riot, civil commotion, war, act of war (whether war be declared or not), insurrection, terrorist act, strike, flood, governmental act or restriction (beyond the reasonably control of the respective Party), act of God, or other cause that is beyond the reasonable control and not caused by the negligence or misconduct of the affected Party. Any Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

7.10 Third Party Beneficiaries. Without limiting any rights or remedies of Astellas under the Joint Venture Agreement, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Contributor and Company and, without limiting any rights or remedies of Astellas under the Joint Venture Agreement, no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement (b) seek a benefit or remedy for any breach of this Agreement, or (c) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

7.11 Expenses. Whether or not the Transactions contemplated herein are consummated, except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the Transactions including, but not limited to, all legal, accounting, financial, advisory, consulting and all other fees and expenses of Third Parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions shall be the obligation of the respective Party incurring such fees and expenses.

7.12 Further Assurances. At any time or from time-to-time on and after the date hereof, any Party shall at the request of the other Party to the extent permitted by applicable Legal Requirements (a) deliver to the requesting Party such records, data or other documents consistent with the provisions of this Agreement, (b) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license consistent with the provisions of this Agreement, and (c) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby. Furthermore, upon Company’s request, Contributor shall reasonably cooperate to enforce provisions for the assignment of Intellectual Property to Contributor under any employment agreement, consulting agreement or other Contract not assigned to Company hereunder which provides for the assignment to Contributor of any Intellectual Property which is part of the Contributed Assets to be assigned to Company hereunder to the extent reasonably necessary for Company to secure, protect, enforce or assign to Company any such Intellectual Property, at Company’s expense.

7.13 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or PDF signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.14 Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated. Unless otherwise specified, any reference to a time or date shall be with reference to the time or date, as the case may be, in Wilmington, Delaware.

7.15 Construction. The construction of this Agreement shall not take into consideration the Party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each Party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

7.16 Provisional Relief; Specific Performance. Nothing in this Agreement shall limit the right of any Party to seek to obtain in any court of competent jurisdiction any interim relief or provisional remedy, including injunctive relief (but not, for the avoidance of doubt, any monetary damages or monetary relief under any equitable theory), pending resolution under Article 10 of the Joint Venture Agreement, as applicable, that may be necessary to protect the rights or property of that Party. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such interim relief or provisional remedies shall be cumulative and not exclusive and are in addition to any other remedies that any Party may have under this Agreement or applicable Legal Requirement.

7.17 Confidentiality; Publicity. The Parties acknowledge that the transaction described herein and the terms of this Agreement are subject to the requirements of Section  8.7 of the Joint Venture Agreement.

7.18 Indemnification; Sole Remedy; Dispute Resolution. The Parties acknowledge and agree that their respective liabilities and obligations for breaches of the representations, warranties and covenants contained in this Agreement are governed by and subject to the terms and conditions of Article 9 of the Joint Venture Agreement. Further, the parties expressly acknowledge and agree that the remedy for breaches of representations, warranties and covenants under the Joint Venture Agreement are addressed solely in Article 9 of the Joint Venture Agreement, and any incorporation by reference of such representations, warranties and covenants in this Agreement shall not give rise to claims under this Agreement. For the avoidance of doubt, nothing in this Agreement nor any other Transaction Agreement is intended to nor shall be deemed to grant any party more than a single monetary damages remedy or recovery, in any given instance, for any other party’s breach of an individual representation or warranty with respect to any specific given event, fact or circumstance, even though such representation or warranty may be present in more than one Transaction Agreement or claimed by its incorporation by reference to be confirmed in more than one Transaction Agreement. Any dispute arising out of or in connection with this Agreement shall be submitted for resolution in accordance with Article 10 of the Joint Venture Agreement. The Parties shall be entitled to injunctive relief or specific performance to the extent provided for in Section 10.4 of the Joint Venture Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the Parties has caused this Asset Contribution Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

MAXYGEN, INC.:

By:
Name:
Title:

Signature Page to Asset Contribution Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Asset Contribution Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

CPC:

By:
Name:
Title:

Signature Page to Asset Contribution Agreement

Annex C

OTHER PRODUCTS COLLABORATION AGREEMENT

This Other Products Collaboration Agreement (this “Agreement”) is entered into as of the     th day of                 , 2009 (“Effective Date”) by and between Astellas Pharma Inc., a Japanese corporation, with its principal place of business at 3-11, Nihonbashi-Honcho 2-chome, Chuo-ku, Tokyo 103-8411 Japan (“Astellas”), and CPC, a Delaware limited liability company with its principal place of business at 515 Galveston Drive, Redwood City, California 94063 USA (“CPC”). Astellas and CPC are each referred to herein by name or, individually, as a “Party” or, collectively, as the “Parties.”

BACKGROUND

A. CPC owns or possesses certain Patents (as defined below) and Know-How (as defined below) with respect to certain proteins with potential therapeutic applications and has certain rights and expertise with respect to Enabling Technology (as defined below) as a result of an Asset Contribution Agreement and a Technology License Agreement (the “Technology License Agreement”) between Maxygen, Inc., a Delaware corporation with its principal place of business at 515 Galveston Drive, Redwood City, California, 94063 (“Maxygen”), and CPC of even date herewith;

B. CPC desires to collaborate with a pharmaceutical company with development, manufacturing and commercialization expertise with regard to pharmaceutical products, so as to pursue the therapeutic and commercial potential of such proteins, and Astellas desires to collaborate with CPC in the discovery, research, and preclinical development of such proteins for one or more indications in accordance with the terms and conditions of this Agreement;

C. Astellas possesses pharmaceutical development, manufacturing and commercialization capabilities; and

D. CPC and Astellas desire to collaborate in the discovery, research, and preclinical development of pharmaceutical products incorporating proteins, all on the terms and conditions set forth herein below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the corresponding meanings as used in this Agreement:

1.1 “Accounting Standards” means generally accepted accounting principles applicable internationally or in a particular country (e.g., International Accounting Standards, Japanese Accounting Standards, U.S. Accounting Standards), as consistently applied by or on behalf of the relevant Party.

1.2 “Affiliate” means any corporation or other business entity that controls, is controlled by, or is under common control with a Party, for so long as such control exists. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the outstanding shares or other voting rights of the other corporation or entity having the right to elect directors or such lesser percentage that is the maximum permitted to be owned by a foreign entity in those jurisdictions where majority ownership by foreign entities is prohibited, or (i) in the absence of the ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of a corporation, or (ii) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise. Notwithstanding a Party’s ownership interest in, or control over, the other Party, a Party hereunder shall not be deemed an Affiliate of the other Party under this Agreement.

1.3 “Astellas Technology” means (i) Astellas Know-How, (ii) Astellas Patents, and (iii) Astellas’ rights and interest in all Other Program Technology.

1.3.1 “Astellas Know-How” means any and all Know-How, and any and all non-Patent intellectual property rights therein, Controlled by Astellas or its Affiliates during the Term that is reasonably necessary or useful for the Preclinical Development, development, manufacture or commercialization of an Other Compound or Other Product within the Field in the Territory in accordance with this Agreement.

1.3.2 “Astellas Patents” means any and all Patents Controlled by Astellas or its Affiliates during the Term claiming or covering (specifically or generically) (i) compositions of matter of any Other Compound or Other Product (or any formulation of either), (ii) methods or processes for the manufacture or synthesis of any Other Compound or Other Product (or any formulation of either) or (iii) methods of use, administration or formulation of any Other Compound or Other Product (or any formulation of either), including Patents that claim Astellas Independent Inventions and Astellas’ interest in Patents claiming Joint Inventions.

1.4 “Budget” means the budget set forth in the Preclinical Development Plan, as may be modified from time-to-time as set forth herein.

1.5 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Tokyo, Japan or San Francisco, California (as applicable) are authorized or required by Law to remain closed.

1.6 “Buy-Out Option” shall have the meaning provided in the Investors’ Rights Agreement by and between CPC, Maxygen, Astellas Bio Inc., Astellas and Astellas US Holding, Inc. of even date herewith (the “Investors’ Rights Agreement”).

1.7 “Co-Development Agreement” means the Co-Development and Commercialization Agreement by and between CPC (as successor-in-interest to Maxygen) and Astellas, dated September 18, 2008, as the same may be amended from time to time.

1.8 “Control” means, with respect to particular Know-How and any and all non-Patent intellectual property rights therein, or a particular Patent, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein, of the power and authority, whether arising by ownership, license, or other authorization, to disclose and, if applicable, to deliver the particular Know-How to the other Party, and to grant and to authorize under such Know-How or Patent the right, license or sublicense, as applicable, to such other Party in this Agreement without giving rise to a violation of the terms of any written agreement with any Third Party. “Controlled” and “Controlling” have their correlative meanings.

1.9 “CPC Technology” means (i) CPC Know-How, (ii) CPC Patents, and (iii) CPC’s rights and interest in all Other Program Technology; provided, however, CPC Technology shall only include CPC’s rights and interest in any Enabling Technology to the extent necessary to perform non-Shuffling preclinical development, development, manufacture, commercialization or other exploitation of any Other Protein Variant or Other Product.

1.9.1 “CPC Know-How” means any and all Know-How, and any and all non-Patent intellectual property rights therein, Controlled by CPC or its Affiliates during the Term, or by Maxygen and its

Affiliates prior to the Effective Date in accordance with Section 3.5, that is reasonably necessary or useful for the Preclinical Development, development, manufacture or commercialization of an Other Compound or Other Product within the Field in the Territory in accordance with this Agreement.

1.9.2 “CPC Patents” means any and all Patents Controlled by CPC or its Affiliates during the Term, or by Maxygen and its Affiliates prior to the Effective Date in accordance with Section 3.5, claiming or covering (specifically or generically) (i) compositions of matter of any Other Compound or Other Product (or any formulation of either), (ii) methods or processes for the manufacture or synthesis of any Other Compound or Other Product (or any formulation of either), (iii) methods of use, administration or formulation of any Other Compound or Other Product (or any formulation of either), (iv) nucleic acid sequences encoding any Other Compound, or (v) cell lines expressing any Other Compound, including (A) those Patents set forth on Exhibit 1.9.2 as of the Effective Date, and (B) Patents that claim CPC Independent Inventions. For clarity, CPC Patents include CPC’s interest in Patents claiming Joint Inventions.

1.10 “CTLA-4 Program” means any and all activities performed by or on behalf of CPC pursuant to the Co-Development Agreement.

1.11 “CTLA-4 Variant” shall have the meaning provided in the Co-Development Agreement.

1.12 “Data” means any and all research data, results, pharmacology data, medicinal chemistry data, preclinical data, clinical data (including investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases), in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms (excluding patient-specific data to the extent required by applicable law) and the like, in each case directed to, or used in the Preclinical Development or development, manufacture or commercialization of an Other Product hereunder.

1.13 “Dollars” or “$” refers to United States dollars.

1.14 “EMEA” means the European Medicines Agency, or any successor entity thereto.

1.15 “Enabling Technology” means the Enabling Technology as defined under the Technology Licensed Agreement. For clarity, Enabling Technology excludes (i) any Patents listed on Schedules 2.1(a), 2.1(b)(2) or 2.1(e) of the Asset Contribution Agreement between CPC and Maxygen of even date herewith, and (ii) any CTLA-4 Variants and Other Protein Variants resulting from the use of the Enabling Technology, together with genetic materials encoding, and cell lines expressing, any such CTLA-4 Variant or Other Protein Variant.

1.16 “Excluded Protein Variant” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a (A) granulocyte colony stimulating factor (G-CSF), (B) Exclusively Out-Licensed Protein, (C) a protein from an infectious agent or a polynucleotide encoding such protein that in each case is intended to be used as a Vaccine (including infectious agents or other constructs incorporating a Vaccine and/or genetic material encoding a Vaccine (including live-attenuated or whole killed virus), but solely when such agent, construct or material is included with or otherwise incorporates a protein from an infectious agent (or variant, homolog, derivative, mutant or fragment of such protein as described in (D), below) or a polynucleotide encoding such protein (or such variant, homolog, derivative, mutant or fragment) and is intended to be used as a Vaccine), or (D) any variant, homolog, derivative, mutant, or fragment of subsection (A) or (B) or (C), which in the case of (C) is intended to be used as a vaccine (each, an “Excluded Protein Molecule”) and (ii) any Excluded Protein Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation). In no event shall Excluded Protein Variants include any CTLA-4 Variants or (x) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a protein or polypeptide listed on Schedule 2.1(b)(1) of the Asset Contribution Agreement, or (y) any variant, homolog, derivative, mutant, or fragment of subsection of (x), provided that in the case of (y) such variant, homolog, derivative, mutant, or fragment has not been altered or modified in such a way as to cause such variant, homolog, derivative, mutant, or fragment to fall within (A), (B), or (C) of the definition of Excluded Protein Variant or Vaccine set forth in the first sentence of this Section 1.16, or to fall within (D) above such that a reasonable, independent expert knowledgeable and experienced in working with protein pharmaceuticals would primarily consider such variant, homolog, derivative, mutant, or fragment to be a variant of a protein or polypeptide within (A), (B) or (C) above or a material portion thereof (rather than as a variant of some other protein or material portion thereof). For purposes of this definition of Excluded Protein Variant or Vaccine:

1.16.1 “Exclusively Out-Licensed Protein” has the meaning set forth in Exhibit 1.16.1 attached hereto.

1.17 “FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.18 “Field” means: (i) with respect to Other Compounds and Other Products that are Resulting Products derived in whole or part from Shuffling conducted prior to January 1, 2017, the Treatment of human diseases or conditions, and (ii) with respect to all other Other Compounds and Other Products, the Treatment or diagnosis of human diseases or conditions.

1.19 “Fiscal Year” means each twelve (12) month period beginning on 1 April of each year and ending on the following 31 March and so on year-by-year. “Fiscal Year 2010” means such period beginning on 1 April 2010 and ending on 31 March 2011; “Fiscal Year 2011” means such period beginning on 1 April 2011 and ending on 31 March 2012, and so on, year-by-year.

1.20 “FTE” shall mean a full-time equivalent person year, on or directly related to performing applicable activities hereunder. Notwithstanding the foregoing, CPC shall not charge more than one FTE (or pro-rata portion thereof for the applicable period) for the time worked by any individual.

1.21 “FTE Rate” shall be Three Hundred Thousand Dollars ($300,000) per FTE.

1.22 “G-CSF Program Support” means all activities, if any, performed by CPC scientific or technical personnel during the Term of this Agreement in support of Maxygen (or its successor-in-interest), or one or more of its licensees with respect to one or more G-CSF Variants or products containing a G-CSF Variant, related to the discovery, research, development, manufacture, commercialization or other exploitation of one or more G-CSF Variants or products containing a G-CSF Variant.

1.23 “G-CSF Variant” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a granulocyte colony stimulating factor (G-CSF) or any variant, homolog, derivative, mutant, or fragment thereof (each, a “G-CSF Molecule”) and (ii) any G-CSF Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation).

1.24 “IND” means, with respect to the United States, an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. §312.3 or, with respect to a jurisdiction other than the United States, a corresponding filing with the applicable Regulatory Authority for purposes of obtaining permission to initiate human clinical testing in such jurisdiction (e.g., a clinical trial authorization in the United Kingdom or other countries within Europe).

1.25 “IND Enabling Studies” means, with respect to a particular Other Compound, any and all studies which in each case are reasonably necessary to support filing of an IND for such Other Compound, including pharmacokinetic, pharmacodynamic, preclinical safety, toxicology and any other studies (including studies relating to manufacturing, analytical methods and purity analysis, and formulation and process development studies) required for an IND filing.

1.26 “Know-How” means any and all data, information and tangible materials including (i) ideas, discoveries, inventions, improvements or trade secrets; (ii) research and development data, such as medicinal chemistry data, nonclinical data, preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical and quality control data and stability data, in each case together with supporting data; (iii) databases, specifications, formulations, formulae; (iv) practices, knowledge, techniques, methods, formulas, processes, manufacturing information; and (v) research materials, reagents and compositions of matter, including Other Compounds and biological material. Know-How excludes any Patent rights with respect thereto (but does include information in unpublished patent applications).

1.27 “Law” means, individually and collectively, any and all laws, ordinances, rules, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction.

1.28 “Licensed Technology” means, with respect to Astellas, Astellas Technology, and with respect to CPC, CPC Technology.

1.29 “Other Compound” means any Other Protein Variant that (i) is owned or Controlled by CPC as of the Effective Date, including those Other Protein Variants described on Exhibit 1.29 (each, an “Existing Compound”) or (ii) is discovered, conceived, or first reduced to practice by, for, or on behalf of CPC (solely or jointly with others) during the Term (each, a “New Compound”). For the avoidance of doubt, Other Compounds exclude Other Protein Variants proprietary to Astellas (e.g., for which Astellas owns or Controls Patents or Know-How that cover such Other Protein Variants or formulations thereof) (i) that are discovered, acquired, conceived, or first reduced to practice by, for, or on behalf of Astellas prior to the Effective Date, or (ii) that are discovered, acquired, conceived, or first reduced to practice by, for, or on behalf of Astellas, independently of CPC, during the Term (collectively, the “Astellas Compounds”), unless expressly added to the Agreement in writing in accordance with Section 5.4. For the avoidance of doubt, if any Existing Compound or New Compound is also a Astellas Compound, then such compound shall be included in this definition of Other Compound but any and all Know-How or Patents Controlled by Astellas independently of activities by or on behalf of Astellas under this Agreement with respect to such compound shall not be deemed included under Astellas Know-How or Astellas Patents for purposes of this Agreement, unless expressly added to the Agreement in writing in accordance with Section 5.4.

1.30 “Other Product” means any pharmaceutical product that contains an Other Compound as an active ingredient. For avoidance of doubt, Other Product shall include any formulation, delivery device, dispensing device or packaging required for effective use of the Other Product.

1.31 “Other Program Technology” means all Know-How and other subject matter conceived, generated or first reduced to practice by or on behalf of a Party (solely or jointly with the other Party) in the course of conducting the Other Programs, or by Maxygen and its Affiliates prior to the Effective Date in accordance with Section 3.5, together with any and all intellectual property rights (including Patents) therein.

1.32 “Other Programs” means, individually and collectively, any and all of the activities performed (i) by or on behalf of either Party pursuant to the Preclinical Development Plan or (ii) by or on behalf of CPC otherwise directed to any Other Protein Variant for the discovery, research, development, manufacture, commercialization or other exploitation of any Other Protein Variant or Other Product for use in the Field during the Term.

1.33 “Other Protein Variant” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a human or animal protein, including, without limitation, any protein or polypeptide listed on Schedule 2.1(b)(1) of the Asset Contribution Agreement, or any variant, homolog, derivative, mutant or fragment of the foregoing subsection (i), including, without limitation, amino acid chains resulting from the use of Shuffling, in each case other than any (A) CTLA-4 Variant or (B) Excluded Protein Variant or Vaccine, (each such protein or variant, homolog, derivative, mutant or fragment thereof, an “Other Protein Molecule”) and (ii) any Other Protein Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation).

1.34 “Patent” means any of the following, existing at any time in any country or other jurisdiction anywhere in the world: (i) any issued patent (including inventor’s certificates, utility model, petty patent and design patent), extensions, confirmations, reissues, re-examination, renewal, supplementary protection certificates or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including any request for continued examination (RCE), continuations, continuations-in-part, divisionals, provisionals, converted provisionals, continued prosecution applications, or substitute applications.

1.35 “Preclinical Development” means any and all processes and activities for the discovery and research of Other Protein Variants and development of Other Compounds and associated Other Products including those processes and activities, whether in vitro or in vivo conducted to: (i) discover, screen, optimize, clone, express, purify, formulate, characterize or enhance any Other Compound, including synthesis or Shuffling of any Other Compound, conjugation thereof, or similar activities; (ii) perform IND Enabling Studies with respect to an Other Compound and (iii) discover, develop, optimize, characterize or enhance technologies and tools including assays, screens, biological models, software and databases reasonably for the support of or in connection with any of the activities described in clauses (i) and (ii) above or development or manufacture.

1.36 “Preclinical Development Costs” means the (i) external out-of-pockets costs and expenses, and (ii) internal costs and expenses calculated on an FTE basis as the FTE Rate, in each case incurred after the Effective Date by CPC in accordance with the Preclinical Development Plan and Budget that are reasonably attributable and fairly allocable to Preclinical Development activities performed pertaining to any Other Protein Variants or Other Compounds, including the costs of (a) processes and activities, whether in vitro or in vivo, conducted to discover, screen, optimize, clone, express, purify, formulate, characterize or enhance any Other Compound, including synthesis or Shuffling of any Other Compound, conjugation thereof, or similar activities; (b) the conduct of IND Enabling Studies with respect to an Other Compound; (c) processes and activities conducted to discover, develop, optimize, characterize or enhance technologies and tools including assays, screens, biological models, software and databases reasonably necessary for the support of any of the activities described in clauses (a) and (b) above, or development or manufacture of Other Compounds, and (d) manufacture of Other Compounds or Other Products for such activities; and (iii) any other costs or expenses that are expressly included in the Preclinical Plan and Budget as approved by the JSC.

1.37 “Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Preclinical Development, development, manufacture, commercialization or other exploitation (including the granting of Marketing Approvals) with respect to any Other Product in any jurisdiction, including the FDA, EMEA, and the Ministry of Health, Labor and Welfare in Japan.

1.38 “Resulting Product” means any of the following (i) any Resulting Genetic Material, (ii) any vector of any type (e.g., cosmid, plasmid, spore, phage, virus, and/or virus-like particle), and subunits of the foregoing, which contain any Resulting Genetic Material, (iii) any organism, including any prokaryotic and/or eukaryotic cell and/or animal containing any Resulting Genetic Materials; (iv) any Resulting Protein; (iv) any eukaryotic cell, prokaryotic cell and/or expression systems expressing, secreting and/or otherwise producing a Resulting Protein; and/or (v) any product containing in whole and/or part, and/or made with and/or using in whole and/or part, any of the foregoing, in each case, in purified or unpurified form, and alone and/or in combination with other substances, and including any modifications, derivatives, progeny (altered and/or unaltered) and/or fragments of any of the foregoing.

1.38.1 “Resulting Genetic Material” means any genetic material (including DNA and/or RNA) that is generated, created and/or otherwise results directly from exercise of the Shuffling Technology.

1.38.2 “Resulting Protein” means any protein, polypeptide, antibody and/or other molecule encoded in whole and/or part by any Resulting Genetic Material.

1.39 “Shuffle” means techniques, methodologies, processes, materials or instrumentation for performing recombination-based modification of genetic material for the creation of potentially useful variant nucleic acids or proteins. “Shuffled” and “Shuffling” have their correlative meanings.

1.40 “Shuffling Technology” means Know-How or Patents owned by or licensed to CPC directed to the use of or comprising or claiming compositions or methods for Shuffling.

1.41 “Territory” means all countries and territories of the world.

1.42 “Third Party” means any entity other than Astellas or CPC, or their respective Affiliates. For the avoidance of doubt, sublicensees which are not an Affiliate of Astellas or CPC shall be included in the definition of Third Party.

1.43 “Treatment” means, with respect to a particular indication, the prophylaxis, cure, reduction, mitigation, prevention, slowing or halting the progress of, or otherwise management of such indication. “Treat” and “Treating” means providing Treatment.

1.44 “United States” means the United States of America and its possessions and territories.

1.45 “Vaccine” means a formulation intended to be administered in a formulation containing one or more Antigen(s) (and/or a nucleic acid sequence encoding an Antigen) in the form of (i) an infectious agent (e.g., bacteria, viruses, parasite, protozoa) whether live, attenuated or dead, (ii) protein(s), (iii) nucleic acid(s), (iv) cells, spores and vectors (i.e., viruses and/or virus-like particles, liposomes, beads and/or other substrates for Antigen presentation), (v) fragments of any of the foregoing, and/or (vi) a combination of any of the preceding, which formulation is administered for the purpose of inducing an Immune Response in the human and/or animal recipient specifically directed to at least one such Antigen for the prevention or treatment of a disease state, symptom and/or condition in humans and/or animals caused by an infectious agent. For the purposes of this definition of Vaccine:

1.45.1 “Antigen” means a molecule (i.e., protein, polypeptide, peptide, carbohydrate, glycoprotein, glycolipid and/or any combination of the foregoing that is, or is derived in whole or part from, a molecule associated with an infectious agent) that produces an Immune Response to such molecule in a human and/or animal recipient; and

1.45.2 “Immune Response” means an immune state directed to the applicable infectious agents (or a molecule associated with such infectious agent) resulting from the modulation of activity (i.e., an increase, decrease and/or qualitatively different activity) of one or more lymphoid cells (e.g., B cells, NK cells, T cells and/or professional antigen-presenting cells, such as monocytes, macrophages, Langerhans cells, dendritic cells) following the administration of a stimulus.

1.46 Additional Definitions. Each of the following definitions shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Definitions	Section
Academic Programs	3.4.1
Agreement	Preamble
Astellas	Preamble
Astellas Indemnitees	8.5.1	(a)
Bayer Agreement	8.3.4	(a)
Claims	8.5.1	(a)
Co-Chair	2.3.2
Collared Amounts	3.2.2
Confidential Information	7.1
Controlling Party	6.2.3
CPC	Preamble
CPC Indemnities	8.5.1	(b)
Effective Date	Preamble
Exclusively Out-Licensed Protein	Exhibit 1.16.1
Existing Patents	6.2.2	(b)
Fault of Astellas	8.5.1	(b)
Fault of CPC	8.5.1	(a)
HSR Expenses	5.3.4
ICC Rules	10.2
Indemnified Party	8.6
Indemnifying Party	8.6
Independent Inventions	6.1.2	(a)
Independent Patents	6.2.1
Initial Preclinical Development Plan	3.2.1
JSC	2.2
JSC Matter	2.5
Joint Inventions	6.1.2	(a)
Joint Patents	6.2.3
Joint Steering Committee	2.2

Definitions	Section
Losses	8.5.1	(a)
Maxygen	Background
Maxygen Program Technology	3.5
Minimum Quarterly FTE Funding	3.2.2
Negotiation Period	5.3.3
one Other Protein Variant	5.3.1
Optioned Rights	5.3.1
Option	5.3.1
Option Period	5.3.2
Other Party	6.2.3
Other Program License Agreement	5.3.3
Owning Party	6.2.1
Parties	Preamble
Party	Preamble
Preclinical Development Plan	3.2.1
Preclinical Funding Period	4.1.1
Prior Maxygen Program Activities	3.5
Prosecution and Maintenance	6.2.4
Publishing Party	7.3
Representing Party	8.1
Reviewing Party	7.3
SEC	7.4
Shuffling Improvements	6.1.2	(b)
Technology License Agreement	Background
Term	9.1
Third Party Agreements	8.3
Transfer Taxes	4.6
Unassigned Maxygen Contractor Agreements	2.10
Unfunded Existing Patents	6.2.2	(b)(iii)

1.47 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under applicable Accounting Standards, but only to the extent consistent with its usage and the other definitions in this Agreement. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or calendar year unless otherwise specified; (iii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including all Exhibits); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (vi) provisions that require that a Party, the Parties or any committee or team hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; and (viii) references to any specific Law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement Law thereof. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

ARTICLE 2

SCOPE AND GOVERNANCE OF THE OTHER PROGRAMS

2.1 Scope and Conduct of the Other Programs; Diligence. Subject to the terms and conditions of this Agreement, CPC shall use commercially reasonable efforts to perform Preclinical Development of Other Compounds and Other Products. Accordingly, the Parties shall establish the Preclinical Development Plan in accordance with Section 3.2 to provide for a commitment of resources by CPC (and Astellas, to the extent provided in Section 3.2) so as to satisfy its diligence obligations described in the preceding sentence; provided, however, CPC’s obligation to commit resources shall take into account, and be subject to, its obligations to commit resources to the CTLA-4 Program and, in addition, subject to prior written consent of Astellas to the extent required in accordance with Section 3.4.2, CPC may make a reasonable number of its scientific and technical personnel reasonably available for G-CSF Program Support as long as such provision of personnel for the G-CSF Program does not impair its ability to, or the availability of its personnel to, perform the Preclinical Development Plan or the CTLA-4 Program or otherwise conflict with its obligations hereunder. CPC shall not be obligated hereunder to commit resources or incur expenses to perform Preclinical Development of Other Compounds or Other Products that are not required to be paid for or reimbursed by Astellas hereunder. Each Party shall make all decisions and conduct all of its obligations under the Other Programs in a manner, in its good faith determination, consistent with the terms of this Agreement. Each Party shall cooperate with and provide reasonable support to the other Party in the conduct of such activities. For the avoidance of doubt, a Party’s obligations to use commercially reasonable efforts in this Section 2.1 or anywhere else in this Agreement may be satisfied by such Party’s Affiliates and permitted contractors and sublicensees.

2.2 Joint Steering Committee. Promptly after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC shall be responsible for:

(a) establishing the direction and objectives for the Other Programs;

(b) reviewing the possibility of allocating additional resources of the Parties to perform Preclinical Development specifically directed to Other Compounds, and providing for such additional resources of the Parties as appropriate, consistent with the Preclinical Development Plan, in accordance with Section 3.2;

(c) preparing and approving the Preclinical Development Plan and associated Budget (the draft Initial Preclinical Development Plan and associated Budget, is attached hereto as Exhibit 3.2) including allocation of responsibilities between the Parties thereunder in accordance with the applicable terms and conditions of this Agreement;

(d) reviewing and monitoring the performance of each Party of activities assigned to it under the Preclinical Development Plan;

(e) monitoring and reporting CPC’s costs and expenditures with respect to Preclinical Development against the applicable Preclinical Development Plan and Budget for such activities;

(f) evaluating the Preclinical Development Plan based on the results and progress of the activities thereunder, and preparing and approving draft Preclinical Development Plans and/or modifications to the Preclinical Development Plan in accordance with Section 3.2;

(g) reviewing and approving, to the extent provided in Section 2.10, any material agreements to be entered into by a Party with a Third Party contractor for the conduct on any activities under the Preclinical Development Plan;

(h) establishing subcommittees or joint project teams, as the JSC may from time to time agree is necessary or useful, to conduct activities within the scope of the JSC’s authority, and to oversee such subcommittees or joint project teams including, without limitation, establishing a JPT with substantially the same scope of activities as provided in the Co-Development Agreement; and

(i) undertaking or approving such other matters that pertain to the Preclinical Development Plan or Other Programs as are specifically provided for the JSC under this Agreement.

2.3 JSC Membership.

2.3.1 General. The JSC shall be comprised of two (2) representatives from each of CPC and Astellas. CPC’s and Astellas’ initial representatives to the JSC are set forth on Exhibit 2.3. Each Party shall appoint to the JSC at least one representative with relevant decision-making authority from such Party such that the JSC is able to effectuate all of its decisions within the scope of the JSC’s responsibilities. Subject to the foregoing, either CPC or Astellas may at any time replace or remove its respective JSC representatives upon prior written notice to the other Party, provided that any replacement shall be of comparable authority and scope of functional responsibility within that Party’s organization as the person he or she is replacing.

2.3.2 Co-Chairs. Each Party shall appoint one of its members to the JSC to co-chair the meetings for the JSC (each, a “Co-Chair”). The Co-Chairs shall (i) coordinate and prepare the agenda and ensure the orderly conduct of the JSC’s meetings, (ii) attend (subject to below) each meeting of the JSC, (iii) prepare and issue minutes of each meeting within thirty (30) days thereafter accurately reflecting the discussions and decisions of the JSC, and (iv) call ad hoc meetings if necessary to address pressing matters. Such minutes from each meeting shall not be finalized until the applicable Co-Chair from each Party has reviewed and confirmed the accuracy of such minutes in writing. The Co-Chairs shall solicit agenda items from its JSC members and provide an agenda along with appropriate information for such agenda reasonably in advance of any meeting. It is understood that such agenda will include all items requested by either Co-Chair for inclusion therein. In the event the Co-Chair or another JSC member from either Party is unable to attend or participate in a particular JSC meeting, the Party who designated such Co-Chair or member may designate a substitute Co-Chair or other representative for the meeting.

2.4 Committee Meetings. The JSC shall meet at least three (3) times during each year, or as more often as otherwise agreed by the Parties by telephone, videoconference or in person as determined by the JSC, provided that at least once annually such meeting shall be held in person. All in-person meetings of the JSC shall be held on an alternating basis between CPC’s and Astellas’ facilities, unless otherwise agreed by the Parties. As appropriate, other representatives of the Parties and their Affiliates may attend committee meetings as nonvoting observers, but no Third Party personnel may attend unless otherwise agreed by the Parties (such agreement not to be unreasonably withheld). Each Party may also call for special meetings on an ad hoc basis to resolve particular matters requested by such Party. Each Co-Chair shall provide the JSC members with no less than fifteen (15) Business Days notice of each regularly scheduled meeting, and no less than five (5) Business Days notice of any special meetings called by either Party. The first meeting of the JSC shall occur within thirty (30) days of the Effective Date and the last meeting of the JSC shall occur (unless this Agreement is otherwise earlier terminated) within sixty (60) days prior to the expiration of this Agreement.

2.5 Decision Making. Decisions of the JSC shall be made by unanimous vote of the members present in person or by other means (e.g., telephone or video) at any meeting, with each Party having one vote (regardless of the number of representatives such Party has appointed to the JSC). In order to make any decision, the JSC must have present (in person or telephonically) at least one representative of each Party. If the JSC does not reach consensus with respect to a particular matter within the scope of its authority as stated under Section 2.2 of the Agreement (a “JSC Matter”) after endeavoring for seven (7) days (or such other agreed upon period) to do so, then the JSC, at its determination based on the specific circumstances of the matter, shall refer such JSC Matter to (i) the CEOs (or an executive officer designated by the CEO) of the Parties for resolution as provided in Section 10.1.2 and then, if not resolved (ii) dispute resolution as provided in Section 10.2 or 10.3.

2.6 Reporting to the JSC. Each Party shall keep the JSC fully informed of progress and results of activities, including appropriate summaries of relevant Data generated therefrom, for which it is responsible under the Preclinical Development Plan, as well as progress and results of its other activities, including appropriate summaries of relevant Data generated therefrom, with respect to Preclinical Development of Other Compounds and Other Products, through its members on the JSC.

2.7 Performance of Representatives. CPC and Astellas shall cause each of their representatives on the JSC to vote, and shall otherwise perform their respective activities under this Agreement, in a good faith manner consistent with the terms and conditions of this Agreement and such Party’s respective obligation to use commercially reasonable efforts under Section 2.1.

2.8 Day-to-Day Decision Making Authority. Each Party (itself or through a designee) shall have decision making authority with respect to the day-to-day operations of the Preclinical Development of Other Compounds and Other Products in the Territory for which it is responsible under the Preclinical Development Plan, provided that such decisions are not inconsistent with the Preclinical Development Plan or the express terms and conditions of this Agreement (including the allocation of operation responsibility for various activities as set forth herein). Without limiting the foregoing, CPC shall, and, to the extent Astellas has agreed in accordance with Section 3.2 to perform activities hereunder, Astellas shall, in each such Party’s discretion, determine the allocation of its specific personnel and resources to perform the activities with respect to Preclinical Development of Other Compounds and Other Products for which it is responsible under the Preclinical Development Plan, provided that such decisions are not inconsistent with the Preclinical Development Plan and such Party’s obligations under this Agreement.

2.9 Co-Development Agreement Separation. The JSC and other governance, planning and budgets provided herein are applicable only to the Other Programs and are separate from, and not applicable to, the governance and decision-making provisions under the Co-Development Agreement and will in no way override, supersede or limit such provisions or the control provided to Astellas or CPC under the Co-Development Agreement.

2.10 Use of Contractors. Each Party shall each have the right to use the services of Third Party contractors, including contract research organizations, contract manufacturing organizations and the like, to assist such Party in fulfilling its obligations and exercising its rights under this Agreement, provided that such Third Party is bound by a written agreement that is consistent with terms of this Agreement, including intellectual property ownership and confidentiality provisions consistent with those set forth in Article 6 and Article 7, and the terms of such written agreement is consistent with industry norms for payments, quality and in other material respects. When practicable, each Party shall use commercially reasonable efforts to compare the services available from multiple contractors for each task to optimize the time, cost and quality delivered to the Other Programs. Notwithstanding the foregoing, each Party shall consider the possibility of using the other Party’s resources to perform such activities as an alternative to utilizing the services of a contractor. Any such agreement with a Third Party contractor under which anticipated payments would reasonably be expected (as determined at the time of signing) to exceed Fifty Thousand Dollars ($50,000) in a given calendar quarter, or One Hundred Thousand Dollars ($100,000) in total, shall be submitted to the JSC for its review and approval, prior to the relevant Party entering in such agreement with the Third Party contractor. Each Party shall remain responsible for ensuring the compliance of its Affiliates with the applicable terms of this Agreement. Each Party shall contractually obligate its licensees, sublicensees and contractors that are performing activities by, for or on behalf of such Party under this Agreement or are otherwise licensed or sublicensed under the CPC Technology or the Astellas Technology to comply with all relevant restrictions, limitations and obligations in this Agreement applicable to such licensees, sublicensees and contractors, and agrees to reasonably enforce such contractual obligations in the event of material breach by one of its licensees, sublicensees and contractors of such obligations. CPC shall have the right (i) to continue to use the services of Third Party contractors that are (or whose affiliates are) parties to those written agreements set forth in Exhibit 2.10 that are already in effect as of the Effective Date and that have been assigned from Maxygen to CPC under the Asset Contribution Agreement (which agreements may relate to activities with respect to the CTLA-4 Program or the Other Programs), and to enter into additional work orders or otherwise extend or expand such contracts for additional services of a similar nature on substantially similar terms and conditions as provided in the corresponding written agreement (which, for clarity, may include services with respect to a Program that are of a similar nature to services previously provided by such Third Party with respect to another Program), and (ii) to enter into written agreements with Third Party contractors that are substantially identical to those written agreements between Maxygen and such Third Party contractors that are set forth in Exhibit 2.10 which are not assigned to CPC under the Asset Contribution Agreement (“Unassigned Maxygen Contractor Agreements”), for substantially similar services as were provided to Maxygen by such Third Party contractor (but for services with respect to the Projects, and with appropriate adjustments in payments to reflect the services to be provided) in each case to assist CPC in fulfilling its obligations and exercising its rights under this Agreement, and this Section 2.10 shall not be construed to require CPC to renegotiate or amend the terms of such contracts (or, in the case of Unassigned Maxygen Contractor Agreements, to negotiate terms that are substantially different from the terms set forth in the Unassigned Maxygen Contractor Agreements); provided, however, that CPC shall be required to obtain JSC approval as set forth above in this Section 2.10 with respect to additional anticipated expenses from any such amendment or modification (including new or modified work orders) of such an agreement in excess of Fifty Thousand Dollars ($50,000) in a given calendar quarter, or One Hundred Thousand Dollars ($100,000) in total.

ARTICLE 3

PRECLINICAL DEVELOPMENT

3.1 Preclinical Development. CPC shall conduct a research and discovery program directed toward Preclinical Development of Other Compounds in accordance with the Preclinical Development Plan (as defined below), subject to the JSC’s oversight, coordination, and/or direction with respect to matters within its purview pursuant to this Agreement. Each Party will be responsible for conducting, and shall use commercially reasonable efforts to conduct, the activities allocated to such Party, if any in the case of Astellas, under the Preclinical Development Plan and shall use commercially reasonable efforts to progress and complete such activities within the timeframes set forth therein, including by allocating such personnel as reasonably necessary to progress and complete the tasks assigned to it in the then-current Preclinical Development Plan within the timeframes as set forth therein, but no less than the number of personnel set forth for such Party in the then-current Preclinical Development Plan on a task-by-task basis; provided that CPC’s obligation to commit resources shall take into account, and be subject to, its obligations to commit resources to the CTLA-4 Program, and in addition, subject to prior written consent of Astellas to the extent required in accordance with Section 3.4.2, CPC may make a reasonable number of its scientific and technical personnel reasonably available for G-CSF Program Support as long as such provision of personnel for the G-CSF Program does not impair its ability to, or the availability of its personnel to, perform the Preclinical Development Plan or the CTLA-4 Program or otherwise conflict with its obligations hereunder.

3.2 Preclinical Development Plan.

3.2.1 Plan. The Other Programs shall be carried out in accordance with a detailed workplan and budget (“Preclinical Development Plan”) covering the Prior Maxygen Program Activities and the Preclinical Development activities to be conducted under this Agreement with respect to any Other Protein Variant. The initial Preclinical Development Plan is attached hereto as Exhibit 3.2. CPC hereby represents and warrants that the initial Preclinical Development Plan as attached hereto as Exhibit 3.2 does not include any activities that will be performed on or with an Excluded Protein Variant or Vaccine. The Parties shall use commercially reasonable efforts to have the JSC finalize and submit to the Parties for review and comment, and have the JSC approve, a mutually agreed final form of the initial Preclinical Development Plan based on the attached draft as soon as reasonably practicable, and no later than forty-five (45) days, following the Effective Date. Once finalized, reviewed and approved by the JSC, such plan shall become the Preclinical Development Plan hereunder (the “Initial Preclinical Development Plan”) and shall govern the performance of the Other Programs through the period beginning on the date of its approval and ending on March 31, 2010 (or such longer time as the JSC may decide). At least ninety (90) days prior to the end of the period covered by the Initial Preclinical Development Plan, and thereafter at each JSC meeting, the JSC shall review and revise the Preclinical Development Plan with respect to the period remaining in the Term, and the first twelve (12) months of such Preclinical Development Plan shall include a detailed description of the Preclinical Development activities to be conducted thereunder including a detailed Budget for all such activities. In the event a proposed draft or revision of the Preclinical Development Plan contemplates (i) Preclinical Development of Other Compounds or Other Products that are not already included under a previously approved Preclinical Development Plan or (ii) activities that would be materially different from the Preclinical Development activities contemplated under a previously approved Preclinical Development Plan, or upon request by a Party, the JSC shall discuss whether to conduct an assessment of intellectual property rights of Third Parties in connection with Preclinical Development, and include any such assessment agreed by the JSC in the applicable Preclinical Development Plan and associated Budget.

3.2.2 Budget Cap and Floor. The total Budget under the Preclinical Development Plan, excluding the Budget for activities, if any, provided under the Preclinical Development Plan to be conducted by Astellas or its subcontractors, and excluding amounts payable under Section 6.2 (Patent Matters), but including payments to CPC’s Third Party Contractors and amounts, if any, for assessment of intellectual property rights of Third Parties as described in Section 3.2.1, (such total Budget amounts referred to as the “Collared Amounts”) shall not exceed Fifteen Million Dollars ($15,000,000) in any eighteen (18) consecutive month period without the prior written consent of Astellas; provided, however, that if the Co-Development Agreement is terminated and Astellas’ representatives to the JSC agree to re-allocation of some or all of the CPC personnel used for the CTLA-4 Program to Other Programs as described in Section 3.4.3(b), then written consent from Astellas shall not be required to the extent that such re-allocation approved by Astellas’ JSC representatives causes the Collared Amounts to exceed Fifteen Million Dollars ($15,000,000) in an eighteen (18) consecutive month period. The Collared Amounts in the Budget under the Preclinical Development Plan shall not be below the Minimum Quarterly FTE Funding (as defined below) for any given calendar quarter without the prior written consent of CPC. For purposes of the foregoing, “Minimum Quarterly FTE Funding” means an amount equal to a quarterly allocation of forty-two (42) FTEs less the number of CPC FTEs allocated to the CTLA-4 Program (or, if the Co-Development Agreement is terminated, the number of FTEs that were allocated to the CTLA-4 Program in the last approved plan and budget under the Co-Development Agreement which Astellas does not agree to add to the Preclinical Development Plan as described in Section 3.4.3(b)) and less the FTEs, if any, utilized by CPC for G-CSF Program Support (each such set of FTEs adjusted for a single calendar quarter), multiplied by the FTE Rate; provided, however, that the Minimum Quarterly FTE Funding shall not exceed the Fifteen Million Dollars ($15,000,000) in any eighteen (18) consecutive month period without the prior written consent of Astellas described in the first sentence of this Section 3.2.2, except to the extent that the Co-Development Agreement is terminated, and re-allocation (with approval of Astellas’ representatives to the JSC) of some or all of the CPC personnel used for the CTLA-4 Program to Other Programs, as described in Section 3.4.3(b), causes the Minimum Quarterly FTE Funding to exceed such amounts.

3.2.3 JSC Review and Modification. The JSC shall review the Preclinical Development Plan on an ongoing basis and propose changes thereto for consideration at the next JSC meeting, any approval of such changes shall be reflected in agreed and approved minutes of JSC meetings or otherwise agreed in writing. For each Preclinical Development Plan provided to the JSC for review, (i) CPC’s members of the JSC shall confirm that none of the activities provided therein will be performed on or with an Excluded Protein Variant or Vaccine, and (ii) Astellas’ members of the JSC shall inform the JSC, prior to inclusion of any proposed new Other Protein Variant program in the Preclinical Development Plan, whether such proposed new Other Protein Variant program relates to a “Astellas Compound” and whether Astellas has Patents claiming compositions (including polypeptides or genetic materials encoding such polypeptides) that are relevant to such proposed new Other Protein Variant program considered for inclusion. The Parties acknowledge that the Preclinical Development Plan is intended to cover one or more research and preclinical development programs of Other Compounds or Other Products, with the goal of generating one or more sequence-optimized compound(s) for which proof-of-concept has been verified with in vitro data within two and one-half (2 1/2) years of the Effective Date; provided that the preceding acknowledgement of the Parties’ intent and goal shall not be construed an agreement or commitment by either Party that such intent or goal will be achieved. No Preclinical Development Plan shall assign obligations to Astellas unless Astellas so agrees in writing.

3.3 Other Programs Information and Reports. CPC and Astellas shall make available and disclose to each other all Other Program Technology, including all Patents and Know-How therein regarding Other Compounds and results of in vitro and in vivo studies, assay techniques and new assays arising from the Preclinical

Development, with significant discoveries or advances being communicated as soon as reasonably practical after such Other Program Technology is discovered or its significance is appreciated; provided, however, that with respect to tangible research material within Other Program Technology, the Parties shall exchange such material as determined by the JSC in accordance with the applicable Preclinical Development Plan or as otherwise determined by agreement of both Parties’ representatives to the JSC. At each meeting of the JSC, CPC and, to the extent Astellas has agreed in accordance with Section 3.2 to perform activities hereunder, Astellas shall provide to the other Party’s representative on the JSC a detailed written report of its progress and activities under the Other Programs or other Preclinical Development activities performed hereunder since the last such report, including: (i) the experiments conducted, (ii) any Other Program Technology developed and (iii) conclusions and results, including summaries of Data generated. Each Party shall, subject to applicable confidentiality obligations set forth herein, provide the other Party with full access to, and the ability to copy, all Data generated by such other Party in conducting the Other Programs upon the other Party’s reasonable request.

3.4 Other Activities. During the period beginning upon the Effective Date and ending upon the second anniversary of the Effective Date, CPC shall only conduct such research, development (preclinical or otherwise), manufacture and commercialization activities that are set forth in the Preclinical Development Plan approved by the JSC hereunder or such activities as are provided under the Co-Development Agreement with respect to the CTLA-4 Program and shall not conduct or participate in any other such activities except as follows:

3.4.1 Academic work. CPC shall be permitted to assist academic or other non-profit institutes in the conduct of in vivo studies or other non-clinical research activities with respect to Other Protein Variants that are not the subject of any work under the Preclinical Development Plan (“Academic Programs”) provided that such activities do not affect in a material adverse manner CPC’s commitment of resources and allocation of personnel to conduct activities for which Astellas provides funding to CPC as set forth under the Preclinical Development Plan; provided, however, that CPC shall not utilize more than de minimis FTEs of CPC in connection with such activities without Astellas’ consent, not to be unreasonably withheld, and shall not provide funding for such activities at the academic or other non-profit institutes without Astellas’ consent, and the costs of such activities (and associated FTEs) shall not be included in the Preclinical Development Costs for which Astellas is obligated to reimburse CPC under Section 4.1.

3.4.2 G-CSF Support Work. CPC shall have the right, without requiring JSC approval, but subject to Astellas’ prior written consent to the extent required pursuant to this Section 3.4.2, to make a reasonable number of its scientific and technical personnel available for G-CSF Program Support as long as such provision of personnel for the G-CSF Program does not impair its ability to, or the availability of its personnel to, perform the Preclinical Development Plan or the CTLA-4 Program or otherwise conflict with its obligations hereunder and provided that all such G-CSF Program Support is fully funded by a Third Party. Prior to making any such scientific and technical personnel available for G-CSF Program Support, CPC shall provide Astellas with a reasonably detailed written plan identifying the personnel who shall be made available and the approximate time periods during which the personnel would be performing G-CSF Program Support; provided, however, that submission of a written plan to Astellas, and prior consent by Astellas, shall not be required for CPC to provide up to one (1) FTE for G-CSF Program Support within the first year following the Effective Date. If Astellas provides written notice approving such detailed written plan, such approval not to be unreasonably withheld, CPC shall thereafter have the right to make only the identified personnel available only for the approved identified time periods to perform G-CSF Program Support.

3.4.3 Other activities.

(a) Activities after Second Anniversary. Beginning upon the second anniversary of the Effective Date, CPC shall be able to conduct research, development (preclinical or otherwise), manufacture and commercialization activities of its own choosing without requiring approval of the JSC; provided, however, that CPC shall continue to conduct any ongoing Other Programs in a manner consistent with the Preclinical Development Plan and Budget therefor as may be amended by the JSC.

(b) Utilization of Personnel after Termination of CTLA-4 Program. If the Co-Development Agreement is terminated during the Term, then, notwithstanding the restrictions set forth above in this Section 3.4, CPC shall have the right to utilize any FTEs previously allocated to the CTLA-4 Program to conduct research, development (preclinical or otherwise), manufacturing and commercialization activities of its own choosing without requiring approval of the JSC or Astellas (in which case Astellas shall not be obligated to reimburse CPC for such activities and FTEs), except to the extent Astellas agrees (in its sole discretion) to add any such FTE’s to the Preclinical Development Plan and thereby fund such FTEs in accordance with this Agreement.

(c) Licensing of Unfunded Existing Patents. CPC may engage in activities reasonably related to efforts to out-license or sell Unfunded Existing Patents and Know-How specifically related to Unfunded Exiting Patents, provided that such activities do not impair its ability to, or the availability of its personnel to, perform the Preclinical Development Plan or the CTLA-4 Program or otherwise conflict with its obligations hereunder.

3.5 Certain Activities of Maxygen prior to the Effective Date. With respect to activities conducted by Maxygen prior to the Effective Date pursuant to Section 5.15 of the Master Joint Venture Agreement between Maxygen, Astellas and Astellas Bio Inc. (“Prior Maxygen Program Activities”), CPC and Astellas agree that, for purposes of this Agreement, such Prior Maxygen Program Activities shall be deemed to have been conducted by CPC, and shall be deemed part of the Other Programs to the same extent as if all such Prior Maxygen Program Activities had been conducted by CPC under this Agreement. Without limiting the foregoing, CPC and Astellas agree that:

(a) all Know-How and Patents generated, created, or invented by Maxygen in the course of such Prior Maxygen Program Activities and assigned to CPC under the Asset Contribution Agreement (collectively, “Maxygen Program Technology”) shall be treated as CPC Technology, Enabling Technology, Independent Inventions and/or Shuffling Improvements hereunder to the same extent as would be the case if all such Prior Maxygen Program Activities had been conducted by CPC under this Agreement;

(b) the Maxygen Program Technology shall be subject to Astellas’ Option under this Agreement to the same extent as if all such Prior Maxygen Program Activities had been conducted by CPC under this Agreement;

(c) Section 3.3 of this Agreement shall apply with respect to the reporting and disclosure of data and results generated in the Prior Maxygen Program Activities as provided in Section 2.6 to the to the same extent as if all such Prior Maxygen Program Activities had been conducted by CPC under this Agreement; and

(d) the various provisions of this Agreement related to Prosecution and Maintenance of Patents, including provisions regarding the sharing of costs, shall apply with respect to the Maxygen Program Technology to the same extent as if all such Prior Maxygen Program Activities had been conducted by CPC under this Agreement.

ARTICLE 4

PRECLINICAL DEVELOPMENT FUNDING

4.1 Certain R&D Reimbursement Payments.

4.1.1 Payment of CPC’s Preclinical Development Costs. From the Effective Date until the third anniversary of the Effective Date (the “Preclinical Funding Period”), Astellas shall bear certain Preclinical Development Costs incurred by CPC in accordance with this Article 4.

4.1.2 Advance Payment. Prior to the beginning of each calendar quarter during the Preclinical Funding Period, Astellas shall pay CPC for CPC’s expected Preclinical Development Costs for such calendar quarter as provided in the Preclinical Development Plan and Budget for such calendar quarter. With respect to the period between the Effective Date and the beginning of the first full calendar quarter, Astellas shall pay CPC within ten (10) days of the Effective Date CPC’s expected Preclinical Development Costs for such period, as provided in the Initial Preclinical Development Plan and Budget, attached hereto.

4.1.3 Reconciliation. Within forty-five (45) days of the end of each calendar quarter of the Preclinical Funding Period, CPC shall provide Astellas with a detailed accounting of its Preclinical Development Costs actually incurred or accrued in accordance with applicable Accounting Principles during such calendar quarter. If activities covered by the Preclinical Development Plan and associated budget are planned or anticipated to occur in a given calendar quarter, but are delayed (provided that any material or significant delay under the reasonable control of CPC, or due to the failure of Maxygen to provide CPC licenses, materials or software that were available to Maxygen for conduct of the Other Programs prior to the Effective Date, shall require review and approval by the JSC) or accelerated so that Preclinical Development Costs associated with such activities are actually incurred or accrue in a calendar quarter other than the calendar quarter originally planned or anticipated, the Budget under the Preclinical Development Plan with respect to Preclinical Development Costs for such activities shall be adjusted to reflect the actual timing of such activities and associated Preclinical Development Costs; provided, however, that unless otherwise agreed by the Parties the adjustment described in this sentence shall apply only with respect to timing (i.e., determining the calendar quarter in which or for which such amounts will be taken into account under the Budget), and not to increase or decrease the total amounts budgeted for such activities. If Astellas’ advance payment made in accordance with Section 4.1.2 for a quarter exceeds CPC’s Preclinical Development Costs actually incurred or accrued by CPC in such calendar quarter, Astellas shall have the right to credit such excess against the advance payment due in accordance with Section 4.1.2 for the upcoming calendar quarter; provided, however, that for the final two quarters of the Preclinical Funding Period, CPC shall provide reimbursement to Astellas for the amount of such excess with its detailed accounting. If Astellas’ advance payment made in accordance with Section 4.1.2 for a quarter falls short of CPC’s Preclinical Development Costs actually incurred or accrued by CPC in such calendar quarter, Astellas shall provide reimbursement to CPC for the amount of such shortfall; provided, however, that Astellas shall have no obligation to pay or reimburse CPC for any Preclinical Development Costs actually incurred or accrued by CPC in a calendar quarter in excess of one hundred ten percent (110%) of the amount set forth in the Budget for such quarter (as adjusted to account for actual timing of activities as described above in this Section 4.1.3) unless otherwise agreed by the Parties.

4.2 Payments; Foreign Exchange. All payments under this Agreement shall be made in Dollars by wire transfer to a bank and to an account designated by the Party receiving such payment. In the event that an underlying transaction giving rise to a payment hereunder is in currency other than Dollars, payments shall be calculated based on the closing exchange rates reported in The Wall Street Journal (Internet U.S. Edition) for the last Business Day of the applicable reporting period for the payment due.

4.3 Late Payments. Any payments or portions thereof due hereunder which are not paid when due shall accrue from the date payment is due until the date of payment simple interest equal to the lesser of (i) the prime rate as reported in The Wall Street Journal, Internet U.S. Edition, on the date such payment is due, plus an additional one percent (1%), or (ii) the maximum rate permitted by Law, calculated on the number of days such payment is delinquent. This Section 4.3 shall in no way limit any other remedies available to either Party.

4.4 Books and Records. CPC shall keep complete, true and accurate books of account and detailed records (including financial and other records) reasonably sufficient to determine and establish the accuracy of such CPC’s reimbursements under this Article 4. Such books and records shall also document all costs and expenses incurred or paid in connection with the Preclinical Development conducted with regard to Other Compounds and Other Products under this Agreement. All such books and records shall be maintained until the later to occur of (a) five (5) years following the relevant Fiscal Year to which such records pertain, or (b) the expiration of any applicable period required by Law with respect thereto.

4.5 Audit Rights. Astellas shall have the right to inspect and audit CPC’s books and records, at the location(s) where the books and records are maintained by CPC, relating to the Other Programs for purposes of ascertaining the accuracy of Astellas’ payments to CPC under this Article 4, provided that any (i) such audit shall take place by (and no later than) one (1) year after the expiration or termination of this Agreement, (ii) once such an inspection and audit of the books and records of CPC for a given time period has been completed and any discrepancies or potential discrepancies identified in such audit with respect to payments, reimbursements or sharing under this Agreement have either been resolved or determined in reasonable detail in connection with such audit, the books and records for such time period will not be subject to re-audit under this Section 4.5 (for the avoidance of doubt, the books and records for a given time period may be reviewed more than once during an audit to verify the accuracy of the relevant payments), and (iii) such inspection and audits shall be performed on behalf of Astellas by an independent Third Party auditor selected by Astellas and reasonably acceptable to CPC. Such audits shall be conducted during the normal business hours of CPC upon at least thirty (30) days advance notice to CPC and shall be made no more than once each four consecutive calendar quarters. The auditor selected by Astellas shall be required to execute a reasonable confidentiality agreement prior to commencing any such audit and shall only disclose to Astellas (a) whether or not the relevant payments were accurate, or the reasons why the accuracy of the relevant payments could not be determined, and any recommended actions needed to ensure the accuracy of relevant future payments, and (b) if the payments were not accurate, the amount of any under- or over-payment, as well as detail concerning the nature, scope and circumstances of the discrepancy so that such discrepancy can be equitably resolved. With respect to audits of financial and accounting records, the results of such audits shall be delivered in writing to Astellas and CPC. Astellas shall bear the costs and expenses of audits conducted under this Section 4.5, unless a variation or error producing an overpayment exceeding five percent (5%) of the amount paid for the period covered by the audit, whereupon all reasonable out-of-pocket costs paid to Third Parties relating to such audit shall be paid by CPC.

4.6 Taxes. Each Party shall bear and, except as otherwise expressly provided in this Section 4.6, pay any and all taxes, duties, levies, and other similar charges (and any related interest and penalties), however designated, imposed on that Party as a result of any payment to the other Party hereunder. Any federal or state income or franchise tax deductions for payments made by either Party pursuant to the Agreement shall be for the benefit of the payer. All payments hereunder shall be made without deduction for such taxes except to the extent required by applicable Law. If any withholding or similar tax is due with respect to such a payment, such tax shall be deducted from amounts payable or otherwise due hereunder by the paying Party and paid to the applicable taxing authority. Upon request the paying Party shall furnish to the other Party appropriate evidence of payment of any such tax required by applicable Law. Furthermore, the Parties shall reasonably cooperate and assist each other in the preparation and filing of such forms with the applicable taxing authorities as may provide for relief from withholding and similar taxes with respect to payments hereunder and in accordance with applicable Laws. Notwithstanding the foregoing, Astellas shall bear and pay any and all federal, state, local or foreign sale, use, transfer, stamp duty, value-added or similar taxes (“Transfer Taxes”) arising out of the exercise of the Option (as defined below). To the extent permitted by applicable law, CPC and Astellas shall use commercially reasonable efforts to minimize such Transfer Taxes.

ARTICLE 5

LICENSE GRANTS; OPTION

5.1 Licenses To CPC. Subject to the terms and conditions of this Agreement, Astellas hereby grants to CPC the following licenses:

(a) a non-exclusive, royalty-free license in the Territory to make, use and otherwise exploit subject matter within the Astellas Technology (including the right to make, have made, use and import Other Products and Other Compounds) solely and solely for the purpose of conducting Preclinical Development hereunder with respect to Other Products and Other Compounds solely for use in the Field in accordance with the then-current Preclinical Development Plan. The license granted under this Section 5.1(a) excludes the right to grant sublicenses without the consent of Astellas, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that CPC shall have the right to exercise such license through its Affiliates and Third Party contractors, which exercise shall not be construed as a sublicense; and

(b) a royalty-free license in the Territory (effective from the Effective Date, but exercisable on a Program-by-Program basis only after expiration of the Option Period or termination of Astellas’ Optioned Rights with respect to the applicable Program as provided in this Agreement), under Astellas’ rights in and to the Independent Inventions and Joint Inventions generated under this Agreement, with the right to grant and authorize sublicenses as provided in this Section 5.1(b), to research, develop, practice, make, have made, use, sell, offer for sale, import, and otherwise commercialize Other Compounds and Other Products containing Other Protein Variants, in each case exclusively for use in the Field. For clarity, the license granted under this Section 5.1(b) shall not be exercisable or sublicensable until after the end of the Option Period expires or is terminated and shall be subject to the Option as set forth in this Agreement, as well as the applicable Other Program License Agreement(s), if any, entered into by the Parties on Astellas’ exercise of the Option, and therefore CPC shall have no right to grant any sublicense, option, covenant not to sue or other right under the license provided in this Section 5.1(b) for any Other Protein Variant for which the Option has been exercised except as expressly provided under Section 5.3.2 or 5.3.3. Unless otherwise provided in a given Other Program License Agreement entered into by the Parties, the foregoing license grant will, upon execution of an Other Program License Agreement, and for the duration of such Other Program License Agreement, exclude any rights to Other Program Variants that are the subject of such Other Program License Agreement(s).

5.2 Licenses To Astellas. Subject to the terms and conditions of this Agreement, CPC hereby grants to Astellas a non-exclusive, royalty-free license in the Territory to make, use and otherwise exploit subject matter within the CPC Technology (including the right to make, have made, use and import Other Products and Other Compounds) solely for the purpose of conducting Preclinical Development hereunder with respect to Other Products and Other Compounds solely for use in the Field in accordance with the then-current Preclinical Development Plan. The license granted under this Section 5.2 excludes the right to grant sublicenses without the consent of CPC, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that Astellas shall have the right to exercise such license through its Affiliates and Third Party contractors, which exercise shall not be construed as a sublicense.

5.3 Option To Astellas.

5.3.1 Option Grant. In consideration of the funding of the Other Programs provided under Article 4, CPC hereby grants to Astellas an exclusive option (the “Option”) to acquire an exclusive, sublicensable license within the Territory under CPC’s rights in and to the CPC Technology to research, develop, practice, make, have made, use, sell, offer for sale, import, and otherwise commercialize one Other Protein Variant including Other Compounds and Other Products containing such Other Protein Variant, in each case, for use in the Field; provided, however, such license shall not include any license to perform Shuffling (the “Optioned Rights”). Upon exercise of the Option, the Optioned Rights shall be conveyed pursuant to, and on the terms and conditions set forth in, a definitive written Other Program License Agreement (defined below) mutually agreed by the Parties or determined by the arbitrator, as applicable, in each case as set forth in Section 5.3.3, which shall contain reasonable terms addressing appropriate subject matter typically addressed in agreements of the type in the biopharmaceutical industry, including reasonable confidentiality provisions, indemnities, and the like. For purposes of this Section 5.3, “one Other Protein Variant” means any Other Protein Variant that is, or is derived from, either (i) a single, identified human or animal protein, or (ii) a group of related human or animal proteins if such group is expressly treated as a single project in the applicable Preclinical Development Plan or that Astellas can otherwise demonstrate that such group constituted part of the same Other Program, and any variants, homologs, derivatives, mutants or fragments of (i) and (ii) whether alone or conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation).

5.3.2 Option Period. The Option shall exist for the period commencing upon the Effective Date and ending on the earlier to occur of: (a) termination (but not expiration) of the Buy-Out Option, (b) exercise by Astellas of the Buy-Out Option, or (c) forty-five (45) days after the expiration of the Buy-Out Option (the “Option Period”), but may only be exercised after expiration of the Buy-Out Option (and only if the Buy-Out Option has not been exercised or terminated prior to its expiration). In the event that Astellas decides in its sole discretion to exercise the Option as provided in this Section 5.3, Astellas shall exercise the Option by giving notice thereof in writing to CPC prior to the end of the Option Period setting forth the identity of the Other Protein Variant for which the Option is exercised. For the avoidance of doubt, with respect to any Other Protein Variants for which Astellas has not exercised the Option, CPC shall have the right, upon the earlier of expiration of the Option Period, to research, develop and commercialize, or license Third Parties to research, develop and commercialize, such Other Protein Variants, including Other Compounds and Other Products containing such Other Protein Variants and related subject matter of CPC resulting from the applicable Other Program, without the consent of, or further obligation to, Astellas.

5.3.3 Negotiations. If Astellas exercises the Option as described in Section 5.3.2 prior to expiration of the Option Period, then following CPC’s receipt of Astellas’ notice of its exercise of the Option, CPC and Astellas shall negotiate in good faith, for a period of up to six (6) months from the date of such receipt, even if such period extends beyond the Option Period (or such longer period as may be agreed upon by the Parties) (the “Negotiation Period”), the commercially reasonable financial and other terms of an exclusive license agreement between them under which Astellas would be granted the Optioned Rights (the “Other Program License Agreement”); provided, however, that if, at the time Astellas exercises the Option, the cash and cash equivalents of CPC, less any debt held by CPC, is less than Twenty Million Dollars ($20,000,000), then Astellas shall only be required to pay a Twenty Million Dollar ($20,000,000) upfront payment under such Other Program License Agreement without any additional milestone, royalties or other financial consideration to CPC other than pass-through royalties and milestones owed by CPC to Third Parties for activities of Astellas under the Other Program License Agreement arising due to a sublicense of such Third Party rights by CPC under the Other Program License Agreement. Upon agreement of the terms of the Other Program License Agreement, the Parties shall forthwith execute the Other Program License Agreement. During the Negotiation Period, CPC agrees to negotiate exclusively with Astellas for the Optioned Rights, and accordingly, CPC agrees not to grant, or offer to grant, to any Third Party or Affiliate during the Option Period or the Negotiation Period any license, option, covenant not to sue or other right under the CPC Technology to any Other Protein Variant. If the Parties are unable to agree the terms of the Other Program License Agreement during the Negotiation Period, Astellas shall have the right, in its sole discretion, to refer the matter to dispute resolution under Section 10.3 by written notice sent within thirty (30) days of the end of the Negotiation Period. If Astellas does so refer the matter to dispute resolution under Section 10.3 within thirty (30) days after the end of the Negotiation Period, then the arbitrator shall determine commercially reasonable terms for any open issues from the negotiations in accordance with Section 10.3, and following the arbitrator’s determination of commercially reasonable terms for such open issues, Astellas may in its discretion elect, upon written notice to CPC within fifteen (15) days after the arbitrator’s decision, to accept and enter into the definitive Other Program License Agreement on the terms and conditions determined by the arbitrator (in which event CPC and Astellas shall enter into the Other Program License Agreement forthwith). If CPC and Astellas do not agree upon a definitive written Other Program License Agreement within the Negotiation Period and (i) Astellas does not so refer the matter to dispute resolution under Section 10.3 within thirty (30) days after the end of the Negotiation Period, the Option shall terminate at the end of such thirty (30) day period, or (ii) Astellas does not notify CPC in writing of Astellas’ election to accept and enter into the definitive Other Program License Agreement on the terms and conditions determined by the arbitrator within fifteen (15) days after the arbitrator’s decision, then Astellas’ option with respect to the applicable Optioned Rights shall terminate, and CPC shall thereafter have the right to research, develop and commercialize, or license Third Parties to research, develop and commercialize, such Other Protein Variants, including Other Compounds and Other Products containing such Other Protein Variants and related subject matter of CPC resulting from the applicable Other Program, without the consent of, or further obligation to, Astellas.

5.3.4 Regulatory Clearances. During the Negotiation Period, the Parties shall reasonably cooperate to determine whether any filings or government consents or approvals are required by any governmental agency or authority prior to (or in connection with) entering into the Other Program License Agreement (including any such filing or notification required under the Hart-Scott-Rodino Act in the United States). Each Party shall provide such information and documents, make such filings and take such other actions as are reasonably required to make or obtain any such required filings, consents or approvals (if any) prior to entering into the Other Program License Agreement, and each Party shall bear its own costs (including attorneys fees) and filing fees or other amounts payable to any governmental agency or authority in connection therewith (collectively, “HSR Expenses”); provided, however, that if CPC reasonably determines that CPC’s payment of CPC’s HSR Expenses would impair CPC’s ability to continue to conduct its operations in a reasonable manner, then CPC may request in writing that Astellas bear CPC’s HSR Expenses, in which event Astellas will bear CPC’s HSR Expenses and be entitled to credit amounts paid by Astellas (or its Affiliates) for CPC’s HSR Expenses against future payments under the Other Program License Agreement if and when such Other Program License Agreement becomes effective.

5.4 Astellas Compounds. At any time during the period commencing on the Effective Date and ending upon the expiration or termination of this Agreement, Astellas, in its discretion, may propose the addition of a Astellas Compound to the scope of the Other Compounds and Other Programs under this Agreement by providing written notice to CPC setting forth the Astellas Compound and Astellas’ initial valuation of such Astellas Compound and Astellas’ intellectual property rights thereto. Thereafter, CPC and Astellas shall discuss in good faith addition of such Astellas Compound to the Other Compounds and Other Programs hereunder and the valuation of CPC equity to be granted to Astellas as consideration for Astellas’ contribution of the Astellas Compound and Astellas’ intellectual property rights thereto under this Agreement. If CPC and Astellas agree to the addition of such Astellas Compound and upon such valuation, the Parties shall amend this Agreement to (i) add such Astellas Compound to the scope of the Other Compounds and Other Programs, (ii) grant such CPC equity to Astellas, and (iii) grant to CPC a license under Astellas’ intellectual property rights in such Astellas Compound, and related materials, processes and other subject matter (if any) provided by Astellas for use in the Other Programs with respect to such Astellas Compound, (x) to conduct Preclinical Development with respect to such Astellas Compound hereunder, and (y) subject to the option provided below (and any license agreement entered into as a result of exercise of such option), to conduct research and development, and commercialize, and to sublicense Third Parties to conduct research and development, and commercialize, such Astellas Compound. Unless the Parties mutually agree otherwise on a Astellas Compound-by-Astellas Compound basis, (i) any Astellas Compound added to this Agreement shall be subject to the an option granted to Astellas with substantially similar terms and conditions as the Option granted to Astellas under Section 5.3 (to be included in the amendment to this Agreement described above), which shall extend for the Option Period or such longer option period as mutually agreed by the Parties in writing, and (ii) Astellas will provide funding for the Preclinical Development of such Astellas Compound in accordance with Article 4.

5.5 No Other Rights. Each Party acknowledges that the rights and licenses granted under this Article 5 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement or any other written agreement entered into by the applicable Parties, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by one Party to the other Party. All rights with respect to Know-How, Patents or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof. In the absence of a written agreement, the Astellas Compounds are not part of this Agreement or the Other Programs and no rights are granted to CPC for the Astellas Compounds hereunder. For the avoidance of doubt, the terms and conditions, and rights and licenses granted to the Parties, hereunder are separate from any terms and conditions of, and rights granted to Astellas under, the Co-Development Agreement and therefore nothing in this Agreement shall limit, modify, or restrict any terms or conditions of, or any rights held by, or granted to, Astellas under, the Co-Development Agreement.

5.6 Licenses of “Intellectual Property”. The Parties acknowledge that the licenses granted hereunder are intended to be licenses of “Intellectual Property” as such term is used in Section 365(n) of the United States Bankruptcy Code and for other similar Laws.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 Ownership.

6.1.1 Outside the Other Programs. Each Party shall retain all of its rights, title and interest in and to subject matter (including Know-How) developed prior to the Effective Date or outside of its activities in performance of the Other Programs, including the right to transfer or license such intellectual property to others for any purpose, subject only to its obligations under this Agreement, including the licenses and options granted in Article 5. Any such transfer or license will be made expressly subject to the rights granted herein and the obligations provided for herein with respect thereto.

6.1.2 Other Program Technology.

(a) As between the Parties, title to all inventions and other subject matter conceived, generated or otherwise made in connection with the performance of the Other Programs (together with all intellectual property rights therein, including Patents) (i) solely by or under authority of one Party shall be owned by the Party under whose authority the invention or other subject matter was conceived, generated or otherwise made (“Independent Inventions”), and (ii) made jointly by or under authority of Astellas and CPC shall be jointly owned by the Parties (“Joint Inventions”). Except as expressly provided in this Agreement (including being subject to the licenses herein), it is understood that neither Party shall have an obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit Joint Inventions, by reason of joint ownership thereof. Astellas’ Independent Inventions and Astellas’ interest in and to Joint Inventions and in each case any and all intellectual property rights thereto shall be included in the Astellas Technology, and CPC’s Independent Inventions and CPC’s interest in and to Joint Inventions and in each case any and all intellectual property rights thereto shall be included in the CPC Technology, provided that for purposes of the options and licenses hereunder (but not for purposes of determining ownership, nor with respect to Prosecution and Maintenance or enforcement), CPC Technology shall only include CPC’s rights and interest in any such Independent Inventions or Joint Inventions that fall within the Enabling Technology to the extent necessary to perform non-Shuffling preclinical development, development, manufacture, commercialization or other exploitation of any Other Protein Variant or Other Product.

(b) Notwithstanding Section 6.1.2(a), title to all Shuffling Improvements conceived, generated or first reduced to practice by or under authority of either Party, whether solely or jointly with others, in connection with the performance of the Other Programs, shall be owned by, and are hereby assigned to, CPC. Accordingly, Astellas agrees to promptly disclose to CPC all Shuffling Improvements conceived, generated or first reduced to practice by or under authority of Astellas during the Term. As used herein, “Shuffling Improvement” means any invention or other subject matter comprising compositions or methods for Shuffling. For the avoidance of doubt, a Patent that does not specifically recite Shuffling in a claim is not a Shuffling Improvement.

(c) The inventorship of any subject matter developed or otherwise made in performing the Other Programs shall be determined in accordance with U.S. patent laws for the purpose of determining ownership under Section 6.1.2(a).

(d) The Parties recognize and agree that this Agreement is a “joint research agreement” under 35 U.S.C. 103(c)(3). The Parties further agree to cooperate to avail themselves and each other of the provisions of said section 35 U.S.C. 103(c) as amended through the CREATE Act on December 10, 2004.

For purposes of this Section 6.1.2 unless otherwise expressly agreed, neither Party nor its Affiliates or subcontractors shall be deemed to be “acting under authority of” the other Party by virtue of this Agreement.

6.2 Patent Matters.

6.2.1 Prosecution and Maintenance of Independent Patents. Each Party (an “Owning Party”) shall have the sole right to control the Prosecution and Maintenance of its Patents claiming its Independent Inventions (“Independent Patents”), in its discretion in the ordinary course. Each Party shall provide the other Party an opportunity to review and comment upon the text of the applications within its Independent Patents filed after the Effective Date at least thirty (30) Business Days before filing with any patent office and shall reasonably consider comments by the other Party for potential incorporation into such application. The Owning Party shall provide the other Party with an electronic copy of each patent application within the Independent Patents as filed, together with notice of its filing date and serial number. For clarity, the Owning Party may determine, in its sole discretion, to abandon, cease prosecution or not maintain or prepare and file (including filing of a priority patent application and filing of a patent application in any jurisdiction in the Territory claiming priority to a priority application) any Independent Patent anywhere in the Territory.

6.2.2 Costs. The Owning Party shall be responsible for all costs incurred by or for it regard to controlling of the Prosecution and Maintenance of its Independent Patents, except as follows:

(a) Certain CPC Independent Patents. For any CPC Independent Patent including a claim specifically related to an Other Protein Variant or Other Product (including a use or composition of matter claim, or a use or composition of matter claim directed to a genus encompassing the Other Protein Variant or a composition of matter claim directed to the nucleic acid sequences encoding such Other Protein Variant or to a genus encompassing such nucleic acid sequences), such CPC Independent Patent shall be treated as a Joint Patent for which CPC is the Controlling Party and subject to the terms of Section 6.2.3, except that (i) such CPC Independent Patent shall not be jointly owned (and therefore is considered a Joint Patent solely for the purposes of applying the terms of Section 6.2.3, below), and (ii) in the event that Astellas elects by written notice as provided in Section 6.2.3 not to share the internal costs and external out-of-pocket expenses of Prosecution and Maintenance of any such Patent(s) in any core patent country listed on Exhibit 6.2.2(a), such election shall also apply with respect to foreign counterparts of such Patent in all countries, and Astellas’ Option pursuant to Section 5.3 or Section 5.4, as applicable, shall terminate with respect to compounds covered by such Patent(s) as supported by working examples within the specification, and CPC shall thereafter have the right to research, develop and commercialize, or license Third Parties to research, develop and commercialize, such compounds, including Other Products containing such compounds, without the consent of, or further obligation to, Astellas.

(b) Existing Patents. With respect to those Patents assigned to CPC by Maxygen pursuant to the Asset Contribution Agreement between Maxygen and CPC of even date herewith (“Existing Patents”), the following shall apply:

(i) Existing Patents including a claim specifically related to an Other Protein Variant or Other Product that is the subject of research and development under the Preclinical Development Plan and Budget (including a use or composition of matter claim, or a use or composition of matter claim directed to a genus encompassing the Other Protein Variant or a composition of matter claim directed to the nucleic acid sequences encoding such Other Protein Variant or to a genus encompassing such nucleic acid sequences) shall be treated in the same manner as provided in Section 6.2.2(a) with respect to the CPC Independent Patents that are the subject of such Section;

(ii) During the term of this Agreement, CPC shall give Astellas thirty (30) days notice before abandoning any Existing Patent which includes a claim specifically related to an Other Protein Variant or Other Product that is not the subject of research and development under the Preclinical Development Plan and Budget (including a use or composition of matter claim, or a use or composition of matter claim directed to a genus encompassing the Other Protein Variant or a composition of matter claim directed to the nucleic acid sequences encoding such Other Protein

Variant or to a genus encompassing such nucleic acid sequences) and, if Astellas notifies CPC within such thirty (30) day period that Astellas wishes to add a program under the Preclinical Development Plan with respect to Other Protein Variants or Other Products covered by such Patent, then the Parties shall negotiate in good faith, through their representatives on the JSC, appropriate amendments to the Preclinical Development Plan to include such a program and in such event CPC shall not abandon such Existing Patent unless and until such Other Protein Variants or Other Products are no longer the subject of research and development under the Preclinical Development Plan and Budget ; and

(iii) With respect to any Existing Patent for which Astellas is not sharing costs as set forth in Section 6.2.2(b)(i) (“Unfunded Existing Patents”), CPC shall have the right to out-license or sell such Unfunded Existing Patents, and Know-How specifically related to Unfunded Exiting Patents, for the research, development and commercialization of compositions claimed in such Unfunded Existing Patent without the consent of, or further obligation to, Astellas.

6.2.3 Prosecution and Maintenance of Joint Patents. With respect to any potentially patentable Joint Invention, CPC shall have the first right to control the Prosecution and Maintenance of Patents covering such Joint Invention (“Joint Patents”). The Parties shall share equally in the internal costs and external out-of-pocket expenses of Prosecution and Maintenance of Joint Patents covering such Joint Invention; provided, however, that upon thirty (30) days written notice, either of CPC or Astellas may elect not to share the internal costs and external out-of-pocket expenses of Prosecution and Maintenance of any such Joint Patent in any country, and thereafter, the non-electing Party shall be free, in its discretion, to control the Prosecution and Maintenance of such Joint Patent in such country at its own expense and the electing Party shall not have any right to review and comment upon the Prosecution and Maintenance of such Joint Patent as described in this Section 6.2.3. For clarity, the election of CPC or Astellas not to share internal costs and external out of pocket expenses for Prosecution and Maintenance of any Joint Patent shall not affect ownership thereof. The Party (Astellas or CPC) controlling Prosecution and Maintenance of such Joint Patent (the “Controlling Party”) shall provide the other Party (the “Other Party”) an opportunity to review and comment upon the text of patent applications within such Joint Patents filed after the Effective Date at least thirty (30) Business Days before filing with any patent office. The Controlling Party shall provide the Other Party with an electronic copy of each patent application within such Joint Patents as filed, together with notice of its filing date and serial number. For so long as the Other Party is sharing the internal costs and external out-of-pocket expenses of Prosecution and Maintenance of any such Joint Patent in a given country, the Controlling Party shall keep the Other Party advised of the status of all material communications to and from applicable patent offices in such country, actual and prospective filings or submissions regarding such Joint Patent in such country, and shall give the Other Party an opportunity to review and comment in advance on any such communications, filing and submissions proposed to be sent to any patent office in such country and shall reasonably consider comments from the Other Party for potential incorporation into any such filings or submissions. If a Controlling Party determines in its sole discretion to abandon, cease prosecution or not maintain or prepare and file (including filing of a priority patent application, filing of a patent application claiming priority to a priority application, national phase filings of a PCT application, and national phase entry of granted a EPC patent) any Joint Patent controlled by it in any country in the Territory for which the Other Party is sharing internal costs and external out-of-pocket expenses of Prosecution and Maintenance, then the Controlling Party shall provide the Other Party written notice of such determination at least thirty (30) days before any deadline for taking action to avoid abandonment (or other loss of rights) and shall provide the Other Party with the opportunity to Prosecute and Maintain such Joint Patent as the Controlling Party as set forth in this Section.

6.2.4 Prosecution and Maintenance. For purposes of this Agreement, “Prosecution and Maintenance” means, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as re-examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences and the defense of oppositions and other similar proceedings with respect to the particular Patent.

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that each Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than for the purpose of exercising its retained rights or rights under licenses granted hereunder, or performing obligations hereunder, or as otherwise provided for in this Agreement, any confidential and proprietary information and materials of the other Party pursuant to this Agreement (collectively, “Confidential Information”). Astellas Technology shall be deemed the Confidential Information of Astellas, and CPC Technology shall be deemed the Confidential Information of CPC. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

7.1.1 was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), at the time of disclosure;

7.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

7.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

7.1.4 was independently discovered or developed by the receiving Party without reference to or use of Confidential Information of the disclosing Party as demonstrated by documented evidence; or

7.1.5 was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

The obligations set forth in this Section 7.1 shall remain in effect during the Term of this Agreement and for five (5) years thereafter.

7.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement (except that the term of confidentiality may be shorter than the term of confidentiality herein, but in no event less than five (5) years after the termination of the agreement with the disclosee containing such confidentiality provisions) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses or extension of the licenses and sublicenses to Affiliates and subcontractors as permitted hereunder; (ii) to the extent such disclosure is reasonably necessary in Prosecuting or Maintaining any Patent or other intellectual property right in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement (including to comply with the applicable rules of any public stock exchange upon which the stock of such Party or its Affiliate is listed), or otherwise required by Law, provided, however, that if a Party is required by Law or court order to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, (but not to the extent inappropriate in the case of Prosecution and Maintenance of Patents), will use its reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with advisors (including financial advisors, lawyers and accountants) or actual or bona fide potential investors or acquirers, or actual or bona fide potential licensees or sublicensees related to Other Products, or approved or permitted contractors, service providers, vendors and the like used (or to be used) in connection with activities hereunder, each on a need to know basis, and in each case under standard confidentiality obligations (subject to the allowances for term of confidentiality provided in subsection (i) above, except with respect to disclosures to actual or bona fide potential investors and acquirers receiving any technical data related to Other Compounds or Other Products that is Confidential Information of the other Party shall be subject to obligations of confidentiality for a period of at least five (5) years after such disclosure, or (iv) to the extent mutually agreed to by the Parties. In addition to the foregoing, with respect to complying with the disclosure requirements of the SEC or similar regulatory bodies or the rules of an applicable public stock exchange, in connection with any required disclosure of material information related to this Agreement, the Parties shall consult with one another concerning the information to be disclosed where practicable.

7.3 Publications. Any publication or presentation of Other Program Technology, including preclinical studies carried out by a Party under this Agreement, shall be subject to the guidelines for publication set out herein. The Parties shall establish promptly after the Effective Date guidelines that (i) allow for each Party’s timely review of all publications or presentations of Other Program Technology, (ii) provide for protection of Confidential Information and ensure the possibility of filing appropriate patent applications prior to any disclosure of patentable subject matter, and (iii) ensure that all such publications and presentations are consistent with good scientific practice and accurately reflect work done and the contributions of the Parties. Unless otherwise mutually agreed upon by the Parties, (A) the Party desiring to publish or present any Data arising from its performance of the Other Programs or Other Program Technology (the “Publishing Party”) shall transmit to the other Party (the “Reviewing Party”) for review and comment a copy of the proposed publication or presentation, at least forty-five (45) days prior to the submission of the proposed publication or presentation to a Third Party; (B) the Publishing Party shall postpone the publication or presentation for up to an additional sixty (60) days upon request by the Reviewing Party in order to allow the Reviewing Party to consider appropriate patent applications or other protection to be filed on information contained in the publication or presentation; (C) upon request of the Reviewing Party, the Publishing Party shall remove all Confidential Information of the Reviewing Party (from the information intended to be published or presented except to the extent disclosure of such Confidential Information is required by Law); and (D) the Publishing Party shall consider all reasonable comments made by the Reviewing Party and attempt to address any significant commercial concern to the proposed publication or presentation.

7.4 Confidential Terms. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except: (i) to advisors (including financial advisors, attorneys and accountants), approved or permitted contractors, actual or bona fide potential investors or acquirers, or actual or bona fide potential licensees or sublicensees or others on a need to know basis, in each case under circumstances that reasonably ensure the confidentiality thereof; or (ii) under circumstances that reasonably ensure the confidentiality of the information, to the extent necessary to comply with the terms of agreements with Third Parties existing as of the Effective Date pursuant to which such Party first obtains rights to such Party’s Licensed Technology, which is (sub)licensed to the other Party hereunder, or (iii) to the extent previously made publicly available pursuant to this Section 7.4, or (iv) to the extent required by applicable Law or the applicable rules of any public stock exchange upon which the stock of such Party or its Affiliate is listed; provided, however, that if a Party is required by Law or the applicable rules of any public stock exchange to make any such disclosure of the terms or conditions of this Agreement, it will give reasonable advance notice to the other Party of such disclosure requirement and will use its reasonable efforts to seek confidential treatment of such terms and conditions. In addition to the foregoing, with respect to complying with the disclosure requirements of the Securities and Exchange Commission (“SEC”) or similar regulatory bodies or the rules of an applicable public stock exchange, in connection with any required filing of this Agreement, the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement (including by allowing the other Party an opportunity to review and comment upon the proposed filing of this Agreement). If time does not permit such discussion, or if, after such discussion between counsel, the Party desiring to make the disclosure still believes such Party is required by applicable Law or applicable stock exchange rule to make such disclosure, it may do so, upon written notice to the other Party. For clarity, nothing in this Section 7.4 shall prevent any Party from making disclosures required by applicable Law.

7.5 Subsequent Disclosures. Once a publication or other disclosure has been made in accordance with Section 7.3 or 7.4 above, a Party may make subsequent disclosures of information contained therein without approval or prior review of the other Party; provided, however, that the requirements of Section 7.3 or 7.4 shall, to the extent applicable, apply with respect to new or additional information in any such subsequent disclosure.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS;

INDEMNIFICATION

8.1 Mutual Representations, Warranties and Covenants. Each Party (the “Representing Party”) hereby represents, warrants and covenants to the other Party, as a material inducement for such other Party’s entry into this Agreement, as follows:

8.1.1 The Representing Party is duly organized and validly existing under the Laws of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

8.1.2 This Agreement is a legal and valid obligation binding upon the Representing Party and enforceable against it in accordance with its terms, assuming due execution and delivery of the Agreement by the Parties, and subject to applicable laws regarding insolvency, bankruptcy, reorganization, moratorium and other Laws affecting creditors’ rights generally as from time to time in effect;

8.1.3 The execution, delivery and performance of the Agreement by the Representing Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge, violate any Law;

8.1.4 To its knowledge as of the Effective Date, no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by the Representing Party of its obligations under this Agreement and such other agreements;

8.1.5 The Representing Party has not granted as of the Effective Date, and during the Term will not grant, any right to any Third Party relating to its respective Licensed Technology which conflicts with the rights granted to the other Party hereunder; and without limiting the foregoing, the Representing Party will not, during the Term, encumber the subject matter (including Patents and Know-How) within its respective Licensed Technology, as applicable, with liens, mortgages, security interests or another similar interest that would give the holder the right to convert the interest into ownership of such subject matter, unless the encumbrance is expressly subject to the licenses and rights granted to the other Party herein; and

8.1.6 The Representing Party has not been debarred or the subject of debarment proceedings by any Regulatory Authority and will not knowingly use in connection with the Preclinical Development hereunder any employee, consultant or investigator that has been debarred or the subject of debarment proceedings by any Regulatory Authority.

8.2 Representations, Warranties and Covenants by Astellas. Astellas hereby represents and warrants and covenants to CPC as follows:

8.2.1 It has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, of the Astellas Technology to grant the licenses to CPC as required to be granted pursuant to this Agreement; and

8.2.2 During the Term of this Agreement, it shall not grant any assignment, license, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to any Third Party relating to any patent, know-how or other proprietary right that conflicts with the licenses required to be granted to CPC hereunder.

8.3 Representations, Warranties and Covenants by CPC. CPC hereby represents and warrants and covenants to Astellas as follows:

8.3.1 As of the Effective Date (and, with respect to CPC Technology specifically related to programs other than programs for those proteins or polypeptides listed on Exhibit 1.16.1, to CPC’s Knowledge), it has sufficient legal and/or beneficial title, ownership or license, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind, of the CPC Technology to grant the licenses and options to Astellas as required to be granted pursuant to this Agreement; provided, however, that the foregoing shall not be construed as a representation or warranty of sufficiency of the CPC Technology, nor of non-infringement of the intellectual property rights of any Third Party.

8.3.2 During the Term of this Agreement, it shall not grant any assignment, license, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to any Third Party relating to any patent, know-how or other proprietary right that conflicts with the licenses and options required to be granted to Astellas hereunder.

8.3.3 During the Term of this Agreement, it shall comply with the applicable terms and conditions under the Technology License Agreement and all other Third Party contracts to which it is a party that relate to the Other Programs (collectively the “Third Party Agreements”) and will not terminate, amend, or waive (or provide consent with respect to any termination, amendment or waiver by Maxygen of any right) any rights under any Third Party Agreement in any manner which diminishes the licenses or the Option granted to Astellas, requires any increase in obligations by Astellas hereunder with respect to the Other Programs or its exercise of the Option, or impairs CPC’s ability to perform its obligations hereunder without the prior written consent of Astellas (which consent Astellas agrees shall not be unreasonably withheld).

8.3.4 During the Term of this Agreement, CPC shall:

(a) confer with the JSC regarding the proteins to be removed from the list of proteins for which Maxygen has exclusive rights to utilize the Enabling Technology under Section 2.5(b) of the License Agreement between Maxygen and Bayer HealthCare LLC dated July 1, 2008 (the “Bayer Agreement”), and as directed by the JSC shall exercise its rights under Section 2.8.1 of the Technology License Agreement to direct Maxygen to select those proteins selected by the JSC for removal from Schedule 1.45 of the Bayer Agreement, as provided in Section 2.5(b) of the Bayer Agreement;

(b) as directed by the JSC, exercise its rights under Section 2.8.2 of the Technology License Agreement to direct Maxygen to seek substitution, pursuant to Section 2.5.6 of the Bayer Agreement, of a protein selected by the JSC (that the JSC reasonably believes to have application in the area of immunosuppression, including autoimmunity and/or transplant rejection) in place of a Maxygen Exclusive Protein (as defined under the Bayer Agreement) chosen for replacement by the JSC; provided, however, that if a dispute with Bayer arises with respect to such proposed substitution, CPC shall not be obligated to pursue such proposed substitution unless CPC and Astellas mutually agree upon allocation of costs (including attorneys fees) related to pursuing such substitution; and

(c) promptly confer with the JSC in the event that CPC receives notice from Maxygen pursuant to Section 2.8.3 of the Technology License Agreement that Bayer has proposed substitution, pursuant to Section 2.5.6 of the Bayer Agreement, of a particular protein in place of a Bayer Exclusive Protein (as defined in the Bayer Agreement), and upon direction of the JSC shall exercise its rights under Section 2.8.3 of the Technology License Agreement to direct Maxygen to object to such substitution in accordance with the procedures of Section 2.8.3 of the Technology License Agreement; provided, however, that if a dispute with Bayer arises with respect to such proposed substitution by Bayer, CPC shall not be obligated to pursue the objection to such substitution unless CPC and Astellas mutually agree upon allocation of costs (including attorneys fees) related to pursuing such objection to Bayer’s proposed substitution.

8.4 Disclaimer of Warranties. EXCEPT EXPRESSLY AS SET FORTH IN THIS AGREEMENT, CPC AND ASTELLAS EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE OTHER PROGRAMS, CPC TECHNOLOGY, ASTELLAS TECHNOLOGY OR OTHER PROGRAM TECHNOLOGY, OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT.

8.5 Indemnification.

8.5.1 Fault-Based.

(a) Subject to Sections 8.6 and 8.7, CPC shall defend, indemnify, and hold Astellas, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Astellas Indemnitees”) harmless, at CPC’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by any Astellas Indemnitees until such time as CPC has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) payable to a Third Party (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Astellas Indemnitee by such Third Party to the extent such Losses result from (i) the gross negligence or willful misconduct of CPC, or its Affiliates or sublicensees hereunder, (ii) a breach by CPC of its representations or warranties set forth in Section 8.1 or 8.3, or (iii) violation of Law by or under authority of CPC, or its Affiliates or sublicensees, in performing its activities under the Other Programs, but only the Law of the country in or for which CPC, or its Affiliates or sublicensees, as applicable, is performing such activities (each of (i), (ii) or (iii), a “Fault of CPC” for purposes of this Section 8.5); but excluding such Losses to the extent they arise from the Fault of Astellas or arise from any Claim alleging infringement of intellectual property rights of a Third Party.

(b) Subject to Sections 8.6 and 8.7, Astellas shall defend, indemnify, and hold CPC, its Affiliates, and their respective directors, officers, employees and agents (collectively, “CPC Indemnitees”) harmless, at Astellas’ cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any CPC Indemnitees until such time as Astellas has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) arising out of any Claim brought against any CPC Indemnitee by such Third Party to the extent such Losses result from (i) the gross negligence or willful misconduct of Astellas, or its Affiliates or sublicensees hereunder, (ii) a breach by Astellas of its representations or warranties set forth in Section 8.1 or 8.2, or (iii) violation of Law by or under authority of Astellas, or its Affiliates or sublicensees, in performing its activities under the Other Programs, but only the Law of the country in or for which Astellas, or its Affiliates or sublicensees, as applicable, is performing such activities (each of (i), (ii) or (iii), a “Fault of Astellas” for purposes of this Section 8.5); but excluding such Losses to the extent they arise from the Fault of CPC or arise from any Claim alleging infringement of intellectual property rights of a Third Party.

8.5.2 Apportionment of Fault. If any Losses occur by reason of or result from the joint Fault of Astellas and Fault of CPC, liability for such Losses under Section 8.5.1(a) or Section 8.5.1(b) shall be apportioned between Astellas and CPC according to the percentage of Fault of Astellas and Fault of CPC. This Section 8.5.2 shall apply even under circumstances where a Third Party bears a percentage of the fault.

8.6 Claim for Indemnification. Whenever any Claim shall arise for indemnification under Section 8.5, the Astellas Indemnitees and the CPC Indemnitees entitled to indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of the Claim and, when known, the facts constituting the basis for the Claim. The Indemnifying Party shall promptly assume, and have the right to control, the defense and settlement thereof at its own expense. The Indemnified Party shall not settle or compromise any Claim by a Third Party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event shall either the Indemnified Party or Indemnifying Party settle any Claim without the prior written consent of the Indemnified Party if such settlement does not include a release from liability on such Claim or if such settlement would involve undertaking an obligation other than the payment of money by the settling Party that would bind or impair the non-settling Party, or result in any Licensed Technology, Patent or trademark of the other Party being rendered invalid or unenforceable. The provisions of this Article 8 shall be subject to the dispute resolution procedures of Article 10.

8.7 Reduction of Indemnity Payments. Notwithstanding anything in this Article 8 to the contrary, an indemnity payment owed by one Party to the other Party pursuant to this Agreement shall be reduced by all amounts actually received by the Indemnified Party under insurance policies purchased and maintained by the Indemnifying Party in connection with the Claim for which the indemnification related (less all deductibles, costs of collection, and other expenses incurred in connection therewith).

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement will commence upon the Effective Date and, except to the extent earlier terminated pursuant to this Article 9, shall continue in full force and effect until the expiration of the Buy-Out Option (the “Term”).

9.2 Termination for Breach. Either Party may terminate this Agreement in the event the other Party materially breaches this Agreement, and such breach shall have continued for ninety (90) days after notice thereof was provided to the breaching Party by the non-breaching Party. Any such termination shall become effective at the end of such ninety (90) day period unless the breaching Party has cured any such breach prior to the expiration of the ninety (90) day period. Notwithstanding the foregoing, in the event the alleged breach in question is not reasonably capable of cure within the foregoing ninety (90) day period, but is otherwise capable of being cured, the breaching Party may submit a reasonable cure plan prior to the end of such initial ninety (90) day cure period, in which case, the other Party shall not have the right to terminate under this Section 9.2 with respect to such alleged breach for so long as the breaching Party is diligently implementing such cure plan. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with this Section 9.2, and such alleged breaching Party provides the other Party notice of such dispute within such ninety (90) day period, then the non-breaching Party shall not have the right to terminate this Agreement under this Section 9.2 unless and until an arbitrator, in accordance with Article 10, has determined that the alleged breaching Party has materially breached the Agreement and that such Party fails to cure such breach within ninety (90) days following such arbitrator’s decision. It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. Notwithstanding anything to the contrary in this Section 9.2, the Parties acknowledge that termination of this Agreement shall be a remedy of last resort and the breaching Party shall have the right to assert in the event of a dispute for resolution under Article 10, that some other remedy besides termination shall be adequate and appropriate in lieu of termination for the breach in question. If the breaching Party raises such issue for resolution under Article 10, the arbitrator shall reasonably consider non-termination remedies and, provided such material breach is confirmed, look first to impose any such non-termination remedies in lieu of allowing termination of this Agreement so long as such non-termination remedies are adequate, appropriate, and effectively make the non-breaching Party whole in light of all damages incurred including consequential damages (and no termination shall occur pending resolution of any such dispute and in the event such arbitrator finds such non-termination remedies adequate, appropriate, and effective in making the non-breaching Party whole).

9.3 General Effects of Expiration or Termination.

9.3.1 Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

9.3.2 Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, expiration or termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

9.3.3 General Survival. The following provisions of this Agreement shall survive expiration or termination of this Agreement for any reason (but solely for the time periods provided in such Articles and Sections, if applicable): Article 7 (other than Section 7.3), Article 10 and Article 11 (other than Section 11.13) of the Agreement, and Sections 4.3, 4.4, 4.5, 5.1(b), 5.5, 6.1, 6.2.3, 8.4, 8.5, 8.6, 8.7, and 9.3 of the Agreement. Section 5.3 shall survive the expiration, but not the termination, of this Agreement. Except as otherwise provided in this Article 9, all rights and obligations of the Parties under this Agreement, including any licenses granted hereunder, shall terminate upon expiration or termination of this Agreement in its entirety for any reason.

ARTICLE 10

DISPUTE RESOLUTION

10.1 Disputes.

10.1.1 JSC. Except as otherwise provided herein, any disputes relating to the Other Programs or arising out of or in connection with this Agreement shall be first submitted to the JSC for resolution. The JSC will hear the disputed matter and attempt to reach a decision with respect to such disputed matter in as timely a manner as possible, and in all cases within thirty (30) days after the submission by either Party of the disputed matter to the JSC. If the JSC is unable to resolve any dispute within such thirty (30) day period, such matter shall be subject to resolution under Section 10.1.2.

10.1.2 CEOs. If the JSC is unable to resolve any dispute relating to the Other Programs or arising out of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the CEOs (or an executive officer designated by the CEO) of the Parties for attempted resolution by good faith negotiations within ten (10) Business Days. In such event, each Party shall cause its CEO or the CEO’s designated executive officer to meet and be available to attempt to resolve such issue. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute.

10.2 Arbitration. Except with respect to disputes involving the intellectual property rights of a Party under Section 10.4 or certain disputes under Section 10.3, the Parties agree that any dispute or controversy relating to the Other Programs or arising out of or in connection with this Agreement, or the validity, enforceability, construction, performance or breach hereof, which is not resolved under Section 10.1 or as otherwise expressly provided herein, shall be finally settled by binding arbitration under this Section 10.2 under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one or more arbitrators appointed in accordance with the rules thereof and the decisions of the arbitrator shall be final and binding on the Parties hereto. The place of the arbitration proceeding shall be in San Francisco, California. The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator. The costs of such arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 10.2 within ninety (90) days following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such ninety (90) day period.

10.3 Short Form Arbitration for Certain Disputes. In the event the Parties are unable to agree upon a definitive Other Program License Agreement pursuant to Section 5.3.3 and such matter is referred to arbitration for resolution under this Section 10.3, such matter shall, upon referral of the matter to arbitration by either Party, be resolved by final binding arbitration in accordance with the procedures set forth in Section 10.2, except that the procedures for the conduct of the arbitration shall be modified as follows:

10.3.1 Arbitration under this Section 10.3 shall be conducted by a single neutral arbitrator, selected in accordance with ICC Rules, or as otherwise agreed by the Parties. The arbitrator shall engage an independent expert with relevant experience in licensing and collaboration agreements governing pharmaceutical research and development to advise the arbitrator. Each Party shall provide the arbitrator and the other Party with a written report providing (i) the Party’s last draft of the Other Program License Agreement provided to the other Party, (ii) a detailed list of open issues in the Other Program License Agreement, and (iii) its position with respect to each open issue in the detailed list, and may submit a revised report and position to the arbitrator within fifteen (15) days of receiving the other Party’s report. If so requested by the arbitrator, each Party shall make oral or other written submissions to the arbitrator in accordance with procedures to be established by the arbitrator; provided that other Party shall have the right to be present during any oral submissions. The arbitrator shall then resolve each open issue to determine the final terms and conditions for the Other Program License Agreement, based on what is most reasonable and equitable to each of the Parties under the circumstances and reflective of reasonable and customary terms in the biopharmaceutical industry for agreements of this type (including the protection of the proprietary technology and intellectual property rights of each of the Parties that may be useful for other applications outside this Agreement and recognition of the respective contributions by the parties in terms of financial, intellectual property and other contributions) and most closely reflects the Parties’ intent as expressed in this Agreement (except that the proposed financial terms of a $20,000,000 upfront payment for the Other Program License Agreement in circumstances when CPC is below the $20,000,000 net cash threshold, as described in Section 5.3.3 above, is not, and shall not be deemed to be, reflective of the Parties’ intent regarding appropriate financial terms for such Other Program License Agreement in other circumstances, but shall be the financial terms when CPC is below the $20,000,000 net cash threshold, as described in Section 5.3.3 above), and shall not have the authority to (i) render any substantive decision on any open issue other than to so select the position of either Astellas or CPC, or a reasonable compromise thereof, as set forth in their respective written reports (as submitted by the applicable Party), or (ii) alter any term or condition that both of the Parties have indicated is not an open issue and for which the draft Other Program License Agreement provided by each Party has the same term or condition.

10.3.2 In any arbitration under this Section 10.3, the arbitrator and the Parties shall use their best efforts to resolve such matter within thirty (30) days after the selection of the arbitrator or as soon thereafter as is practicable.

10.4 Intellectual Property Disputes. Any disputes related to intellectual property rights of the Parties which are not resolved under Section 10.1 shall be brought to a court of competent jurisdiction in the country in which such intellectual property rights were granted.

10.5 Provisional Remedies. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief, pending resolution under Section 10.1, 10.2, 10.3 or 10.4 as applicable, that may be necessary to protect the rights or property of that Party. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable Law.

ARTICLE 11

MISCELLANEOUS

11.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the substantive Laws of the State of New York, without reference to conflicts of laws principles. Notwithstanding the above, any dispute regarding validity or enforceability of any patent shall be governed by the patent laws of the jurisdiction in which such patent was issued solely for the purpose of resolution of the dispute as to validity and enforceability.

11.2 Assignment. This Agreement shall not be assignable or otherwise transferred, in whole or in part, by either Party to any Third Party without the written consent of the other Party and any such attempted assignment shall be void. Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms and conditions of this Agreement. No assignment or transfer of this Agreement shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Except as expressly provided in this Section 11.2, any attempted assignment or transfer of this Agreement shall be null and void.

11.3 Limitation on Liability. EXCEPT FOR BREACH OF SECTION 7.1, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS OR INTERRUPTION OF BUSINESS, OR FOR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. IN NO CASE SHALL EITHER PARTY BE LIABLE FOR ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY TO ANY THIRD PARTY. NOTHING IN THIS SECTION 11.3 IS INTENDED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER SECTIONS 8.5 AND 8.6 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY.

11.4 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in English language, in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given if delivered in person, transmitted by as a PDF attachment to an email (with response email confirming receipt) or by express courier service (signature required) or five (5) Business Days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) Business Days after such mailing, to the Party to which it is directed at its address or email address shown below or such other address or email address as such Party will have last given by notice to the other Party.

If to CPC,

addressed to:	CPC c/o Maxygen, Inc.
515 Galveston Drive Redwood City, California 94063 USA Attention: Chief Business Officer Telephone: (650) 298-5300 Email address: corporatesecretary@maxygen.com

with a copy to:	Maxygen, Inc.
515 Galveston Drive Redwood City, California 94063 USA Attention: General Counsel Telephone: (650) 298-5300 Email address: corporatesecretary@maxygen.com

and a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 USA Attention: David W. Stevens Telephone: (650) 493-9300

If to Astellas,

addressed to:	Astellas Pharma Inc.
2-3-11, Nihonbashi-Honcho Chuo-ku, Tokyo 103-8411 Japan Attention: Vice President, Business Development Telephone: (813) 3244-2500 Email address: masaki.doi@jp.astellas.com

with a copy to:	Astellas Pharma Inc.
2-3-11, Nihonbashi-Honcho 2-chome Chuo-ku, Tokyo 103-8411 Japan Attention: Vice President, Legal Telephone: (813) 3244-3231 Email address: kazunori.okimura@jp.astellas.com

11.5 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

11.6 Severability. If any provision hereof is held invalid, illegal or unenforceable by any arbitrator or court of competent jurisdiction from which no appeal can be or is taken, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such tribunal or jurisdiction, as the case may be, and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other tribunal or jurisdiction.

11.7 Entire Agreement/Modification. This Agreement, including its Exhibits, and the Transaction Agreements set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each of the Parties.

11.8 Relationship of the Parties. The Parties agree that the relationship of CPC and Astellas established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency, joint venture, partnership or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

11.9 Force Majeure. Except with respect to payment of money, neither Party shall be liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfillment or the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from fire, earthquake, tornado, embargo, prohibition or intervention, riot, civil commotion, war, act of war (whether war be declared or not), insurrection, terrorist act, strike, flood, governmental act or restriction (beyond the reasonably control of the respective Party), act of God, or other cause that is beyond the reasonable control and not caused by the negligence or misconduct of the affected Party. The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

11.10 Third Party Beneficiaries. Except for the rights to indemnification provided for a Party’s Indemnitees pursuant to Section 8.5, all rights, benefits and remedies under this Agreement are solely intended for the benefit of CPC and Astellas, and except for such rights to indemnification expressly provided pursuant to Section 8.5, no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement (ii) seek a benefit or remedy for any breach of this Agreement, or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

11.11 Advice of Counsel. Astellas and CPC have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

11.12 Other Obligations. Except as expressly provided in this Agreement or as separately agreed upon in writing between Astellas and CPC, each Party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

11.13 Further Assurances. At any time or from time-to-time on and after the Effective Date, a Party shall at the request of the other Party (i) deliver to the requesting Party such records, data or other documents as may be reasonably necessary to give effect to the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license as may be reasonably necessary to give effect to the provisions of this Agreement, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

11.14 Compliance with Laws/Other. Notwithstanding anything to the contrary contained herein, each Party shall comply with, all applicable Laws in connection with its performance under this Agreement, including obtaining all necessary approvals required by the applicable agencies of the governments of the United States, Japan and other applicable jurisdictions. In addition, each Party shall conduct its activities under the Other Programs in accordance with good scientific and business practices.

11.15 Governmental Matters. Subject to Section 7.4, to the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission and the Competition Directorate of the Commission of the European Communities, in accordance with applicable laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonable required in connection therewith, at the expense of the requesting Party. The Parties shall promptly notify each other as to the activities or inquires of any such governmental authority relating to this Agreement, and shall cooperate, to respond to any request for further information therefrom at the expense of the requesting Party.

11.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together, shall constitute one and the same instrument.

[The remainder of this page intentionally left blank intentionally; the signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

CPC	ASTELLAS PHARMA INC.

By:	By:
Name:	Name:
Title:	Title:

List of Exhibits:

•	Exhibit 1.9.2—CPC Patents

•	Exhibit 1.16.1—Exclusively Out-Licensed Protein

•	Exhibit 1.29—Existing Compounds

•	Exhibit 2.3—Initial Committee Membership

•	Exhibit 2.10—Existing Third Party Contactor Agreements

•	Exhibit 3.2—Draft Initial Preclinical Development Plan

•	Exhibit 6.2.2(a)—Core Patent Countries

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

[Signature page to Other Products Collaboration Agreement]

Annex D

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (this “Agreement”) is entered into as of the     th day of             , 2009 (“Effective Date”) by and between Maxygen, Inc., a Delaware corporation with its principal place of business at 515 Galveston Drive, Redwood City, California 94063 (“Maxygen”), and CPC, a Delaware limited liability company with its principal place of business at 515 Galveston Drive, Redwood City, California 94063 (“CPC”). Maxygen and CPC are each referred to herein by name or, individually, as a “Party” or, collectively, as the “Parties.”

BACKGROUND

A. Maxygen owns or possesses certain right, title and interest in Enabling Technology, Software, In-Licensed Project-Specific Technology, RR Technology and CMVP Technology, and related Patents and Know-How (all as defined below), which may have potential usefulness in the research, development, manufacture or commercialization of protein pharmaceutical products;

B. Concurrently with the execution of this Agreement, Maxygen and CPC have executed Asset Contribution Agreement between Maxygen and CPC (the “Asset Contribution Agreement”) pursuant to which CPC will acquire certain assets of Maxygen related to the research, development, manufacture or commercialization of protein pharmaceutical products;

C. CPC desires to obtain certain licenses with respect to the Enabling Technology, Software, In-Licensed Project-Specific Technology, RR Technology and CMVP Technology, and Maxygen is willing to grant such licenses, all on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the corresponding meanings as used in this Agreement:

1.1 “4 Program” shall have the meaning provided in the Asset Contribution Agreement.

1.2 “Accounting Standards” means generally accepted accounting principles applicable internationally or in a particular country (e.g., International Accounting Standards, Japanese Accounting Standards, U.S. Accounting Standards), as consistently applied by or on behalf of the relevant Party.

1.3 “Adjuvant” means a nucleic acid, protein or polypeptide that, when administered in conjunction with one or more Antigens (simultaneously or in a phased manner), induces in a human or animal recipient an improved Immune Response to the one or more Antigens; in each case, regardless of the formulation of such nucleic acid, protein or polypeptide (e.g., whether containing purified nucleic acid(s), protein(s) or polypeptide(s), a mixture of nucleic acid(s), protein(s) or polypeptide(s) or displayed on the surface of a cell, spore, virus or other delivery vehicle) or the mode of its delivery (e.g., via injection, ingestion, inhalation or ballistic device). For purposes of clarity, a therapeutic protein, polypeptide or nucleic acid that creates an Antigen Specific Response per se to such therapeutic protein, polypeptide or nucleic acid (or protein or polypeptide encoded by such nucleic acid) is not an Adjuvant for purposes of this Agreement. (“Antigen,” “Antigen-Specific Response,” and “Immune Response” are defined in Sections 1.48, 1.48.1, and 1.48.2 below.)

1.4 “Affiliate” means any corporation or other business entity that controls, is controlled by, or is under common control with a Party, for so long as such control exists. A corporation or other entity shall be regarded as in “control” of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the outstanding shares or other voting rights of the other corporation or entity having the right to elect directors or such lesser percentage that is the maximum permitted to be owned by a foreign entity in those jurisdictions where majority ownership by foreign entities is prohibited, or (i) in the absence of the ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of a corporation, or (ii) in the case of a non-corporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise. Notwithstanding a Party’s ownership interest in, or control over, the other Party, a Party hereunder shall not be deemed an Affiliate of the other Party under this Agreement. Furthermore, notwithstanding Astellas’ ownership interest in, or control over, CPC, CPC shall not be deemed an Affiliate of Astellas, nor vice versa, under this Agreement unless, and until such time as, Astellas acquires one hundred percent (100%) ownership of CPC through exercise of its Buy-Out Option or otherwise.

1.5 “Astellas Agreement” means the Co-Development and Commercialization Agreement by and between CPC (as successor-in-interest to Maxygen) and Astellas Pharma Inc., a Japanese corporation, (“Astellas”), dated September 18, 2008, as the same may be amended from time to time.

1.6 “Astellas Agreement Technology” means the Astellas Agreement Know-How and Astellas Agreement Patents.

1.6.1 “Astellas Agreement Know-How” means Know-How and Materials, if any, that (i) is Controlled by Maxygen or an Affiliate as of the Effective Date or at any time during the Term prior to the Survival Date (subject to Section 2.5 with respect to New Third Party Agreements, if any, entered into by Maxygen after the Date of the Master Joint Venture Agreement), (ii) is not assigned to CPC under the Asset Contribution Agreement, and (iii) is (a) resulting from or generated under the 4 Program as conducted by or for Maxygen prior to the Effective Date (including all CTLA-4 Variants), or used (or has been used) in, or useful for, the 4 Program or both the 4 Program and the Other Programs in each case as conducted (or anticipated to be conducted) by or for Maxygen as of or prior to the Effective Date, (b) within the scope of Know-How licensed to Astellas under the Astellas Agreement (determined as if Maxygen remained a party thereto), or (c) was practiced by Maxygen in performance of its obligations or exercise of its rights under the Astellas Agreement prior to the Effective Date or are necessary or useful for CPC in performance of its obligations or exercise of its rights under the Astellas Agreement after the Effective Date. Notwithstanding the foregoing, the Astellas Agreement Know-How does not include any Know-How or Materials within the Excluded Technology or any Enabling Know-How or Enabling Materials.

1.6.2 “Astellas Agreement Patents” means (I) any Patents, if any, that (i) are Controlled by Maxygen or an Affiliate as of the Effective Date or during the Term of this Agreement (subject to Section 2.5 with respect to New Third Party Agreements, if any, entered into by Maxygen after the Date of the Master Joint Venture Agreement), (ii) are not assigned to CPC under the Asset Contribution Agreement, and (iii) are (a) resulting from or generated under the 4 Program as conducted by or for Maxygen prior to the Effective Date (including all CTLA-4 Variants), or used (or has been used) in, or useful for, the 4 Program or both the 4 Program and the Other Programs in each case as conducted (or anticipated to be conducted) by or for Maxygen as of or prior to the Effective Date, (b) within the scope of Patents licensed to Astellas under the Astellas Agreement (determined as if Maxygen remained a party thereto), or (c) were practiced by Maxygen in performance of its obligations or exercise of its rights under the Astellas Agreement or are necessary or useful for CPC to in performance of its obligations or exercise of its rights under the Astellas Agreement, and (II) any Patents whether filed or issued as of or after the Effective Date that claim priority to any Patent included within (I). Notwithstanding the foregoing, the Astellas Agreement Patents do not include any Patents within the Excluded Technology or any Enabling Patents.

1.7 “Bayer Agreement” means that certain License Agreement by and between Maxygen, Inc. and Bayer HealthCare LLC, dated July 1, 2008, as may be amended by the parties thereto from time to time.

1.8 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Tokyo, Japan or San Francisco, California (as applicable) are authorized or required by Law to remain closed.

1.9 “Buy-Out Option” shall have the meaning provided in the Investors’ Rights Agreement by and between Maxygen, CPC and Astellas of even date herewith.

1.10 “CMVP Technology” means the CMVP Patents, CMVP Materials and CMVP Know-How.

1.10.1 “CMVP Know-How” means Know-How Controlled by Maxygen or an Affiliate as of the Effective Date related to the cytomegalovirus (“CMV”) promoter, or variants thereof, that is reasonably necessary and/or useful for making or using CMVP Materials as research reagents.

1.10.2 “CMVP Materials” means the CMV promoter variants and related Materials listed on Exhibit 1.10.2.

1.10.3 “CMVP Patents” means (I) the Patents listed on Exhibit 1.10.3, (II) any other Patents, if any, that (i) are Controlled by Maxygen or an Affiliate as of the Effective Date and (ii) claim the composition, or are directed to the manufacture or use of, CMV promoter variants made or used by Maxygen prior to the Effective Date, and (III) any Patents whether filed or issued as of or after the Effective Date that claim priority to any Patent included within (I) or (II). CMVP Patents shall also include future patent applications and patents issuing thereon to the extent they have utility in the manufacture, use or sale of CMV immediate early promoter variants and claim priority to any Patents within the scope of the foregoing sentence (provided, however, that with respect to continuation-in-part applications, only those claims thereof which claim priority to a date on or before the Effective Date shall be included in the license hereunder). Notwithstanding the foregoing, the CMVP Patents do not include any Patents licensed to Maxygen by the University of Iowa Research Foundation or any other Patents within the Excluded Technology.

1.11 “Compound” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a human or humanized protein, or any variant, homolog, derivative, mutant or fragment thereof, in each case other than any Excluded Protein Variant or Vaccine, (each, a “Protein Molecule”) and (ii) any Protein Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation). For the avoidance of doubt, Compounds include any CTLA-4 Variants and Other Protein Variants (as such terms are defined in the Asset Contribution Agreement).

1.12 “Contributor Technology” means the Contributor Patents and Contributor Know-How.

1.12.1 “Contributor Know-How” means Know-How within the Contributor Intellectual Property (as defined in the Asset Contribution Agreement) assigned to CPC under the Asset Contribution Agreement; provided, however, that Contributor Know-How shall exclude all such Know-How resulting from or generated under the 4 Program (as defined in the Asset Contribution Agreement) as conducted by or for Maxygen as of or prior to the Effective Date.

1.12.2 “Contributor Patents” means Patents within the Other Program Intellectual Property (but excluding those Patents listed on Schedule 2.1(b)(2) of the Asset Contribution Agreement) and Other Contributor Intellectual Property (as those terms are defined in the Asset Contribution Agreement) assigned to CPC under the Asset Contribution Agreement; provided, however, that Contributor Patents shall exclude all such Patents resulting from or generated under the 4 Program (as defined in the Asset Contribution Agreement) as conducted by or for Maxygen as of or prior to the Effective Date, and shall for the avoidance of doubt exclude all Patents listed on Schedule 2.1(a) of the Asset Contribution Agreement.

1.13 “Control” means, with respect to particular Know-How and any and all non-Patent intellectual property rights therein, or a particular Patent, possession by the Party granting the applicable right, license or sublicense to the other Party as provided herein, of the power and authority, whether arising by ownership, license, or other authorization, to disclose and, if applicable, to deliver the particular Know-How to the other Party, and to grant and to authorize under such Know-How or Patent the right, license or sublicense, as applicable, to such other Party in this Agreement (i) without giving rise to a violation of the terms of any written agreement with any Third Party, and (ii) subject to the provisions of Section 2.5, below, with respect to rights, licenses or sublicenses conveyed to Maxygen under Third Party Agreements or New Third Party Agreements that are subject to payment obligations to such Third Parties. “Controlled” and “Controlling” have their correlative meanings.

1.14 “CTLA-4 Variants” shall have the meaning provided in the Asset Contribution Agreement.

1.15 “Dollars” or “$” refers to United States dollars.

1.16 “Enabling Technology” means the Enabling Patents, Enabling Materials, and Enabling Know-How.

1.16.1 “Enabling Know-How” means Know-How Controlled by Maxygen or an Affiliate as of the Effective Date directed to (a) methods of performing Shuffling (whether using tangible materials or in silico), or (b) generally applicable screening techniques, methodologies or processes for identifying genetic variants of interest, in each case that are reasonably necessary or useful for using or practicing the Enabling Patents and/or the Enabling Materials in and for the research, development, manufacture or commercialization of Compounds and Products in the Field.

1.16.2 “Enabling Materials” means the Materials listed on Exhibit 1.16.2.

1.16.3 “Enabling Patents” means (I) the Patents listed on Exhibit 1.16.3, (II) all other Patents that (i) are Controlled by Maxygen or an Affiliate as of the Effective Date and (ii) claim (a) methods of performing Shuffling (whether using tangible materials or in silico), or (b) generally applicable screening techniques, methodologies or processes for identifying genetic variants of interest, or (c) Software useful for the performance of Shuffling or analysis of resulting Shuffled proteins, and (III) any Patents whether filed or issued as of or after the Effective Date that claim priority to any Patent included within (I) or (II). Enabling Patents shall include future patent applications and patents issuing thereon to the extent they have utility in the performance of Shuffling or generally applicable screening techniques, methodologies or process for identifying genetic variants of interest and claim priority to any Patents within the scope of the foregoing sentence (provided, however, that with respect to continuation-in-part applications, only those claims thereof which claim priority to a date on or before the Effective Date shall be included in the license hereunder). Notwithstanding the foregoing, Enabling Patents shall exclude all Patents within the Excluded Technology.

1.17 “Excluded Protein Variant or Vaccine” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is an (A) Exclusively Out-Licensed Protein, (B) granulocyte colony stimulating factor (G-CSF), (C) a protein from an infectious agent or a polynucleotide encoding such protein that in each case is intended to be used as a Vaccine (including infectious agents or other constructs incorporating a Vaccine and/or genetic material encoding a Vaccine (including live-attenuated or whole killed virus), but solely when such agent, construct or material is included with or otherwise incorporates a protein from an infectious agent (or variant, homolog, derivative, mutant or fragment of such protein as described in (D), below) or a polynucleotide encoding such protein (or such variant, homolog, derivative, mutant or fragment) and is intended to be used as a Vaccine), or (D) any variant, homolog, derivative, mutant, or fragment of the amino acid chains described in the foregoing subsections (A), (B) or (C), which in the case of (C) is intended to be used as a Vaccine (each, an “Excluded Protein Molecule”) and (ii) any Excluded Protein Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation). In no event shall Excluded Protein Variant or Vaccines include any CTLA-4

Variants or (x) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a protein or polypeptide listed on Schedule 2.1(b)(1) of the Asset Contribution Agreement, or (y) any variant, homolog, derivative, mutant, or fragment of subsection of (x), provided that in the case of (y) such variant, homolog, derivative, mutant, or fragment has not been altered or modified in such a way as to cause such variant, homolog, derivative, mutant, or fragment to fall within (A), (B), or (C) of the definition of Excluded Protein Variant or Vaccine set forth in the first sentence of this Section 1.17 or to fall within (D) above such that a reasonable, independent expert knowledgeable and experienced in working with protein pharmaceuticals would primarily consider such variant, homolog, derivative, mutant, or fragment to be a variant of a protein or polypeptide within (A), (B) or (C) above or a material portion thereof (rather than as a variant of some other protein or material portion thereof).

1.18 “Excluded Technology” means the Patents, Materials and Know-How of Third Parties (sub)licensed to Maxygen under the agreements specified in Exhibit 1.18 (or, where indicated on Exhibit 1.18 as only partially excluded agreements, the rights of Maxygen with respect to specific Patents indicated as “excluded” that are licensed to Maxygen under such agreement and, for the avoidance of doubt, Patents not so indicated as excluded or otherwise not licensed under any agreements specified in Exhibit 1.18 are not within Excluded Technology).

1.19 “Exclusively Out-Licensed Protein” has the meaning set forth in Exhibit 1.19 attached hereto.

1.20 “Field” means: (i) with respect to Compounds and Products that are Resulting Products derived in whole or part from Shuffling conducted prior to January 1, 2017, the Treatment of human diseases or conditions, and (ii) with respect to all other Compounds and Products, the Treatment or diagnosis of human diseases or conditions. For the avoidance of doubt, the Field includes discovery, research, development and/or commercialization of (x) such Compounds and Products that are Resulting Products for such Treatment, and (y) such other Compounds and Products for such Treatment and diagnosis, and the Field excludes discovery, research, development and/or commercialization of any Excluded Protein Variant or Vaccine.

1.21 “G-CSF Variant” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is a granulocyte colony stimulating factor (G-CSF) or any variant, homolog, derivative, mutant, or fragment thereof (each, a “G-CSF Molecule”) and (ii) any G-CSF Molecule that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation).

1.22 “Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, unit, or body and any court or other legal tribunal); or (d) any governmental multinational organization or body.

1.23 “In-Licensed Project-Specific Technology” means the Patents, Materials and Know-How licensed to Maxygen pursuant to the Letter Agreement between InterMune, Inc. and Maxygen Holdings Ltd., dated July 27, 2007.

1.24 “Know-How” means any and all data and information including (i) ideas, discoveries, inventions (whether or not patentable and whether or not reduced to practice), technology, improvements or trade secrets; (ii) research and development data, such as medicinal chemistry data, nonclinical data, preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical and quality control data and stability data, in each case together with supporting data; (iii) databases, data compilations and collections, specifications, formulations, formulae; (iv) practices, knowledge, techniques, methods, formulas, processes, manufacturing information, including technical data and customer and supplier lists; (v) information regarding research materials, reagents and compositions of matter; (vi) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; and (vii) copies of the foregoing in any form and embodied in any media. Know-How excludes any Patent rights with respect thereto (but does include information in unpublished patent applications).

1.25 “Law” means, individually and collectively, any and all laws, ordinances, rules, directives and regulations of any kind whatsoever of any governmental or regulatory authority within the applicable jurisdiction.

1.26 “Licensed Technology” means the Enabling Technology, the Software, the In-Licensed Project-Specific Technology, the RR Technology, the Other Program Technology, the Astellas Agreement Technology, and the CMVP Technology; provided, however, that “Licensed Technology” excludes the Excluded Technology.

1.27 “Material” means any chemical or biological substances including any: (i) organic or inorganic chemical element or compound; (ii) nucleic acid; (iii) vector of any type (e.g., cosmid, plasmid, spore, phage, virus, or virus-like particle), and subunits of the foregoing; (iv) host organism, including prokaryotic cells, eukaryotic cells or animals; (v) eukaryotic cell line, prokaryotic cell line or expression system; (vi) protein, including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of any of the foregoing; (vii) genetic material, including any genetic nucleic acid construct, marker gene and genetic control element (e.g., promoter, termination signal), gene, genome or variant of any of the foregoing; or (viii) assay or reagent, including compounds, clinical candidates, compound libraries, animal models, and other physical, biological or chemical material, in each case which exist and are Controlled by Maxygen or an Affiliate prior to the Effective Date.

1.28 “Maxygen Change of Control” means (a) the acquisition of Maxygen by a Third Party by means of any transaction or series of related transactions to which the Maxygen is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any bona fide sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Maxygen outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Maxygen held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of Maxygen or such surviving entity outstanding immediately after such transaction or series of transactions; or (b) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of Maxygen.

1.29 “MaxyBody” shall have the meaning set forth on Exhibit 1.29.

1.30 “CPC Change of Control” means (a) the acquisition of CPC by an entity other than Maxygen or an Affiliate of Maxygen by means of any transaction or series of related transactions to which the CPC is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any bona fide sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the CPC outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the CPC held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of CPC or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of CPC; or (c) the Option Closing.

1.31 “Option Closing” shall have the meaning assigned to in Section 5.1 of the Investors’ Rights Agreement by and between Maxygen, CPC and Astellas of even date herewith.

1.32 “Other Program Technology” means the Other Program Patents and Other Program Know-How.

1.32.1 “Other Program Know-How” means Know-How and Materials, if any, Controlled by Maxygen or an Affiliate as of the Effective Date and not assigned to CPC under the Asset Contribution Agreement, that are (a) resulting from or generated under the Other Programs as conducted by or for Maxygen prior to the Effective Date (including any Other Protein Variants), or used (or have been used) in, or useful for, a particular Other Program as conducted (or anticipated to be conducted) by or for Maxygen as of or prior to the Effective Date, or (b) used in, or useful for, more than one particular Program that is not otherwise included in (a). Notwithstanding the foregoing, Other Program Know-How does not include any Know-How or Materials within the Excluded Technology, the Enabling Know-How, or the Enabling Materials.

1.32.2 “Other Program Patents” means (I) Patents, if any, Controlled by Maxygen or an Affiliate as of the Effective Date and not assigned to CPC under the Asset Contribution Agreement that are (a) resulting from or generated under the Other Programs as conducted by or for Maxygen prior to the Effective Date (including any Other Protein Variants), or used (or have been used) in, or useful for, a particular Other Program as conducted (or anticipated to be conducted) by or for Maxygen as of or prior to the Effective Date, or (b) used in, or useful for, more than one particular Program that is not otherwise included in (a); and (II) any Patents whether filed or issued as of or after the Effective Date that claim priority to any Patent included within (I). Notwithstanding the foregoing, Other Program Patents do not include any Patents within the Excluded Technology or the Enabling Patents.

1.33 “Other Programs” shall have the meaning provided in the Asset Contribution Agreement.

1.34 “Other Protein Variants” shall have the meaning provided in the Asset Contribution Agreement.

1.35 “Patent” means any of the following, existing at any time in any country or other jurisdiction anywhere in the world: (i) any issued patent (including inventor’s certificates, utility model, petty patent and design patent), extensions, confirmations, reissues, re-examination, renewal, supplementary protection certificates or any like governmental grant for protection of inventions; and (ii) any pending application for any of the foregoing, including any request for continued examination (RCE), continuations, continuations-in-part, divisionals, provisionals, converted provisionals, continued prosecution applications, or substitute applications.

1.36 “Programs” shall have the meaning provided in the Asset Contribution Agreement.

1.37 “Product” means any pharmaceutical product that contains a Compound as an ingredient. For avoidance of doubt, Product shall include any formulation, delivery device, dispensing device or packaging required for effective use of the Product.

1.38 “Resulting Product” means any of the following (i) any Resulting Genetic Material, (ii) any vector of any type (e.g., cosmid, plasmid, spore, phage, virus, or virus-like particle), and subunits of the foregoing, which contain any Resulting Genetic Material, (iii) any organism, including any prokaryotic or eukaryotic cell or animal containing any Resulting Genetic Materials; (iv) any Resulting Protein; (iv) any eukaryotic cell, prokaryotic cell or expression systems expressing, secreting or otherwise producing a Resulting Protein; or (v) any product containing in whole or part, or made with or using in whole or part, any of the foregoing, in each case, in purified or unpurified form, and alone or in combination with other substances, and including any modifications, derivatives, progeny (altered or unaltered) or fragments of any of the foregoing.

1.38.1 “Resulting Genetic Material” means any genetic material (including DNA or RNA) that is generated, created or otherwise results directly from Shuffling.

1.38.2 “Resulting Protein” means any protein, polypeptide, antibody or other molecule encoded in whole or part by any Resulting Genetic Material.

1.39 “RR Technology” means the RR Patents, RR Materials, and RR Know-How, in each case Controlled by Maxygen or an Affiliate as of the Effective Date; provided, however, that RR Technology shall not include any Excluded Technology.

1.39.1 “RR Know-How” means Know-How Controlled by Maxygen or an Affiliate as of the Effective Date related to methods of cell selection related to selective suppression of stop codons during protein translation that is reasonably necessary or useful for using the RR Patents and RR Materials in or for research, development, manufacture, or use of Compounds and Products in the Field. Notwithstanding the foregoing, the RR Know-How does not include any Know-How within the Excluded Technology.

1.39.2 “RR Materials” means the Materials listed on Exhibit 1.39.2.

1.39.3 “RR Patents” means (I) the Patents listed on Exhibit 1.39.3, (II) any other Patents, if any, that (i) are Controlled by Maxygen or an Affiliate as of the Effective Date and (ii) claim methods of cell selection related to selective suppression of stop codons during protein translation, and (III) any Patents whether filed or issued as of or after the Effective Date that claim priority to any Patent included within (I) or (II). RR Patents shall also include future patent applications and patents issuing thereon to the extent they have utility in the methods of cell selection related to selective suppression of stop codons during protein translation and claim priority to any Patents within the scope of the foregoing sentence (provided, however, that with respect to continuation-in-part applications, only those claims thereof which claim priority to a date on or before the Effective Date shall be included in the license hereunder). Notwithstanding the foregoing, the RR Patents do not include any Patents within the Excluded Technology.

1.40 “Software” means, individually and collectively, the software programs for use with the Enabling Technology that are listed on Exhibit 1.40.

1.41 “Shuffle” means techniques, methodologies, processes, materials or instrumentation for performing recombination-based modification of genetic material for the creation of potentially useful variant nucleic acids or proteins. “Shuffled” and “Shuffling” have their correlative meanings.

1.42 “Subsidiary” shall mean an Affiliate of CPC that is “controlled” by CPC (as the word “control” is defined in the definition of Affiliate, above) directly or indirectly through one or more intermediaries.

1.43 “Survival Date” shall have the meaning assigned to it in the Master Joint Venture Agreement by and between Maxygen, CPC and Astellas of even date herewith.

1.44 “Territory” means all countries and territories of the world.

1.45 “Third Party” means any entity other than Maxygen or CPC, or their respective Affiliates. For the avoidance of doubt, sublicensees which are not an Affiliate of Maxygen or CPC shall be included in the definition of Third Party.

1.46 “Third Party Agreement” means the agreements listed on Exhibit 1.46, and any other written license or agreement entered into by Maxygen or any of its Affiliates and a Third Party prior to the date of the Master Joint Venture Agreement, but not terminated or expired prior to such date with no license or other rights granted to Maxygen surviving after such termination or expiration, and pursuant to which Maxygen or any of its Affiliates obtained a license under Patents or Know-How within the Licensed Technology. Notwithstanding the foregoing, Third Party Agreements do not include any agreements with Third Parties that are within the Excluded Technology.

1.47 “Treatment” means, with respect to a particular indication, the prophylaxis, cure, reduction, mitigation, prevention, slowing or halting the progress of, or otherwise management of such indication. “Treat” and “Treating” means providing Treatment.

1.48 “Vaccine” means a formulation intended to be administered in a formulation containing one or more Antigen(s) (and/or a nucleic acid sequence encoding an Antigen) in the form of (i) an infectious agent (e.g., bacteria, viruses, parasite, protozoa) whether live, attenuated or dead, (ii) protein(s), (iii) nucleic acid(s), (iv) cells, spores and vectors (i.e., viruses and/or virus-like particles, liposomes, beads and/or other substrates for Antigen presentation), (v) fragments of any of the foregoing, and/or (vi) a combination of any of the preceding, which formulation is administered for the purpose of inducing an Immune Response in the human and/or animal recipient specifically directed to at least one such Antigen for the prevention or treatment of a disease state, symptom and/or condition in humans and/or animals caused by an infectious agent. For the purposes of this definition of Vaccine:

1.48.1 “Antigen” means a molecule (i.e., protein, polypeptide, peptide, carbohydrate, glycoprotein, glycolipid and/or any combination of the foregoing that is, or is derived in whole or part from, a molecule associated with an infectious agent) that produces an Immune Response to such molecule in a human and/or animal recipient; and

1.48.2 “Immune Response” means an immune state directed to the applicable infectious agents (or a molecule associated with such infectious agent) resulting from the modulation of activity (i.e., an increase, decrease and/or qualitatively different activity) of one or more lymphoid cells (e.g., B cells, NK cells, T cells and/or professional antigen-presenting cells, such as monocytes, macrophages, Langerhans cells, dendritic cells) following the administration of a stimulus.

1.49 Additional Definitions. Each of the following definitions shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Definitions	Section	Definitions	Section
Agreement	Preamble	Fault of Maxygen	7.1.1(b)
AME	2.7	ICC Rules	9.2
AME License Agreement	2.7	Indemnified Party	7.2
Asset Contribution Agreement	Background	Indemnifying Party	7.2
Avidia	2.4.2	Losses	7.1.1(a)
Claims	7.1.1(a)	Master Joint Venture Agreement	10.7
Coagulation Factor Variant	6.3.10	Maxygen	Preamble
Confidential Information	5.1	Maxygen Indemnitees	7.1.1(a)
CPC	Preamble	New Third Party Agreement	2.5.2
CPC Improvements	6.3.5	Parties	Preamble
CPC Indemnitees	7.1.1(b)	Party	Preamble
CPC Other Improvements	4.5.2	Representing Party	6.1
Dispute	9.1	SEC	5.2
Effective Date	Preamble	Term	8.1
Fault of CPC	7.1.1(a)

1.50 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under applicable Accounting Standards, but only to the extent consistent with its usage and the other definitions in this Agreement. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or calendar year unless otherwise specified; (iii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including all Exhibits); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (vi) provisions that require that a Party, the Parties or any committee or team hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; and (viii) references to any specific Law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement Law thereof. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

ARTICLE 2

LICENSES TO CPC

2.1 License Grants.

2.1.1 Enabling Technology.

(a) License Grant. Subject to the terms and conditions herein (including Sections 2.3, 2.4, and 2.5), effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Sections 4.3 and 8.3), license under the Enabling Technology to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize Compounds and Products in the Territory (including, for the avoidance of doubt, making and using Enabling Technology to discover, research and develop Compounds and Products in the Territory and otherwise conduct the Programs), solely for use in the Field, which license shall be (i) non-exclusive with respect to Adjuvants and Products containing such Adjuvants, and (ii) exclusive (but subject to the licenses granted by Maxygen prior to the Effective Date which are listed on Exhibit 2.1.1, and a non-exclusive license, if any, granted by Maxygen to the Third Party involved in the litigation disclosed in Exhibit 6.2.6 in settlement of such litigation, but in the case of such settlement solely with respect to the Patents that are the subject of such litigation, foreign counterparts of such Patents, and Patents that claim priority to such Patents or foreign counterparts) with respect to all other Compounds and related Products.

(b) No License Outside the Field. It is understood and agreed that the licenses set forth above do not convey any license to practice the Enabling Technology in or for any purpose outside the Field, and without limitation specifically excludes any use of the Enabling Technology to generate, identify or create Resulting Products intended for use outside the Field (e.g., for diagnostic purposes). For clarity, the license with respect to Adjuvants set forth above includes the right to develop and commercialize Adjuvants in Products containing Vaccines, but does not include any right or license to practice Shuffling for the purpose of researching, developing, generating or creating Resulting Products which are Vaccines.

2.1.2 In-Licensed Project-Specific Technology. Subject to the terms and conditions herein (including Sections 2.3, 2.4, and 2.5), effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Section 8.3) exclusive license under the In-Licensed Project-Specific Technology to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize Compounds and Products in the Territory, solely for use in the Field (including, for the avoidance of doubt, the right to make and use the In-Licensed Project-Specific Technology itself in connection therewith).

2.1.3 RR Technology. Subject to the terms and conditions herein (including Sections 2.3, 2.4, and 2.5), effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Section 8.3) non-exclusive license under the RR Technology to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize Compounds and Products in the Territory, solely for use in the Field (including, for the avoidance of doubt, the right to make and use the RR Technology itself in connection therewith).

2.1.4 CMVP Technology. Subject to the terms and conditions herein (including Sections 2.3, 2.4, and 2.5), effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Section 8.3) non-exclusive license under the CMVP Technology to use the CMVP Materials (and materials derived therefrom) as research reagents in the Territory. CPC acknowledges that (i) the license from Maxygen to use the CMVP Materials does not include any sublicense or right under the Patents licensed by University of Iowa Research Foundation to Maxygen or its Affiliates, and (ii) the CMVP Materials are subject to restriction on their use for any purpose other than as research reagents.

2.1.5 Software. Subject to the terms and conditions herein (including Sections 2.3, 2.4, and 2.5), effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Section 8.3) non-exclusive license with respect to the Software in the Territory, to use, modify, reproduce, copy, maintain, fix, improve enhance, display, or create derivative works of the Software in the Territory in connection with the exercise of the license to Enabling Technology provided in Section 2.1.1 above or otherwise to research, develop, make and have made, use, import, sell, offer for sale and otherwise commercially exploit any Compound or Product in the Field; provided, however, that no license is granted with respect to uses of the Software (or modifications, improvements, enhancements or derivative works thereof) in connection with the practice of Shuffling (whether with tangible materials or in silico) for uses outside of the Field or in connection with Shuffling of any Excluded Protein Variant or Vaccine. CPC acknowledges that Maxygen has informed CPC that the Software is designed and intended to function with, and may not function properly or to its full extent without, the Third Party software listed on Exhibit 2.1.5. A list of such Third Party software used by Maxygen in connection with its use of the Software as of the Effective Date is set forth in Exhibit 2.1.5. CPC or its Affiliates shall be responsible, in its discretion and at its expense, for obtaining any Third Party software (and appropriate licenses therefor) that CPC or its Affiliates may want or require for use in connection with the Software, other than such Third Party software and licenses as may be included within the Contributed Assets under the Asset Contribution Agreement.

2.1.6 Other Program Technology. Subject to the terms and conditions herein (including Sections 2.3, 2.4, and 2.5), effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Section 8.3) license under the Other Program Technology to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize Compounds and Products in the Territory, solely for use in the Field (including, for the avoidance of doubt, the right to make and use the Other Program Technology itself in connection therewith), which license shall be (i) non-exclusive with respect to Adjuvants and Products containing such Adjuvants, and (ii) exclusive with respect to all other Compounds and related Products.

2.1.7 Astellas Agreement Technology License Grant. Subject to the terms and conditions herein, effective as of the Effective Date, Maxygen hereby grants to CPC, and CPC hereby accepts, an irrevocable, perpetual, exclusive license under the Astellas Agreement Technology (i) to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize Compounds and Products in the Territory, solely for use in the Field (including, for the avoidance of doubt, the right to make and use the Astellas Agreement Technology itself in connection therewith), (ii) to perform its obligations and exercise its rights under the Astellas Agreement, and (iii) to grant sublicenses of the Astellas Agreement Technology to Astellas to the extent of the license grants to Astellas under the Astellas Agreement.

2.1.8 Royalty-Free Licenses. Except with respect to CPC’s obligation to pay Maxygen amounts due to Third Parties as set forth in Section 2.5, the licenses granted to CPC under this Section 2.1 shall be fully paid up and royalty-free.

2.1.9 Development and Improvement of Licensed Technology. Maxygen and CPC agree that that the licenses set forth above include the right to develop and improve each of the Enabling Technology, Astellas Agreement Technology, In-Licensed Project-Specific Technology, Other Program Technology, RR Technology, CMVP Technology and Software in or for the purpose of exercise of the applicable license above.

2.2 Sublicensing; Subcontractors. Subject to Section 2.3, CPC shall have the right to grant and authorize sublicenses within the scope the licenses set forth in Section 2.1; provided, however, that CPC may not grant or authorize sublicenses under the licenses set forth in Sections 2.1.1 or 2.1.5 prior to a CPC Change of Control without the prior written consent of Maxygen, which shall not be unreasonably withheld, until such time as a CPC Change of Control occurs at which point such consent shall no longer be required. For clarity, it is understood and agreed that the foregoing limitations shall not be construed to prohibit CPC or its Affiliates from granting licenses (including sublicenses) to Third Parties with respect to any Compounds or Products for uses in the Field (and no consent of Maxygen shall be required therefore), so long as such license to a Third Party does not include a license to practice the Enabling Technology per se or any license with respect to the Software (or in each case, modifications, improvements, enhancements or derivative works thereof). Notwithstanding the foregoing limitation on sublicensing with respect to the licenses under Sections 2.1.1 or 2.1.5 above, CPC may use consultants, temporary employees or other Third Party service providers to perform activities on behalf of CPC in the practice of the Enabling Technology or Software (or in each case, modifications, improvements, enhancements or derivative works thereof), under a written contract containing reasonable confidentiality provisions and containing a covenant from such Third Party not to practice the Enabling Technology, Software or improvements thereto other than on behalf of CPC until expiration, on a patent-by-patent basis, of applicable Patents within the Enabling Patents; provided, however, that all Shuffling, if any, is conducted at CPC’s facilities. CPC shall obligate any and all such Third Party service providers to comply with applicable confidentiality terms set forth herein (including the restrictions both on disclosure and on use).

2.3 Limitation on Licenses.

2.3.1 Limited Maxygen Rights. It is understood and agreed that with respect to any aspect of the Enabling Technology, In-Licensed Project-Specific Technology, Other Program Technology, RR Technology, CMVP Technology or Software for which Maxygen has less than fully exclusive, worldwide rights (i.e., co-exclusive, non-exclusive, limited territorial or otherwise restricted rights) as of the Effective Date (as provided under any Third Party Agreement listed on Exhibit 1.46 or under any New Third Party Agreement pursuant to which CPC obtains rights under Section 2.5.2), the licenses provided in Section 2.1 shall be limited to the scope of those rights that Maxygen Controls and has the right to license or sublicense to CPC to the extent provided under such Third Party Agreement or New Third Party Agreement.

2.3.2 Maxygen Exercise of Retained Rights. CPC acknowledges and agrees that Maxygen retains the right, without violating any term of this Agreement, to practice the Enabling Technology, In-Licensed Project-Specific Technology, Other Program Technology, RR Technology or CMVP Technology, and to use, modify, reproduce, copy, maintain, fix, improve or enhance, display, or create derivative works of the Software (and to grant to Maxygen’s Affiliates or to any Third Parties any or all such rights), in all such cases for any use other than to conduct activities or practice Know-How, Patents or Materials within the scope of the exclusive license to CPC set forth herein. Maxygen and its Affiliates shall have the right to sell or otherwise dispose of the Enabling Technology, In-Licensed Project-Specific Technology, Astellas Agreement Technology, Other Program Technology, RR Technology, CMVP Technology or Software, subject to the licenses and associated rights to enforce granted to CPC hereunder with regard thereto, provided that (i) prior to any sale or disposition of any Patents, or proprietary rights in Know-How or Materials, owned by Maxygen or its Affiliates and licensed to CPC hereunder, Maxygen shall obtain written agreement from the person or entity acquiring such Patents and/or such proprietary rights in Know-How or Materials that all such Patents and/or proprietary rights in Know-How or Materials are subject to the licenses (and any applicable associated enforcement rights) granted to CPC hereunder, and (ii) prior to assignment of any Third Party Agreement or New Third Party Agreement conveying to Maxygen rights which are sublicensed to CPC hereunder, Maxygen shall obtain written agreement from the person or entity to which such Third Party Agreement or New Third Party Agreement is assigned that such assignment is subject to the sublicense to CPC (and, if such Third Party Agreement or New Third Party Agreement conveys Maxygen enforcement rights within the Field with respect to Patents within the Enabling Technology, any applicable associated enforcement rights granted to CPC hereunder). Within thirty (30) days of any such sale or disposition, Maxygen shall provide written notice to CPC identifying the

Patents, Materials and/or Know-How sold or disposed of and the person or entity acquiring such Patents, Materials and/or Know-How. Without limiting the foregoing, Maxygen specifically retains the right under the Licensed Technology to research, develop, practice, make, have made, use, sell, offer for sale, import, and otherwise commercialize Adjuvants in the Territory, and to license Third Parties to do so. At all times during and after this Agreement, nothing herein shall restrict, or be construed to restrict, Maxygen’s or its Affiliates’ right to practice and grant licenses to practice the Enabling Technology or use related Know-How, outside the Field or with respect to research, development, manufacture and commercial exploitation of molecules that are not Compounds or Products.

2.3.3 U.S. Government Rights. CPC acknowledges that certain of the inventions claimed in the Patents within the Enabling Technology listed on Exhibit 2.3.3 have been made with funds provided by the U.S. Government, and that with respect thereto the U.S. government retains a non-exclusive license as set forth in 35 U.S.C. §202. In addition, CPC acknowledges that 35 U.S.C. §200 et seq. sets forth additional obligations with regard to inventions made with U.S. government funds (with respect to Patents listed on Exhibit 2.3.3 and products based thereon), including a preference for manufacture in the United States pursuant to 35 U.S.C. §204.

2.3.4 Reporting. From the Effective Date until the earlier of a Maxygen Change of Control or CPC Change of Control, up to once per year, upon Maxygen’s request, CPC shall provided to Maxygen a summary report regarding activities of CPC, its Subsidiaries and sublicensees under the licenses granted hereunder in sufficient detail for Maxygen to determine compliance by CPC, its Subsidiaries and sublicensees with Section 6.3.4, including a general description of the type of proteins Shuffled by CPC and Compounds and Products derived in whole or in part from the practice of the Enabling Technology. After a Maxygen Change of Control or CPC Change of Control has occurred, up to once per year, upon Maxygen’s request, CPC shall provide to Maxygen a certificate of compliance indicating that CPC, its Subsidiaries and sublicensees are in compliance with Section 6.3.4. The Parties acknowledge that reports provided to CPC’s representatives of the JSC under the Other Products Collaboration Agreement between CPC and Astellas Pharma Inc. of even date herewith, may, to the extent they include such information, satisfy the reporting requirement set forth in this Section 2.3.4 until a Maxygen Change of Control or CPC Change of Control.

2.4 Third Party Rights. CPC hereby acknowledges that Maxygen has informed CPC prior to the Effective Date that:

2.4.1 In connection with the initial establishment of Maxygen, Maxygen entered into the Affymax/Maxygen Technology Transfer Agreement, effective February 1, 1997, entered by and among Affymax Technologies N.V., Glaxo Group Limited and Maxygen, as amended on March 1, 1998, subject to the letter agreements dated January 14, 2000 and December 17, 2001, pursuant to which Maxygen has granted perpetual, worldwide, non-exclusive licenses to certain entities associated with Glaxo Wellcome Companies (as defined in that agreement) to use certain Enabling Technology for internal research purposes only, and CPC hereby agrees that the rights and licenses granted CPC in Section 2.1 with respect to Enabling Technology are subject to such licenses.

2.4.2 Pursuant to that certain Cross-License Agreement between Maxygen and Avidia Research Institute (“Avidia”) dated as of July 16, 2003, subject to the letter agreement dated March 29, 2005, Maxygen has granted a non-exclusive license to practice certain claims of Patents within the Enabling Technology with respect to MaxyBodies. In addition, Maxygen assigned to Avidia certain Patents related to MaxyBodies that do not claim methods of Shuffling, and CPC acknowledges that the Licensed Technology does not include such Patents.

2.4.3 Third Parties granting or conveying rights to Maxygen or its Affiliates under the Third Party Agreements listed on Exhibit 1.46 have retained rights with respect to some of the Enabling Technology pursuant to those agreements all in accordance with the terms and conditions thereof, and in some cases such Third Parties’ rights are subject to retained rights of their Third Party licensors.

2.4.4 Prior to the Effective Date, Maxygen or its Affiliates have granted to the Third Parties listed on Exhibit 2.4.4 under the agreements specified on such exhibit, licenses or rights with respect to Enabling

Technology for uses outside the Field or to research, develop, manufacture ands commercialize molecules that are not Compounds, and that after the Effective Date, Maxygen or its Affiliates may grant licenses under the Enabling Technology and related Know-How to other Third Parties (including to Affiliates or former Affiliates of Maxygen) for uses outside the Field to research, develop, manufacture and commercialize molecules that are not Compounds or Products.

2.4.5 Prior to the Effective Date, Maxygen and its Affiliates have granted to Bayer HealthCare LLC and its Affiliates under the Bayer Agreement licenses and rights under the Enabling Technology (and Software) to practice the Enabling Technology and use the Software to, among other things, Shuffle any and all proteins, except any of the Maxygen Exclusive Proteins (as defined in the Bayer Agreement) during the applicable Exclusivity Period (as defined in the Bayer Agreement) for such Maxygen Exclusive Protein, with the right to develop, make, have made, use, import, sell, offer for sale, market and otherwise commercially exploit the Resulting Products in the Field as defined in this Agreement (as well as certain uses outside the Field), which license (i) is exclusive with respect to Shuffling of certain Bayer Exclusive Proteins (as defined in the Bayer Agreement) and corresponding Resulting Products for the applicable Exclusivity Period (as defined in the Bayer Agreement) and (ii) is otherwise non-exclusive.

2.5 Third Party Agreements; New Third Party Agreements.

2.5.1 Existing Third Party Agreements. CPC acknowledges that, with respect to Patents, Know-How and Materials licensed to Maxygen pursuant to a Third Party Agreement listed on Exhibit 1.46, the sublicense by Maxygen to CPC is subject and subordinate to all applicable restrictions, and all obligations expressly applicable to sublicensees, set forth in such Third Party Agreement, and both CPC and Maxygen acknowledge that any breach of such restrictions and obligations under such Third Party Agreements by CPC or its Affiliates, or a breach of such Third Party Agreements by Maxygen, may result in damage to Maxygen, CPC or other licensees of either Party with respect to the subject Licensed Technology, which may include loss of license rights to such Licensed Technology or monetary damages. CPC acknowledges that, with respect to Patents, Know-How and Materials licensed to Maxygen as of the Effective Date pursuant to the Third Party Agreements listed on Exhibit 1.46, the sublicense by Maxygen to CPC (or the exercise by CPC or its Affiliates of such sublicense) may result in payment obligations to the Third Party under such Third Party Agreements, which payment obligations that may arise are those annual payments, milestone payments, royalties on product sales, or other similar payments provided under the sections of such Third Party Agreements indicated on Exhibit 2.5.1, and those provided in Third Party Agreements listed on Exhibit 1.46 with respect to indemnity obligations or the sharing of costs and/or recoveries in connection with enforcement or defense of Patents to the extent expressly provided to be extended to, or shared with, sublicensees such as CPC. CPC agrees to pay any such amounts due by Maxygen to such Third Parties with respect to payment obligations indicated in Exhibit 2.5.1, or with respect to indemnity obligations or the sharing of costs and/or recoveries in connection with enforcement or defense of Patents under Third Party Agreements listed on Exhibit 1.46, unless and until CPC elects to forego its rights under such Third Party Agreement as provided below.

2.5.2 Future Agreements with Third Parties. For any written license or agreement entered into by Maxygen or any of its Affiliates and a Third Party after the date of the Master Joint Venture Agreement pursuant to which Maxygen or any of its Affiliates first obtains a license with respect to Patents or Know-How within the Licensed Technology subject to the sublicense to CPC hereunder (a “New Third Party Agreement”) and for which the sublicense from Maxygen to CPC (or exercise thereof by CPC or its Affiliates) may result in payment obligations to the Third Party, or which would impose obligations on CPC as a sublicensee, Maxygen shall provide written notice to CPC of the applicable New Third Party Agreement, including a copy thereof containing all provisions applicable to sublicensees and all provisions describing such payment obligations. If CPC notifies Maxygen in writing within thirty (30) days of such notification from Maxygen that CPC agrees to undertake such payment obligations attributable to the grant of the sublicense to CPC (or exercise thereof by CPC or its Affiliates) and to comply with all provisions of such New Third Party Agreement applicable to sublicensees, the applicable Licensed Technology under such New Third Party Agreement shall be sublicensed under the license grants hereunder. If CPC fails to so notify Maxygen of its agreement to undertake such payment obligations within such thirty (30) day period, the applicable Licensed Technology under such New Third Party Agreement shall not be sublicensed to CPC hereunder (and CPC shall have no obligation to make any payments with respect to such New Third Party Agreement).

2.5.3 CPC Election to Forego Sublicense(s). At any time, CPC shall have the right, in its sole discretion, to terminate its sublicense rights hereunder under a given Third Party Agreement or a given New Third Party Agreement under which CPC obtains a sublicense pursuant to Section 2.5.2, on an agreement-by-agreement basis, by providing written notice indicating that it no longer desires a sublicense to Licensed Technology under such Third Party Agreement or New Third Party Agreement. Following the provision of such written notice: (i) CPC shall thereafter have no sublicense under this Agreement with respect to the Licensed Technology under the applicable Third Party Agreement or New Third Party Agreement; (ii) CPC shall have no further obligation to make any payments hereunder with respect to such Third Party Agreement or New Third Party Agreement (but, for the avoidance of doubt, shall remain responsible for payments thereunder attributable to activities by or under authority of CPC prior to CPC’s written notice under this Section 2.5.3); and (iii) CPC shall, as between the Parties hereto, thereafter no longer be subject to the applicable terms and conditions thereof (provided, however, that CPC shall remain responsible to comply with applicable confidentiality obligations and indemnity obligations under such Third Party Agreement or New Third Party Agreement, and applicable restrictions, if any, on the use of tangible materials provided subject to the sublicense under such Third Party Agreement or New Third Party Agreement, in each case to the extent reasonably considered as required to survive termination of CPC’s rights thereunder).

2.6 No Future IP; No Implied Rights. CPC acknowledges and agrees that (i) no rights or licenses are conveyed to CPC hereunder with respect to Patents, Know-How, Materials or other materials, know-how or intellectual property rights that are invented, created, first acquired, licensed to or otherwise obtained by Maxygen or any of its Affiliates after the Effective Date, and (ii) no rights or licenses are conveyed to CPC hereunder with respect to any Patents, Know-How, Materials or other materials, know-how or intellectual property rights owned or Controlled by any Third Party that becomes an Affiliate of Maxygen after the Effective Date that are not already licensed hereunder prior to such entity becoming an Affiliate. Accordingly, except for the rights and licenses expressly granted under this Agreement and without limiting any right granted under any written agreement entered into by the Parties, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by Maxygen to CPC hereunder. All rights with respect to Materials, Know-How, Patents or other intellectual property rights that are not expressly granted herein are reserved to the owner thereof. Notwithstanding the foregoing, (a) the Patents licensed hereunder to CPC shall include Patents filed or issued after the Effective Date that claim priority to any Patent within the Licensed Technology as of the Effective Date (in the case of Patents owned by Third Parties, to the extent Controlled by Maxygen), and (b) the Astellas Agreement Technology and the licenses granted to CPC hereunder with respect thereto shall include such future Patents and Know-How as are expressly provided for under the definition of Astellas Agreement Technology.

2.7 AME License upon CPC Change of Control. Under the License Agreement between Applied Molecular Evolution, Inc. (“AME”) and Maxygen, effective January 13, 2004 (the “AME License Agreement”), AME granted a nonexclusive sublicense under certain Patents within the Enabling Technology in Section 2.1.1 of the AME License Agreement to Maxygen and its Affiliates (as defined in the AME License Agreement), which Affiliates include CPC as of the Effective Date. This nonexclusive sublicense granted in Section 2.1.1 of the AME License Agreement may be assigned in connection with the sale or transfer of all or substantially all of the business or assets of such Affiliate (as defined in the AME License Agreement) pursuant to Section 10.2.2 of the AME License Agreement. In the event of a CPC Change of Control including, without limitation, the Option Closing, Maxygen and CPC agree that the nonexclusive sublicense granted to Maxygen and its Affiliates (as defined in the AME License Agreement) in Section 2.1.1 of the AME License Agreement will hereby be automatically assigned to CPC (or the successor, purchaser or transferee of CPC with respect to such CPC Change of Control, as applicable) upon the consummation of such CPC Change of Control, pursuant to

Section 10.2.2 of the AME License Agreement whereby the sublicense to an Affiliate (as defined in the AME License Agreement) of Maxygen may be assigned. In the event of such CPC Change of Control upon reasonable request of CPC, Maxygen shall, and shall cause its Affiliates and its and their employees and agents, to provide CPC with such execution, acknowledgement and recordation of specific assignments, oaths, declarations and other documents and other instruments of sale, transfer, conveyance, and assignment as CPC may reasonably request to effectuate such assignment of the sublicense to CPC under the AME License Agreement in accordance with Section 10.2.2 of the AME License Agreement.

2.8 Bayer Agreement Coordination. The Parties acknowledge and agrees that the Bayer Agreement requires the number of Maxygen Exclusive Proteins (as defined in the Bayer Agreement) to be reduced on the first, second, and third anniversaries of the Closing Date (as defined in the Bayer Agreement) of the Bayer Agreement. The initial list of Maxygen Exclusive Proteins contains thirty (30) proteins. Maxygen and CPC agree that CTLA-4 shall never be removed from the list of Maxygen Exclusive Proteins. Maxygen and CPC agree that CPC shall have the right to elect which proteins shall be removed the Maxygen Exclusive Proteins list upon each anniversary where there is a reduction in the number of proteins on such the Maxygen Exclusive Proteins list.

2.8.1 At least five (5) days prior to the second, and third anniversaries of the Closing Date of the Bayer Agreement, CPC shall submit to Maxygen a list of the proteins to remove from the Maxygen Exclusive Proteins list. Before the first anniversary, CPC shall have the right to submit to Maxygen a list of seven (7) proteins to remove from the Maxygen Exclusive Proteins list. Before the second anniversary, CPC shall have the right to submit to Maxygen a list of five (5) proteins to remove from the Maxygen Exclusive Proteins list. Before the third anniversary, CPC shall have the right to submit to Maxygen a list of three (3) proteins to remove from the Maxygen Exclusive Proteins list. Upon timely receipt of such list by Maxygen, Maxygen shall timely provide written notice to Bayer of the proteins to remove in accordance with Section 2.5.5(b) of the Bayer Agreement. If Bayer provides Maxygen notice requesting that Maxygen identify the proteins to be removed in accordance with Section 2.5.5(b) of the Bayer Agreement, Maxygen shall forward such notice to CPC within five (5) days of receipt of such notice and shall thereafter provide Bayer any list of proteins to be removed provided to Maxygen by CPC. Maxygen shall in no event submit a list of proteins to be removed in accordance with Section 2.5.5(b) of the Bayer Agreement which includes a protein that CPC has not requested be removed without the prior written approval of CPC, which approval is in CPC’s sole discretion.

2.8.2 If CPC desires to substitute any of the Maxygen Exclusive Proteins with a protein that CPC reasonably believes has application in the area of immunosuppression (including autoimmunity and/or transplant rejection), Maxygen shall inform CPC of the number of substitutions that are allowed and use commercially reasonable efforts in order to accomplish the requested substitution in accordance with the procedures of Section 2.5.6 of the Bayer Agreement. Maxygen and CPC acknowledge that such substitutions may only be made by written notice within thirty (30) days of the first, second and/or third anniversary of the Closing Date of the Bayer Agreement and that Bayer has a right of consent to such substitutions that will not be unreasonably withheld. Maxygen and CPC further acknowledge that Maxygen may not substitute one of its Maxygen Exclusive Proteins with a protein that is at the time a Bayer Exclusive Protein (as defined in the Bayer Agreement) and that Maxygen shall only identify proposed substitution proteins that are in Maxygen’s Area of Interest (as defined in the Bayer Agreement) in the area of immunosuppression, including autoimmunity and/or transplant rejection. If CPC desires to substitute any of the Maxygen Exclusive Proteins, CPC shall provide Maxygen with a list of the proteins to be substituted to Maxygen no later than twenty-five (25) days following the applicable anniversary of the Closing Date of the Bayer Agreement. After timely receipt by Maxygen of a list of proposed proteins to be added and the corresponding proteins to be replaced, Maxygen shall provide a Substitution Notice (as defined in the Bayer Agreement) to Bayer as soon as reasonably possible, but in no event later than within thirty (30) days of the relevant anniversary of the Closing Date of the Bayer Agreement. If Bayer provides Maxygen with an Objection Notice of the proposed substitution proteins, Maxygen shall promptly provide CPC with a copy of such notice and shall cooperate and use reasonable efforts to include CPC in all discussions regarding such objection (and if Bayer is unwilling to include CPC in such discussions, shall consult with and take all reasonable direction from CPC with respect to such discussions). If so requested by CPC, Maxygen shall take any legal actions available to Maxygen reasonably requested by CPC to contest Bayer’s opposition to the substitution, at CPC’s expense. If Bayer consents to the substitution or otherwise does not object to the proposed substitution protein within thirty (30) days after receiving the Substitution Notice, the proposed substitution protein shall become a Maxygen Exclusive Protein and Maxygen shall provide notice thereof to CPC. Maxygen shall in no event request a substitution of a protein in accordance with Section 2.5.6 of the Bayer Agreement without the prior written approval of CPC, which approval is in CPC sole discretion.

2.8.3 If Bayer provides a Substitution Notice to Maxygen proposing substitution proteins, Maxygen shall promptly provide a copy of such notice to CPC. CPC shall, within twenty-five (25) days following Maxygen’s receipt of such Substitution Notice from Bayer, either provide to Maxygen its written consent to such substitution or a draft Objection Notice if CPC reasonably objects to such substitution. After timely receipt by Maxygen of CPC’s written consent to such substitution or a draft Objection Notice, Maxygen shall provide a copy of such written consent or Objection Notice to Bayer within thirty (30) days of Maxygen’s receipt of Bayer’s Substitution Notice. Maxygen shall cooperate and use reasonable efforts to include CPC in all discussions related to an Objection Notice provided to Bayer (and if Bayer is unwilling to include CPC in such discussions, shall consult with and take all reasonable direction from CPC with respect to such discussions). If so requested by CPC, Maxygen shall take any legal actions available to Maxygen reasonably requested by CPC to oppose Bayer’s proposed substitution, at CPC’s expense.

2.8.4 The Parties acknowledge that the exclusivity provisions of the Bayer Agreement expire at the expiration of the “Exclusivity Period” as defined in the Bayer Agreement, and agree that the obligations of Maxygen under this Section 2.8 shall expire on July 1, 2013. In the event that Maxygen assigns the Bayer Agreement to any Third Party prior to July 1, 2013, Maxygen shall obtain written agreement from such Third Party to comply with the foregoing obligations set forth in this Section 2.8.

ARTICLE 3

LICENSES TO MAXYGEN

3.1 License Grants.

3.1.1 Contributor Technology.

(a) License Grant. Subject to the terms and conditions herein (including Sections 3.3 and 3.4), effective as of the Effective Date, CPC hereby grants to Maxygen, and Maxygen hereby accepts, an irrevocable (except, and solely to the extent, as set forth in Section 8.3), license under the Contributor Technology (i) to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize compounds and products that are neither Compounds nor Products, in the Territory, solely for use in the outside of the Field (including, for the avoidance of doubt, the right to make and use the Contributor Technology itself in connection therewith), which license shall be exclusive, and (ii) to research, develop, make, have made, use, sell, offer for sale, import, and otherwise commercialize Adjuvants and products containing such Adjuvants (but such license shall not extend to other Compounds, if any, that are not Adjuvants but are contained in such products), which license shall be non-exclusive, in each case subject to all licenses under such Contributor Technology granted by Maxygen prior to the Effective Date.

(b) No License Inside the Field. It is understood and agreed that the licenses set forth above do not convey any license to practice the Contributor Technology in or for any purpose within the Field or otherwise with respect to Compounds or Products (and CPC retains all such rights), except with respect to the non-exclusive license with respect to Adjuvants. For clarity, the license with respect to Adjuvants set forth above includes the right to develop and commercialize Adjuvants in the Field in or with products containing Vaccines, but does not include any right or license to practice Shuffling for the purpose of researching, developing, generating or creating Adjuvants for use in the Field independent of Vaccines.

3.1.2 Royalty-Free Licenses. Except with respect to Maxygen’s obligation to pay CPC amounts due to Third Parties as set forth in Section 3.4, the licenses granted to Maxygen under this Section 3.1 shall be royalty-free and fully paid up.

3.2 Sublicensing. Subject to Section 3.3, Maxygen shall have the right to grant and authorize sublicenses within the scope the licenses set forth in Section 3.1. Maxygen shall obligate all such sublicensees to which Maxygen conveys Confidential Information within the Contributor Technology to comply with applicable confidentiality terms set forth herein (including the restrictions both on disclosure and on use) with respect to such Contributor Technology.

3.3 Limitation on Licenses. It is understood and agreed that with respect to any aspect of the Contributor Technology for which CPC has less than fully exclusive, worldwide rights (i.e., co-exclusive, non-exclusive, limited territorial or otherwise restricted rights) as of the Effective Date, the licenses provided in Section 3.1 shall be limited to the scope of those rights that CPC Controls and has the right to license or sublicense to Maxygen.

3.4 Third Party Agreements. The Parties acknowledge that, with respect to Patents, Know-How and Materials in the Contributor Technology licensed to Maxygen pursuant to a Third Party agreement assigned to CPC under the Asset Contribution Agreement, the sublicense by CPC to Maxygen is subject and subordinate to all restrictions and obligations applicable to sublicensees set forth in such Third Party agreement, and that any breach of such restrictions and obligations under such Third Party agreements by a Party or its Affiliates may result in damage to the other Party or other licensees of CPC with respect to the subject Contributor Technology, which may include loss of license rights to such Contributor Technology or monetary damages. Maxygen acknowledges that, with respect to Patents, Know-How and Materials licensed to CPC pursuant to any such Third Party agreement, the sublicense by CPC to Maxygen (or the exercise by Maxygen or its Affiliates of such sublicense) may result in payment obligations to the Third Party under such Third Party agreements. Maxygen agrees to pay any such amounts due by CPC to such Third Parties for the grant of the sublicense to Maxygen hereunder (or the exercise thereof by Maxygen or its Affiliates), unless and until Maxygen elects to forego its rights under such Third Party agreement as provided below. At any time, Maxygen shall have the right, in its sole discretion, to terminate its sublicense rights from CPC hereunder under a given Third Party agreement, on an agreement-by-agreement basis, by providing written notice indicating that it no longer desires a sublicense to Contributor Technology under such Third Party agreement. Following the provision of such written notice: (i) Maxygen shall thereafter have no sublicense under this Agreement with respect to the Contributor Technology under the applicable Third Party agreement; (ii) Maxygen shall have no further obligation to make any payments hereunder with respect to such Third Party agreement (but, for the avoidance of doubt, shall remain responsible for payments thereunder attributable to activities by or under authority of Maxygen prior to Maxygen’s written notice under this Section 3.4); and (iii) Maxygen shall, as between the Parties hereto, thereafter no longer be subject to the applicable terms and conditions thereof (provided, however, that Maxygen shall remain responsible to comply with applicable confidentiality obligations and indemnity obligations under such Third Party agreement, and applicable restrictions, if any, on the use of tangible materials provided subject to the sublicense under such Third Party agreement, in each case to the extent reasonably considered as required to survive termination of Maxygen’s rights thereunder).

3.5 No Future IP; No Implied Rights. Maxygen acknowledges and agrees that (i) no rights or licenses are conveyed to Maxygen hereunder with respect to Patents, Know-How, Materials or other materials, know-how or intellectual property rights that are invented, created, first acquired, licensed to or otherwise obtained by CPC or any of its Affiliates after the Effective Date, and (ii) no rights or licenses are conveyed to Maxygen hereunder with respect to any Patents, Know-How, Materials or other materials, know-how or intellectual property rights owned or Controlled by any Third Party that becomes an Affiliate of CPC after the Effective Date that are not already licensed hereunder prior to such entity becoming an Affiliate. Accordingly, except for the rights expressly granted under this Agreement and without limiting any right granted under any written agreement entered into by the Parties, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by CPC to Maxygen hereunder. All rights with respect to Materials, Know-How,

Patents or other intellectual property rights that are not expressly granted herein are reserved to the owner thereof. Notwithstanding the foregoing, the Patents licensed hereunder to Maxygen shall include Patents filed or issued after the Effective Date that claim priority to any Patent within the Contributor Technology (in the case of Patents owned by Third Parties, to the extent Controlled by CPC).

ARTICLE 4

INTELLECTUAL PROPERTY

4.1 Ownership. The ownership of any intellectual property right in subject matter developed or otherwise made by a Party in connection with this Agreement shall be determined in accordance with the applicable Law of the jurisdiction in which such subject matter was developed or otherwise made.

4.2 Prosecution. As between the Parties, Maxygen shall have sole responsibility for deciding, in its sole discretion, on behalf of Maxygen or its Affiliates or licensees, whether to file U.S., PCT or foreign patent applications, copyrights, the contents and subject matter of any such filing, whether (and in what manner) to continue prosecution of any patent applications or to maintain any Patent or copyright, or whether (and in what manner) to defend any oppositions and interferences, reissues or reexaminations regarding the Licensed Technology at its sole expense. As between the Parties, CPC shall have sole responsibility for deciding, in its sole discretion, on behalf of CPC or its Affiliates or licensees, whether to file U.S., PCT or foreign patent applications, copyrights, the contents and subject matter of any such filing, whether (and in what manner) to continue prosecution of any patent applications or to maintain any Patent or copyright, or whether (and in what manner) to defend any oppositions and interferences, reissues or reexaminations regarding the Contributor Technology at its sole expense.

4.3 Patent Challenges.

4.3.1 If CPC or any of its Affiliates challenges the validity or enforceability of any Patent within the Enabling Patents listed on Exhibit 1.16.3 in any court or before any Governmental Authority with authority to determine the validity or enforceability of such Patent and CPC or its Affiliate fails to dismiss or otherwise withdraw from such court or Governmental Authority proceeding within forty-five (45) days of Maxygen’s providing notice setting forth the identity of the Patent so challenged and the proceeding in which such Patent is challenged with a request for CPC or its Affiliate to dismiss or otherwise withdraw from such proceeding, Maxygen shall have the right to terminate the license granted to CPC hereunder with respect to such challenged Patent upon written notice to CPC.

4.3.2 CPC agrees that it shall provide reasonable assistance requested by Maxygen at Maxygen’s expense in connection with any litigation between Maxygen or any of its Affiliates with any Third Parties, where such Third Party challenges the validity or enforceability of any Patent Right within the Licensed Technology, including the pending litigation with Alligator Biosciences AB. CPC agrees not to provide knowingly any voluntary assistance to any such Third Party with respect to such challenge, and shall not provide any Confidential Information of Maxygen to such Third Party without Maxygen’s express prior written consent unless, and solely to the extent, required by applicable Law or pursuant to agreements entered into prior to such litigation. CPC and its Affiliates shall notify Maxygen if they receive a subpoena, request or demand for any such Maxygen Confidential information from or on behalf of any such Third Party, and shall reasonably cooperate, as requested by Maxygen, to resist or limit the scope of such disclosure.

4.4 Improvements to Enabling Technology.

4.4.1 Maxygen Improvements. Maxygen and its Affiliates and licensees shall be entitled to make improvements, modifications, enhancements and changes to the Enabling Technology and shall have no obligation to assign or license any such improvements, modifications, enhancements or changes to CPC.

4.4.2 CPC Improvements. CPC and its Subsidiaries and permitted sublicensees shall be entitled to make improvements, modifications, enhancements and changes to the Enabling Technology and In-Licensed Program-Specific Technology and shall have no obligation to assign or license any such improvements, modifications, enhancements or changes to Maxygen or any of its Affiliates.

4.5 RR Technology, CMVP Technology and Software.

4.5.1 Maxygen Other Improvements. Maxygen and its Affiliates and licensees shall be entitled to make improvements, modifications, enhancements and changes to the RR Technology, CMVP Technology and Software and shall have no obligation to assign or license any such improvements, modifications, enhancements or changes to CPC. Notwithstanding the foregoing, to the extent Maxygen obtains, during the period from the Effective Date until July 1, 2012, a license, with the right to sublicense, under any Patents owned or controlled by Bayer HealthCare LLC (or its successor-in-interest under Bayer Agreement or its affiliate) claiming any Bayer Other Improvements (as defined in the Bayer Agreement) pursuant to Section 5.3 of the Bayer Agreement, Maxygen agrees to grant to CPC a non-exclusive sublicense thereunder, with the right to further sublicense, under such Patents of the same scope as the licenses granted under Sections 2.1.3, 2.1.4, and 2.1.5, as applicable, in each case, only to the extent Maxygen is able to grant such sublicense under the applicable license from Bayer; provided that such license from Bayer HealthCare LLC to Maxygen shall be deemed a Third Party Agreement for all purposes of this Agreement, and accordingly, to the extent provided under Section 2.5, CPC agrees to pay to Maxygen all amounts due from Maxygen to Bayer for the grant of such sublicense(s) to CPC or the practice of such sublicense(s) by CPC or its Affiliates of their licensees and to otherwise comply with the applicable terms of such license. Notwithstanding the foregoing, this Section 4.5.1 shall not be deemed to be an obligation upon Maxygen, or a right of CPC, to obtain a license or sublicense under Section 5.3 of the Bayer Agreement, or the right to sublicense to CPC, under any Patent owned or controlled by Bayer HealthCare LLC (or its successor-in-interest under Bayer Agreement or its affiliate) claiming improvements, modifications, enhancements or changes to the RR Technology, CMVP Technology or Software.

4.5.2 CPC Other Improvements. CPC and its Subsidiaries shall be entitled to make improvements, modifications, enhancements and changes to the RR Technology, CMVP Technology and to make modifications, improvements, enhancements or derivative works from the Software (individually or collectively, the “CPC Other Improvements”). With respect to CPC Other Improvements made by CPC or its Subsidiary prior to a CPC Change of Control, CPC agrees to grant, and to cause its Subsidiaries to grant, to Bayer HealthCare LLC (or its successor-in-interest under Bayer Agreement or its affiliate) a non-exclusive license, with the right to sublicense, under Patents owned or controlled by CPC or any of its Subsidiaries claiming any CPC Other Improvement, for any use by Bayer in the Territory, as provided in Section 5.2.2 of the Bayer Agreement, and to comply with the provisions and procedures described in Section 5.3 of the Bayer Agreement for purposes of determining financial terms of such license.

4.6 Third Party Infringement.

4.6.1 Notice. If a Party or any of its Affiliates becomes aware of any actual or potential infringement of any Patents in the Licensed Technology or Contributor Technology, or if either Party becomes aware of any declaratory judgment action or similar proceeding with respect to any Patents within the Licensed Technology or Contributor Technology, then such Party shall promptly notify the other Party in writing. Upon request of either Party, the Parties shall discuss such actual or potential infringement in the Licensed Technology or Contributor Technology, as well as whether and how to enforce such Patents within the Licensed Technology or Contributor Technology with respect to such infringement, and allocation of costs and expenses related thereto.

4.6.2 Interest of Various Parties. CPC hereby acknowledges that there are and will be multiple licensees of the Licensed Technology and that Maxygen has the responsibility to determine how to best enforce and defend the Patents within the Licensed Technology for the benefit of all licensees, including Third Parties other than CPC, and CPC further acknowledges that such responsibility may affect Maxygen’s determination whether to enforce or defend particular Patents within the Licensed Technology in any particular instance. CPC acknowledges that (i) certain Patents within the Licensed Technology are and will be owned by Third Parties and, that in some cases, such Third Parties may retain or have retained the first right, or the sole right, to enforce or defend such Patents, and (ii) prior to the Effective Date, Maxygen has granted to Third Parties under the Third Party Agreements listed on Exhibit 1.46 rights to conduct or participate in the enforcement or defense of Patents within the Licensed Technology owned by Maxygen.

4.6.3 Infringement in Field. For any infringement, declaratory action or similar proceeding with respect to the Patents within the Enabling Patents, Astellas Agreement Patents or Other Program Patents, which infringement occurs in the Field (or declaratory judgment action is brought by a Third Party alleging threat of enforcement of such Patent with respect to activities in the Field), CPC shall have the right to request in writing that Maxygen enforce such Patents within the Enabling Patents against such infringement, describing CPC’s information and knowledge with respect to such actual or suspected infringement and basis for its belief how such infringement, action or proceeding involved the use of Enabling Patents, Astellas Agreement Patents or Other Program Patents within the Field. Upon receiving such a written request, Maxygen shall have one hundred and eighty (180) days after receipt of such request to examine and evaluate the facts and circumstances regarding such infringement, action or proceeding, as well as the interests of Maxygen and its Affiliates and Third Parties with respect to the Enabling Patents, Astellas Agreement Patents or Other Program Patents and to determine in Maxygen’s discretion whether to institute suit or take other action to abate such infringement, action or proceeding, at Maxygen’s expense. If Maxygen or its Affiliate does not institute suit or take other action to abate such infringement, action or proceeding within such 180-day period or if Maxygen institutes but does not maintain or continue through resolution, then CPC may, at CPC’s expense, institute suit to enforce the Enabling Patents, Astellas Agreement Patents or Other Program Patents against such infringement, action or proceeding in the Field with respect to a Compound or Product that is a Resulting Product, subject to the consent of the owner of the applicable Patents if such Patents are not owned by Maxygen or its Affiliates, and subject to any rights granted to a Third Party prior to the Effective Date pursuant to a Third Party Agreement listed on Exhibit 1.46; provided that until the expiration of such 180-day period, CPC shall not take any action to enforce, or threaten to enforce, such Patent against such infringement, action or proceeding. Any recoveries from such enforcement attributable to infringement, action or proceeding of the Enabling Patents, Astellas Agreement Patents or Other Program Patents within the Field with respect to a Compound or Product shall first be used to reimburse the expenses of the Parties (including amounts paid by the Party controlling such action for the expenses of the other Party) with the remainder shared (as between the Parties) as follows: (i) sixty percent (60%) to the Party controlling such action; and (ii) forty percent (40%) to the other Party. Any recoveries from such enforcement attributable to outside the Field or compounds or products other than Compounds or Products shall belong exclusively to Maxygen.

4.6.4 Cooperation. In connection with any such claim, suit or proceeding subject to Section 4.6.3, the Parties shall reasonably cooperate with each other and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding. At the request and expense of the Party initiating any such claim, suit or proceeding, the other Party agrees to join in any such claim, suit or proceeding in the event that the other Party is necessary or indispensable to such proceedings, or such joinder of such Party is otherwise required, by applicable Law.

4.7 Defense of Third Party Action. If a Third Party institutes any action to have any patent within the Patents within the Licensed Technology other than Enabling Technology held invalid, non-infringed or unenforceable, the Parties agree to discuss, in good faith with each other (and with the owner of the applicable Patents if these are not owned by Maxygen or its Affiliates, and any Third Parties to whom Maxygen or its Affiliates has granted rights regarding enforcement or defense of such Patents prior to the Effective Date), which Party (or Third Party) should control the defense of such action. All of the out-of-pocket costs and legal fees relative to such defense shall be shared if and to the extent agreed by the Parties (and applicable Third Parties). If there is any recovery of out-of-pocket costs and legal fees, the recovery shall, unless otherwise agreed, be used to reimburse the Parties (and applicable Third Parties) according to the proportion of out-of-pocket costs and legal fees each Party (or applicable Third Party) paid, and the remaining recovery will be split according to the proportion of out-of-pocket costs and legal fees each Party (or applicable Third Party) paid. If the Parties cannot agree on which Party will prosecute a suit or the sharing of the costs, then as between the Parties, (i) Maxygen shall have the right to determine whether and, if so, how to prosecute or defend such suit and will be entitled to name CPC as a party in such suit if CPC is a necessary or indispensable party, and (ii) Maxygen shall be responsible for all of the out-of-pocket costs and legal fees of Maxygen and CPC relative to such suit Maxygen prosecutes or defends, and any recoveries from such suit shall belong exclusively to Maxygen.

4.8 Settlement. No Party shall enter into an agreement to settle any action with respect to Licensed Technology covered by this Article 4 which agreement would conflict with, or materially diminish, the rights granted to or retained by the other Party with respect to the Licensed Technology, nor enter into any such agreement which makes any admission of wrongdoing by the other Party or any admission of the invalidity, unenforceability or absence of infringement of any Patents licensed hereunder, in each case without first obtaining the written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE 5

CONFIDENTIALITY

5.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that each Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than for the purpose of exercising its retained rights or rights under licenses granted hereunder, or performing obligations hereunder, or as otherwise provided for in this Agreement or in any Transaction Agreements (as that term is defined in the Master Joint Venture Agreement) or the Astellas Agreement, any confidential and proprietary information and materials of the other Party (collectively, “Confidential Information”). Licensed Technology shall be deemed the Confidential Information of Maxygen for purposes of this Agreement. Contributor Technology shall be deemed the Confidential Information of CPC for purposes of this Agreement. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it can be established by written documentation by the receiving Party that such information:

5.1.1 was already known to the receiving Party, at the time of disclosure, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), and except or to the extent such information was already known to the receiving Party solely because or as a result of any employee of the receiving Party previously obtaining such information while an employee of the disclosing Party;

5.1.2 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

5.1.3 became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

5.1.4 was independently discovered or developed by the receiving Party without reference to or use of Confidential Information of the disclosing Party as demonstrated by documented evidence; or

5.1.5 was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

The obligations set forth in this Section 5.1 shall remain in effect during the Term of this Agreement and for five (5) years thereafter.

5.2 Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement (but for a confidentiality period that is reasonable and customary under the applicable circumstances) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses or extension of the licenses and sublicenses to Affiliates and subcontractors as permitted hereunder; (ii) to the extent such disclosure is reasonably necessary in prosecuting or maintaining any Patent or other intellectual property right in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement (including to comply with the applicable rules of any public stock exchange upon which the stock of such Party or its Affiliate is listed), provided that the Party seeking to disclose Confidential Information of the other Party uses commercially reasonable efforts, consistent with typical practice in the biopharmaceutical industry, to secure confidential treatment thereof, as applicable; (iii) to the extent such disclosure is otherwise required by Law, provided, however, that if a Party is required by Law or court order to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, (but not to the extent inappropriate in the case of Prosecution and Maintenance of Patents), will use its reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed and limit disclosure of the Confidential Information to only that part necessary to comply with the request; any disclosure of Confidential Information as permitted in the foregoing sentence shall not alter the confidential nature of such Confidential Information for all other purposes; (iv) in communication with advisors (including financial advisors, lawyers and accountants) or actual or bona fide potential investors or acquirers, or actual or bona fide potential licensees or sublicensees related to Products, or approved or permitted contractors, service providers, vendors and the like used (or to be used) in connection with activities hereunder, each on a need to know basis, and in each case under standard confidentiality obligations (subject to the allowances for term of confidentiality provided in subsection (i) above, except with respect to disclosures to actual or bona fide potential investors and acquirers receiving any technical data or information related to Compounds or Products or the Licensed Technology that is Confidential Information of the other Party shall be subject to obligations of confidentiality for a period of at least five (5) years after such disclosure, or (v) to the extent mutually agreed to by the Parties. In addition to the foregoing, with respect to complying with the disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or similar regulatory bodies or the rules of an applicable public stock exchange, in connection with any required disclosure of material information related to this Agreement, the Parties shall consult with one another concerning the information to be disclosed and secure confidential treatment thereof where practicable. If time does not permit such discussion, or if after such discussion between counsel, the Party desiring to make the disclosure still believes such Party is required by applicable Law or applicable stock exchange rule to make such disclosure, it may do so, upon written notice to the other Party. For clarity, nothing in this Section 5.2 shall prevent any Party from making disclosures required by applicable Law.

5.3 Confidential Terms. Each of the Parties agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except: (i) to advisors (including financial advisors, attorneys and accountants), approved or permitted contractors, actual or bona fide potential investors or acquirers, or actual or bona fide potential licensees or sublicensees or others on a need to know basis, in each case under circumstances that reasonably ensure the confidentiality thereof; or (ii) under circumstances that reasonably ensure the confidentiality of the information, to the extent necessary to comply with the terms of agreements with Third Parties existing as of the Effective Date pursuant to which such Party first obtains rights to such Party’s Licensed Technology, which is (sub)licensed to the other Party hereunder, or (iii) to the extent previously made publicly available pursuant to this Section 5.3, or (iv) to the extent required by applicable Law or the applicable rules of any public stock exchange upon which the stock of such Party or its Affiliate is listed; provided, however, that if a Party is required by Law or the applicable rules of any public stock exchange to make any such disclosure of the terms or conditions of this Agreement, it will give reasonable advance notice to the other Party of such disclosure requirement and will use its reasonable efforts to seek confidential treatment of such terms and conditions. In addition to the foregoing, with respect to complying with the disclosure requirements of the SEC or similar regulatory bodies or the rules of an applicable public stock exchange, in connection with any required filing of this Agreement, the Parties shall consult with one another concerning which terms of this Agreement shall be requested to be redacted in any public disclosure of the Agreement (including by allowing the other Party an opportunity to review and comment upon the proposed filing of this Agreement). If time does not permit such discussion, or if after such discussion between counsel, the Party desiring to make the disclosure still believes such Party is required by applicable Law or applicable stock exchange rule to make such disclosure, it may do so, upon written notice to the other Party. For clarity, nothing in this Section 5.3 shall prevent any Party from making disclosures required by applicable Law.

5.4 Subsequent Disclosures. Once a publication or other disclosure has been made in accordance with Section 5.3 above, a Party may make subsequent disclosures of information contained therein without approval or prior review of the other Party; provided, however, that the requirements of Section or 5.3 shall, to the extent applicable, apply with respect to new or additional information in any such subsequent disclosure.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Mutual Representations, Warranties and Covenants. Each Party (the “Representing Party”) hereby represents, warrants and covenants to the other Party, as a material inducement for such other Party’s entry into this Agreement, as follows:

6.1.1 The Representing Party is duly organized and validly existing under the Laws of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

6.1.2 This Agreement is a legal and valid obligation binding upon the Representing Party and enforceable against it in accordance with its terms, assuming due execution and delivery of the Agreement by the Parties, and subject to applicable laws regarding insolvency, bankruptcy, reorganization, moratorium and other Laws affecting creditors’ rights generally as from time to time in effect;

6.1.3 The execution, delivery and performance of the Agreement by the Representing Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge, violate any Law;

6.1.4 To its knowledge as of the Effective Date, no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable laws, rules or regulations currently in effect, is or will be necessary for the granting of the licenses set forth in this Agreement, or for the performance by the Representing Party of its obligations under this Agreement; and

6.1.5 The Representing Party has not granted as of the Effective Date, and during the Term will not grant, any right to any Third Party relating to its respective Patents, Know-How or Materials licensed hereunder which conflicts with the rights granted to the other Party hereunder; and without limiting the foregoing, the Representing Party will not, during the Term, encumber the Patents, Know-How and Materials licensed to the other Party hereunder, with liens, mortgages, security interests or another similar interest that would give the holder the right to convert the interest into ownership of such Patents, Know-How and//or Materials, unless the encumbrance is subject to the licenses and rights granted to the other Party herein.

6.2 Representations, Warranties and Covenants by Maxygen. Maxygen hereby represents and warrants and covenants to CPC as follows:

6.2.1 It has sufficient legal and/or beneficial title, ownership or license, free and clear from any Encumbrances (as defined in the Master Joint Venture Agreement), of the Licensed Technology to grant the licenses to CPC set forth in this Agreement on the terms and conditions herein. For clarification purposes, the representation and warranty in this Section 6.2.1 applies to the ownership or licensure of the Licensed Technology and shall have no effect as to the “AS IS” disclaimer, and disclaimers regarding validity, enforceability or non-infringement, with respect to the Licensed Technology in Section 6.4;

6.2.2 During the Term of this Agreement, it shall not enter into any agreement with any Third Party, nor grant any license or covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to any Third Party, relating to any Licensed Technology that conflicts with the licenses to CPC set forth in this Agreement on the terms and conditions herein;

6.2.3 As of the Effective Date, (i) Exhibits 1.10.3, 1.16.3, 1.39.3, collectively, are a complete and accurate list of all Patents within the Licensed Technology which are either (A) owned by Maxygen, or (B) to the extent such information is available in the records of Maxygen without duty of inquiry, licensed to Maxygen under the Third Party Agreements;

6.2.4 As of the Effective Date, (i) Maxygen is not in material breach of any of its Third Party Agreements and no Third Party has notified Maxygen of any material breach of such Third Party Agreements, in each case that remains uncured and which would result in a material adverse effect on the ability of Maxygen to perform its obligations hereunder, and (ii) Maxygen has not received written notice from any licensor under a Third Party Agreement purporting to terminate, or restrict the scope of, Maxygen’s rights under such Third Party Agreement with respect to the scope of the rights licensed to CPC hereunder by reason of any action or omission of Maxygen;

6.2.5 As of the Effective Date, except as set forth on Exhibit 6.2.5, neither Maxygen nor any of its Affiliates has received written notice or written claim of infringement from any Third Party alleging that the activities of Maxygen or any of its Affiliates in practicing the Licensed Technology infringe, misappropriate, or otherwise unlawfully use proprietary rights, including Patents, copyrights or trade secrets (but excluding trademark rights);

6.2.6 Except as set forth on Exhibit 6.2.6, to the Knowledge (as defined in the Master Joint Venture Agreement) of Maxygen as of the Effective Date, (i) no written claim by any Third Party contesting the validity or enforceability of the Patents within the Licensed Technology, or use or ownership of the Licensed Technology, has been received by Maxygen, and (ii) there is no pending (i.e., filed or requested) interference or litigation that involves any of the Patents within the Licensed Technology;

6.2.7 During the Term of the Agreement, Maxygen will comply with all applicable terms and conditions under the Third Party Agreements and the New Third Party Agreements and will not terminate, amend, or waive any rights under any Third Party Agreement or any New Third Party Agreement in any manner (a) which diminishes the licenses to CPC or requires any increase in obligations by CPC hereunder with respect to the Licensed Technology that is subject to such Third Party Agreement or New Third Party Agreement, as applicable, (b) that requires any increase in obligations by Astellas under the Astellas Agreement, or (c) impairs CPC’s ability to perform its obligations under, or grant the licenses to Astellas under, the Astellas Agreement;

6.2.8 The list of Third Party software set forth in Exhibit 2.1.5 (x) is a complete list of Third Party software (i) needed to run the Software, or (ii) used by Maxygen in the conduct of the scientific and technical activities of the Business (as defined under the Asset Contribution Agreement); (y) is generally available for license by CPC as of the Effective Date, and (z) can be licensed by CPC at an aggregate cost (based on prices as of the Effective Date) that does not exceed one hundred thousand dollars ($100,000);

6.2.9 Except as may be expressly provided under the Third Party Agreements listed on Exhibit 1.46, no Person who has licensed Patents within the Licensed Technology to Maxygen, has ownership rights or license rights to improvements made by Maxygen in such Licensed Technology;

6.2.10 Maxygen has the full right to grant the licenses and sublicenses to be granted to CPC in accordance with Section 2.1 and the terms and conditions hereof, and there exist no restrictions on sublicensing any intellectual property licensed to Maxygen which would otherwise fall within the full scope of such license and sublicense to CPC as set forth and in accordance with the terms and conditions of this Agreement in the absence of such restriction; and

6.2.11 Except with respect to annual payments, milestone payments, royalties on product sales, or other similar payments under Third Party Agreements indicated on Exhibit 2.5.1, or as provided in Third Party Agreements listed on Exhibit 1.46 with respect to indemnity obligations or the sharing of costs and/or recoveries in connection with enforcement or defense of Patents, there are no royalties, fees, honoraria or similar payments payable by Maxygen to any Third Person arising from the grant or practice of a sublicense to CPC.

6.3 Representations, Warranties and Covenants by CPC. CPC hereby represents and warrants and covenants to Maxygen as follows:

6.3.1 It has sufficient legal and/or beneficial title, ownership or license, free and clear from any Encumbrances (as defined in the Master JVA) other than applicable terms and conditions of Contributor Contracts assigned to CPC pursuant to the Asset Contribution Agreement, of the CPC Improvements and CPC Other Improvements to grant the licenses and covenants not to sue set forth in Sections 4.5.2 and 6.3.5 of this Agreement on the terms and conditions herein. For clarification purposes, the representation and warranty in this Section 6.3.1 applies to the ownership or licensure of the CPC Improvements and CPC Other Improvements and shall have no effect as to the “AS IS” disclaimer, and disclaimers regarding validity, enforceability or non-infringement, with respect to the CPC Improvements and CPC Other Improvements in Section 6.4;

6.3.2 During the Term of this Agreement, it shall not grant any assignment, license, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to any Third Party relating to any Patent, Material, Know-How or other proprietary right that conflicts with the licenses and covenants not to sue with respect to the CPC Improvements and CPC Other Improvements in Sections 4.5.2 and 6.3.5 of this Agreement on the terms and conditions herein;

6.3.3 CPC and its Affiliates shall not purport to sublicense, or otherwise facilitate any Third Party’s use of, the Enabling Technology or Software prior to consummation of a CPC Change of Control without the prior written consent of Maxygen except as expressly provided for under Section 2.2.

6.3.4 Until the expiration of the Enabling Patents in the Territory, on a patent-by-patent and country by country basis, CPC shall not, and shall cause its Affiliates not to, practice the Enabling Technology in or for any use outside the Field, and CPC shall not develop, commercialize or otherwise exploit any Resulting Products in or for any use outside the Field, except in each case to the extent that CPC has received a license or sublicense under the Enabling Technology from a Third Party capable of granting such license or sublicense covering such practice or development, commercialization or other exploitation outside the Field. CPC acknowledges that practice of the Enabling Technology for any use outside the Field without such license or sublicense, may result in damage to Maxygen or its Affiliates, which may include loss of license rights to Enabling Technology under Third Party Agreements or monetary damages.

6.3.5 For so long as CPC remains an Affiliate (as defined under the Bayer Agreement) of Maxygen, CPC will not, and shall cause each of its Affiliates not to, sue Bayer HealthCare LLC (or its successor in interest), or its Affiliate for use of the Enabling Technology (substantially as such Enabling Technology was practiced by Maxygen prior to the Effective Date of the Bayer Agreement) under any Patents that issue to (as “issued to” is construed under the Bayer Agreement) CPC or its Affiliates after the Effective Date claiming any improvements, modifications, enhancements or changes to the Enabling Technology which are directed to the practice of the Enabling Technology per se, but excluding without limitation any Patents directed to any specific Resulting Products (“CPC Improvements”).

6.3.6 CPC covenants that it and its Affiliates shall not, and shall not permit any Third Party to which CPC or its Affiliate transfers any CMVP Materials or materials derived therefrom to, use the CMVP Materials or other materials derived therefrom for any use other than as research reagents. The covenant in this Section 6.3.6 shall not be construed to prohibit other uses by CPC or its Affiliates of CMV promoter variants separately synthesized by CPC or its Affiliates or Third Parties without use of the tangible CMVP Materials provided by Maxygen or other tangible materials directly derived therefrom.

6.3.7 CPC acknowledges that certain Patents, Know-How and Materials within the Licensed Technology have been or may be licensed to Maxygen or its Affiliates pursuant to the Third Party Agreement(s) listed on Exhibit 1.46, and that the sublicenses granted by Maxygen or its Affiliates to CPC with respect thereto are subject and subordinate to the terms of any such Third Party Agreement. CPC hereby covenants that CPC shall, for the lesser of the term of each such Third Party Agreement or any New Third Party Agreement and the term of this Agreement, comply with all applicable restrictions and obligations applicable to sublicensees set forth in the terms of each such Third Party Agreement in the form provided as of the Effective Date and any such New Third Party Agreement in the form provided pursuant to Section 2.5.2 regarding the use of the Licensed Technology to which such Third Party Agreement or such New Third Party Agreement, as applicable, relates, and all applicable restrictions (if any) with respect to Resulting Products; provided, however, it shall not be considered a breach of this covenant by CPC to the extent any failure to comply by CPC arises from Maxygen’s breach of its covenants in Section 6.2.7.

6.3.8 For so long as CPC remains an Affiliate (as defined under the Bayer Agreement) of Maxygen, CPC shall comply, and shall ensure that its Affiliates comply, with applicable terms and conditions set forth in the Third Party Agreements listed on Exhibit 1.46. For so long as CPC remains an Affiliate (as defined under the Bayer Agreement) of Maxygen, CPC shall not purport to terminate or amend any Third Party Agreement in any manner which would diminish the license to Bayer, or require any increase in obligations of Bayer, under the Bayer Agreement with respect to the Licensed Technology that is subject to such Third Party Agreement without Maxygen’s prior written consent.

6.3.9 For so long as CPC remains an Affiliate (as defined under the Bayer Agreement) of Maxygen, CPC shall notify both Maxygen and Bayer HealthCare LLC promptly if CPC receives notice, whether or not there is a cure period, from a Third Party that CPC, or Maxygen or any other licensee of Maxygen, is in material breach of any Third Party Agreement, or notice from any Third Party which purports to modify or terminate any Third Party Agreement in any manner. CPC shall take prompt and commercially reasonable steps to cure any such breach by CPC or its Affiliate.

6.3.10 Until the earlier of (a) the Option Closing and (b) July 2, 2013, CPC shall ensure that it and its Subsidiaries do not (1) themselves or on behalf of others, acquire, develop, make, use, sell, import, offer to sell or commercialize any Coagulation Factor Variant, nor (2) grant or attempt to grant any Third Party a license to do so. As used herein, “Coagulation Factor Variant” means (i) any amino acid (including any natural, synthetic, modified or other amino acid analogue) chain that is any of coagulation Factor VII, coagulation Factor VIII or coagulation Factor IX, or any variant, homolog, derivative, mutant, or fragment of Factor VII, Factor VIII or Factor IX, or any of the foregoing that is conjugated or otherwise coupled to any other molecule (e.g., polyethylene glycol, immunoglobulin domain, sialylation, pegylated, or glycosylation).

6.3.11 For so long as CPC remains an Affiliate (as defined under the Bayer Agreement) of Maxygen, CPC shall comply, and shall ensure that its Subsidiaries comply, with the applicable terms and conditions set forth in the various agreements entered into by and between Maxygen, Inc. and Bayer HealthCare LLC, on or about July 1, 2008, that (i) apply by their terms to Affiliates of Maxygen or (ii) provide that Maxygen shall cause, require, ensure or otherwise procure performance or compliance by its Affiliates, including the following provisions: Sections 3.1, 4.4(c)(i), 4.4(d)(i), 4.4(d)(ii), 4.4(d)(iii), 4.4(d)(v), 4.4(d)(vii), 6.3 and 11.5 of the Technology Transfer Agreement; Section 7.1.1 of the License Agreement (also referred to in this Agreement as the “Bayer Agreement”); and Sections 6.2 and 8.3 of the Intellectual Property Cross License Agreement.

6.4 Disclaimer of Warranties. EXCEPT EXPRESSLY AS SET FORTH IN THIS AGREEMENT, THE ENABLING TECHNOLOGY, SOFTWARE, IN-LICENSED PROGRAM-SPECIFIC TECHNOLOGY, RR TECHNOLOGY, CMVP TECHNOLOGY, ASTELLAS AGREEMENT TECHNOLOGY, OTHER PROGRAM TECHNOLOGY, CONTRIBUTOR TECHNOLOGY, CPC IMPROVEMENTS OR CPC OTHER IMPROVEMENTS HEREUNDER, AND ALL PATENTS, KNOW-HOW AND MATERIALS WITHIN THE FOREGOING, ARE PROVIDED AND LICENSED TO CPC OR MAXYGEN, AS APPLICABLE, “AS IS.” EXCEPT EXPRESSLY AS SET FORTH IN THIS AGREEMENT, MAXYGEN AND CPC EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY OF THE ENABLING TECHNOLOGY, SOFTWARE, IN-LICENSED PROGRAM-SPECIFIC TECHNOLOGY, RR TECHNOLOGY, CMVP TECHNOLOGY, ASTELLAS AGREEMENT TECHNOLOGY, OTHER PROGRAM TECHNOLOGY, OR CPC IMPROVEMENTS, CPC OTHER IMPROVEMENTS OR CONTRIBUTOR TECHNOLOGY, OR RESULTS OBTAINED, OR COMPOUNDS OR PRODUCTS, IF ANY, DEVELOPED, CREATED OR PRODUCED IN WHOLE OR PART THROUGH APPLICATION OF THE LICENSED TECHNOLOGY OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BOTH PARTIES ACKNOWLEDGE AND DISCLAIM ANY WARRANTY AS TO THE USEFULNESS OR COMMERCIAL SUCCESS OF ANY RESULTING PRODUCT, COMPOUND OR OTHER PRODUCT OR THE ACHIEVEMENT OF DESIRED GOALS THROUGH USE OF THE LICENSED TECHNOLOGY.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification.

7.1.1 Fault-Based.

(a) Subject to Sections 7.2 and 7.3, CPC shall defend, indemnify, and hold Maxygen, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Maxygen Indemnitees”) harmless, at CPC’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by any Maxygen Indemnitees until such time as CPC has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) payable to a Third Party (collectively, “Losses”) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Maxygen Indemnitee by such Third Party to the extent such Losses result from (i) the breach by CPC of any covenant set forth in Sections 6.3.4, 6.3.5, 6.3.6, 6.3.8, 6.3.9, 6.3.10 or (ii) CPC’s, or any of its Affiliates’ or licensees’ or sublicensees’, use, testing, operation, sale, manufacture or other exploitation of the Licensed Technology or any Compounds or Products that CPC or any of its Affiliates discovers, develops, creates, modifies or manufactures using any Licensed Technology, including the Resulting Products (each of (i) or (ii), a “Fault of CPC” for purposes of this Article 7); but excluding such Losses to the extent they arise from the Fault of Maxygen, arise from any Claim alleging infringement of intellectual property rights of a Third Party or arise from the gross negligence, recklessness or willful misconduct of Maxygen or any of its Affiliates.

(b) Subject to Sections 7.2 and 7.3, Maxygen shall defend, indemnify, and hold CPC, its Affiliates, and their respective directors, officers, employees and agents (collectively, “CPC Indemnitees”) harmless, at Maxygen’s cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any CPC Indemnitees until such time as Maxygen has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) arising out of any Claim brought against any CPC Indemnitee by such Third Party to the extent such Losses result from (i) a breach by CPC of its representations or warranties set forth in Section 6.1 or 6.2, or (ii) claims that any exclusive license under the Enabling Technology previously granted to such Third Party by Maxygen or its Affiliates prevents the grant of the license to CPC under Enabling Technology for the research, development, manufacture or commercialization of Compounds and Products in the Field on the terms and conditions set forth herein or, (iii) Maxygen’s, or any of its Affiliates’ or licensee’s or sublicensees’, use, testing, operation, sale manufacture or other exploitation of the Licensed Technology or Contributor Technology or products or technology that Maxygen or any of its Affiliates discovers, develops, creates, modifies or manufactures using the Licensed Technology or Contributor Technology, including the Resulting Products (each of (i), (ii) or (iii), a “Fault of Maxygen” for purposes of this Article 7); but excluding such Losses to the extent they arise from the Fault of CPC, arise from any Claim alleging infringement of intellectual property rights of a Third Party or arise from the gross negligence, recklessness or willful misconduct of CPC or any of its Affiliates.

7.1.2 Apportionment of Fault. If any Losses occur by reason of or result from the joint Fault of CPC and Fault of Maxygen, liability for such Losses under Section 7.1.1(a) or Section 7.1.1(b) shall be apportioned between CPC and Maxygen according to the percentage of Fault of CPC and Maxygen. This Section 7.1.2 shall apply even under circumstances where a Third Party bears a percentage of the fault.

7.2 Claim for Indemnification. Whenever any Claim shall arise for indemnification under Article 7, the Maxygen Indemnitees and the CPC Indemnitees entitled to indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing of the Claim and, when known, the facts constituting the basis for the Claim. The Indemnified Party’s failure to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability to such Indemnified Party except to the extent any liability results from the failure to timely notify the Indemnifying Party. The Indemnifying Party shall promptly assume, and have the right to control, the defense and settlement thereof at its own expense. The Indemnified Party shall not settle or compromise any Claim by a Third Party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event shall either the Indemnified Party or Indemnifying Party settle any Claim without the prior written consent of the Indemnified Party if such settlement does not include a release from liability on such Claim or if such settlement would involve undertaking an obligation other than the payment of money by the settling Party that would bind or impair the non-settling Party, or result in any Licensed Technology, Patent or trademark of the other Party being rendered invalid or unenforceable, or if such settlement contains an admission that any Licensed Technology, Patent or trademark of the other Party is invalid or unenforceable. The provisions of this Article 7 shall be subject to the dispute resolution procedures of Article 9.

7.3 Reduction of Indemnity Payments. Notwithstanding anything in this Article 7 to the contrary, an indemnity payment owed by one Party to the other Party pursuant to this Agreement shall be reduced by all amounts actually received by the Indemnified Party under insurance policies purchased and maintained by the Indemnifying Party in connection with the Claim for which the indemnification related (less all deductibles, costs of collection, and other expenses incurred in connection therewith).

ARTICLE 8

TERM AND TERMINATION

8.1 Term. This Agreement will commence upon the Effective Date and shall be perpetual thereafter (the “Term”).

8.2 Expiration of Patents. On the expiration of each Patent within the Licensed Technology, on a Patent-by-Patent and country-by-country basis, the license set forth herein to the invention claimed in such Patent shall become non-exclusive in such country.

8.3 CPC Breach of Obligations With Respect to a Third Party Agreement. If CPC or any of its Affiliates materially breaches or materially fails to comply with any of the obligations or requirements expressly provided for hereunder with respect to any Third Party Agreement or New Third Party Agreement pursuant to which

Maxygen obtains rights or licenses to Patents, Know-How or Material (provided that the substance of such obligation or requirement, and/or the applicable terms and conditions of such agreement setting forth such obligation or requirement, have been disclosed to CPC), and after notice to CPC from the licensor or Maxygen of such breach CPC fails to cure such breach within the period for cure provided in the applicable Third Party Agreement or New Third Party Agreement, then Maxygen shall have the right upon written notice to CPC to terminate CPC’s sublicense granted hereunder with respect to the Patents, Know-How or Materials sublicensed under such Third Party Agreement or New Third Party Agreement, as applicable; provided, however, that that the foregoing shall not apply to the extent the material breach or material failure to comply is attributable to a breach by Maxygen of Section 6.2.7 with respect to the applicable term or condition of such Third Party Agreement or such New Third Party Agreement, as applicable.

8.4 Cooperation Following Certain Terminations of Third Party Agreements.

8.4.1 Third Party Termination for Cause. In the event that the rights of Maxygen under any Third Party Agreement are terminated by the Third Party for cause thereunder in a manner which would diminish the licenses to CPC hereunder with respect to the Licensed Technology that is subject to such Third Party Agreement, and provided that CPC and its Affiliates are not in material breach of this Agreement, and have not failed to comply with any material obligations under such Third Party Agreement, then Maxygen shall use its reasonable efforts to cooperate with efforts of CPC to assure that CPC can maintain its sublicense to such Third Party Agreement.

8.4.2 Express Survival of Sublicenses. In the event that the rights of Maxygen under any Third Party Agreement are terminated by the Third Party thereunder in a manner which would diminish the licenses to CPC hereunder with respect to the Licensed Technology that is subject to such Third Party Agreement and such Third Party Agreement provides the express right for the sublicense granted to CPC hereunder to survive such termination, Maxygen shall use its reasonable efforts to take such actions required by such Third Party Agreement as may be required to ensure that the sublicense granted hereunder shall survive, unless the rights of Maxygen under such Third Party Agreement were terminated as a result of CPC’s, or its Affiliate’s or sublicensee’s, breach or failure to comply with the terms and conditions of such Third Party Agreement.

ARTICLE 9

DISPUTE RESOLUTION

9.1 Negotiation of CEOs. If any dispute arises between the Parties out of or in connection with this Agreement, or the validity, enforceability, construction, performance or breach (or alleged breach) thereof (a “Dispute”), either Party may, by written notice to the other, have such dispute referred to the CEOs (or an executive officer designated by the CEO with authority to settle such dispute) of the Parties for attempted resolution by good faith negotiations within ten (10) Business Days. In such event, each Party shall cause its CEO or the CEO’s designated executive officer to meet and be available to attempt to resolve such issue. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared and signed by both Parties if requested by either Party. The Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the dispute. The Parties agree first to try in good faith to settle or resolve Disputes through the procedure described in this Section 9.1 before initiating arbitration pursuant to Section 9.2 or resorting to other legal action pursuant to Section 9.3 or 9.4.

9.2 Arbitration. Except with respect to Disputes involving the intellectual property rights of a Party under Section 9.3, the Parties agree that any Dispute which is not resolved under Section 9.1, or as otherwise expressly provided herein, shall be finally settled by binding arbitration under this Section 9.2 under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one or more arbitrators appointed in accordance with the rules thereof and the decisions of the arbitrator shall be final and binding on the Parties hereto. The place of the arbitration proceeding shall be in San Francisco, California. The Parties agree that the decision shall be the sole, exclusive and binding remedy between them regarding determination of the matters presented to the arbitrator. The costs of such arbitration, including administrative and arbitrator’s fees, shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration. The Parties shall use good faith efforts to complete arbitration under this Section 9.2 within ninety (90) days following the initiation of such arbitration. The arbitrator shall establish reasonable additional procedures to facilitate and complete such arbitration within such ninety (90) day period.

9.3 Intellectual Property Disputes. Any disputes related to intellectual property rights of the Parties which are not resolved under Section 9.1 shall be brought to a court of competent jurisdiction in the country in which such intellectual property rights were granted.

9.4 Provisional Remedies. Nothing in this Agreement shall limit the right of either Party to seek to obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief, pending resolution under Section 9.1, 9.2 or 9.3 as applicable, that may be necessary to protect the rights or property of that Party. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate. For clarity, any such equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement or applicable Law.

ARTICLE 10

MISCELLANEOUS

10.1 Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the substantive Laws of the State of New York, without reference to conflicts of laws principles. Notwithstanding the above, any dispute regarding validity or enforceability of any Patent shall be governed by the patent laws of the jurisdiction in which such Patent was issued solely for the purpose of resolution of the dispute as to validity and enforceability.

10.2 Assignment. This Agreement shall not be assignable or otherwise transferred, in whole or in part, by either Party to any Third Party without the written consent of the other Party. Notwithstanding the foregoing, (i) CPC may assign this Agreement, without the written consent of Maxygen, to (a) an entity that acquires all or substantially all of the assets and business of CPC to which this Agreement relates in connection with a CPC Change of Control, or (b) if Astellas has exercised the Buy-Out Option, to an Affiliate of CPC or Astellas, in each case provided that the assignee promptly agrees in writing to be bound by the terms and conditions of this Agreement (including the licenses to Maxygen hereunder with respect to the Contributor Technology, if any, acquired by such entity); and (ii) Maxygen may assign this Agreement, without the written consent of CPC, to an entity that acquires (x) all or substantially all of the business or assets (which shall in each case shall include the Licensed Technology) of Maxygen to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), or (y) all or substantially all of the Enabling Technology, in each case provided that the assignee promptly agrees in writing to be bound by the terms and conditions of this Agreement (including the licenses to CPC hereunder with respect to the Licensed Technology, if any, acquired by such entity). No assignment or transfer of this Agreement shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties. Except as expressly provided in this Section 10.2, any attempted assignment or transfer of this Agreement shall be null and void.

10.3 Limitation on Liability. EXCEPT FOR BREACH OF ARTICLE 5, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS OR INTERRUPTION OF BUSINESS, OR FOR ANY OTHER INDIRECT, SPECIAL,

INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. IN NO CASE SHALL EITHER PARTY BE LIABLE FOR ANY REPRESENTATION OR WARRANTY MADE BY THE OTHER PARTY TO ANY THIRD PARTY. NOTHING IN THIS SECTION 10.3 IS INTENDED TO LIMIT EITHER PARTY’S OBLIGATIONS UNDER ARTICLE 7 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY.

10.4 Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in English language, in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given if delivered in person, transmitted by as a PDF attachment to an email (with response email confirming receipt) or by express courier service (signature required) or five (5) Business Days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) Business Days after such mailing, to the Party to which it is directed at its address or email address shown below or such other address or email address as such Party will have last given by notice to the other Party.

If to Maxygen,

addressed to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: Chief Business Officer
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

with a copy to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: General Counsel
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

and a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
USA
Attention: David W. Stevens
Telephone: (650) 493-9300

If to CPC, addressed to:	CPC c/o Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: Chief Business Officer
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

with a copy to:	Maxygen, Inc.
515 Galveston Drive
Redwood City, California 94063
USA
Attention: General Counsel
Telephone: (650) 298-5300
Email address: corporatesecretary@maxygen.com

and a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304-1050
USA
Attention: David W. Stevens
Telephone: (650) 493-9300

10.5 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

10.6 Severability. If any provision hereof is held invalid, illegal or unenforceable by any arbitrator or court of competent jurisdiction from which no appeal can be or is taken, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such tribunal or jurisdiction, as the case may be, and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other tribunal or jurisdiction.

10.7 Entire Agreement/Modification. This Agreement, including its Exhibits, and the Transaction Agreements (as defined in the Master Joint Venture Agreement by and between Maxygen, CPC and Astellas of even date herewith (the “Master Joint Venture Agreement”) set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings between the Parties with respect to such subject matter. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each of the Parties.

10.8 Relationship of the Parties. The Parties agree that the relationship of CPC and Maxygen established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency, joint venture, partnership or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

10.9 Force Majeure. Except with respect to payment of money, neither Party shall be liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfillment or the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from fire, earthquake, tornado, embargo, prohibition or intervention, riot, civil commotion, war, act of war (whether war be declared or not), insurrection, terrorist act, strike, flood, governmental act or restriction (beyond the reasonably control of the respective Party), act of God, or other cause that is beyond the reasonable control and not caused by the negligence or misconduct of the affected Party. The

Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

10.10 Third Party Beneficiaries. Except for the rights to indemnification provided for a Party’s indemnitees pursuant to Article 7, all rights, benefits and remedies under this Agreement are solely intended for the benefit of CPC and Maxygen, and except for such rights to indemnification expressly provided pursuant to Article 7, no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement (ii) seek a benefit or remedy for any breach of this Agreement, or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

10.11 Advice of Counsel. Maxygen and CPC each acknowledge that this Agreement is the result of informed negotiation as part of a larger transaction between sophisticated parties, and each expressly agree that any rule of contract construction which might otherwise apply to cause ambiguities to be resolved against the drafting Party shall not apply to this Agreement, nor to any exhibits or attachments to this Agreement.

10.12 Other Obligations. Except as expressly provided in this Agreement or as separately agreed upon in writing between Maxygen and CPC, each Party shall bear its own costs incurred in connection with the implementation of the obligations under this Agreement.

10.13 Further Assurances. At any time or from time-to-time on and after the Effective Date, a Party shall at the request of the other Party (i) deliver to the requesting Party such records, data or other documents as may be reasonably necessary to give effect to the provisions of this Agreement, (ii) execute, and deliver or cause to be delivered, all such consents, documents or further instruments of assignment, transfer or license as may be reasonably necessary to give effect to the provisions of this Agreement, and (iii) take or cause to be taken all such actions, as the requesting Party may reasonably deem necessary or desirable in order for the requesting Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

10.14 Governmental Matters.

10.14.1 Governmental Filings. Subject to Section 5.3, to the extent, if any, that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any governmental authority, including without limitation the SEC and the Competition Directorate of the Commission of the European Communities, in accordance with applicable Laws and regulations, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonable required in connection therewith, at the expense of the requesting Party. The Parties shall promptly notify each other as to the activities or inquires of any such governmental authority relating to this Agreement, and shall cooperate, to respond to any request for further information therefrom at the expense of the requesting Party.

10.14.2 License Registrations. CPC may, at its expense, register the licenses granted under this Agreement in any country of, or community or association of countries in, the Territory. Maxygen shall reasonably cooperate in such registration at CPC’s expense. Upon request by CPC, Maxygen agrees promptly to execute any “short form” licenses developed in a form reasonably acceptable to both Maxygen and CPC and reasonably submitted to it by CPC from time to time in order to effect the foregoing registration in such country. No such “short form” license shall be deemed to amend or be used to interpret this Agreement. If there is any conflict between such a license or other recordation document and this Agreement, this Agreement shall control.

10.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together, shall constitute one and the same instrument.

10.16 Licenses of “Intellectual Property”. The Parties agree that the licenses granted hereunder are rights in “intellectual property” within the scope of Section 101 (or its successors) of the United States Bankruptcy Code and for other similar laws. In addition, each Party, as a licensee of intellectual property rights hereunder, shall have and may fully exercise all rights available to a licensee under the United States Bankruptcy Code, including, without limitation, under Section 365(n) or its successors.

[The remainder of this page intentionally left blank intentionally; the signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

MAXYGEN, INC.	CPC

By:	By:

Name:	Name:

Title:	Title:

EXHIBITS

Exhibit 1.10.2	CMVP Materials
Exhibit 1.10.3	CMVP Patents
Exhibit 1.16.2	Enabling Materials
Exhibit 1.16.3	Enabling Patents
Exhibit 1.18	Excluded Technology
Exhibit 1.19	Exclusively Out-Licensed Protein
Exhibit 1.29	MaxyBody
Exhibit 1.39.2	RR Materials
Exhibit 1.39.3	RR Patents
Exhibit 1.40	Software
Exhibit 1.46	Third Party Agreements
Exhibit 2.1.1	Prior Maxygen Licenses
Exhibit 2.1.5	Third Party Software
Exhibit 2.3.3	U.S. Government Rights
Exhibit 2.4.4	Third Party Rights
Exhibit 2.5.1	Payment Obligations
Exhibit 6.2.5	Claims
Exhibit 6.2.6	Suits

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

[Signature page to Technology License Agreement]

Annex E

CPC

INVESTORS’ RIGHTS AGREEMENT

[                    ], 2009

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

E-i

CPC

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (this “Agreement”) is dated as of [                    ], 2009, and is between CPC, a Delaware limited liability company (the “Company”), and the persons and entities listed on Exhibit A (each, an “Investor” and collectively, the “Investors”). Astellas Pharma Inc. (“Astellas”), for purposes of Sections 5.1(h) and 5.1(i) only, and Astellas US Holding, Inc. (“Astellas US”), for the purposes of Section 5.1(g) only, shall also be parties herein. All capitalized terms used and not defined herein shall have such meanings as set forth in the Master Joint Venture Agreement by and between Maxygen, Inc. (“Maxygen”), Astellas, and Astellas Bio Inc. (“Bio”) dated as of June 30, 2009 (the “Joint Venture Agreement”).

RECITALS

The Investors and the Company are parties to the Series A and Series B Preferred Unit Purchase Agreement of even date herewith (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series A Preferred Units and Series B Preferred Units to the Investors that the Investors and the Company execute and deliver this Agreement.

The parties therefore agree as follows:

SECTION 1 DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Buy-Out Option” shall have the meaning set forth in Section 5.1(a).

(b) “Buy-Out Units” shall have the meaning set forth in Section 5.1(a).

(c) “Certificate” shall mean the Company’s Certificate of formation as filed [                    ], 2009 and as amended from time to time.

(d) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(e) “Common Units” shall mean the common units of the Company.

(f) “Company Indemnified Party” shall have the meaning set forth in Section 2.6(b).

(g) “Company Securities” shall mean Units or Registrable Securities.

(h) “Company” shall mean CPC, provided that following the Entity Conversion, “Company” shall mean the Conversion Entity.

(i) “Contributed Assets” shall have the meaning set forth in Section 2.1 of the Asset Contribution Agreement.

(j) “Conversion Entity” shall mean the corporation resulting from the Entity Conversion.

(k) “Conversion Stock” shall mean the Common Stock of the Conversion Entity issued in exchange for the membership interests of CPC upon the Entity Conversion.

(l) “Conversion Units” shall mean the Common Units issued upon conversion of the Preferred Units.

(m) “DGCL” shall mean the General Corporation Law of the State of Delaware.

(n) “DLLCA” shall mean the Limited Liability Company Act of the State of Delaware.

(o) “Entity Conversion” shall mean the conversion of CPC from a limited liability company to a corporation pursuant to Section 9.04 of the LLC Agreement.

(p) “Equity Plan” shall mean the Company’s 2009 Equity Incentive Plan.

(q) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(r) “Exercise Price” shall have the meaning set forth in Section 5.1(a).

(s) “Governmental Entity” shall mean any U.S. federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

(t) “Holder Indemnified Party” shall have the meaning set forth in Section 2.6(a).

(u) “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(v) “Indemnified Party” shall have the meaning set forth in Section 2.6(c).

(w) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c).

(x) “Initial Public Offering” shall mean the closing of the Conversion Entity’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(y) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold a majority of the outstanding Registrable Securities.

(z) “Investors” shall have the meaning set forth in the Preamble.

(aa) “Loan Agreement” shall have the meaning set forth in Section 5.1(g).

(bb) “Loan Conditions” shall have the meaning set forth in Section 5.1(g).

(cc) “Loan Option” shall have the meaning set forth in Section 5.1(g).

(dd) “Maximum Loan Amount” shall have the meaning set forth in the Loan Agreement.

(ee) “New Securities” shall have the meaning set forth in Section 4.1(a).

(ff) “Option Closing” shall have the meaning set forth in Section 5.1(d).

(gg) “Option Expiration Date” shall have the meaning set forth in Section 5.1(a).

(hh) “Option Notice” shall have the meaning set forth in Section 5.1(a).

(ii) “Other Products Option” shall mean the Option defined in the Other Products Collaboration Agreement.

(jj) “Preferred Unit” shall mean the Series A Preferred Units and Series B Preferred Units of the Company.

(kk) “Purchase Agreement” shall have the meaning set forth in the Recitals.

(ll) “Qualified Public Offering” shall mean a firm commitment underwritten initial public offering by the Company pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of the Common Units, provided that the pre-offering valuation of the Company is at least $200,000,000 and the aggregate gross proceeds to the Company are more than $50,000,000.

(mm) “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Units upon the Entity Conversion and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any securities described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(nn) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(oo) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, which shall be paid in any event by the Company, including, without limitation, all registration and qualification fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company.

(pp) “Related Entity” means, with respect to any party hereto, (i) any corporation, trust, limited liability company, association or other entity in which such party holds an 80% or greater equity interest, (ii) any parent corporation, trust, limited liability company or association, or other parent entity, of such party or (iii) any liquidating trust or similar entity established for the benefit of such party’s equityholders.

(qq) “Restricted Securities” shall mean any Registrable Securities required to bear the first paragraph of the legend described in Section 2.8(c).

(rr) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(ss) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(tt) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(uu) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(vv) “Securityholder” shall mean a holder of Units or Registrable Securities.

(ww) “Selling Expenses” shall mean all underwriting discounts, filing fees, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder.

(xx) “Series A Preferred Units” shall mean the Series A Preferred Units issued pursuant to the Purchase Agreement.

(yy) “Series B Preferred Units” shall mean the Series B Preferred Units issued pursuant to the Purchase Agreement.

(zz) “Units” shall mean the Series A Preferred Units and Series B Preferred Units.

(aaa) “Transfer” shall have such meaning as set forth in Section 1.1 of the Co-Sale Agreement dated [                    ], 2009 by and among the Company and the Investors.

(bbb) “Withdrawn Registration” shall mean a forfeited demand or S-3 registration under Section 2.1 or Section 2.3, respectively, in accordance with the terms and conditions of Section 2.4.

SECTION 2 REGISTRATION RIGHTS

2.1 Requested Registration.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of Registrable Securities to be disposed of and the intended methods of disposition of such securities by such Initiating Holders), the Company will:

(i) within ten (10) days give written notice of the proposed registration to all other Holders, who shall then have the right to request inclusion in such registration of all or a part of their Registrable Securities; and

(ii) as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) Prior to the earlier of (A) the later to occur of the Entity Conversion and three (3) year anniversary of the date of this Agreement or (B) six (6) months following the Company’s Initial Public Offering;

(ii) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iii) After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations);

(iv) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;

(v) If the Initiating Holders propose to dispose of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 2.3;

(vi) If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company); or

(vii) If the Company and the Initiating Holders are unable to obtain the commitment of the underwriter described in clause (b)(iv) above to firmly underwrite the offer.

(c) Deferral. If (i) in the good faith judgment of the board of directors of the Company, the filing of a registration statement covering the Registrable Securities would be detrimental to the Company and the board of directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the board of directors of the Company, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(iv) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any twelve-month period.

(d) Other Securities. The registration statement filed pursuant to the request of the Initiating Holders may include securities of the Company being sold for the account of the Company.

(e) Underwriting. The right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority in interest of the Initiating Holders.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of Registrable Securities to be underwritten, the number of Registrable Securities that may be so included shall be allocated among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities that each such Holder has requested be included in such registration statement. In no event shall the number of Registrable Securities underwritten in such registration be limited unless and until all Registrable Securities held by persons other than Holders, including the Company, are completely excluded from such offering.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If Registrable Securities are so withdrawn from the registration and if the number of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of Registrable Securities so withdrawn, with such Registrable Securities to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2 Company Registration.

(a) Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of securities to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, and (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on their pro rata share of Registrable Securities to be included in the registration, assuming conversion. Notwithstanding the foregoing, no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below twenty-five percent (25%) of the total value of securities included in such registration, unless such offering is a Qualified Public Offering and such registration does not include securities of any other selling stockholders (excluding Registrable Securities registered for the account of the Company), in which event any or all of the Registrable Securities of the Holders may be excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If Registrable Securities are so withdrawn from the registration and if the number of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.2(b), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of Registrable Securities so withdrawn, with such Registrable Securities to be allocated among the persons requesting additional inclusion, in the manner set forth above.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3 Registration on Form S-3.

(a) Request for Form S-3 Registration. After its initial public offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this SECTION 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the

Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of such Registrable Securities (such request shall state the number of Registrable Securities to be disposed of and the intended methods of disposition of such Registrable Securities by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and 2.1(a)(ii).

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i) In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(ii) or 2.1(b)(iv); or

(ii) After the Company has initiated two (2) such registrations pursuant to this Section 2.3 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations).

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(d) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 in the event that the withdrawn registration was initiated pursuant to Section 2.1 or Section 2.3 in the event that the withdrawn registration was initiated pursuant to Section 2.3; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1 or Section 2.3, as the case may be, such registration shall not be treated as a counted registration for purposes of Section 2.1 or Section 2.3, as the case may be, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to this SECTION 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a) Keep such registration effective for a period ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c) Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f) If (i) a registration made pursuant to a registration statement filed under Rule 415 is required to be kept effective in accordance with this Agreement after the third anniversary of the initial effective date of the shelf registration statement and (ii) the registration rights of the applicable Holders have not terminated, file a new registration statement with respect to any unsold Registrable Securities subject to the original request for registration prior to the end of the three (3) year period after the initial effective date of the shelf registration statement, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement;

(g) Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and reasonably satisfactory to a majority in interest of the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(i) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(j) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(k) Notify each Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(l) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Registrable Securities, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this SECTION 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter (each, a “Holder Indemnified Party”), against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder Indemnified Party, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission that is based on and conforms with written information furnished to the Company and stated to be specifically for use in any registration statement by such Holder Indemnified Party; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder (each, a “Company Indemnified Party”), against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company Indemnified Party for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in such registration statement, prospectus, offering circular or other document is based on and conforms with written information provided by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Any Holder Indemnified Party or Company Indemnified Party entitled to indemnification under this Section 2.6 (each, an “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not materially prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6(d) to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this SECTION  2.

2.8 Restrictions on Transfer.

(a) The holder of each certificate representing Company Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Securityholder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of such Company Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Company Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, and:

(i) There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii) The Securityholder shall have given prior written notice to the Company of the Securityholder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, the Securityholder shall have furnished the Company with evidence reasonably satisfactory to the Company that such disposition will not require registration of such Company Securities under the Securities Act, including, if requested by the Company, an opinion of counsel reasonably satisfactory to the Company, whereupon the holder of such Company Securities shall be entitled to transfer such Company Securities in accordance with the terms of the notice delivered by the Securityholder to the Company. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(b) Notwithstanding the provisions of Section 2.8(a), no such registration statement or opinion of counsel shall be necessary for (i) a transfer not involving a change in beneficial ownership, (ii) transactions involving the distribution without consideration of Company Securities by any Securityholder to (x) a Related Entity of the Securityholder,or (y) any of the Securityholder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Securityholder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (iii) a transfer pursuant to the exercise of the Buy-Out Option; provided, in each case, that the Securityholder shall give written notice to the Company of the Securityholder’s intention to effect such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c) Each certificate representing Company Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the legend set forth in Section 3.8 of the Purchase Agreement. The Securityholders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Company Securities in order to implement the restrictions on transfer established in this Section 2.8.

(d) The first paragraph of the legend referring to federal and state securities laws set forth in Section 3.8 of the Purchase Agreement and the stock transfer instructions and record notations with respect to the Company Securities shall be removed and the Company shall issue a certificate without such paragraph to the Securityholder if (i) those securities are registered under the Securities Act, or (ii) the Holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a) Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of

Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10 Market Stand-Off Agreement. No Holder shall sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Registrable Securities (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the registration statement for the Company’s Initial Public Offering filed under the Securities Act (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(c) with respect to the Company Securities (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.

2.11 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this SECTION 2.

2.12 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Securityholder by the Company under this SECTION 2 may be transferred or assigned by a Securityholder only to a transferee or assignee of not less than 5,000,000 Company Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided that (i) such transfer or assignment of Company Securities is effected in accordance with the terms of Section 2.8, the Co-Sale Agreement and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Securityholder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13 Limitations on Subsequent Registration Rights. The Company shall not, without the prior written consent of each Investor who holds not less than 5,000,000 Company Securities, or in the event that no Investor holds at least 5,000,000 Company Securities, Securityholders holding a majority of the Company Securities, (i) prior to the Option Expiration Date, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Securityholders hereunder or (ii) on or after the Option Expiration Date (as defined below), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are senior to the registration rights granted to the Securityholders hereunder (however, for the avoidance of doubt, on or following the Option Expiration Date, the Company may give any such holder or prospective holder registration rights which are pari passu with the registration rights granted to the Securityholders hereunder without being required to obtain the prior consent of any Investor pursuant to this Section 2.13, including by making any such holder or prospective holder a party to this Agreement in accordance with Section 6.1).

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period, and (ii) three (3) years after the closing of the Company’s Initial Public Offering.

SECTION 3 COVENANTS OF THE COMPANY

The Company hereby covenants and agrees, as follows:

3.1 Basic Financial Information and Inspection Rights.

(a) Basic Financial Information. The Company will furnish the following reports to each Securityholder who owns at least 5,000,000 Company Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); provided, however, that no Securityholder shall by reason of this Section 3.1 have access to any trade secrets or classified information of the Company:

(i) As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, accompanied by an unqualified report of independent certified public accountants regarding such balance sheet and statements selected by the Company, provided, however, that in lieu of the balance sheet and statements of income and cash flows and a report of independent certified public accountants required to be furnished under this Section 3.1(a)(i), the Company may furnish the audited consolidated financial statements and accompanying report of independent certified public accountants of Maxygen, which audited consolidated financial statements and report of independent certified public accountants shall include or cover, as the case may be, the financial results of the Company.

(ii) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments, and certified by the Chief Financial Officer of the Company.

(iii) As soon as practicable after the end of each calendar month, and in any event within thirty (30) days after the end of each calendar month, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such monthly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments, and certified by the Chief Financial Officer of the Company.

(iv) At least thirty (30) days prior to the beginning of each fiscal year an annual business plan, including a budget, for such fiscal year.

(b) Inspection Rights. The Company will afford to each Investor and such Investor’s accountants and counsel, reasonable access during normal business hours to all of the Company’s respective properties, books and records to the extent permitted by applicable law. Each Investor shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose details of contracts with, work performed for, or trade secrets of specific customers and other business partners where to do so would violate confidentiality obligations to those parties; provided that the Company will use its commercially reasonable efforts to provide exceptions in all confidentiality agreements to permit such disclosure to the Investors subject to the Investors entering into such reasonable confidentiality and non-use agreements with respect to such information as the Company or such other parties may request. Such Investors may exercise their rights under this Section 3.1(b) only for purposes reasonably related to their interests under this Agreement and other Transaction Agreements. The rights granted pursuant to this Section 3.1(b) may not be assigned or otherwise conveyed by such Investors or by any subsequent transferee of any such rights without the prior written consent of the Company.

3.2 Confidentiality. Any information disclosed pursuant to this SECTION 3 shall be Confidential Information and subject to the requirements of Section 8.7 of the Joint Venture Agreement. Notwithstanding the foregoing, no Investor shall by reason of any Transaction Agreement (including, without limitation, this Agreement) have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights contained in any Transaction Agreement (including, without limitation, this Agreement) in respect of any Investor whom the Company reasonably determines to be a competitor or an officer, employee, director or holder of more than a ten percent (10%) ownership interest of a competitor of the Company. The Investors agree that, in the event that any person other than an Investor becomes party to this Agreement, the Investors will take all appropriate actions to require such person to confidentiality requirements substantially consistent with those set forth in this Section 3.2 and Section  8.7 of the Joint Venture Agreement.

3.3 Termination of Covenants. The covenants set forth in this SECTION 3 shall terminate and be of no further force and effect after the closing of the Company’s Initial Public Offering.

SECTION 4 RIGHT OF FIRST REFUSAL

4.1 Right of First Refusal to Investors. The Company hereby grants to each Investor during such time as such Investor owns at least 5,000,000 Company Securities and/or Conversion Units the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. An Investor’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of Common Units (or, following the Entity Conversion, Conversion Stock) owned by such Investor immediately prior to the issuance of New Securities (assuming full conversion of the Units and full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by said Investor) to (b) the total number of Common Units (or, following the Entity Conversion, Conversion Stock) outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Units and full conversion or exercise of all outstanding convertible securities, rights, options and warrants). For the avoidance of doubt, the right of first refusal provided for in this Section 4.1 shall survive and be unaffected by the occurrence of the Option Expiration Date.

(a) “New Securities” shall mean any security (including Common Units and/or Preferred Units) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such securities including any capital stock, or Units and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include any security of the Company that is excluded from the definition of “Additional Common Units” in Section 4.03(d)(i) of the LLC Agreement (or, after the Entity Conversion, any Conversion Stock corresponding to the securities excluded from the definition of “Additional Common Units”) as well as any Common Units (including Profits Interest Units, as defined in the LLC Agreement) or Conversion Stock and options, warrants or other rights to purchase Common Units or Conversion Stock issued or issuable to officers, employees, directors, consultants, placement agents or other service providers of the Company (or any subsidiary) pursuant to grants, restricted unit purchase agreements, option plans, purchase plans, agreements or other employee stock incentive programs or similar arrangements approved by the Company’s board of managers to the extent not so excluded by Section 4.03(d)(i) of the LLC Agreement.

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Investor written notice of its intention, describing the type of New Securities, their price and the general terms upon which the Company proposes to issue the same. Each Investor shall have fifteen (15) days after any such notice is mailed or delivered (the “Election Period”) to agree to purchase such Holder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as Exhibit B, and stating therein the quantity of New Securities to be purchased.

(c) In the event the Investors fail to exercise fully the right of first refusal within the Election Period, the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Investors’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Investors delivered pursuant to Section 4.1(b). In the event the Company has not sold such New Securities within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Investors in the manner provided in this Section 4.1.

(d) The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to, the Company’s Initial Public Offering.

SECTION 5 COVENANTS OF THE INVESTORS

5.1 Buy-Out Option.

(a) Bio and Maxygen hereby agree and acknowledge that, on the terms and conditions set forth in this Section 5.1, Bio has the right to purchase all, but not part, of the Series A Units and Conversion Units (or, following the Entity Conversion, any Conversion Stock) held by Maxygen at any time prior to the Option Expiration Date (the “Buy-Out Units,” and the right to purchase such Buy-Out Units, the “Buy-Out Option”) and, upon exercise of such Buy-Out Option by Bio, Maxygen shall sell to Bio all such Buy-Out Units, notwithstanding any provision of this Agreement or any of the Transaction Agreements to the contrary. Such Buy-Out Option may be exercised by Bio, in its sole and absolute discretion at any time and from time to time, until [                    ], 2012 (the “Option Expiration Date”), by giving written notice to Maxygen, pursuant to the form attached hereto as Exhibit C (the “Option Notice”). The exercise price for the Buy-Out Units (the “Exercise Price”) is set forth on Schedule 5.1 hereof. The Option Notice shall specify the Exercise Price Bio shall pay to Maxygen, with the date that Bio exercises the Buy-Out Option being the relevant date for determining the Exercise Price to be paid in accordance with Schedule 5.1 hereto. Each of Bio and Maxygen covenants that it shall not Transfer any Units or Conversion Units held by Bio or Maxygen, as the case may be, at any time prior to the Option Expiration Date, except as in accordance with this Section 5.1 or in a Permitted Transfer. “Permitted Transfer” means any Transfer (either by operation of law or otherwise) made by either of Bio or Maxygen to (i) an entity that acquires all or substantially all of the business or assets of Bio or Maxygen, as the case may be, whether by merger, reorganization, acquisition, asset sale or otherwise, or (ii) a Related Entity of Bio or Maxygen, as the case may be, in each case subject to the agreement in writing of such transferee to be subject to the terms and conditions of this Agreement (including this Section 5.1).

(b) Upon the delivery of the Option Notice by Bio to Maxygen on or before the Option Expiration Date, the Buy-Out Option shall be deemed exercised and the parties hereto agree to work in good faith and use their reasonable best efforts to consummate the Option Closing as quickly as possible. If the Option Closing does not occur within 90 days of the delivery of the Option Notice by Bio to Maxygen, then the Buy-Out Option shall be forfeited and may not be exercised again; provided that the Buy-Out Option shall not be forfeited pursuant to the foregoing if (i) (A) Maxygen has failed to comply in any material respect with any of its obligations set forth in this paragraph (b) or paragraphs (c) or (d) below or in the agreement with respect to the sale and purchase of such Units referred to in paragraph (d) below respectively and (B) Bio has not failed to comply in any material respect with its obligations set forth in this paragraph (b) or in the agreement with respect to the sale and purchase of such Units referred to in paragraph (d) below or (ii) the Option Closing has not occurred within such period as a result of (A) the failure to obtain any consent, approval or authorization of any Governmental Entity required to consummate the Buy-Out Option or (B) any Governmental Entity having issued an Order or taken any other action enjoining, restraining or otherwise prohibiting the consummation of the Buy-Out Option.

(c) In the event that Bio informs Maxygen or the Company that the exercise of the Buy-Out Option requires the submission of a Hart-Scott-Rodino Act (the “HSR Act”) notification (or an antitrust notification in any other jurisdiction), as promptly as possible after the date of such notice but in any event no later than ten (10) days thereafter, each of Maxygen and Bio shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the purchase of all of Maxygen’s equity in the Company by Bio pursuant to the agreement defined in paragraph (d) below and shall submit an antitrust notification in any other jurisdiction as Bio and Maxygen reasonably believe is required with respect to Bio’s exercise of such option. Each of Maxygen and Bio shall furnish promptly to the FTC and the Antitrust Division any additional information requested by either of them pursuant to the HSR Act in connection with such filings. Each of Maxygen and Bio shall pay its own HSR Act filing fees or other filing fees, if any.

(d) The closing of the purchase of the Buy-Out Units pursuant to Bio’s exercise of the Buy-Out Option shall be effected through a purchase agreement containing terms and conditions which are mutually agreeable to Bio and Maxygen; provided, that notwithstanding the foregoing, (i) such agreement shall contain representations and warranties (which representations and warranties, other than those representations and warranties relating to title and authority, shall not survive closing) and covenants of Maxygen relating to the Buy-Out Units and other matters which are substantially similar to those which it is making in the Asset Contribution Agreement with respect to the Contributed Assets subject to such modifications as may be appropriate to reflect the circumstances at the time and the form and nature of the transaction, and (ii) the Exercise Price shall be that established pursuant to Section 5.1(a). Bio and Maxygen shall negotiate such purchase agreement in good faith. At the closing of the Buy-Out Option (the “Option Closing”), Maxygen shall deliver a certificate or certificates representing all of the Buy-Out Units, duly endorsed in blank, or accompanied by assignments separate from the certificate or certificates representing such Buy-Out Units and made out in blank, with signatures guaranteed, together with evidence reasonably satisfactory to Bio of the payment of all applicable transfer Taxes. Each of Bio and Maxygen covenants that at no time prior to the earlier to occur of the Option Closing or the Buy-Out Expiration Date will any Units or Conversion Units held by Bio or Maxygen, as the case may be, be Transferred (except, with respect to Maxygen, to Bio or its Affiliate pursuant to this Section 5.1, or with respect to Bio or Maxygen in a Permitted Transfer or subjected to any liens, claims or encumbrances (except for those created by the Transaction Agreements or under applicable law)). At the Option Closing, Bio shall pay Maxygen the Exercise Price by wire transfer of same day funds.

(e) The Investors acknowledge and agree that the purchase of Maxygen’s ownership interest in the Company pursuant to the Buy-Out Option shall be treated for federal and applicable state and local income or franchise Tax purposes as a transaction described in Situation 1 of Revenue Ruling 99-6, 1999-1 C.B. 432, pursuant to which: (i) the Company will terminate under Section 708(b)(1)(A) of the Code when Bio purchases Maxygen’s entire interest in the Company and any vested Profits Interest Units, (ii) Maxygen and the holders of vested Profits Interest Units will be treated as selling their entire interest in the Company in accordance with Section 741 of the Code, and (iii) the Company will be deemed to make a liquidating distribution of all of its assets to Bio, Maxygen and the holders of vested Profits Interest Units, following which Bio will be treated as acquiring the assets deemed distributed to Maxygen and the holders of vested Profits Interest Units, so that, pursuant to Section 1012 of the Code, Bio’s tax basis in the Company’s assets attributable to Maxygen’s interest in the Company shall be the purchase price for their interests in the Company as determined pursuant to Section 5.1 hereof.

(f) Concurrently with or immediately after the Option Closing, Bio shall purchase for cash all vested Profits Interest Units held by the Company’s then-current and former Service Providers (as defined in the Equity Plan) and shall make adequate provisions for, and upon the subsequent vesting of, purchase, any unvested Profits Interest Units, in each case pursuant to the Equity Plan.

(g) The Company and Bio hereby agree and acknowledge that if, at the Option Expiration Date, (i) the Buy-Out Option has not been exercised, (ii) the Company does not have in cash and cash equivalents less debt an amount greater than Twenty Million U.S. Dollars ($20,000,000), (iii) Astellas retains its license rights to products from the 4 Program under the Astellas Agreement (as such terms are defined in Article 1 of the Asset Contribution Agreement), and (iv) Bio has not exercised the Other Products Option (clauses (i) through (iv) collectively referred to as the “Loan Conditions”), the Company shall have the right (the “Loan Option”) to obtain from Astellas US or its assignee revolving loans up to the Maximum Loan Amount, upon the same terms and conditions set forth in the form of loan agreement attached as Exhibit D hereto (the “Loan Agreement”). The Company shall exercise the Loan Option by providing written notice to Astellas US or its assignee, such notice to be delivered no later than the later of (a) thirty (30) days of the Option Expiration Date, or (b) if the Buy-Out Option has been exercised but the Option Closing has not occurred, the 120th day after the delivery of the Option Notice by Bio to Maxygen (the “Loan Exercise Period”), along with a copy of the Loan Agreement executed by the Company. In the event the Loan Option has not been exercised within the Loan Exercise Period, neither Bio, Astellas US nor their respective assignees shall have an obligation to make any loans to the Company pursuant to this subparagraph. Following the valid exercise of the Loan Option, Astellas US shall promptly execute and deliver the Loan Agreement to the Company and its failure to so execute and deliver the Loan Agreement shall not relieve Astellas US of its obligations hereunder.

(h) Bio and Maxygen hereby agree and acknowledge that Bio’s rights under this Section 5.1 may be assigned to an Affiliate of Bio at any time prior to the Option Expiration Date. For the avoidance of doubt, Bio and Astellas shall remain fully and directly responsible for any and all of Bio’s obligations under this Section 5.1 regardless of whether Bio has assigned any or all of its rights to any of its Affiliates.

(i) If the Company effects the Entity Conversion, Bio and Astellas agree to promptly reimburse the Company (or its successor corporation) for costs and expenses (including reasonable attorneys’ fees) incurred by the Company to effect the Entity Conversion.

SECTION 6 MISCELLANEOUS

6.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and each Investor; provided, however, that Securityholders purchasing equity securities (including any securities convertible into or exercisable for any equity securities) of the Company on or after the Option Expiration Date may become parties to this Agreement by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Securityholder. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Securityholder and each future holder of all such securities of Securityholder. Each Securityholder acknowledges that by the operation of this paragraph, the Investors will have the right and power to diminish or eliminate all rights of such Securityholder under this Agreement.

6.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(a) if to Maxygen, Inc., to the address or electronic mail address of Maxygen, Inc. set forth in Exhibit A, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, Attention: David J. Segre and Tony Jeffries;

(b) if to Bio to the address or electronic mail address of Bio set forth in Exhibit A, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104, Attention: Michael Braun;

(c) if to any Investor or Securityholder not provided for in paragraphs (a) or (b), above, to such address or electronic mail address as shown in the Company’s records, or, until any such Investor or Securityholder so furnishes an address to the Company, then to the address of the last holder of such equity for which the Company has contact information in its records; or

(d) if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 515 Galveston Drive, Redwood City, CA 94063, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, Attention: David J. Segre and Tony Jeffries.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, two (2) Business Days after deposit with the courier), (ii) if sent via registered or certified mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next Business Day in either case confirmed in writing.

Each Investor and Securityholder consents to the delivery of any notice to members given by the Company under the Delaware Limited Liability Company Act or the Certificate or the LLC Agreement by (i) electronic mail to the electronic mail address set forth above (or to any other electronic mail address for the Investor or Securityholder in the Company’s records), (ii) posting on an electronic network together with separate notice to the Investor or Securityholder of such specific posting or (iii) any other form of electronic transmission (as defined in §18-302 of the Delaware Limited Liability Company Act) directed to the Investor or Securityholder. This consent may be revoked by an Investor or Securityholder by written notice to the Company and may be deemed revoked in the circumstances specified in the LLC Agreement.

6.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law that would result in the law of a jurisdiction other than the State of Delaware governing.

6.4 Successors and Assigns. Except as provided in this Section 6.4, this Agreement shall not be assignable or otherwise transferred, in whole or in part, by the Company or any Investor to any Third Party without the written consent of the other parties hereto, provided that this Agreement may without requiring the consent of the other parties be assigned, transferred, delegated or sublicensed in connection with the transfer of Units to (a) an entity that acquires all or substantially all of the business or assets of such party, whether by merger, reorganization, acquisition, asset sale or otherwise, or (b) any Related Entity of such party, in each case subject to the agreement in writing of such transferee to be subject to the terms and conditions of this Agreement and, prior to the Option Expiration Date, the Voting Agreement, the Co-Sale Agreement and the LLC Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the parties. Except as expressly provided in this Section 6.4, any attempted assignment or transfer of this Agreement shall be null and void.

6.5 [Reserved].

6.6 Entire Agreement. This Agreement and the exhibits hereto and the Transaction Agreements constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

6.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

6.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

6.10 Counterparts. This Agreement may be executed and delivered by PDF signature and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.11 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, any court in the State of Delaware having subject matter jurisdiction (or in the event of exclusive federal jurisdiction, the courts of the District of Delaware).

6.12 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.13 Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.14 Termination upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then existing obligations) shall terminate upon (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any security acquisition, reorganization, merger or consolidation but excluding any bona fide sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of equity in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (b) a sale, lease, exclusive license or other conveyance of all or substantially all of the assets of the Company; or (c) the consummation of the transaction resulting from the exercise of the Buy-Out Option.

6.15 Conflict. In the event of any conflict between the terms of this Agreement and the LLC Agreement, the terms of the LLC Agreement, as the case may be, will control. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

6.16 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.17 Aggregation of Company Securities. All securities held or acquired by affiliated entities or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement. For the avoidance of doubt, none of the Company, Maxygen or Bio shall be considered to be “affiliated entities” of one another for the purposes of this Agreement.

6.18 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

(signature page follows)

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

CPC
a Delaware limited liability company

By:
Name:
Title:

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

Astellas Bio Inc.

By:
Name:
Title:

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

Maxygen, Inc.

By:
Name:
Title:

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

Astellas Pharma Inc.
(Solely for the purposes of Sections 5.1(h) and 5.1(i))

By:
Name:
Title:

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

The parties are signing this Investors’ Rights Agreement as of the date stated in the introductory clause.

Astellas US Holding, Inc.
(Solely for the purposes of Section 5.1(g))

By:
Name:
Title:

[SIGNATURE PAGE TO THE INVESTORS’ RIGHTS AGREEMENT]

EXHIBIT A

INVESTORS

Astellas Bio Inc.

Three Parkway

North Deerfield, IL 60015-2458

Email: masaki.doi@jp.astellas.com and kazunori.okimura@jp.astellas.com

Maxygen, Inc.

515 Galveston Drive

Redwood City, CA 94063

Email: corporatesecretary@maxygen.com

EXHIBIT B

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Investors’ Rights Agreement dated as of [            ], 2009 (the “Agreement”):

Waiver of 15 days’ notice period in which to exercise right of first refusal: (please check only one)

(    ) WAIVE in full, on behalf of all Holders, the 15-day notice period provided to exercise my right of first refusal granted under the Agreement.

(    ) DO NOT WAIVE the notice period described above.

Issuance and Sale of New Securities: (please check only one):

(    ) WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

(    ) ELECT TO PARTICIPATE in $            (please provide amount) in New Securities proposed to be issued by             , a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $             in New Securities being offered in the financing.

(    ) ELECT TO PARTICIPATE in $             in New Securities proposed to be issued by             , a Delaware corporation, representing my FULL pro rata portion of the aggregate of $            in New Securities being offered in the financing.

(    ) ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $             in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $             (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Investors do not exercise their full rights of first refusal with respect to the $             in New Securities being offered in the financing.

Date:
(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. The company will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.

EXHIBIT C

FORM OF OPTION NOTICE

[Date]

By Overnight Delivery

Maxygen, Inc.

515 Galveston Drive

Redwood City, CA 94063

Attention: Chief Executive Officer

Re:	Notice of Exercise of Buy-Out Option

Dear Sir or Madam:

Reference is made to the Investors’ Rights Agreement dated as of [            ], 2009 (the “Investors’ Rights Agreement”) by and among Maxygen, Inc. (“Maxygen”), CPC (the “Company”) and Astellas Bio Inc. (“Bio”). Capitalized terms used herein, unless otherwise defined herein, shall have the respective meanings assigned to them in the Investors’ Rights Agreement.

This letter serves as the written notice of Bio under Section 5.1(a) of the Investors’ Rights Agreement of Bio’s election to purchase the Buy-Out Units at the Exercise Price of $[            ], as determined in accordance with Schedule 5.1 of the Investors’ Rights Agreement. We look forward to working with you to expeditiously close the purchase of the Buy-Out Units in accordance with Section 5.1(b) of the Investors’ Rights Agreement.

Very Truly Yours,

Astellas Bio Inc.

By:
Name:
Title:

EXHIBIT D

LOAN AGREEMENT

[Intentionally omitted]

The registrant agrees to furnish to the Securities and Exchange Commission upon request a copy of any omitted schedule or exhibit.

SCHEDULE 5.1

OPTION EXERCISE PRICE

	Option Notice dated on or before September 30th	Option Notice dated on or before December 31st	Option Notice dated on or before March 31st	Option Notice dated on or before June 30th
Year 1	$53 million	$57 million	$61 million	$65 million
Year 2	$70 million	$76 million	$81 million	$88 million
Year 3	$95 million	$104 million	$113 million	$123 million

Annex F

LAZARD	LAZARD FRÉRES & CO. LLC
FOUR EMBARCADERO CENTER
SUITE 650
SAN FRANCISCO, CA 94111
PHONE 415-623-5000
FAX 415-425-5050
www.lazard.com

June 29, 2009

The Board of Directors

Maxygen, Inc.

515 Galveston Drive

Redwood City, CA 94063

Dear Members of the Board:

We understand that Maxygen, Inc., a Delaware corporation (the “Company”) proposes to form a joint venture with Astellas Pharma Inc. (“Astellas”) pursuant to which: (1) the Company will form Maxygen Private Company, a Delaware limited liability company (“MPC”) and contribute to MPC the Company’s Maxy 4 program (the “Maxy 4 Program”) and certain other programs (the Maxy 4 Program, together with such other programs, the “Business”) in exchange for 40,000,000 Series A Preferred Units of MPC; (2) the Company and Astellas will each invest $10 million in MPC in exchange for 10,000,000 Series A Preferred Units of MPC, in the case of the Company, and for 10,000,000 Series B Preferred Units of MPC, in the case of Astellas; (3) the Company will grant to Astellas a three-year option to acquire all of the equity interests of MPC held by the Company at specified exercise prices (each such price, the “Buy-Out Price”) over time (the “Buy-Out Option”); and (4) the Company, MPC and Astellas will enter into certain other licensing and collaboration arrangements, which will provide for, among other things, the funding of certain programs other than the Maxy 4 Program that will be contributed to MPC and certain licensing options that MPC will grant Astellas with respect to technology that MPC may develop in the future (each of these transactions and certain additional transactions contemplated thereby, the “Transactions”). In connection with the Transactions, the Company, Astellas and MPC will enter into the Master Joint Venture Agreement, the Asset Contribution Agreement, the Other Products Collaboration Agreement, the Technology License Agreement, the Class A and Class B Preferred Unit Purchase Agreement, the Limited Liability Company Agreement of MPC, the Investors’ Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement (collectively, the “Transaction Documents”). The 50,000,000 Series A Preferred Units to be received by the Company in the Transactions (which is subject to the Buy-Out Option) is referred to herein as the “Consideration.” The Business and the $10 million to be contributed to MPC by the Company are referred to herein as the “Contributions”. The Consideration will represent 66.7% of the equity interests in MPC on a fully diluted basis immediately following the Contributions. The terms and conditions of the Transactions are more fully set forth in the Transaction Documents.

You have requested our opinion of the date hereof as to the fairness, from a financial point of view, to the Company of the Consideration to be received by the Company in the Transactions in exchange for the Contributions to be made by the Company in the Transactions.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of drafts, dated June 24, 2009, of the Transaction Documents;

PARIS LONDON NEW YORK BOMBAY CAIRO CHICAGO FRANKFURT HAMBURG HONG KONG MADRID

MILAN NEW DELHI SAN FRANCISCO SEOUL SINGAPORE STOCKHOLM SYDNEY TOKYO WARSAW

LAZARD FRÈRES & CO. LLC

            The Board of Directors

            Maxygen, Inc.

            June 29, 2009

(ii)	Reviewed certain publicly available historical business and financial information relating to the Company;

(iii)	Reviewed various financial forecasts and other data provided to us by the Company relating to the Maxy 4 Program, which included four sets of forecasts, an unadjusted case, a “downside case” that was probability weighted by management at 40%, a “base case” that was probability weighted by management at 50% and an “upside case” that was probability weighted by management at 10%;

(iv)	Held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company and the Business.

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the Maxy 4 Program;

(vi)	Reviewed historical stock prices and trading volumes of the Company’s common stock (“Company Common Stock”); and

(vii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company or the Business, and we have not been furnished with such valuation or appraisal. With respect to the financial forecasts that we have reviewed, we have assumed, with the consent of the Company, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Maxy 4 Program. Based on direction from the management of the Company, and with your consent, in rendering our opinion, we used a probability weighted blend of the downside case, base case and upside case financial forecasts prepared by management of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. Based on direction from the management of the Company, and with your consent, in rendering our opinion, we have assumed that substantially all of the value of the Business being contributed to MPC is attributable to the Maxy-4 Program and not to any other assets included in the Business. As you are aware, the form of the Transactions and the financial and operating characteristics of Maxy-4 Program cause its financial results to have limited comparability, for valuation purposes, to those of other companies and transactions and, accordingly, we have not performed a comparable companies analysis or comparable transactions analysis.

LAZARD FRÈRES & CO. LLC

            The Board of Directors

            Maxygen, Inc.

            June 29, 2009

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Transaction Documents, without any waiver or modification of any material terms or conditions. Representatives of the Company have advised us, and we have assumed, that the Transaction Documents, when executed, will conform to the drafts reviewed by us in all material respects. We also have assumed, with your consent, that obtaining the necessary regulatory or third party approvals and consents for the Transactions will not have an adverse effect on the Company or MPC. We further have assumed that the receipt of the Consideration by the Company will qualify for U.S. federal income tax purposes as a transaction within the meaning of Section 721 of the Internal Revenue code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transactions, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are opining only as to the fairness of the Consideration as of the date hereof, to the extent expressly specified herein, and we express no view or opinion as to any terms or other aspects of the Transactions. For the avoidance of doubt, we express no opinion with respect to the fairness of the Buy-Out Option or the Buy-Out Price at the time the Buy-Out Option is exercised, if it is exercised. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC is acting as financial advisor to the Company in connection with the Transactions and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. As you know, we have provided investment banking services to Astellas, including in connection with its offer for CV Therapeutics, Inc. earlier this year, for which we have received compensation and we have also provided investment banking services to the Company for which we have received compensation. In addition, in the ordinary course of their respective businesses, Lazard Frères & Co. LLC and LFCM Holdings LLC ( an entity indirectly owned in large part by managing directors of Lazard Frères & Co. LLC) and our respective affiliates may actively trade securities of the Company and/or the securities of Astellas for their own accounts and for the accounts of their customers and, accordingly, may at the time of rendering this option or any other time hold a long or short position in such securities. The issuance of this opinion was approved by the Opinion Committee of Lazard Frères & Co. LLC.

LAZARD FRÈRES & CO. LLC

            The Board of Directors

            Maxygen, Inc.

            June 29, 2009

Our opinion does not address the relative merits of the Transactions as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transactions.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company and our opinion is rendered to the Board of Directors of the Company in connection with its evaluation of the Transactions. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transactions or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the Company in the Transactions in exchange for the Contributions is fair, from a financial point of view, to the Company.

Very truly yours, LAZARD FRERES & CO. LLC

By:	/S/ DAVID LOW
David Low Managing Director

maxygen

&lt;STOCK#&gt; NNNNNNNNNNNN 0 2 2 8 2 0 1 NNNNNNNNN NNNNNNN MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 123456 C0123456789 12345 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 NNNNNNNNNNNNNNN C123456789 C 1234567890 J N T Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0130XE 1 U PX + Annual Meeting Proxy Card . C Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. + A Proposals The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 1, 3, 4 and 5. For Against Abstain 3. To ratify the selection of Ernst & Young LLP as the independent registered accounting firm of Maxygen for the fiscal year ending December 31, 2009. 5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. 01 Russell J. Howard 02 Louis G. Lange 03 Kenneth B. Lee, Jr. 2. Election of Directors: For Withhold Change of Address Please print your new address below. Comments Please print your comments below. B Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. For Against Abstain 1. To approve: (i) the formation by Maxygen of a joint venture with Astellas Pharma Inc. and Astellas Bio Inc. to be known as Perseid Therapeutics LLC, involving the contribution of substantially all of our protein pharmaceutical assets, including our MAXY-4 Program to Perseid (ii) the grant to Astellas of a three-year option to acquire all of the equity securities of Perseid held by Maxygen at specified prices over time, and (iii) the sale of all of our equity securities of Perseid in the event that Astellas exercises this option, which may constitute the sale of substantially all of our assets under Delaware law. 04 Ernest Mario 05 Gordon Ringold 06 Isaac Stein 07 James R. Sulat For Withhold 4. To adjourn the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of these proposals. _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE._ Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 17, 2009. Vote by Internet Log on to the Internet and go to www.investorvote.com/maxy Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

maxygen

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF MAXYGEN, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 17, 2009 The undersigned hereby appoints Lawrence W. Briscoe and John Borkholder, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Maxygen, Inc. (the “Company”) to be held at 8:30 a.m. local time on Thursday, September 17, 2009, at the offices of Maxygen, Inc., 301 Galveston Drive, Redwood City, California 94063, and at any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters stated on the reverse side. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SEVEN NOMINEES AND FOR ALL OTHER PROPOSALS. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended. The foregoing items of business are more fully described in the Proxy Statement accompanying this Proxy. Only stockholders of record at the close of business on July 29, 2009 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. YOU MAY ALSO VOTE VIA THE TELEPHONE OR OVER THE INTERNET, AS DESCRIBED ON THE REVERSE SIDE. . Proxy — Maxygen, Inc. _IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.